As filed with the Securities and Exchange Commission on November 10, 2005

Registration No. 333-128454

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

THE HAIN CELESTIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2099	22-3240619
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

58 South Service Road

Melville, NY 11747

(631) 730-2200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Irwin D. Simon

Chairman of the Board,

President and Chief Executive Officer

58 South Service Road

Melville, NY 11747

(631) 730-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Geoffrey E. Liebmann, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 (212) 701-3000	Susan Cooper Philpot, Esq. Todd A. Hamblet, Esq. Cooley Godward LLP One Maritime Plaza, 20th Floor San Francisco, CA 94111 (415) 693-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

5341 Old Redwood Highway, Suite 400

Petaluma, California 94954

To the Shareholders of Spectrum Organic Products, Inc.:

You are cordially invited to attend a special meeting of Spectrum Organic Products, Inc. shareholders, to be held on December 15, 2005 at 9:00 a.m., local time, at the principal executive offices of Spectrum located at 5341 Old Redwood Highway, Suite 400, Petaluma, California 94954.

At the special meeting you will be asked to consider and vote upon a proposal to approve the principal terms of a merger agreement among Spectrum, The Hain Celestial Group, Inc. and Spectrum Organic Products, LLC, a wholly owned subsidiary of Hain. If the principal terms of the merger are approved by the shareholders of Spectrum and the other conditions to the transaction are satisfied or waived, Spectrum will merge with and into Spectrum Organic Products, LLC and each outstanding share of Spectrum common stock will be converted into the right to receive a combination of cash in the amount of $0.355, less the fully-diluted per share portion of any Excess Company Expenses (as defined herein), and shares of Hain common stock (valued as described herein) worth $0.355, with cash in lieu of any fractional shares of Hain common stock. Hain common stock is quoted on The Nasdaq National Market under the symbol “HAIN,” and closed at $20.59 per share on November 4, 2005.

You may vote at the special meeting if you owned shares of Spectrum common stock as of the close of business on November 4, 2005, the record date for the special meeting.

After careful consideration, Spectrum’s board of directors has determined that the proposed transaction with Hain is in the best interest of Spectrum shareholders and that the merger agreement and the merger are advisable and fair to Spectrum and its shareholders. Therefore, Spectrum’s board of directors recommends that Spectrum shareholders vote “FOR” approval of the principal terms of the merger.

The proxy statement/prospectus attached to this letter provides you with detailed information about Hain, Spectrum and the proposed merger. In addition, you may obtain other information about Hain and Spectrum from documents filed with the Securities and Exchange Commission. We encourage you to read the entire proxy statement/prospectus carefully. In particular, you should carefully consider the discussion in the section entitled “ Risk Factors,” beginning on page 13.

Your vote is very important. The merger cannot be completed unless shareholders holding a majority of the outstanding shares of Spectrum common stock approve the principal terms of the merger. Whether or not you plan to attend the special meeting, if you are a holder of Spectrum common stock, please take the time to vote by completing and mailing the enclosed proxy card as described in the instructions accompanying the enclosed proxy card.

Jethren P. Phillips

Chairman of the Board

Spectrum Organic Products, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the Hain common stock to be issued in the merger or determined whether this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated November 10, 2005, and is first being mailed to Spectrum shareholders on or about November 16, 2005.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities described in this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

5341 Old Redwood Hwy, Suite 400

Petaluma, California 94954

NOTICE OF SPECIAL MEETING OF SPECTRUM SHAREHOLDERS

TO BE HELD ON DECEMBER 15, 2005

To the Shareholders of Spectrum Organic Products, Inc.:

On behalf of the board of directors of Spectrum Organic Products, Inc., a California corporation, we are pleased to deliver this proxy statement/prospectus for a special meeting of Spectrum shareholders to be held on December 15, 2005 at 9:00 a.m., local time, at the principal executive offices of Spectrum located at 5341 Old Redwood Highway, Suite 400, Petaluma, California 94954, for the following purposes:

1.        To consider and vote upon the approval of the principal terms of the Agreement and Plan of Merger, dated as of August 23, 2005, by and among The Hain Celestial Group, Inc., a Delaware corporation, Spectrum and Spectrum Organic Products, LLC, a California limited liability company and a wholly owned subsidiary of Hain.

2.        To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of Spectrum has fixed November 4, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Spectrum common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Spectrum had outstanding and entitled to vote 46,444,693 shares of common stock.

A complete list of Spectrum shareholders entitled to vote at the special meeting will be available at the principal executive offices of Spectrum during regular business hours for a period of no less than ten days before the special meeting and at the special meeting.

Your vote is important. Whether you plan to attend the special meeting or not, please complete, date and sign the enclosed proxy card as soon as possible and return it in the postage-prepaid envelope provided. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. However, if you do not return or submit the proxy or vote at the special meeting, the effect will be the same as a vote against the proposal to approve the principal terms of the merger.

Please do not send any certificates representing your Spectrum common stock at this time.

By Order of the Board of Directors,

Jethren P. Phillips

Chairman of the Board

Petaluma, California

November 10, 2005

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

This proxy statement/prospectus “incorporates by reference” important business and financial information about The Hain Celestial Group, Inc., or “Hain,” from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon request. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” on page 118.

You also may obtain any of the documents incorporated by reference into this proxy statement/prospectus from Hain, or from the Securities and Exchange Commission, or the “SEC,” through the SEC’s Internet web site at www.sec.gov. Documents of Hain that are incorporated by reference and documents of Spectrum Organic Products, Inc., or “Spectrum,” also are available from Hain and Spectrum, without charge, excluding any exhibits to those documents that are not specifically incorporated by reference as an exhibit to this proxy statement/prospectus. Spectrum shareholders may request a copy of these documents in writing or by telephone by contacting the applicable department at:

The Hain Celestial Group, Inc.

58 South Service Road

Melville, New York 11747

Telephone: (631) 730-2200

Attn:  Investor Relations

Spectrum Organic Products, Inc.

5341 Old Redwood Hwy, Suite 400

Petaluma, California 94954

Telephone: (707) 778-8900

Attn:  Investor Relations

If you would like to request documents, please do so by December 9, 2005 to receive them before the special meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms a part of a registration statement on Form S-4 filed with the SEC by Hain, constitutes a prospectus of Hain under Section 5 of the Securities Act of 1933, as amended, or the “Securities Act,” with respect to the shares of Hain common stock to be issued to Spectrum shareholders in connection with the merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the rules thereunder, and a notice of meeting with respect to the special meeting of Spectrum shareholders to consider and vote upon the proposal to approve the principal terms of the merger.

Except as otherwise provided herein, all descriptions of and calculations with respect to the terms of the merger agreement assume that no Spectrum shareholders exercise their right to dissenter’s rights.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the merger? (see page 34)

A:	Hain and Spectrum have entered into an Agreement and Plan of Merger, dated August 23, 2005, which is referred to in this proxy statement/prospectus as the “merger agreement,” that contains the terms and conditions of the proposed acquisition of Spectrum by Hain. Under the terms of the merger agreement, Spectrum will merge with and into a wholly owned subsidiary of Hain and each outstanding share of Spectrum common stock will be converted into the right to receive a combination of cash and shares of Hain common stock. For a more complete description of the merger, please see the section entitled “The Merger” on page 34 of this proxy statement/prospectus.

Q:	As a Spectrum shareholder, what will I receive in the merger? (see page 34)

A:	You will receive a combination of $0.355 in cash, less the fully-diluted per share portion of any Excess Company Expenses (as defined herein), and shares of Hain common stock worth $0.355, the combination of which is collectively referred to in this proxy statement/prospectus as the “merger consideration,” for each share of Spectrum common stock that you own, except that you will receive a cash payment in lieu of any fractional share of Hain common stock you would otherwise be entitled to receive. The Hain common stock will be valued based on the average closing sales price of Hain common stock for the ten consecutive business days during which Hain common stock is quoted on The Nasdaq National Market, or “Nasdaq,” beginning twelve such trading days prior to the date of the closing of the merger, which value is referred to in this proxy statement/prospectus as the “Ten Day Average.” In no event, however, will the Hain common stock be valued at a price higher than $19.80 per share or less than $17.424 per share. For example, if the merger closed on August 22, 2005 (the day prior to the first public announcement of the merger agreement) and you owned 1,000 shares of Spectrum common stock at the time the merger was completed, you would receive in exchange for your Spectrum shares $355 in cash (less the fully-diluted per share portion of any Excess Company Expenses), 18 shares of Hain common stock and a cash payment equal to the value of 0.500 of a share of Hain common stock. The fully-diluted per share portion of Spectrum’s estimate of the Excess Company Expenses would result in a reduction in the cash portion of the merger consideration of approximately $0.005 per Spectrum share. In the example above, this would reduce the amount of cash that you would receive from $355 to $350.

The fraction of a share of Hain common stock that you will have the right to receive in the merger in exchange for each of your shares of Spectrum common stock is not a fixed ratio and will be adjusted based upon certain changes in the value of Hain common stock. As a result, the number of Hain shares you will receive in the merger will not be known before the completion of the merger and will go up or down as the market price of Hain common stock goes up or down. Since there is both a ceiling and a floor on the value of Hain common stock in determining the number of Hain shares you will be entitled to receive, the value of the aggregate merger consideration you will receive in the merger may go up or down if the value of Hain common stock rises above the maximum valuation of $19.80 or falls below the minimum valuation of $17.424 per share. You are encouraged to obtain current market quotations of Spectrum and Hain common stock.

Q:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus because you have been identified as a Spectrum shareholder as of November 4, 2005, the record date for the special meeting, and thus you are entitled to vote at the special meeting. This document serves as both a proxy statement of Spectrum, used to solicit proxies for the special meeting, and as a prospectus of Hain, used to offer shares of Hain common stock in exchange for shares of Spectrum common stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meeting, and you should read it carefully.

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Q:	What is required to consummate the merger?

A:	To consummate the merger, Spectrum shareholders must approve the principal terms of the merger, which requires the affirmative vote of the holders of a majority of the voting power of the shares of Spectrum common stock outstanding on the record date for the special meeting. In addition to obtaining Spectrum shareholder approval, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read the section entitled “Certain Terms of the Merger Agreement—Conditions to the Merger” on page 58 of this proxy statement/prospectus.

Q:	Will the merger trigger the recognition of gain or loss for federal income tax purposes? (see page 47)

A:	The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the “Code,” and it is a closing condition to the merger that Spectrum and Hain receive opinions of their respective counsel regarding such qualification. If the merger qualifies as a reorganization, Spectrum shareholders who exchange their Spectrum common stock for Hain common stock and cash will generally recognize gain, but not loss, realized in the merger (if any) but only to the extent such gain does not exceed the amount of cash received. Spectrum shareholders who exercise dissenters’ rights will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of the shares of Spectrum common stock exchanged.

Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend in part on such shareholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, please see the section entitled “The Merger—Material Federal Income Tax Consequences” on page 47 of this proxy statement/prospectus.

Q:	How does Spectrum’s board of directors recommend that I vote?

A:	After careful consideration, Spectrum’s board of directors unanimously recommends that Spectrum shareholders vote “FOR” the proposal to approve the principal terms of the merger.

Q:	What risks should I consider in deciding whether to vote in favor of approval of the principal terms of the merger?

A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 13, which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company’s business will be subject and risks and uncertainties to which each of Hain and Spectrum, as an independent company, is subject.

Q:	What do I need to do now?

A:	You should read this proxy statement/prospectus carefully, including its annexes and the documents incorporated by reference, and consider how the merger will affect you. You should then complete, sign and mail your proxy card in the enclosed return envelope as soon as possible as described in this proxy statement/prospectus, so that your shares can be voted at the special meeting.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	The failure to return your proxy card or vote in person will have the same effect as voting “AGAINST” approval of the principal terms of the merger.

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Q:	What happens if I return a signed and dated proxy card but do not indicate how to vote my proxy?

A:	If you do not include instructions on how to vote your properly signed and dated proxy, your shares will be voted “FOR” approval of the principal terms of the merger.

Q:	May I vote in person?

A:	If your shares of Spectrum common stock are registered directly in your name with Spectrum’s transfer agent, you are considered, with respect to those shares, the shareholder of record, and the proxy materials and proxy card are being sent directly to you by Spectrum. If you are a Spectrum shareholder of record, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions.

If your shares of Spectrum common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. The failure to provide such voting instructions to your broker will have the same effect as voting “AGAINST” approval of the principal terms of the merger.

Q:	Are there any shareholders already committed to voting in favor of the merger? (see page 62)

A:	Yes. Jethren Phillips, the Chairman of the board of directors of Spectrum, has agreed to vote Spectrum shares representing 40% of the shares entitled to vote at the special meeting of Spectrum shareholders in favor of approval of the principal terms of the merger. Mr. Phillips beneficially owns approximately 53% of the outstanding shares of Spectrum common stock.

Q:	Should I send in my Spectrum stock certificates now?

A:	No. If you are a Spectrum shareholder, after the merger is completed, you will receive written instructions for exchanging the certificates representing your shares of Spectrum common stock for the cash consideration, certificates representing shares of Hain common stock and a cash payment in lieu of any fractional share of Hain common stock you would otherwise be entitled to receive.

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Q:	When do the parties expect to complete the merger? (see page 58)

A:	The parties are working towards completing the merger as quickly as possible and hope to do so promptly after the special meeting, subject to satisfaction or waiver of all conditions to closing. Each of Hain and Spectrum have the ability to delay the closing, or to not close, if specified percentages of shareholders have exercised dissenters’ rights after the shareholder vote.

Q:	Will my rights as a Spectrum shareholder change as a result of the merger? (see page 114)

A:	Yes. While your shareholder rights as a former Spectrum shareholder will continue to be governed by California law, you will become a Hain stockholder as a result of the merger and will have rights after the completion of the merger that are governed by Delaware law and Hain’s amended and restated certificate of incorporation and amended and restated bylaws.

Q:	Am I entitled to dissenters’ rights to demand a payment in cash for any shares of Spectrum common stock?

A:	As a Spectrum shareholder, under applicable California law, you may be entitled to assert dissenters’ rights and receive a cash payment for the fair value of your shares, but only if you comply with all requirements of California law as set forth in Annex G to this proxy statement/prospectus. If you and Spectrum agree upon the fair value of your dissenting shares, you will be entitled to a cash payment with interest thereon from Spectrum within 30 days after such agreement. If you and Spectrum cannot agree upon a price, pursuant to your dissenters’ rights under California law, you may be entitled to seek a determination by a California court of the fair value of your shares. The fair value determined by the court may be more than, less than or equal to the value of the consideration to be paid in the merger. For a more complete description of your dissenters’ rights, see the section entitled “The Merger—Rights of Dissenting Spectrum Shareholders” beginning on page 49 of this proxy statement/prospectus.

Q:	What will happen to any options or warrants to acquire Spectrum common stock? (see page 53)

A:	The merger agreement provides that at the effective time of the merger each Spectrum stock option or warrant that is outstanding and unexercised immediately prior to the effective time will be converted into the right to receive the excess, if any, of the merger consideration over the per share exercise or purchase price of the applicable Spectrum stock option or warrant. Such amounts will be paid in the form of merger consideration, subject to the payment of cash in lieu of fractional Hain shares, and the stock option consideration will be reduced (first from the cash portion, then from the stock portion) by certain amounts required to be withheld under tax or other laws.

Q:	Will I be able to immediately transfer the shares of Hain common stock I receive in the merger? (see page 49)

A:	Hain stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for Hain stock issued to any Spectrum shareholder who may be deemed an “affiliate” of Spectrum.

Q:	Who is paying for this proxy solicitation?

A:

Spectrum is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement/prospectus, the proxy card and any additional information furnished to Spectrum shareholders. Spectrum has retained Georgeson Shareholder

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Communications to aid in Spectrum’s proxy solicitation process. Spectrum estimates that its proxy solicitor fees will be approximately $17,500 plus reasonable out-of-pocket expenses. Spectrum may reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other employees of Spectrum. No additional compensation will be paid to Spectrum directors, officers or other employees for such services.

Q:	Who can help answer my additional questions?

A:	Spectrum shareholders who would like additional copies, without charge, of this proxy statement/prospectus or have additional questions about the merger, including the procedures for voting their shares of Spectrum common stock, should contact:

Spectrum Organic Products, Inc.

5341 Old Redwood Highway, Suite 400

Petaluma, CA 94954

(707) 778-8900

Attention:  Investor Relations

or Spectrum’s solicitation agent:

Georgeson Shareholder Communications

17 State Street, 10th Floor

New York, NY 10004

(888) 293-6908

If your broker holds your shares, you should also contact your broker for additional information.

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus, and you should read carefully this entire proxy statement/prospectus and the documents referred to in this proxy statement/prospectus for a more complete description of the terms of the merger and related transactions. The merger agreement is attached as Annex A to this proxy statement/prospectus and additional documents relating to the transaction are also attached, or incorporated by reference, to this proxy statement/prospectus. You are encouraged to read the merger agreement as it is the legal document that governs the merger, as well as these additional documents. In addition, you are encouraged to read the information under “Risk Factors,” beginning on page 13 of this proxy statement/prospectus, for a discussion of important factors you should consider in connection with the merger. Unless otherwise indicated, the information contained in this proxy statement/prospectus does not assume the exercise of a right to purchase shares of Hain common stock granted by Hain to an affiliate of H.J. Heinz Company, or “Heinz,” as described under “The Merger—Right to Purchase Shares of Hain Common Stock by an Affiliate of H.J. Heinz Company.” In this proxy statement/prospectus, unless the context otherwise requires, “Hain” refers to The Hain Celestial Group, Inc. and its subsidiaries, “Spectrum” refers to Spectrum Organic Products, Inc., and “Merger Sub” refers to Spectrum Organic Products, LLC, a wholly owned subsidiary of Hain. This section includes page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies (see page 30)

The Hain Celestial Group, Inc.

58 South Service Road

Melville, NY 11747

(631) 730-2200

Hain manufactures, markets, distributes and sells natural and organic food products and natural personal care products under brand names which are sold as “better-for-you” products.

Spectrum Organic Products, Inc.

5341 Old Redwood Highway, Suite 400

Petaluma, CA 94954

(707) 778-8900

Spectrum competes primarily in three business segments: natural and organic foods, essential fatty acid nutritional supplements, and industrial ingredients for use by other manufacturers. The vast majority of Spectrum’s products are oil-based and Spectrum has positioned itself as “The Good Fats Company.”

Spectrum Organic Products, LLC

c/o The Hain Celestial Group, Inc.

58 South Service Road

Melville, NY 11747

(631) 730-2200

Merger Sub is a California limited liability company and a wholly owned subsidiary of Hain that has been formed for the purpose of facilitating the merger. Merger Sub will be the surviving entity after the merger.

The Merger

Merger Structure; Merger Consideration (see page 34)

If the merger is completed, Spectrum will merge with and into Merger Sub. Upon completion of the merger, you will become entitled to receive a combination of $0.355 in cash, less the fully-diluted per share portion of any Excess Company Expenses (as defined herein), and shares of Hain common stock worth $0.355, the combination of which is collectively referred to in this proxy statement/prospectus as the “merger consideration,” in exchange for each share of Spectrum common stock that you own at the time of the completion of the merger, except that you will receive cash in lieu of any fractional share of Hain common stock you would otherwise be entitled to receive. The Hain common stock will be valued based on the average closing sales price of Hain common stock for the ten consecutive business days during which Hain common stock is quoted on Nasdaq, beginning twelve such trading days prior to the date of the closing of the merger. In no event, however, will the Hain common stock be valued at a price higher than $19.80 per share or less than $17.424 per share. The fully-diluted per share portion of Spectrum’s estimate of the Excess Company Expenses would result in a reduction in the cash portion of the merger consideration of approximately $0.005 per Spectrum share.

The fraction of a share of Hain common stock that you will have the right to receive in the merger in exchange for each of your shares of Spectrum common stock is not a fixed ratio and will be adjusted based upon changes in the value of Hain common stock. As a result, the number of Hain shares you will receive in the merger will not be known before the completion of the merger and will go up or down as the market price of Hain common stock goes up or down. Since there is both a ceiling and a floor on the value of Hain common stock in determining the number of Hain shares you will be entitled to receive, the value of the aggregate merger consideration you will receive in the merger may go up or down if the value of Hain common stock rises above the maximum valuation of $19.80 or falls below the minimum valuation of $17.424 per share. Neither Spectrum nor Hain has the right to terminate the merger agreement or renegotiate the merger consideration solely as a result of market price fluctuations. You are encouraged to obtain current market quotations of Hain and Spectrum common stock.

Treatment of Stock Options and Warrants (see page 53)

The merger agreement provides that at the effective time of the merger each Spectrum stock option or warrant that is outstanding and unexercised immediately prior to the effective time will be converted in to the right to receive the excess, if any, of the merger consideration over the per share exercise or purchase price of the applicable Spectrum stock option or warrant. Such amounts will be paid in the form of merger consideration, subject to the payment of cash in lieu of fractional Hain shares, and the stock option consideration will be reduced (first from the cash portion, then from the stock portion) by certain amounts required to be withheld under tax or other laws.

Reasons for the Merger (see page 38)

Hain

Hain believes that the merger will, among other things:

•	Add a leading manufacturer and marketer in the edible oils and fats category in the natural channel to Hain’s existing oils business and brand portfolio.

•	Expand distribution potential for Spectrum products by optimizing Hain’s strong presence in the grocery and mass retail channels.

•	Achieve significant operating synergies, including elimination of certain duplicative costs, including: sales/marketing costs, company-wide operational functions, natural foods and grocery brokerage commissions, public company fees and trade spending.

•	Enable Hain to acquire a product portfolio and well-recognized brand in a category that Hain believes will continue to show strong growth, especially in light of the U.S. Department of Agriculture’s recently revised food pyramid recommendations.

However, you should note that achieving these objectives is subject to particular risks which are discussed below in the section “Risk Factors.”

Spectrum

Spectrum’s board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interest of, Spectrum and its shareholders. Spectrum’s board of directors consulted with Spectrum’s senior management, as well as legal counsel, independent accountants and investment bankers in reaching its decision to approve the merger. Spectrum’s board of directors considered a number of factors in its deliberations, including, among others, the following:

•	the benefits of becoming part of a larger organization with access to greater financial resources, enhanced research and development capabilities, expanded sales and distribution channels and a larger customer base;

•	the opportunity to realize cost savings by consolidating functions and purchasing power and eliminating redundant expenses;

•	the financial terms of the proposed merger, including the proposed structure as a reorganization within the meaning of Section 368(a) of the Code; and

•	the risks of continuing as a separate entity, including the high cost of equity capital and Spectrum’s heavy debt burden.

The foregoing discussion is not intended to be exhaustive. Please see “The Merger – Spectrum’s Reasons for the Merger” for a full discussion of the items that Spectrum’s board of directors considered in reaching its decision to approve the merger.

Opinion of Spectrum’s Financial Advisor (see page 40)

D.F. Hadley & Co., Inc. delivered its written opinion to Spectrum’s board of directors that, as of August 23, 2005 and based upon and subject to the assumptions, qualifications and limitations set forth therein, the merger consideration to be paid in exchange for each share of Spectrum common stock pursuant to the merger agreement was fair from a financial point of view to Spectrum’s shareholders.

The full text of the written opinion of D.F. Hadley & Co., Inc., dated August 23, 2005, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. D.F. Hadley & Co., Inc. provided its opinion for the information and assistance of Spectrum’s board of directors in consideration of the merger and the merger agreement. The D.F. Hadley & Co., Inc. opinion is not a recommendation as to how any holder of Spectrum common stock should vote with respect to the approval of the principal terms of the merger. Spectrum urges you to read the entire opinion carefully.

The Special Meeting of Spectrum Shareholders (see page 32)

Time, Date and Place.  A special meeting of Spectrum shareholders will be held on December 15, 2005 at 9:00 a.m., local time, at the principal executive offices of Spectrum located at 5341 Old Redwood Highway, Suite 400, Petaluma, California 94954, to vote on a proposal to approve the principal terms of the merger.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of Spectrum common stock at the close of business on November 4, 2005, the record date for the special meeting. You will have one vote at the special meeting for each share of Spectrum common stock you owned at the close of business on the record date. At the close of business on the record date, there were 46,444,693 outstanding shares of Spectrum common stock.

Required Vote.  The approval of the principal terms of the merger requires the affirmative vote of a majority of the shares of Spectrum common stock outstanding at the close of business on the record date.

Share Ownership of Management.  At the close of business on the record date, the directors and executive officers of Spectrum and their affiliates owned approximately 63% of the shares entitled to vote at the special meeting of Spectrum shareholders. Jethren Phillips, the Chairman of the board of directors of Spectrum, has agreed to vote Spectrum shares representing 40% of the shares entitled to vote at the special meeting in favor of approval of the principal terms of the merger. See “Voting Agreement.”

Recommendation to Spectrum’s Shareholders (see page 40)

Spectrum’s board of directors has unanimously approved the merger agreement and the merger and has determined that the merger agreement and the merger are advisable and fair to, and in the best interest of, Spectrum and its shareholders, and recommends that Spectrum shareholders vote “FOR” the approval of the principal terms of the merger.

Interests of Spectrum’s Officers and Directors in the Merger (see page 46)

When considering the recommendation by Spectrum’s board of directors that Spectrum shareholders vote for the approval of the principal terms of the merger, you should be aware that a number of Spectrum’s officers and directors may have interests in the merger that are different from, or in addition to, those of other Spectrum shareholders generally. Among other things, Hain has agreed to continue for a number of years following the completion of the merger certain insurance and indemnification arrangements in favor of the current officers and directors of Spectrum. In addition, Neil Blomquist, Spectrum’s president and chief executive officer, entered into a Severance Agreement with Spectrum and a Non-Competition Agreement with Hain pursuant to which he will receive aggregate payments of $150,000 and $200,000, respectively, following the merger. Spectrum also has agreed to assign to Mr. Phillips its whole life insurance policy (including any cash surrender value) on Mr. Phillips’ life. Other executive officers of Spectrum (excluding Mr. Blomquist) may also receive severance benefits from the surviving entity following the merger in the event that their employment is terminated for certain reasons following the merger.

Voting Agreement (see page 62)

Mr. Phillips has entered into a Voting and Support Agreement with Hain pursuant to which he has agreed to vote Spectrum shares representing 40% of the shares entitled to vote at the special meeting in favor of approval of the principal terms of the merger. Mr. Phillips beneficially owns approximately 53% of the outstanding shares of Spectrum common stock. See “Voting Agreement.”

Ownership of Hain After the Merger (see page 34)

Hain will issue between 877,583 and 997,253 shares of common stock to Spectrum shareholders in the merger, depending on the market price of Hain’s common stock during the period prior to the merger. See “Certain Terms of the Merger Agreement—Manner and Basis of Converting Shares.” Spectrum shareholders will own between 2.32% and 2.63% of the outstanding Hain common stock after the merger. Under an agreement that Hain entered with an affiliate of Heinz in September 1999, the affiliate of Heinz has the right to purchase shares of Hain common stock upon completion of the merger to maintain its approximately 16.4% interest in Hain. If the Heinz affiliate exercises this right in full, Hain will issue between 143,924 and 163,550 additional shares of Hain common stock to the Heinz affiliate at the time of the merger and Spectrum shareholders will then own between 2.31% and 2.62% of the outstanding Hain common stock after the merger. The above calculations are based on the number of shares of Hain common stock and Spectrum common stock outstanding on November 4, 2005, and assumes that all Spectrum stock options and warrants with an exercise price that is less than the merger consideration will be exercised, but does not take into account stock options or warrants of Hain.

Conditions to the Merger (see page 58)

The obligation of each of Hain and Spectrum to complete the merger is subject to the satisfaction of a number of conditions, including, among others, the following:

•	the principal terms of the merger will have been duly approved by a vote of Spectrum shareholders;

•	each party’s representations and warranties in the merger agreement will have been accurate in all respects, without regard to any materiality or material adverse effect (as defined in “Certain Terms of the Merger Agreement—Conditions to the Merger”) qualifications, except where the failure or failures of representations and warranties to be true and correct in all respects would not reasonably be expected to have a material adverse effect;

•	each party will have complied with and performed its covenants set forth in the merger agreement in all material respects;

•	the shares of Hain common stock to be issued to Spectrum’s shareholders will have been approved for quotation on Nasdaq, subject to official notice of issuance;

•	since the date of the merger agreement, there will not have been, and there will not reasonably be expected to be, any Company Material Adverse Effect (as defined in the merger agreement) that is continuing;

•	the holders of not more than 10% (in the case of Hain’s condition to close) or 20% (in the case of Spectrum’s condition to close) of the outstanding shares of Spectrum common stock will immediately following the Spectrum shareholder vote to approve principal terms of the merger, or 30 days following such vote, have demanded and maintained the right to require, or have the continuing right to require, purchase of their shares of Spectrum common stock for cash in accordance with Chapter 13 of the California General Corporation Law, or the “CGCL”;

•	there will not be pending or threatened certain material legal proceedings challenging the merger or against the parties to the merger agreement; and

•	there will not be in effect any injunction or other court order preventing the completion of the merger.

Either Hain or Spectrum may choose to waive the conditions to its obligation to complete the merger, provided that any such waiver is in compliance with applicable law.

Termination of the Merger Agreement (see page 60)

Each of Hain and Spectrum is entitled to terminate the merger agreement under certain circumstances. If the merger agreement is terminated under certain circumstances, Spectrum is obligated to pay to Hain a fee equal to $900,000.

Limitation on Spectrum’s Ability to Consider Other Acquisition Proposals (see page 57)

Spectrum has agreed not to discuss or negotiate any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving Spectrum representing 20% or more of the assets of Spectrum, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of Spectrum, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Spectrum, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of Spectrum or (v) any other transaction having a similar effect to those described in clauses (i)—(iv), in each case other than the transactions contemplated by the merger agreement, each of which is referred to in this proxy statement/prospectus as a “takeover proposal” while the merger is pending unless the other party has made a written takeover proposal on terms that Spectrum’s board of directors determines is reasonably likely to result in a superior proposal (as defined in “Certain Terms of the Merger Agreement—Covenants; Conduct of Business Prior to the Merger—Affirmative Covenants of Spectrum”). A takeover proposal will not be deemed to be a superior proposal if any financing required to complete the transaction is not reasonably capable of being obtained by the other party.

Expenses and Termination Fee (see page 61)

The merger agreement provides that regardless of whether the merger is completed, all expenses incurred by the parties will be borne by the party incurring such expenses, except that if the merger is consummated Hain will pay certain expenses of Spectrum. If the merger is completed, the surviving entity will assume Spectrum’s expenses for third party services and fees to outside directors, in each case incurred after March 31, 2005, and payments to be made by Hain under the Non-Competition Agreement between Hain and Mr. Blomquist, collectively referred to in this proxy statement/prospectus as the “Company Expenses,” to the extent that the Company Expenses do not exceed $725,000 in the aggregate. Any Company Expenses above $725,000 in the aggregate, which are referred to in this proxy statement/prospectus as “Excess Company Expenses,” will reduce the cash portion of the aggregate merger consideration dollar-for-dollar.

The merger agreement requires that Spectrum pay Hain a termination fee of $900,000 if:

•	Spectrum terminates the merger agreement and accepts a superior proposal;

•	Hain terminates the merger agreement because (i) Spectrum’s board of directors withdraws, modifies or amends, in each case in any manner adverse to Hain, its recommendation that Spectrum’s shareholders approve the principal terms of the merger or (ii) Spectrum’s board of directors takes certain actions to support (or does not oppose) a takeover proposal; or

•	(i) a takeover proposal is made or proposed to Spectrum or otherwise publicly announced, (ii) the merger agreement is terminated by either Spectrum or Hain and (iii) Spectrum consummates any takeover proposal (whether or not the same as the takeover proposal referred to in clause (i) above) within 18 months following the date of termination of the merger agreement.

Tax Matters (see page 47)

Cooley Godward LLP, outside counsel to Spectrum, and Cahill Gordon & Reindel LLP, outside counsel to Hain, are expected to each issue a tax opinion to the effect that the merger will constitute a reorganization under Section 368(a) of the Code. If the merger qualifies as a reorganization, Spectrum shareholders who exchange their Spectrum common stock for Hain common stock and cash will generally recognize gain, but not loss, realized in the merger (if any) but only to the extent such gain does not exceed the amount of cash received. Spectrum shareholders who exercise dissenters’ rights will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of the shares of Spectrum common stock exchanged.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Accounting Treatment (see page 49)

The merger will be accounted for as a “purchase” for financial reporting purposes.

Regulatory Approvals (see page 49)

Hain and Spectrum believe that the merger is not subject to the reporting obligations, statutory waiting periods or other approvals of any governmental agency.

Risk Factors (see page 13)

In evaluating the principal terms of the merger, you should carefully read this proxy statement/prospectus and consider the factors discussed in the section entitled “Risk Factors.”

Material Differences in Rights of Spectrum Shareholders and Hain Stockholders (see page 114)

Spectrum shareholders receiving merger consideration in the form of Hain common stock will have different rights once they become Hain stockholders due to differences between the governing law and governing documents of Spectrum and Hain. See “Comparative Rights of Hain Stockholders and Spectrum Shareholders.”

Dissenters’ Rights (see page 49)

Holders of Spectrum common stock are entitled to dissenters’ rights under California law. See “The Merger—Rights of Dissenting Spectrum Shareholders.”

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND DATA

Hain common stock is quoted on The Nasdaq National Market, or “Nasdaq,” under the symbol “HAIN.” Spectrum common stock is listed on the OTC Bulletin Board System under the symbol “SPOP.OB”

The table below sets forth, for the periods indicated, the high and low closing sale prices per share of Hain common stock as quoted on Nasdaq and the high and low closing sale prices per share of Spectrum common stock as reported on the OTC Bulletin Board System. The prices shown do not include retail markups, markdowns or commissions.

	Hain common stock			Spectrum common stock
	Market Price			Market Price
	High	Low		High	Low
Hain fiscal year ended June 30, 2004			Spectrum fiscal year ended December 31, 2003
First Quarter	$20.29	$15.85	First Quarter	$0.40	$0.30
Second Quarter	$24.02	$18.10	Second Quarter	$0.45	$0.20
Third Quarter	$24.09	$20.90	Third Quarter	$0.72	$0.41
Fourth Quarter	$22.14	$17.13	Fourth Quarter	$0.89	$0.58

Hain fiscal year ended June 30, 2005			Spectrum fiscal year ended December 31, 2004
First Quarter	$18.24	$15.24	First Quarter	$1.11	$0.78
Second Quarter	$20.69	$16.18	Second Quarter	$0.91	$0.50
Third Quarter	$20.73	$18.20	Third Quarter	$0.68	$0.45
Fourth Quarter	$20.17	$17.20	Fourth Quarter	$0.69	$0.51

Hain fiscal year ending June 30, 2006			Spectrum fiscal year ending December 31, 2005
First Quarter	$20.45	$18.30	First Quarter	$0.58	$0.48
Second Quarter (through November 4, 2005)	$20.96	$18.37	Second Quarter	$0.65	$0.45
			Third Quarter	$0.76	$0.56
			Fourth Quarter (through November 4, 2005)	$0.69	$0.65

As of the record date, there were 102 record holders of Spectrum common stock. Neither Hain nor Spectrum has ever paid cash dividends on its common stock. Following the merger, Hain intends to retain future earnings to support the development of its business and does not anticipate declaring or paying any dividends for the foreseeable future. Following completion of the merger, Hain common stock will continue to be quoted on Nasdaq, and there will be no further market for Spectrum common stock.

The following table sets forth the per share closing sale price of Hain common stock as quoted on Nasdaq, the per share closing sale price of Spectrum common stock as reported on the OTC Bulletin Board System, and the estimated equivalent per share price, as explained below, of Spectrum common stock if the merger occurred on August 22, 2005, the last full trading day before the public announcement of the proposed merger, and if the merger occurred on November 4, 2005, the latest practicable date before the date of this proxy statement/prospectus:

	Hain common stock	Spectrum common stock	Estimated equivalent Spectrum per share price
August 22, 2005	$18.93	$0.68	$0.705	(a)
November 4, 2005	$20.59	$0.69	$0.742	(b)

(a)	Equal to (i) $0.355, the cash component of the merger consideration plus (ii) the value of the stock component of the merger consideration, which is equal to the product of (1) the exchange ratio ($0.355 divided by $19.189, the value of a share of Hain common stock as provided in the merger agreement if the merger occurred on August 22, 2005) times (2) $18.93, the closing price of Hain common stock on August 22, 2005. This assumes that Spectrum does not incur any Excess Company Expenses.
(b)	Equal to (i) $0.355, the cash component of the merger consideration plus (ii) the value of the stock component of the merger consideration, which is equal to the product of (1) the exchange ratio ($0.355 divided by $18.88, the value of a share of Hain common stock as provided in the merger agreement if the merger occurred on November 4, 2005) times (2) $20.59, the closing price of Hain common stock on November 4, 2005. This assumes that Spectrum does not incur any Excess Company Expenses.

THE HAIN CELESTIAL GROUP, INC.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected historical consolidated financial information should be read in conjunction with Hain’s financial statements and the related notes thereto and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from Hain’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which are incorporated by reference in this proxy statement/prospectus. The information as of June 30, 2004 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2005, has been derived from Hain’s audited consolidated financial statements, incorporated by reference in this proxy statement/prospectus, and have been audited by Ernst & Young LLP, independent registered public accounting firm, whose report is also incorporated by reference in this proxy statement/prospectus. The information as of June 30, 2001, 2002 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended June 30, 2002, has been derived from Hain’s audited consolidated financial statements not included or incorporated by reference in this proxy statement/prospectus. The information as of September 30, 2004 and 2005 and for the three months then ended has been derived from Hain’s unaudited condensed consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus.

Historical results are not necessarily indicative of the results to be obtained in the future.

	Year Ended June 30,					Three Months Ended September 30,
	2005	2004	2003	2002	2001	2005	2004
Operating results:
Net sales	$619,967	$544,058	$466,459	$395,954	$345,661	$161,097	$137,604
Net income (a)	$21,870	$27,008	$27,492	$2,971	$23,589	$7,363	$6,182
Basic earnings per common share	$.60	$.77	$.81	$.09	$.71	$.20	$.17
Diluted earnings per common share	$.59	$.74	$.79	$.09	$.68	$.20	$.17
Financial Position:
Working Capital	$124,342	$129,949	$83,324	$70,942	$92,312	$131,294	$128,551
Total assets	707,136	684,231	581,548	481,183	461,693	728,841	685,295
Long-term debt	92,271	104,294	59,455	10,293	10,718	90,785	99,906
Stockholders’ equity	528,290	496,765	440,797	403,848	396,653	543,905	507,767

(a)   Amounts for 2001 include amortization of goodwill and indefinite-life intangible assets, net of tax, amounting to $4 million, or $0.12 per share. In subsequent years, no amortization expense has been incurred in accordance with SFAS No. 142, which was adopted by Hain effective at the beginning of 2002.

SPECTRUM ORGANIC PRODUCTS, INC.

SELECTED HISTORICAL FINANCIAL INFORMATION

(in thousands, except per share data)

The following selected historical financial information as of and for (i) each of the fiscal years in the five-year period ended December 31, 2004 is derived from Spectrum’s audited financial statements and (ii) each of the nine months ended September 30, 2005 and 2004 is derived from Spectrum’s unaudited financial statements.

The following selected historical financial information should be read in conjunction with Spectrum’s financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus and the section entitled “Spectrum’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Historical results are not necessarily indicative of the results to be obtained in the future.

	Years Ended December 31,					Nine Months Ended September 30,
	2004	2003	2002	2001	2000	2005	2004
Operating Statement Data:
Net sales	$49,915	$45,677	$40,579	$41,019	$41,442	$42,454	$37,734
Gross profit	11,535	11,870	10,756	11,009	9,418	10,567	8,640
Income (loss) from operations (a)	(1,056)	1,526	1,776	(4,251)	(688)	1,333	402
Income (loss) before taxes (a)	(1,388)	1,097	1,310	(5,206)	(1,998)	916	169
Net income (loss) (a)	(833)	2,664	1,120	(5,206)	(2,002)	550	102
Net income (loss) per share:
Basic (a)	(0.02)	0.06	0.02	(0.12)	(0.05)	0.01	0.00
Fully diluted (a)	(0.02)	0.06	0.02	(0.12)	(0.05)	0.01	0.00
Shares used in basic per share calculations	46,345	45,845	45,700	45,279	44,234	46,438	46,328
Shares used in fully diluted per share calculations	46,345	47,840	46,306	45,279	44,234	48,314	48,629
EBITDA as adjusted (b)	1,192	2,436	2,289	2,400	1,212	1,830	880

	As of December 31,					As of September 30,
	2004	2003	2002	2001	2000	2005	2004
Balance Sheet Data:
Working capital (deficit)	$689	$1,560	$597	$(1,030)	$(4,257)	$1,388	$1,531
Total tangible assets	19,918	18,634	12,156	12,776	13,057	22,773	21,407
Total assets .	20,503	19,221	12,198	14,300	22,841	23,357	21,993
Total long-term debt	1,701	1,653	1,084	1,708	2,001	1,345	1,709
Total stockholders’ equity	5,306	6,087	3,274	2,098	6,850	5,869	6,235

(a)    Amounts for 2001 and 2000 include amortization of goodwill amounting to $521,000 and $910,000, respectively, or $0.01 and $0.02 per share, respectively. In subsequent years no goodwill amortization expense was incurred in accordance with SFAS No. 142, which was adopted by Spectrum effective January 1, 2002.

(b)    EBITDA as adjusted is earnings before interest, taxes, depreciation, amortization, losses on asset writedowns and plant closures, the gain or loss from the sales of product line and the industrial accident. Spectrum’s management believes this is an important measure of Spectrum’s operating performance because it eliminates the effect of some unusual items in Spectrum’s past that do not qualify for treatment as “extraordinary” under generally accepted account principles. The majority of management incentives are earned based upon the achievement of EBITDA as adjusted targets that are established prior to the beginning of each year.

The calculations to arrive at EBITDA as adjusted are detailed in the following table:

	Year Ended December 31,					Nine Months Ended September 30,
	2004	2003	2002	2001	2000	2005	2004
Net income (loss) as reported	$(833)	$2,664	$1,120	$(5,206)	$(2,002)	$550	$102
Provision (benefit) for income taxes	(555)	(1,567)	190	—	4	366	68
Interest expense	362	404	481	913	1,382	436	250
Depreciation and amortization	653	525	454	419	531	479	461
Amortization of goodwill	—	—	—	521	910	—	—
(Gain) loss on sales of product lines	—	—	(210)	4,803	(50)	—	—
Industrial accident expenses	—	410	254	—	—	—	—
Plant relocation and asset impairment writedowns	1,565	—	—	950	437	—	—
EBITDA as adjusted	$1,192	$2,436	$2,289	$2,400	$1,212	$1,830	$880

COMPARATIVE PER SHARE DATA

The information below reflects:

•	the historical net income, book value and cash dividends per share of Hain common stock and the historical net income (loss), book value and cash dividends per share of Spectrum common stock in comparison with the unaudited pro forma net income, book value and cash dividends per share after giving effect to the proposed merger of Spectrum with a subsidiary of Hain on a purchase basis;

•	the equivalent historical net income, book value and cash dividends per share attributable to 0.01850 shares of Hain common stock, which is the fraction of a Hain share which would be received for each share of Spectrum common stock if the merger had been consummated on August 22, 2005, the last full trading day before the public announcement of the proposed merger;

•	the equivalent historical net income, book value and cash dividends per share attributable to 0.020374 shares of Hain common stock, which is the maximum fraction of a Hain share which would be received for each share of Spectrum common stock pursuant to the merger agreement; and

•	the equivalent historical net income, book value and cash dividends per share attributable to 0.017929 shares of Hain common stock, which is the minimum fraction of a Hain share which would be received for each share of Spectrum common stock pursuant to the merger agreement.

The following tables should be read in conjunction with the historical consolidated financial statements and related notes of Hain which are incorporated by reference in this proxy statement/prospectus and the historical financial statements of Spectrum and related notes, which are included elsewhere in this proxy statement/prospectus.

HAIN

	Three Months Ended September 30, 2005	Fiscal Year Ended June 30, 2005
Historical per common share data:
Net income—basic	$0.20	$0.60
Net income—diluted	$0.20	$0.59
Book value	$14.73	$14.43
Cash dividends	—	—

SPECTRUM

	Nine Months Ended September 30, 2005	Fiscal Year Ended December 31, 2004
Historical per common share data:
Net income (loss)—basic	$0.01	$(0.02)
Net income (loss)—diluted	$0.01	$(0.02)
Book value	$0.13	$0.11
Cash dividends	—	—

HAIN AND SPECTRUM

	Three Months Ended September 30, 2005	Fiscal Year Ended June 30, 2005
Combined pro forma per Hain common share data, calculated assuming the closing occurred on August 22, 2005:
Net income—basic	$0.19	$0.56
Net income—diluted	$0.18	$0.55
Book value	$15.20	$14.56
Cash dividends	—	—
Combined pro forma per Spectrum equivalent share data, calculated assuming the closing occurred on August 22, 2005:
Net income—basic	—	$0.01
Net income—diluted	—	$0.01
Book value	$0.28	$0.28
Cash dividends	—	—
Combined pro forma per Spectrum equivalent share data, calculated assuming the maximum number of Hain shares were issued (a):
Net income—basic	—	$0.01
Net income—diluted	—	$0.01
Book value	$0.31	$0.30
Cash dividends	—	—
Combined pro forma per Spectrum equivalent share data, calculated assuming the minimum number of Hain shares were issued (b):
Net income—basic	—	$0.01
Net income—diluted	—	$0.01
Book value	$0.27	$0.27
Cash dividends	—	—

(a)	Calculated assuming that the Ten Day Average and the value of Hain common stock at the closing were both $17.424.
(b)	Calculated assuming that the Ten Day Average and the value of Hain common stock at the closing were both $19.80.

RISK FACTORS

Spectrum shareholders should consider the following risk factors in evaluating whether to vote for the approval of the principal terms of the merger. These factors should be considered in conjunction with the other information included in this proxy statement/prospectus.

Risks Relating to the Merger

Holders of Spectrum common stock may receive Hain common stock with an initial value of less than $0.355 as the stock portion of the merger consideration

Each share of Spectrum common stock will be converted into the right to receive a combination of (i) $0.355 in cash, less the fully-diluted per share portion of any Excess Company Expenses, and (ii) a number of shares of Hain common stock with a value, based upon the average closing sales price of Hain common stock for the 10 trading days beginning 12 trading days prior to the closing, of $0.355, so long as the average closing sales price per share of Hain’s common stock during this period is within the range of $17.424 to $19.80. If the average closing sales price of Hain common stock used to calculate the exchange ratio is less than $17.424, the exchange ratio will be fixed at 0.02037 shares of Hain common stock per share of Spectrum common stock. If this occurs, and the price of Hain common stock at the completion of the merger is less than $17.424, the initial value of the Hain common stock to be received by holders of Spectrum common stock will be less than $0.355 per Spectrum share. In any case, no fractional shares of Hain common stock will be issued, and Spectrum shareholders will receive cash in lieu of any fractional share of Hain common stock that they would otherwise be entitled to receive in the merger.

In addition, the price of Hain common stock at the completion of the merger could be lower than the average closing sales price used to determine the exchange ratio. Therefore, even if the average closing sales price used to determine the exchange ratio is greater than $17.424, holders of Spectrum common stock could also receive Hain common stock with an initial value of less than $0.355 per Spectrum share.

The prices of Hain common stock and Spectrum common stock at the closing of the merger may vary from their respective prices on the date of this proxy statement/prospectus and on the date of the special meeting. These prices may vary as a result of changes in the business, operations or prospects of Hain or Spectrum, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, general market and economic conditions and other factors.

The exchange ratio could be significantly different from what it would be if determined before the special meeting

Because the exchange ratio will not be determined until the second trading day before completion of the merger, you must decide whether or not to approve the merger agreement before knowing the actual exchange ratio. Changes in the price of Hain common stock prior to the completion of the merger may cause the actual exchange ratio to differ significantly from the exchange ratio that would have existed if it had been calculated as of the date of the special meeting.

If Hain does not successfully integrate the business of Spectrum, it may not realize the expected benefits of the merger

Achieving the benefits of the merger will depend in part on the successful integration of Spectrum’s business operations, technology, vendors, suppliers and personnel with those of Hain in a timely and efficient manner, and maintaining Spectrum’s relationships with key brand manufacturers. Integration efforts may be difficult and unpredictable because of possible cultural conflicts and different opinions on technical decisions, strategic plans and other decisions. Hain does not know whether it will be successful in these integration efforts and cannot give assurance that it will realize the expected benefits of the merger. If Hain cannot successfully integrate Spectrum’s operations, technology, vendors, suppliers and personnel, or maintain Spectrum’s relationships with key brand manufacturers, it may not realize the expected benefits of the merger.

If Hain does not successfully integrate the business of Spectrum and realize the expected benefits of the merger, it will have incurred significant costs, which may harm its business

Hain expects to incur significant costs and commit significant management time integrating Spectrum’s business operations, technology, development programs, products and personnel with those of Hain. If Hain does not successfully integrate the business of Spectrum, the expenditure of these significant costs will reduce Hain’s cash position without Hain realizing the expected benefits of the merger. These costs may include:

•	employee severance expenses;

•	costs associated with the integration of operations; and

•	fees and expenses of professionals and consultants involved in completing the acquisition and the integration process.

Integrating the business of Spectrum may divert management’s attention away from operations

Successful integration of Spectrum’s business operations, technology and personnel may place a significant burden on the management and internal resources of Hain and Spectrum. If Hain is not able to integrate the business of Spectrum efficiently, Hain’s management’s attention could be diverted, which could disrupt the operation of Hain’s business.

Failure to retain key employees could diminish the benefits of the merger

Spectrum depends on the services of key executives and other officers because of their experience in the natural and organic culinary oil industry. Current and prospective employees of Spectrum may experience uncertainty about their future roles after Spectrum is integrated into Hain, which may adversely affect the ability of Spectrum or the surviving entity following the merger to retain and attract key management, technical and other personnel. The loss of the services of one or more of these key employees or the inability of Spectrum or the surviving entity to attract, train, and retain qualified employees could result in the loss of customers or otherwise inhibit the ability of the surviving entity to integrate and grow its business effectively, diminishing the benefits of the merger.

Failure to complete the merger could adversely affect Spectrum’s stock price, future business and operations

If the merger is not completed for any reason, Spectrum may be subject to a number of material risks, including the following:

•	the price of Spectrum common stock may decline to the extent that the market price prior to such termination reflects a market assumption that the merger will be completed;

•	costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed; and

•	Spectrum may be required under certain circumstances to pay Hain a termination fee of $900,000.

Further, if the merger were terminated and Spectrum’s board of directors sought another merger or business combination, there would be no assurance that it would be able to find a partner willing to pay an equivalent or more attractive price than the price Hain is offering in the merger. In addition, while the merger agreement is in effect, subject to very narrowly defined exceptions, Spectrum is prohibited from soliciting, initiating, encouraging or entering into transactions such as a merger, sale of assets or other business combination with any party other than Hain.

Hain’s or Spectrum’s partners, vendors, suppliers, including key brand manufacturers, or customers, in response to the announcement or pendency of the merger, may delay or defer decisions concerning the relevant company. Any delay or deferral of those decisions by partners, vendors, suppliers or customers, or a decision by any of these parties to discontinue its relationship with Spectrum or Hain, could have a material adverse effect on the business of the relevant company. Similarly, current and prospective Hain or Spectrum employees may experience uncertainty about their future roles with Hain until Hain’s plans with regard to Spectrum are announced or fully executed.

The market price of Hain common stock may decline as a result of the merger

The market price of Hain common stock may decline as a result of the merger if:

•	the integration of Spectrum’s business is unsuccessful;

•	Hain does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial analysts or investors; or

•	the effect of the merger on financial results is not consistent with the expectations of financial analysts or investors.

Spectrum’s directors have conflicts of interest that may have influenced them to recommend the approval of the principal terms of the merger, and Spectrum’s officers may have differing interests in the merger than the interests of Spectrum shareholders generally

The directors and officers of Spectrum participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, the interests of Spectrum shareholders generally, including the following:

•	Hain has agreed to keep in place all rights to indemnification existing in favor of the directors and officers of Spectrum for their acts and omissions occurring prior to the effective time of the merger, as provided in Spectrum’s amended and restated articles of incorporation and amended and restated by-laws and in the indemnification agreements between Spectrum and its directors, officers and employees, for a period of six years from the effective time of the merger; and

•	Hain has agreed to cause the surviving company to maintain officers’ and directors’ liability insurance in specified amounts and for specified periods following the effective time of the merger, covering the directors and officers of Spectrum for their acts and omissions occurring prior to the effective time of the merger.

For the above reasons, the directors of Spectrum could be more likely to vote to approve the principal terms of the merger and recommend such approval by Spectrum shareholders than if they did not hold these interests.

In addition, in connection with the merger agreement, Neil Blomquist, Spectrum’s president and chief executive officer, entered into a Severance Agreement with Spectrum (attached as Annex F to this proxy statement/prospectus) and a Non-Competition Agreement with Hain (attached as Annex E to this proxy statement/prospectus). Mr. Blomquist will be paid an aggregate of $150,000 for his services under the Severance Agreement, and will be paid an aggregate of $200,000 in consideration for his performance under the Non-Competition Agreement.

Spectrum shareholders should consider whether the interests described above may have influenced Spectrum’s directors to recommend, or Spectrum’s directors and officers to support, approval of the principal terms of the merger. Other executive officers of Spectrum (excluding Mr. Blomquist) may also receive severance benefits from the surviving entity following the merger in the event that their employment is terminated for certain reasons following the merger.

Former Spectrum shareholders will have limited ability to influence Hain’s actions and decisions following the merger

Following the merger, former Spectrum shareholders will hold less than 3% of the outstanding shares of Hain common stock. As a result, former Spectrum shareholders will have only limited ability to influence Hain’s business. Former Spectrum shareholders will not have separate approval rights with respect to any actions or decisions of Hain or have separate representation on Hain’s board of directors.

Risks Relating to Hain

Hain’s Acquisition Strategy Exposes Hain to Risk

Hain intends to continue to grow its business in part through the acquisition of new brands, both in the United States and internationally. Hain’s acquisition strategy is based on identifying and acquiring brands with products that complement Hain’s existing product mix. Hain cannot be certain that it will be able to:

•	successfully identify suitable acquisition candidates;

•	negotiate identified acquisitions on terms acceptable to Hain; or

•	obtain the necessary financing to complete such acquisitions.

Hain may encounter increased competition for acquisitions in the future, which could result in acquisition prices Hain does not consider acceptable. Hain is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

Hain’s Future Success May Be Dependent on Its Ability to Integrate Companies That It Acquires

Hain’s future success may be dependent upon its ability to effectively integrate new brands that it acquires, including its ability to realize potentially available marketing opportunities and cost savings, some of which may involve operational changes. Hain cannot be certain:

•	as to the timing or number of marketing opportunities or amount of cost savings that may be realized as the result of its integration of an acquired brand;

•	that a business combination will enhance Hain’s competitive position and business prospects;

•	that Hain will not experience difficulties with customers, personnel or other parties as a result of a business combination; or

•	that, with respect to its acquisitions outside the United States, Hain will not be affected by, among other things, exchange rate risk.

In addition, Hain cannot be certain that it will be successful in:

•	integrating an acquired brand’s distribution channels with Hain’s own;

•	coordinating sales force activities of an acquired company or in selling the products of an acquired company to Hain’s customer base; or

•	integrating an acquired company into Hain’s management information systems or integrating an acquired company’s products into Hain’s product mix.

Additionally, integrating an acquired company into Hain’s existing operations will require management resources and may divert Hain’s management from its day-to-day operations. If Hain is not successful in integrating the operations of acquired companies, Hain’s business could be harmed.

Consumer Preferences for Hain’s Products Are Difficult to Predict and May Change

A significant shift in consumer demand away from Hain’s products or Hain’s failure to maintain its current market position could reduce Hain’s sales or the prestige of its brands in its markets, which could harm

Hain’s business. While Hain continues to diversify its product offerings, Hain cannot be certain that demand for its products will continue at current levels or increase in the future.

Hain’s business is primarily focused on sales of natural and organic products in markets geared to consumers of natural foods, specialty teas, non-dairy beverages, cereals, breakfast bars, canned soups and vegetables, snacks and cooking oils, which, if consumer demand for such categories were to decrease, could harm its business. Consumer trends change based on a number of possible factors, including:

•	nutritional values, such as a change in preference from fat free to reduced fat to no reduction in fat; and

•	a shift in preference from organic to non-organic and from natural products to non-natural products.

In addition, Hain has other product categories, such as medically-directed food products, kosher foods and other specialty food items, as well as natural health and beauty care products. Hain is subject to evolving consumer preferences for these products.

Hain’s Markets Are Highly Competitive

Hain operates in highly competitive geographic and product markets, and some of its markets are dominated by competitors with greater resources. Hain cannot be certain that it could successfully compete for sales to distributors or stores that purchase from larger, more established companies that have greater financial, managerial, sales and technical resources. In addition, Hain competes for limited retailer shelf space for its products. Larger competitors, such as mainstream food companies including General Mills, Nestle S.A., Kraft Foods, Groupe Danone, Kellogg Company and Sara Lee Corporation, also may be able to benefit from economies of scale, pricing advantages or the introduction of new products that compete with Hain’s products. Retailers also market competitive products under their own private labels.

The beverage market is large and highly competitive. The tea portion of the beverage market is also highly competitive. Competitive factors in the tea industry include product quality and taste, brand awareness among consumers, variety of specialty tea flavors, interesting or unique product names, product packaging and package design, supermarket and grocery store shelf space, alternative distribution channels, reputation, price, advertising and promotion. Hain’s principal competitors on a national basis in the specialty tea market are Thomas J. Lipton Company, a division of Unilever PLC, and R.C. Bigelow, Inc. Unilever has substantially greater financial resources than Hain. In addition, in April 2004, Tazo Tea Company (a subsidiary of Starbucks Corporation) and Kraft Foods Global, Inc. announced a licensing agreement whereby Tazo products might gain additional access to grocery channels through placement by Kraft, which has substantially greater financial resources than Hain does. Additional competitors include a number of regional specialty tea companies. There may be potential entrants which are not currently in the specialty tea market who may have substantially greater resources than Hain has. Private label competition in the specialty tea category is currently minimal, but growing.

In the future, competitors may introduce other products that compete with Hain’s products and these competitive products may have an adverse effect on Hain’s business, results of operations and financial condition.

Hain Is Dependent Upon the Services of Its Chief Executive Officer

Hain is highly dependent upon the services of Irwin D. Simon, its Chairman of the Board, President and Chief Executive Officer. Hain believes Mr. Simon’s reputation as Hain’s founder and his expertise and knowledge in the natural and organic products market are critical factors in Hain’s continuing growth. The loss of the services of Mr. Simon could harm Hain’s business.

Hain Relies on Independent Brokers and Distributors for a Substantial Portion of Its Sales

Hain relies upon sales efforts made by or through non-affiliated food brokers to distributors and other customers. The loss of, or business disruption at, one or more of these distributors or brokers may harm Hain’s business. If Hain was required to obtain additional or alternative distribution and food brokerage agreements or arrangements in the future, Hain cannot be certain that it will be able to do so on satisfactory terms or in a timely manner. In fiscal 2005, one of Hain’s distributors, United Natural Foods, Inc., or “UNFI,” accounted for approximately 22% of Hain’s net sales. Two of Hain’s distributors, UNFI and Tree of Life, accounted for approximately 20% and 12%, respectively, of Hain’s net sales for the fiscal year ended June 30, 2004, and approximately 18% and 15%, respectively, for the year ended June 30, 2003. Hain’s inability to enter into satisfactory brokerage agreements may inhibit Hain’s ability to implement its business plan or to establish markets necessary to develop its products successfully. Food brokers act as selling agents representing specific brands on a non-exclusive basis under oral or written agreements generally terminable at any time on 30 days’ notice, and receive a percentage of net sales as compensation. Distributors purchase directly for their own account for resale. In addition, the success of Hain’s business depends, in large part, upon the establishment and maintenance of a strong distribution network.

Loss of One or More of Hain’s Manufacturing Facilities Could Harm Hain’s Business

For the years ended June 30, 2005, 2004 and 2003, approximately 47%, 39% and 42%, respectively, of Hain’s revenue was derived from products manufactured at Hain’s manufacturing facilities. An interruption in or the loss of operations at one or more of these facilities, or the failure to maintain Hain’s labor force at one or more of these facilities, could delay or postpone production of Hain’s products, which could have a material adverse effect on Hain’s business, results of operations and financial condition until Hain could secure an alternate source of supply.

Hain Relies on Independent Co-Packers to Produce Some or Most of Its Products

During 2005, 2004 and 2003, approximately 53%, 61% and 58%, respectively, of Hain’s revenue was derived from products manufactured at independent co-packers. In the U.S., Hain presently obtains:

•	all of its requirements for non-dairy beverages from five co-packers, all of which are under contract or other arrangements;

•	all of its U.S. requirements for rice cakes from one co-packer;

•	all of its Health Valley® baked goods and cereal products from one co-packer, which is under contract;

•	all of its cooking oils from one co-packer;

•	principally all of its Garden of Eatin® and Little Bear Organic Foods® tortilla chips from three co-packers, one of which is under contract;

•	a portion of its requirements for Terra’s® Yukon Gold, Red Bliss™, Terra Blues™ and Potpourri™ potato chips and Frites™ line from one co-packer, which is under contract;

•	the requirements for its canned soups from four co-packers, which are under contract;

•	all of its Earth’s Best® baby food products from seven co-packers, which are under contract;

•	a portion of its Ethnic Gourmet® products from one co-packer, which is under contract; and

•	all of its Zia® natural skincare products from four co-packers, which are under contract or other arrangements.

The loss of one or more co-packers, or Hain’s failure to retain co-packers for newly acquired products or brands, could delay or postpone production of Hain’s products, which could have a material adverse effect on Hain’s business, results of operations and financial condition until such time as an alternate source could be secured, which may be on less favorable terms.

Hain’s Tea Ingredients Are Subject to Import Risk

Hain’s tea brand purchases its ingredients from numerous foreign and domestic manufacturers, importers and growers, with the majority of those purchases occurring outside of the United States. Hain maintains long-term relationships with most of its suppliers. Purchase arrangements with ingredient suppliers are generally made annually and in U.S. currency. Purchases are made through purchase orders or contracts, and price, delivery terms and product specifications vary.

Hain’s botanical purchasers visit major suppliers around the world annually to procure ingredients and to assure quality by observing production methods and providing product specifications. Many ingredients are presently grown in countries where labor-intensive cultivation is possible, and where Hain often must educate the growers about product standards. Hain performs laboratory analysis on incoming ingredient shipments for the purpose of assuring that they meet Hain’s quality standards and those of the Food and Drug Administration, or the “FDA,” and the California Organic Foods Act of 1990.

Hain’s ability to ensure a continuing supply of ingredients at competitive prices depends on many factors beyond Hain’s control, such as foreign political situations, embargoes, changes in national and world economic conditions, currency fluctuations, forecasting adequate need of seasonal raw material ingredients and unfavorable climatic conditions. Hain takes steps and will continue to take steps intended to lessen the risk of an interruption of botanical supplies, including identification of alternative sources and maintenance of appropriate inventory levels. Hain has, in the past, maintained sufficient supplies for its ongoing operations.

Hain’s failure to maintain relationships with its existing suppliers or find new suppliers, observe production standards for its foreign procured products or continue its supply of botanicals from foreign sources could harm Hain’s business.

Hain’s Future Results of Operations May be Adversely Affected by Escalating Fuel Costs

Many aspects of Hain’s business have been, and continue to be, directly affected by the continuously rising cost of fuel. Increased fuel costs have translated into increased costs for the products and services Hain receives from its third party providers including, but not limited to, increased production and distribution costs for Hain’s products. As the cost of doing business increases, Hain may not be able to pass these higher costs on to its customers and, therefore, any such increase may adversely affect Hain’s earnings.

Hain Is Subject to Risks Associated with Its International Sales and Operations, Including Foreign Currency Risks

Operating in international markets involves exposure to movements in currency exchange rates, which are volatile at times. The economic impact of currency exchange rate movements is complex because such changes are often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. Consequently, isolating the effect of changes in currency does not incorporate these other important economic factors. These changes, if material, could cause adjustments to Hain’s financing and operating strategies. During fiscal 2005, approximately 21.1% of Hain’s net sales were generated outside the United States, while such sales outside the United States were 20.3% of net sales in 2004 and 17.3% in 2003.

Hain expects sales from non-core U.S. markets to possibly represent an increasing portion of its total net sales in the future. Hain’s non U.S. sales and operations are subject to risks inherent in conducting business abroad, many of which are outside Hain’s control, including:

•	periodic economic downturns and unstable political environments;

•	price and currency exchange controls;

•	fluctuations in the relative values of currencies;

•	unexpected changes in trading policies, regulatory requirements, tariffs and other barriers;

•	compliance with applicable foreign laws; and

•	difficulties in managing a global enterprise, including staffing, collecting accounts receivable and managing distributors.

Hain’s Inability to Use Its Trademarks Could Have a Material Adverse Effect on Hain’s Business

Hain’s inability to use its trademarks could have a material adverse effect on Hain’s business, results of operations and financial condition.

Hain believes that brand awareness is a significant component in a consumer’s decision to purchase one product over another in the highly competitive food and beverage industry. Hain’s failure to continue to sell its products under its established brand names could have a material adverse effect on Hain’s business, results of operations and financial condition. Hain believes that its trademarks and trade names are significant to the marketing and sale of its products and that the inability to utilize certain of these names could have a material adverse effect on Hain’s business, results of operations and financial condition.

Hain’s Products Must Comply with Government Regulation

The United States Department of Agriculture, or the “USDA,” has adopted regulations with respect to a national organic labeling and certification program which became effective February 20, 2001, and fully implemented on October 21, 2002. Hain currently manufactures approximately 650 organic products which are covered by these regulations. Future developments in the regulation of labeling of organic foods could require Hain to further modify the labeling of its products, which could affect the sales of its products and thus harm its business.

In addition, on January 18, 2001, the FDA proposed new policy guidelines regarding the labeling of genetically engineered foods. The FDA is currently considering the comments it received before issuing final guidance. These guidelines, if adopted, could require Hain to modify the labeling of its products, which could affect the sales of its products and thus harm its business.

The FDA published the final rule amending the Nutritional Labeling regulations to require declaration of “Trans Fatty Acids” in the nutritional label of conventional foods and dietary supplements on July 11, 2003. The final rule will be effective on January 1, 2006. Additionally, an allergen labeling law was passed and signed on August 3, 2004. This law requires certain allergens to be clearly labeled by January 1, 2006. Hain is in the process of revising its labels to comply with the final rules. Additionally, Canada has adopted new food labeling regulations that must be implemented by December 12, 2005, which require a Nutritional Facts panel to be on most food packages. Hain’s Yves products will be subject to these regulations, as will all Hain’s other products sold into Canada.

Furthermore, new government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscations, recalls or monetary fines, any of which could prevent or inhibit the development, distribution and sale of Hain’s products. If Hain fails to comply with applicable laws and regulations, it may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on Hain’s business, results of operations and financial condition.

Product Recalls Could Have a Material Adverse Effect on Hain’s Business

Manufacturers and distributors of products in Hain’s industry are sometimes subject to the recall of their products for a variety of reasons, including for product defects, such as ingredient contamination, packaging safety and inadequate labeling disclosure. If any of Hain’s products are recalled due to a product defect or for any other reason, Hain could be required to incur the expense of the recall or the expense of any resulting legal proceeding. Additionally, if one of Hain’s significant brands were subject to recall, the image of that brand and of Hain could be harmed, which could have a material adverse effect on Hain’s business.

Product Liability Suits, If Brought, Could Have a Material Adverse Effect on Hain’s Business

If a product liability claim exceeding Hain’s insurance coverage were to be successfully asserted against Hain, it could harm Hain’s business. Hain cannot assure you that such coverage will be sufficient to insure against claims which may be brought against it, or that Hain will be able to maintain such insurance or obtain additional insurance covering existing or new products. As a marketer of food products, Hain is subject to the risk of claims for product liability. Hain maintains product liability insurance and generally requires that its co-packers maintain product liability insurance with Hain as a co-insured.

Hain Relies on Independent Certification for a Number of Its Natural and Specialty Food Products

Hain relies on independent certification, such as certifications of Hain’s products as “organic” or “kosher,” to differentiate its products from others. The loss of any independent certifications could adversely affect Hain’s market position as a natural and specialty food company, which could harm Hain’s business.

Hain must comply with the requirements of independent organizations or certification authorities in order to label its products as certified. For example, Hain can lose its “organic” certification if a manufacturing plant becomes contaminated with non-organic materials, or if not properly cleaned after a production run. In addition, all raw materials must be certified organic. Similarly, Hain can lose its “kosher” certification if a manufacturing plant and raw materials do not meet the requirements of the appropriate kosher supervision organization.

Due to the Seasonality of Many of Hain’s Products, Including Hain’s Tea Products, and Other Factors, Hain’s Operating Results Are Subject to Quarterly Fluctuations

Hain’s tea brand manufactures and markets hot tea products and as a result its quarterly results of operations reflect seasonal trends resulting from increased demand for its hot tea products in the cooler months of the year. In addition, some of Hain’s other products (e.g., baking and cereal products and soups) also show stronger sales in the cooler months while Hain’s snack food product lines are stronger in the warmer months. Quarterly fluctuations in Hain’s sales volume and operating results are due to a number of factors relating to Hain’s business, including the timing of trade promotions, advertising and consumer promotions and other factors, such as seasonality, inclement weather and unanticipated increases in labor, commodity, energy, insurance or other operating costs. The impact on sales volume and operating results due to the timing and extent of these factors can significantly impact Hain’s business. For these reasons, you should not rely on Hain’s quarterly operating results as indications of future performance.

Hain’s Officers and Directors May Be Able to Control Hain’s Actions

Hain’s officers and directors beneficially owned approximately 11.6% of Hain’s common stock as of September 1, 2005. In addition, two of these directors currently serve as a designee and a jointly appointed designee of an affiliate of Heinz, which owned approximately 16.4% of Hain’s common stock as of September 1, 2005. Accordingly, Hain’s officers and directors may be in a position to influence the election of Hain’s directors and otherwise influence stockholder action.

Hain’s Ability to Issue Preferred Stock May Deter Takeover Attempts

Hain’s board of directors is empowered to issue, without stockholder approval, preferred stock with dividends, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of Hain’s common stock and adversely affect the relative voting power or other rights of the holders of Hain’s common stock. In the event of issuance, the preferred stock could be used as a method of discouraging, delaying or preventing a change in control. Hain’s certificate of incorporation authorizes the issuance of up to 5,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by Hain’s board of directors. Although Hain has no present intention to issue any shares of its preferred stock, Hain may do so in the future under appropriate circumstances.

Risks Relating to Spectrum

Consumer preferences for natural, organic and specialty food products are difficult to predict and any decrease in consumer demand for Spectrum’s products will adversely impact Spectrum’s sales

A significant shift in consumer demand away from Spectrum’s products or Spectrum’s failure to maintain its current market position could reduce Spectrum’s sales or the prestige of its brands in its markets, which could harm Spectrum’s business. While Spectrum continues to diversify its product offerings, Spectrum cannot be certain that demand for its products will continue at current levels or increase in the future. Spectrum’s business is limited to natural, organic and specialty food products and dietary supplements in markets geared to consumers of those products. If consumer demand for such categories were to decrease, Spectrum’s business would be harmed. Consumer trends can change based on a number of possible factors, including new nutritional information, new scientific research, recommendations from influential health practitioners, new pronouncements from governmental agencies and new diets.

Spectrum’s markets are highly competitive

The natural food and health food industries in general and the condiment, culinary oil and nutritional supplement businesses in particular, are highly competitive and there are numerous multinational, regional and local firms that currently compete, or are capable of competing, with Spectrum. Spectrum cannot be certain that it could successfully compete for sales to distributors or stores that purchase from larger, more established companies that have greater financial, managerial, sales and technical resources. In addition, Spectrum competes for limited retailer shelf space for Spectrum’s products. In the natural foods category Spectrum’s principal competitors are private label offerings and Hain. Spectrum competes with numerous brands in the non-organic vegetable oil category including Puritan and Wesson. In the olive oil category, competitors include Colavita, Hain and Dal Raccolto. The nutritional supplement competitors include Health from the Sun and Barleans. Spectrum also faces competition in the natural food condiment market from Eden, Canoleo, Nasoya, Annie’s and Braggs and in the non-organic condiments market from Heinz and International Home Foods, which markets Best Foods Mayonnaise.

Competitive factors in the specialty foods industry include price, quality, brand image and flavor. Spectrum positions its product lines to be competitive with prices charged by other organic food marketers. In the future, Spectrum’s competitors may introduce other products that compete with its products and these competitive products may have an adverse effect on Spectrum’s business, results of operations and financial condition.

Spectrum’s products must comply with government regulation

Spectrum and its manufacturers, distributors and co-packers are subject to extensive regulation by federal, state and local authorities that affect its business. The federal agencies governing Spectrum’s business include the

Federal Trade Commission, or the “FTC,” the FDA, the USDA, and the Occupational Safety and Health Administration, or “OSHA.” These agencies regulate, among other things, the manufacture, sale, safety, advertising, handling, storage, transportation, labeling and processing of and ingredients used in Spectrum’s products. Under various statutes, these agencies prescribe the requirements and establish the standards for quality, purity and labeling. Among other requirements, the USDA must approve Spectrum’s organic food products, including a review of the manufacturing processes and facilities used to produce these products, as well as the labeling of these products, before these products can be marketed in the United States. In addition, advertising of Spectrum’s business is subject to regulation by the FTC. Spectrum’s activities are also regulated by state agencies as well as county and municipal authorities. Spectrum is also subject to the laws of the foreign jurisdictions in which it manufactures and sells its products. Spectrum utilizes third party food processing facilities that are subject to regulation by various governmental agencies, including state and local licensing, zoning, land use, construction and environmental regulations and various federal, state, and local health, sanitation, immigration, safety and fire codes and standards. Suspension of any licenses or approvals, due to failure to comply with applicable regulations, could interrupt Spectrum’s operations, cause a loss of its organic food designation, limit the number of employees working within its facilities or otherwise materially and adversely affect its business.

The USDA has adopted regulations with respect to a national organic labeling and certification program which became effective February 20, 2001, and fully implemented on October 21, 2002. Spectrum currently manufactures approximately 110 organic products which are covered by these new regulations. In addition, Spectrum’s nutritional supplements are subject to provisions of the Dietary Supplement Health and Education Act of 1994, or “DSHEA,” which went into effect in March 1999. DSHEA requires specific nutritional labeling requirements for dietary supplements. Future developments in the regulation of labeling of organic foods could require Spectrum to further modify the labeling of its products, which could affect the sales of its products and thus harm its business.

Spectrum is also subject to federal and state laws establishing minimum wages and regulating overtime and working conditions. Furthermore, new government laws and regulations may be introduced in the future that could adversely impact Spectrum’s business by raising the cost to manufacture, distribute and deliver its products or by affecting the perceived healthfulness of its products. If Spectrum fails to comply with applicable laws and regulations, it may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on its business, results of operations and financial condition.

Product recalls could have a material adverse effect on Spectrum’s business

Manufacturers and distributors of products in the food industry are sometimes subject to the recall of their products for a variety of reasons, including for product defects, such as ingredient contamination, packaging safety and inadequate labeling disclosure. If any of Spectrum’s products are recalled due to a product defect or for any other reason, Spectrum could be required to incur the expense of the recall or the expense of any resulting legal proceeding. Additionally, if one of its significant brands were subject to recall, the image of that brand and of Spectrum could be harmed, which could have a material adverse effect on its business.

Product liability suits could have a material adverse effect on Spectrum’s business

Food processors are subject to significant liability should the consumption of their products cause injury, illness or death. As a marketer of food products, Spectrum is subject to the risk of claims for product liability. If a product liability claim exceeding Spectrum’s insurance coverage were to be successfully asserted against Spectrum, it could harm its business. Although Spectrum maintains product liability insurance, with limits per occurrence of up to $1,000,000, and generally requires that its co-packers maintain product liability insurance with Spectrum as a co-insured, Spectrum cannot assure you that such coverage will be sufficient to insure against claims which may be brought against it, or that it will be able to maintain such insurance or obtain additional insurance covering existing or new products at reasonable prices, or at all.

Spectrum relies on independent certification for a number of its natural and specialty food products

Spectrum relies on independent certification, such as certifications of its products as “organic” and “kosher,” to differentiate its products in natural and specialty food categories. The loss of any independent certifications could adversely affect Spectrum’s market position as a natural and specialty food company, which could harm its business. Spectrum must comply with the requirements of independent organizations or certification authorities in order to label its products as certified. For example, Spectrum can lose its “organic” certification if a plant becomes contaminated with non-organic materials, or if not properly cleaned after a production run. In addition, all raw materials must be certified organic. Similarly, Spectrum can lose its “kosher” certification if a plant and raw materials do not meet the requirements of the appropriate kosher supervision organization, such as The Orthodox Union.

Spectrum is highly dependent upon the services of its executive officers

Spectrum is highly dependent upon its ability to hire and retain qualified personnel. There is competition for such personnel, and there can be no assurance that Spectrum will be successful in this regard. Spectrum’s operations are also dependent upon the continued services of its executive officers. The loss of the services of any of these executive officers, whether as a result of death, disability or otherwise, would have a material adverse effect upon its business. Spectrum has entered into employment agreements with its Chairman of the Board and its President and Chief Executive Officer. Spectrum has not entered into employment agreements with its other executive officers and does not carry key person life insurance on the lives of any executive officers.

Spectrum relies on independent brokers and distributors for a substantial portion of its sales

Spectrum relies upon sales efforts made by or through non-affiliated food brokers to distributors and other customers. Food brokers act as selling agents representing specific brands on a non-exclusive basis under oral or written agreements generally terminable at any time on 30 days’ notice, and receive a percentage of net sales as compensation. Distributors purchase directly for their own account for resale. The loss of, or business disruption at, one or more of these brokers or distributors may harm Spectrum’s business. If Spectrum were required to obtain additional or alternative distribution and food brokerage agreements or arrangements in the future, it cannot be certain that it will be able to do so on satisfactory terms or in a timely manner. Spectrum’s inability to enter into satisfactory brokerage and distribution agreements may inhibit its ability to implement its business plan or to establish markets necessary to develop its products successfully. In addition, the success of Spectrum’s business depends, in large part, upon the establishment and maintenance of a strong distribution network.

Spectrum relies on a few major customers for a significant portion of its sales

One customer, United Natural Foods, Inc., or “UNFI,” accounted for approximately 42% and 36% of Spectrum’s net sales for the years ended December 31, 2004 and 2003, respectively. Four customers accounted for approximately 59% and 58% of Spectrum’s revenues for the years ended December 31, 2004 and 2003, respectively. A loss of any of these customers, or decision by such customers to purchase fewer products from Spectrum, would have a material adverse effect on its results of operations. If UNFI or any other customer that sells a significant portion of Spectrum’s products were to experience financial difficulties, or otherwise became unable or unwilling to sell Spectrum’s products, its business would be harmed. Additionally, any reduction, delay or loss of orders from Spectrum’s key customers could harm its revenues in any period or harm its business generally.

Spectrum relies on third parties to manufacture, bottle and warehouse its products and any failure by these third parties to provide an adequate supply of products could harm its business

Spectrum manufactures its flax oil products in a leased facility in Iowa through a strategic alliance with BIOWA Nutraceuticals, LLC, or “BIOWA.” In addition, Spectrum’s bottling, warehousing and distribution are conducted in leased facilities owned and operated by Interpac Technologies, Inc., or “Interpac.” In order for Spectrum to successfully maintain and expand its business, its manufacturing, bottling and warehousing facilities must be able to provide it with commercial quantities of its products in compliance with regulatory requirements, at acceptable cost and on a timely basis.

Manufacturing facilities often experience difficulties in scaling up production, including problems with production yields and quality control and assurance. An interruption in or the loss of operations at one or more of these facilities could delay or postpone production of Spectrum’s products, which could have a material adverse effect on its business, results of operations and financial condition until Spectrum could secure an alternate source of supply. In addition, if Spectrum’s agreements with BIOWA or Interpac are terminated, or if either are unable or unwilling to continue their strategic relationship with Spectrum, its business, results of operations and financial condition would be adversely impacted.

Spectrum relies on independent co-packers to produce and package most of its products

Currently, independent food manufacturers, who are referred to in the natural food industry as co-packers, process and package most of Spectrum’s product lines. These product lines include Spectrum’s vinegars, condiments, dressings, mayonnaise, shortening, spreads and encapsulated nutritional products. For the fiscal years ended December 31, 2004 and 2003 products manufactured for Spectrum by its primary co-packer represented approximately 9% and 11%, respectively, of its cost of goods sold. The loss of one or more co-packers, Spectrum’s failure to retain co-packers for newly acquired products or brands, or any interruption in raw materials supply (caused by factors such as drought, insect infestation or the like), could delay or postpone production of Spectrum’s products, which could harm its business until such time as an alternate source could be secured, if at all, which may be on less favorable terms.

Spectrum is subject to risks associated with international sales and operations, including foreign currency risks

Spectrum operates in international markets that expose it to movements in currency exchange rates, which can be volatile at times. The economic impact of currency exchange rate movements is complex because such changes are often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. Consequently, isolating the effect of changes in currency does not incorporate these other important economic factors. These changes, if material, could cause adjustments to Spectrum’s financing and operating strategies. During the years ended December 31, 2004 and 2003, approximately 5% and 4%, respectively, of Spectrum’s net sales were generated from sales outside the United States.

Spectrum expects net sales from non-core U.S. markets may represent an increasing portion of its total net sales in the future. Spectrum’s non-U.S. sales and operations are subject to risks inherent in conducting business abroad, many of which are outside Spectrum’s control, including:

•	periodic economic downturns and unstable political environments;

•	price and currency exchange controls;

•	fluctuations in the relative values of currencies;

•	unexpected changes in trading policies, regulatory requirements, tariffs and other barriers;

•	compliance with applicable foreign laws; and

•	difficulties in collecting accounts receivable and managing distributors.

Spectrum also purchases significant quantities of raw materials from other countries, which expose it to foreign currency exchange rate risks, particularly with respect to the Euro and Canadian dollar. Spectrum imports significant quantities of olive oil and vinegar from Europe and expeller-pressed canola oil from Canada. Weakness in the United Sates dollar will cause the costs of these imported raw materials to rise, often far in excess of normal inflationary pressures on raw materials. Spectrum may not be able to pass such cost increases on to its customers, which would lower its gross margin in these product lines. Spectrum expects raw material purchases from foreign countries to increase in the future.

Spectrum’s inability to use its trademarks could have a material adverse effect on its business

Spectrum’s inability to use its trademarks could have a material adverse effect on its business, results of operations and financial condition. Spectrum’s trademarks and brand names are registered in the United States and a number of foreign countries and Spectrum intends to keep these filings current and seek protection for new trademarks to the extent consistent with business needs. Spectrum also copyrights certain of its artwork and package designs. Spectrum owns the trademarks for its principal brands Spectrum Naturals® and Spectrum Essentials®.

Spectrum believes that brand awareness is a significant component in a consumer’s decision to purchase one product over another in the highly competitive organic food industry. Spectrum’s failure to continue to sell its products under its established brand names could have a material adverse effect on its business, results of operations and financial condition. Spectrum believes that its trademarks and trade names are significant to the marketing and sale of its products and that the inability to utilize certain of these names could have a material adverse effect on Spectrum’s business, results of operations and financial condition.

Spectrum has a limited history of profitability and cannot assure you that its future operating results will not decline

Although Spectrum achieved increased levels of revenues for the years ended December 31, 2004 and December 31, 2003, Spectrum reported limited profitability in many periods during that time. Moreover, at December 31, 2004, Spectrum had an accumulated deficit of $4,325,000 and working capital of only $689,000. Future events, including unanticipated expenses, increased price competition, unfavorable general economic conditions or decreased consumer demand for organic food products, could have a material adverse effect on Spectrum’s future operating results. There can be no assurance that its revenue growth will continue in the future or that its operations will continue to be profitable.

Spectrum’s outstanding indebtedness may adversely affect its cash flow, and failure to comply with restrictions in Spectrum’s credit facility may harm its business

Spectrum could not operate its business without its credit facility with its primary lender, Comerica Bank, or “Comerica,” or one similar to it. As of September 30, 2005, Spectrum had debt obligations to Comerica in aggregate principal amount of $10.3 million. The credit facility is secured by substantially all of Spectrum’s assets. Spectrum intends to fulfill its current debt obligations, including repayment of the principal, from cash generated by its operations. If Spectrum is unable to generate sufficient cash from its operations to meet these obligations, including repayment of the principal, Spectrum’s operations would be harmed.

In addition, Spectrum’s credit facility calls for continued satisfaction of various financial covenants for 2005 and beyond related to profitability levels, debt service coverage, and the ratio of total liabilities to tangible net worth. As of December 31, 2004 and March 31, 2005, Spectrum was in technical default of the liabilities to tangible net worth ratio due to the expenses incurred in 2004 associated with the manufacturing facility relocation. Comerica has granted Spectrum waivers of the covenant violations. As of June 30, 2005 and September 30, 2005, Spectrum was back in compliance with these covenants. However, if Spectrum falls back out of compliance with these covenants and if Comerica is unwilling to grant Spectrum future waivers, it will be in technical default of the credit facility and subject to termination by Comerica, which would adversely impact its operations.

Spectrum may add additional lease lines to finance capital expenditures and may obtain additional long-term debt and lines of credit. If Spectrum issues other debt securities in the future, its debt service obligations will increase further.

Spectrum’s indebtedness could have significant additional negative consequences, including, but not limited to:

•	requiring the dedication of a substantial portion of Spectrum’s expected cash flow from operations to service its indebtedness, thereby reducing the amount of Spectrum’s expected cash flow available for other purposes, including capital expenditures;

•	increasing Spectrum’s vulnerability to general adverse economic and industry conditions;

•	limiting Spectrum’s ability to obtain additional financing;

•	limiting Spectrum’s flexibility in planning for, or reacting to, changes in its business and the industry in which it competes; and

•	placing Spectrum at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

Some of Spectrum’s outstanding indebtedness to Comerica features a variable interest rate which may adversely affect Spectrum’s profitability and cash flow during periods of high interest rates

All of Spectrum’s indebtedness to Comerica features a variable interest rate based on the prime rate or a fixed rate based on LIBOR rates, at the Company’s option. Whenever the Federal Reserve Bank raises the federal funds rate, Comerica raises its prime rate the next day by an equal amount. At September 30, 2005 Spectrum had $4.0 million of its outstanding indebtedness to Comerica locked in at a weighted average LIBOR rate of 5.4%. Therefore, based on the outstanding indebtedness of $10.3 million at September 30, 2005, each additional 1% increase in the prime rate would cost Spectrum an additional $63,000 in interest expense on an annual basis.

Spectrum’s officers and directors may be able to control its actions

Spectrum’s officers and directors beneficially own approximately 63% of its common stock as of November 4, 2005 (assuming the exercise of outstanding stock options or common stock purchase warrants exercisable within 60 days following November 4, 2005). Accordingly, Spectrum’s officers and directors are in a position to influence the election of its directors and otherwise control its business affairs and actions.

Spectrum’s ability to issue preferred stock may delay or prevent a change in control

Spectrum’s amended and restated articles of incorporation authorize the issuance of up to 5,000,000 shares of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by Spectrum’s board of directors. Accordingly, under Spectrum’s amended and restated articles of incorporation, Spectrum’s board of directors may issue, without stockholder approval, preferred stock with dividends, liquidation, conversion, voting or other rights which could decrease the value or market price of its common stock and adversely affect the relative voting power or other rights of the holders of its common stock. In the event of issuance, the preferred stock could be used as a method of discouraging, delaying or preventing a change in control. Although Spectrum has no present intention to issue any shares of Spectrum’s preferred stock, Spectrum may do so in the future under appropriate circumstances.

Spectrum has not paid dividends in the past and does not expect to pay dividends in the future, and any return on investment may be limited to the value of Spectrum’s common stock

Spectrum has never paid cash dividends on its common stock and does not anticipate paying cash dividends on its common stock in the foreseeable future. The payment of dividends on Spectrum’s common stock will depend on Spectrum’s earnings, financial condition and other business and economic factors affecting Spectrum at such time as its board of directors may consider relevant. If Spectrum does not pay dividends, its common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Substantial future sales of Spectrum’s common stock by Spectrum or its existing shareholders could cause the trading price of Spectrum’s common stock to fall

Sales by existing shareholders of a large number of shares of Spectrum’s common stock in the public market or the perception that additional sales could occur could cause the trading price of Spectrum’s common stock to drop. As of September 30, 2005, 28.3 million shares of Spectrum’s common stock were eligible for sale under Rule 144 promulgated under the Securities Act.

Spectrum’s common stock is quoted on the OTC Bulletin Board, which limits the market liquidity and price of its common stock more than if its common stock were quoted or listed on Nasdaq or a national securities exchange

Spectrum’s common stock is currently quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities sponsored and operated by the National Association of Securities Dealers, Inc., but not quoted on Nasdaq. Quotation of Spectrum’s common stock on the OTC Bulletin Board limits the liquidity and price of its securities more than if its common stock were quoted or listed on Nasdaq or a national exchange. Lack of liquidity will limit the price at which you may be able to sell Spectrum’s common stock or your ability to sell its common stock at all.

If Spectrum’s common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in its securities may be adversely affected

If at any time Spectrum has net tangible assets of $5,000,000 or less and its common stock has a market price per share of less than $5.00, transactions in Spectrum’s common stock may be subject to the “penny stock” rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks” as well as a purchasers legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If Spectrum’s common stock becomes subject to these rules, broker-dealers may find it difficult to effect customer transactions and trading activity in Spectrum’s securities may be adversely affected. As a result, the market price of Spectrum’s securities may be depressed, and you may find it more difficult to sell its securities.

FORWARD-LOOKING INFORMATION

Certain of the information relating to Hain and Spectrum contained in this proxy statement/prospectus is forward-looking in nature. All statements included in this proxy statement/prospectus or made by management of Hain or Spectrum other than statements of historical fact regarding Hain or Spectrum are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Examples of forward-looking statements include statements regarding Hain’s or Spectrum’s future financial results, operating results, business strategies, projected costs, competitive positions and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” or “would” or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the “Risk Factors” section of this proxy statement/prospectus. These and many other factors could affect the future financial and operating results of Hain or Spectrum. These factors could cause actual results to differ materially from expectations based on forward-looking statements made in this proxy statement/prospectus or elsewhere by or on behalf of Hain or Spectrum.

THE COMPANIES

Hain

Hain manufactures, markets, distributes and sells natural, organic, specialty and snack food products and natural health and body care products under brand names which are sold as “better-for-you” products. Hain is a leader in many of the top natural food categories, with such well-known food brands as Celestial Seasonings® teas, Hain Pure Foods®, Westbrae®, Westsoy®, Rice Dream®, Soy Dream®, Imagine®, Walnut Acres Organic®, Ethnic Gourmet®, Rosetto®, Little Bear Organic Foods®, Bearitos®, Arrowhead Mills®, Health Valley®, Breadshop’s®, Casbah®, Garden of Eatin’®, Terra Chips®, Harry’s Premium Snacks®, Boston’s®, Lima®, Biomarche®, Grains Noirs®, Natumi®, Milkfree, Yves Veggie Cuisine®, DeBoles®, Earth’s Best®, and Nile Spice®. Hain’s principal specialty product lines include Hollywood® cooking oils, Estee® sugar-free products, Boston Better Snacks®, and Alba Foods®. Hain’s natural health and body care product line is marketed under the JASON®, Orjene®, Shaman Earthly Organics™, Heather’s®, and Zia® brands.

Hain’s products are sold primarily to specialty and natural food distributors and are marketed nationally to supermarkets, natural food stores, and other retail classes of trade including mass-market stores, drug stores, food service channels and club stores.

Hain’s overall mission is to be a leading marketer and seller of natural and organic food products and natural personal care products by anticipating and exceeding consumer expectations and providing quality, innovation, value and convenience. Hain’s business strategy is to integrate all of its brands under one management team and employ a uniform marketing, sales and distribution program. Hain capitalizes on the brand equity and the distribution achieved through each of its acquired brands with strategic introductions of new product lines that complement existing product lines to enhance revenues and margins. Hain believes that by integrating its various brands, it will achieve economies of scale and enhanced market penetration. Hain considers the acquisition of natural and organic food companies and product lines as an integral part of its business strategy. To that end, Hain does, from time to time, review and conduct discussions with acquisition candidates.

Hain was originally incorporated in Delaware on May 19, 1993, as 21st Century Food Corp.

Merger Sub

Spectrum Organic Products, LLC, or “Merger Sub,” is a wholly owned subsidiary of Hain that was organized in California on September 20, 2005. Merger Sub does not engage in any operations and exists solely to facilitate the merger.

Spectrum

Spectrum competes primarily in three business segments: natural and organic foods under the Spectrum Naturals® brand, essential fatty acid nutritional supplements under the Spectrum Essentials® brand, and industrial ingredients for use by other manufacturers sold under the Spectrum Ingredients name. The vast majority of Spectrum’s products are oil-based and Spectrum has positioned itself as “The Good Fats Company” by differentiating its products from mass market alternatives in the following ways: (1) all raw ingredients used in Spectrum products are certified to be free of genetically modified organisms, or “non-GMO,” (2) oils are extracted from the raw ingredients via expeller (mechanical) pressing, (3) oils are only refined when a more neutral-tasting oil is desired or for oils that need to perform well in high heat culinary applications and (4) oils never undergo post-refining.

Within the natural and organic foods segment, Spectrum’s products include olive oils and other culinary oils, salad dressings, condiments and butter-substitutes such as Spectrum Organic Margarine® and Spectrum Spread®. All of Spectrum’s culinary products feature healthy fats, contain no hydrogenated or trans fats and are offered in a variety of sizes and flavors in both organic and conventional, non-GMO offerings.

Within the nutritional supplement segment, Spectrum’s products include organic flax oils, evening primrose oil, borage oil, Norwegian fish oil and other essential fatty acids in both liquid and capsule forms. The Spectrum Essentials® products are cold-pressed, nutritionally rich sources of Omega-3 and Omega-6 essential fatty acids and are also offered in a variety of sizes and styles.

The Spectrum Ingredients® (formerly known as Spectrum Commodities, Inc.) segment includes organic and conventional non-GMO culinary oils, organic vinegar, condiments and nutritional oils offered to other manufacturers for use in their products. In addition, they bring incremental purchasing power to Spectrum resulting in higher margins for the consumer branded products.

Spectrum was incorporated in California on November 24, 1980.

THE SPECIAL MEETING OF SPECTRUM SHAREHOLDERS

General

Spectrum is furnishing this proxy statement/prospectus to holders of Spectrum common stock in connection with the solicitation of proxies by Spectrum’s board of directors for use at the special meeting of Spectrum shareholders to be held on December 15, 2005, and any adjournment or postponement thereof.

This proxy statement/prospectus is being mailed to Spectrum shareholders on or about November 16, 2005. This proxy statement/prospectus is also being furnished to Spectrum shareholders as a prospectus in connection with the issuance by Hain of shares of Hain common stock as contemplated by the merger agreement.

Solicitation of Proxies and Expenses

Spectrum has retained the services of Georgeson Shareholder Communications to assist in the solicitation of proxies from Spectrum shareholders. The fees to be paid to the firm by Spectrum for these services are estimated by Spectrum to be approximately $17,500, plus reasonable out-of-pocket expenses. Spectrum will bear its own expenses in connection with the solicitation of proxies for the special meeting of Spectrum shareholders.

In addition to solicitation by mail, the directors, officers and employees of Spectrum may solicit proxies from shareholders by telephone, email, facsimile or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and may be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on November 4, 2005 will be entitled to notice of and to vote at the special meeting. At the close of business on November 4, 2005, Spectrum had outstanding and entitled to vote 46,444,693 shares of common stock held by 102 holders of record. Spectrum shareholders have one vote per share of Spectrum common stock owned on the record date.

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the special meeting or by proxy. Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Abstentions and broker non-votes are counted towards a quorum, and will have the same effect as “AGAINST” votes.

Revocability of Proxies

Shareholders may revoke their proxies at any time prior to their use:

•	by delivering to the secretary of Spectrum a signed notice of revocation or a later-dated, signed proxy; or

•	by attending the special meeting and voting in person.

Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Shareholder Proposals

Spectrum’s 2006 annual meeting of shareholders will be held only if the merger is not completed. If the merger is not completed and Spectrum holds a 2006 annual meeting, Spectrum will notify its shareholders of the date of such meeting and the date by which any shareholder proposal must be received by publishing a press release and/or filing such information with the SEC.

Stock Certificates

You should not send in any stock certificates with your proxy card. If the shareholders approve the principal terms of the merger agreement, you will receive a transmittal form as soon as practicable after the effective date of the merger. The transmittal letter will include instructions for the surrender and exchange of shares of Spectrum common stock for shares of Hain common stock.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the special meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the special meeting.

Spectrum Proposal: Approval of the Principal Terms of the Merger

At the special meeting, holders of record at November 4, 2005 of Spectrum common stock will be asked to consider and vote to approve the principal terms of the merger by and among Spectrum, Hain and Merger Sub. See “The Merger” for a detailed discussion of the principal terms of the merger.

This vote is a condition to completion of the merger and is required by California law. To approve the principal terms of the merger, the affirmative vote of a majority of the outstanding shares of Spectrum will be required.

Jethren Phillips, the Chairman of the board of directors of Spectrum, has entered into a Voting and Support Agreement (attached as Annex B to this proxy statement/prospectus) with Hain pursuant to which he has agreed to vote Spectrum shares representing 40% of the shares entitled to vote at the special meeting in favor of approval of the principal terms of the merger. Mr. Phillips beneficially owns approximately 53% of the outstanding shares of Spectrum common stock.

After careful consideration, Spectrum’s board of directors determined, by unanimous vote of directors, that the merger agreement and the merger are fair, advisable and in the best interest of Spectrum and its shareholders and adopted and approved the merger agreement and approved the proposed merger. Spectrum’s board of directors recommends, by unanimous vote of directors, that you vote “FOR” approval of the principal terms of the merger.

Other Matters

No other matters may be brought before the special meeting. Under Spectrum’s amended and restated bylaws, business transacted at the special meeting will be limited to the purpose stated in the notice accompanying this proxy statement/prospectus. No other purpose has been stated in the notice accompanying this proxy statement/prospectus.

THE MERGER

General

This section of this proxy statement/prospectus describes aspects of the proposed merger that are considered to be important. The discussion of the merger in this proxy statement/prospectus and the description of the principal terms of the merger are only summaries of the material features of the proposed merger. Spectrum shareholders can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. Spectrum shareholders are encouraged to read the merger agreement and the other annexes to this proxy statement/prospectus in their entirety.

General Description of the Merger

At the effective time of the merger, Spectrum will be merged with and into Merger Sub. Merger Sub will be the surviving company and remain a wholly owned subsidiary of Hain. The separate corporate existence of Spectrum will cease at the effective time of the merger, and Merger Sub will fully assume all of the assets, rights and obligations of Spectrum. In the merger, each share of Spectrum common stock outstanding at the effective time of the merger will automatically be converted into the right to receive a combination of $0.355 in cash, less the fully-diluted per share portion of any Excess Company Expenses, and shares of Hain common stock worth $0.355, with cash in lieu of any fractional share. The Hain common stock will be valued based on the average closing sales price of Hain common stock for the ten consecutive business days during which Hain common stock is quoted on Nasdaq, beginning twelve such trading days prior to the date of the closing of the merger. In no event, however, will the Hain common stock be valued at a price higher than $19.80 per share or less than $17.424 per share. The fully-diluted per share portion of Spectrum’s estimate of the Excess Company Expenses would result in a reduction in the cash portion of the merger consideration of approximately $0.005 per Spectrum share.

Hain will issue between 877,583 and 997,253 shares of common stock to Spectrum shareholders in the merger, depending on the market price of Hain’s common stock during the period prior to the merger. See “Certain Terms of the Merger Agreement—Manner and Basis of Converting Shares.” Spectrum shareholders will own between 2.32% and 2.63% of the outstanding Hain common stock after the merger. Under an agreement that Hain entered with an affiliate of Heinz in September 1999, the affiliate of Heinz has the right to purchase shares of Hain common stock upon completion of the merger to maintain its approximately 16.4% interest in Hain. If the Heinz affiliate exercises this right in full, Hain will issue between 143,924 and 163,550 additional shares of Hain common stock to the Heinz affiliate at the time of the merger and Spectrum shareholders will then own between 2.31% and 2.62% of the outstanding Hain common stock after the merger. The above calculations are based on the number of shares of Hain common stock and Spectrum common stock outstanding on November 4, 2005, and assumes that all Spectrum stock options and warrants with an exercise price that is less than the merger consideration will be exercised, but does not take into account stock options or warrants of Hain.

Background of the Merger

The terms and conditions of the merger agreement and the merger are the result of arm’s-length negotiations between representatives of Hain and representatives of Spectrum. Set forth below is a summary of the background of these negotiations:

From time to time, Hain has analyzed various potential acquisition candidates, including Spectrum.

On numerous occasions in his roles as founder, chief executive officer, chairman and significant shareholder of Spectrum, Mr. Phillips has had discussions with senior executives of other food companies and financial investment groups about possible business combinations involving Spectrum. On several occasions, Mr. Phillips had such conversations with Irwin Simon, Chief Executive Officer, President and Chairman of Hain. Messrs. Simon and Phillips have known each other for years from their work in the natural and organic foods industry, including meeting at numerous trade shows. In 1998, Messrs. Phillips, Blomquist and Moore met with Mr. Simon and other executives of Hain in San Francisco to discuss the potential acquisition of Spectrum by Hain. The parties could not agree on a price and the discussion ended.

Based on Spectrum’s management recommendation, on July 29, 2004, Spectrum’s board of directors decided to explore whether conditions were favorable for Spectrum to raise working capital through the sale of a minority equity stake.

During August and September 2004, Spectrum’s management contacted twelve different parties with whom Spectrum had an ongoing dialogue, all of whom were already involved in the natural products industry, to see if they were interested in a minority investment in Spectrum.

During October and November 2004, Spectrum executed Non-disclosure and Standstill Agreements, or “NDAs,” with four companies (including Hain) who had indicated a further interest in a possible investment in Spectrum.

On November 16, 2004, Spectrum sent a confidential information memorandum to the four identified potential investors (including Hain).

Three of the four prospects that received the information memorandum expressed interest in learning more about the opportunity. These three parties (including Hain) received additional confidential information, including customized analysis of synergy opportunities resulting from additional availability of capital to Spectrum.

During November and December 2004, Spectrum’s management had several telephonic conferences with Hain’s management, including a video conference call on December 7. Hain verbally expressed interest in investing only in the branded businesses, Spectrum Naturals and Spectrum Essentials. No business valuation was discussed with Hain or any of the other two potential investors.

After evaluating its strategic alternatives, Spectrum’s board of directors recognized the risks related to operating as an independent public enterprise as well as the challenges of raising additional equity capital to support continued growth and profitability. On December 6, 2004, Spectrum’s board of directors decided to hire a third party to evaluate its strategic alternatives and to help in a potential sale of a part or all of Spectrum’s business and/or to help complete an equity financing for Spectrum.

During the second and third weeks of December 2004, Spectrum’s board of directors accepted written proposals from six banking firms and consultants, which were subsequently narrowed to three finalists. At a meeting held on January 11, 2005, the three finalist banking firms delivered presentations to Spectrum’s board of directors.

On January 20, 2005, Spectrum’s board of directors signed an engagement letter with D.F. Hadley & Co., Inc. to advise Spectrum’s board of directors in connection with a potential sale of the company or a potential private placement of Spectrum’s securities.

Beginning on Tuesday, April 5, 2005, D.F. Hadley & Co., Inc., as authorized by Spectrum’s management, contacted a group of seventy-eight parties, including Hain, to evaluate their interest in Spectrum. D.F. Hadley & Co., Inc. and Spectrum’s management identified these parties based on their involvement in the food industry, past acquisitions, and synergy opportunities, among other reasons. Nineteen parties that were contacted indicated that they were not interested in exploring a transaction with Spectrum and declined to receive any information.

In April and May 2005, D.F. Hadley & Co., Inc. shared a short company summary (containing non-confidential information) with the fifty-nine parties who had indicated an interest in receiving such material. Prior to executing NDAs, forty-two parties that received the short company summary declined to proceed; these parties did not receive any confidential information. Seventeen parties (including Hain) expressed an interest in Spectrum and executed NDAs.

In the period of May 3 through May 26, 2005, Spectrum distributed a confidential memorandum to the seventeen potential buyers that signed NDAs.

On Thursday, May 12, 2005 and Friday, May 13, 2005, Spectrum’s management met with one of the parties that expressed significant interest in acquiring all of the company.

In the period of May 19 through June 7, 2005, five of the seventeen potential buyers submitted written non-binding indications for acquiring Spectrum or one or more of its major business units. Two of the indications failed to offer any premium over Spectrum’s current stock price at the respective indication submission date. Three of the five submitted indications were competitive and indicated a willingness to offer a premium over Spectrum’s stock price.

During the regular quarterly board of directors meeting on Thursday, May 26, 2005, the board of directors received an update from management and D.F. Hadley & Co., Inc. on the sale process and discussed the one written indication of interest that had been submitted at the time of this meeting. At this point in time, Hain had not submitted a proposal.

On Tuesday, May 31, 2005, members of Hain’s executive management met with members of Spectrum’s executive management to receive a management presentation on the business, to ask questions and to conduct due diligence.

On Friday, June 3, 2005, Spectrum received a written proposal from Hain indicating a purchase price of $0.70 per share, 50% in cash and 50% in Hain common stock, subject to due diligence.

In the period of June 17 through June 22, 2005, Spectrum granted confidential data room access to the three most competitive parties (including Hain).

On Wednesday morning, June 15, 2005, Hain adjusted its indication by verbally expressing a willingness, subject to satisfactory due diligence, to acquire 100% of Spectrum’s stock in a 50:50 cash and stock transaction for a total consideration of $0.73 for each share of Spectrum. Hain also indicated that it would be prepared to offer to Spectrum shareholders limited protection against a decline in the price of Hain’s stock price between the time that any such deal was reached and the time of the merger. Hain also indicated, again subject to satisfactory due diligence, that it would be prepared to bear certain severance/retention costs and certain transaction closing costs in connection with a possible transaction. In return, Hain requested that Spectrum sign an exclusivity agreement with Hain, which would terminate Spectrum’s discussions with other interested parties, to give Hain an opportunity to complete its due diligence and to give the two parties an opportunity to negotiate a mutually acceptable transaction.

On Wednesday afternoon, June 15, 2005, Spectrum’s board of directors (excluding Mr. Simone) held a telephonic meeting to discuss Hain’s indication and receive an update on two other indications of interest. Mr. Simone, one of Spectrum’s directors, did not attend the telephonic meeting because of a potential conflict of interest because he was personally affiliated with one of the third parties that had submitted a competitive bid. After evaluating the indications, Spectrum’s board of directors concluded that there was a high degree of risk that a certain one of the three potential buyers would not complete a transaction based on the proposed timing, its due diligence requirements and its decision-making timeline. Spectrum’s board of directors concluded that although Hain’s indication was the more competitive of the two remaining indications, the other potential buyer should be given a short time to revise its indication. Spectrum’s board of directors authorized Spectrum’s management to execute a limited exclusivity agreement with Hain if the other potential buyer failed to submit a more competitive indication within 24 hours.

On Wednesday late afternoon, June 15, 2005, Spectrum gave the other potential buyer a 24-hour time window to amend its indication and make it more competitive than the one offered by Hain.

On Thursday morning, June 16, 2005, the other potential buyer refused to meet Spectrum’s targeted indication and conditions. At this point, the negotiations with this potential buyer were terminated.

On Thursday afternoon, June 16, 2005, Mr. Phillips on behalf of Spectrum verbally indicated a willingness to proceed on the basis proposed by Hain, subject to the negotiation of a satisfactory exclusivity agreement.

In the period of June 16 through August 23, 2005, Hain conducted a detailed due diligence process. On-site and telephonic meetings and exchanges of documents and other confidential information between the two companies took place, and Spectrum’s attorneys continued to discuss and negotiate the details of the draft merger agreement with Hain’s attorneys.

On Monday, June 20, 2005, Spectrum’s management met with a third party that had made a competitive indication. Shortly afterward, this party indicated a willingness to continue its evaluation of Spectrum, but further indicated it would take up to two months to be in a position to make a definitive proposal.

On Thursday, June 30, 2005, Spectrum signed an exclusivity agreement with Hain until August 15, 2005. The agreement included a commitment by Spectrum that it would not solicit, initiate, encourage, or entertain any offers or proposals from any other third party relating to the acquisition of Spectrum, or participate in any discussion or negotiation regarding any third party proposals or otherwise facilitate in any way any third party proposal, during the exclusivity period.

On Friday, July 1, 2005, Hain’s counsel provided Spectrum’s counsel with a draft agreement and plan of merger.

On August 12, 2005, Hain informed Spectrum that based on the results of its due diligence examination of Spectrum, it was willing to enter into a definitive agreement with Spectrum with a purchase price of $0.70 per share. After further negotiation, Hain and Spectrum verbally agreed that if they could resolve outstanding issues in the draft definitive agreement, Hain would pay $0.71 per share, split 50:50 between cash and Hain common stock.

On August 15, 2005, Hain and Spectrum executed an amendment to their exclusivity agreement extending the exclusivity period to 5:00 p.m. California time on Friday, August 19, 2005.

On August 15, 2005, Hain’s board of directors held a telephonic conference call to discuss and evaluate the terms of Hain’s proposal, and approved the merger agreement in substantially the form presented.

On August 17, 2005, Spectrum’s board of directors met to discuss and evaluate the terms of Hain’s proposal.

On August 19, 2005, Spectrum’s board of directors met to consider the most recent form of the proposed definitive agreement, and Hain and Spectrum again extended the exclusivity period to 5:00 p.m. California time on Tuesday, August 23, 2005.

During the period from August 15 to August 21, 2005, as Spectrum finalized certain agreements associated with the proposed transaction (including certain costs related to severance, retention and non-compete agreements), it became clear that such costs would exceed the sums that Hain had previously agreed to assume as part of the transaction. The draft definitive agreements were amended to clarify which costs Hain would assume in the merger and which would be borne by Spectrum shareholders through price adjustment provisions in the draft definitive merger agreement. Based on these discussions, Spectrum’s management estimated for its board of directors that the per-share consideration to be received by Spectrum shareholders in the transaction, following adjustment, would be approximately $0.705 per share, of which approximately $0.355 per share would be Hain common stock and $0.350 would be cash.

On Sunday evening, August 21, 2005, Spectrum’s board of directors held a telephonic conference call and approved the merger agreement in substantially the form presented. During this conference call, it was noted that the per-share price of approximately $0.705 per share was less than Hain’s verbal indication at the time that the exclusivity agreement had originally been executed. It was also noted, however, that the per share consideration in the proposed definitive agreement remained competitive with the indications that had been received from the other parties, and that such parties’ indications were also susceptible to being lowered in a diligence and documentation process. Spectrum’s board of directors concluded that the proposed transaction, in their view, remained in the best interest of Spectrum and its shareholders.

On August 23, 2005, the parties finalized the merger agreement and related documentation on terms that reflected no material changes from the terms outlined at the Hain and Spectrum board meetings on August 15, 2005, and August 21, 2005, respectively, and the definitive merger agreement was executed by Hain and Spectrum.

On August 23, 2005, Hain and Spectrum publicly announced the execution of the merger agreement.

Reasons for the Merger

The following discussion of the parties’ reasons for the merger contains a number of forward-looking statements that reflect the current views of Hain or Spectrum with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in “Forward-Looking Information” and “Risk Factors.”

Hain’s Reasons for the Merger

Hain believes that the merger will, among other things:

•	Add a leading manufacturer and marketer in the edible oils and fats category in the natural channel to Hain’s existing oils business and brand portfolio. Hain believes Spectrum has one of the most recognizable brands in the edible oils and fats category in the natural channel.

•	Expand distribution potential for Spectrum products by optimizing Hain’s strong presence in the grocery and mass retail channels. The merger is expected to enable Spectrum’s products to access Hain’s distribution strengths, allowing for increased penetration in natural foods stores through broader product offerings and greater cross-selling potential through expansion of the sales forces in both the grocery and food service channels.

•	Achieve significant operating synergies, including elimination of certain duplicative costs, including: sales/ marketing costs, company-wide operational functions, natural foods and grocery brokerage commissions, public company fees and trade spending.

•	Enable Hain to acquire a product portfolio and well-recognized brand in a category that Hain believes will continue to show strong growth, especially in light of the U.S. Department of Agriculture’s recently revised food pyramid recommendations. Spectrum’s products and brands also fit Hain’s strategic focus on natural foods.

However, you should note that achieving these objectives is subject to particular risks which we discuss below in the section “Risk Factors.”

There can be no assurance that the benefits of the potential growth, synergies or opportunities considered by Hain’s board of directors will be achieved through completion of the merger. See “Risk Factors.”

Spectrum’s Reasons for the Merger

Spectrum’s board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interest of, Spectrum and its shareholders. Spectrum’s board of directors consulted with senior management, as well as its legal counsel, independent accountants and investment bankers in reaching its decision to approve the merger. Spectrum’s board of directors considered a number of factors in its deliberations, including the following:

•	the benefits of becoming part of a larger organization with access to greater financial resources, enhanced research and development capabilities and expanded sales and distribution channels;

•	the potential to reduce costs through consolidation of purchasing power;

•	the opportunity to realize other cost savings by consolidating certain functions and eliminating redundant expenses;

•	the opportunity to increase sales through Hain’s ability to sell its products to a larger customer base and through additional distribution channels;

•	the financial condition, results of operations and business of Hain, including the better prospects of Hain as consolidation continues within the natural and organic products industry;

•	the prices paid in comparable transactions involving other natural products companies, as well as the trading performance for comparable companies in the industry;

•	the belief of Spectrum’s management that additional future consolidation would occur in the industry and that greater critical mass would be required in order to maintain its position as the category leader in culinary oils;

•	the belief of Spectrum’s management that the prospects of the combined entity were more favorable than the prospects of Spectrum as a separate entity;

•	the financial terms of the merger, including the proposed structure as a reorganization within the meaning of Section 368(a) of the Code;

•	the high cost of equity capital necessary to re-capitalize Spectrum’s business and position it for accelerated growth, which management believed would be highly dilutive;

•	the belief of Spectrum’s management that continuing as a separate entity was highly risky given the limited cash flow and heavy debt burden of Spectrum;

•	the heavily leveraged balance sheet of Spectrum which made the prospects of securing additional debt financing difficult;

•	the evaluation of Spectrum’s management and investment bankers relating to the due diligence review that was conducted regarding Hain’s business;

•	the opinion and the accompanying presentation of D.F. Hadley & Co., Inc, investment bankers for Spectrum, to the effect that, as of August 23, 2005, and based upon and subject to the considerations described in its opinion, the price per share provided for in the merger was fair from a financial point of view to Spectrum’s shareholders; and

•	the risks to Spectrum in continuing as a publicly-traded micro-cap company with respect to excessive compliance and corporate governance costs in the wake of the Sarbanes-Oxley Act of 2002.

The Spectrum board of directors also considered potential negative factors relating to the merger, including:

•	the risk that the merger may not be completed in a timely manner, if at all;

•	the potential loss of key Spectrum employees critical to the ongoing success of Spectrum’s business and to the successful integration of the two companies;

•	the possibility of cultural conflicts;

•	the potential difficulties associated with integration of each company’s products, networks and technologies;

•	the risk that the new entity will be unable to recruit employees critical to the ongoing success of the combined company’s operations; and

•	the other risks and uncertainties discussed above under “Risk Factors.”

The foregoing discussion of the items that the Spectrum board of directors considered is not intended to be exhaustive, but includes all material items that the Spectrum board of directors considered. In light of the complexity and wide variety of factors, both positive and negative, that the Spectrum board of directors considered, the Spectrum board of directors did not find it practical to quantify, rank or otherwise weight the factors considered. In considering the various factors, individual members of the Spectrum board of directors considered all of these factors as a whole and concluded that, on balance, the benefits of the merger to Spectrum and its shareholders far outweighed the risks.

Recommendation of Spectrum’s Board of Directors

After careful consideration, the Spectrum board of directors determined, by unanimous vote, that the proposed merger is fair to, and in the best interest of, Spectrum and its shareholders. The Spectrum board of directors recommends, by unanimous vote, that Spectrum shareholders vote “FOR” the approval of the principal terms of the merger.

Opinion of Spectrum’s Financial Advisor

On July 6, 2005, Spectrum requested D.F. Hadley & Co., Inc. to render an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by Spectrum’s shareholders in the proposed merger with Hain. Such request was made pursuant to the engagement agreement between Spectrum and D.F. Hadley & Co., Inc., dated January 20, 2005. See Annex C for the full text of the opinion.

On August 23, 2005, D.F. Hadley & Co., Inc. delivered to Spectrum’s board of directors its opinion that as of that date, subject to the assumptions, qualifications and limitations set forth in the full text of the opinion, the merger consideration to be received by Spectrum’s shareholders was fair from a financial point of view to the shareholders of Spectrum. The merger consideration was determined through negotiations between Spectrum and Hain management. D.F. Hadley & Co., Inc.’s opinion was provided for the information and assistance of Spectrum’s board of directors in connection with its consideration of the merger.

The following should be considered in regard to the opinion rendered by D.F. Hadley & Co., Inc.:

•	The following description of the D.F. Hadley & Co., Inc. opinion is qualified by reference to the full opinion attached to this proxy statement/prospectus as Annex C. The full opinion sets forth, among other things, the assumptions, qualifications and the limitations on the review undertaken by D.F. Hadley & Co., Inc.;

•	D.F. Hadley & Co., Inc.’s opinion was prepared for the information of Spectrum’s board of directors in connection with its evaluation of the merger. It is not intended to be and does not constitute a recommendation to any Spectrum shareholder as to how that shareholder should vote, or take any other action, with respect to the approval of the principal terms of the merger;

•	D.F. Hadley & Co., Inc.’s opinion does not address the relative merits of the merger and the business strategies that Spectrum’s board of directors has considered, or may have been considering, nor does it address the decision of Spectrum’s board of directors to proceed with the merger;

•	D.F. Hadley & Co., Inc.’s opinion was necessarily based upon market, economic and other conditions that were in effect on, and information made available to D.F. Hadley & Co., Inc. as of, the date of the opinion. Subsequent developments may affect the conclusion expressed in D.F. Hadley & Co., Inc.’s opinion, and D.F. Hadley & Co., Inc. disclaims any undertaking or obligation to advise any person of any change in any matter affecting its opinion which may come or be brought to D.F. Hadley & Co., Inc.’s attention after the date of its opinion; and

•	D.F. Hadley & Co., Inc.’s opinion was limited to the fairness, from a financial point of view as of August 23, 2005, of the merger consideration to be received by Spectrum’s shareholders.

In connection with the preparation of D.F. Hadley & Co., Inc.’s opinion, D.F. Hadley & Co., Inc.:

•	Reviewed the terms and conditions set forth in the merger agreement and the voting agreement;

•	Reviewed Spectrum’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005, its unaudited internal financial reports for the period ended July 31, 2005 and its Current Reports on Form 8-K for the three years ended the date hereof;

•	Reviewed Hain’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended June 30, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended September 30, 2004, December 31, 2004 and March 31, 2005, and its Current Reports on Form 8-K for the three years ended the date hereof;

•	Reviewed certain operating and financial information relating to Spectrum’s and Hain’s business and prospects. This information included projections for the five years ended December 31, 2009 for Spectrum prepared by Spectrum’s management;

•	Reviewed publicly available research analyst projections for the two years ended June 30, 2007 for Hain and reviewed and discussed such projections with the management of Hain;

•	Met with certain members of Spectrum and Hain senior management to discuss each entity’s respective businesses, operations, historical and projected financial results and future prospects;

•	Reviewed the historical prices, trading multiples and trading volumes of the common stock of each of Spectrum and Hain;

•	Reviewed publicly available financial data, stock market performance data and trading multiples of companies which D.F. Hadley & Co. Inc. deemed generally comparable to each of Spectrum and Hain;

•	Reviewed the publicly available terms of recent mergers and acquisitions of companies which D.F. Hadley & Co., Inc. deemed generally comparable to Spectrum; and

•	Conducted such other studies, analyses, inquiries and investigations as D.F. Hadley & Co., Inc. deemed appropriate.

For purposes of rendering its opinion, D.F. Hadley & Co., Inc.:

•	Relied upon the accuracy and completeness of the information provided by Spectrum, including information furnished orally or otherwise discussed with the management of Spectrum or publicly available, and D.F. Hadley & Co., Inc. neither attempted to verify, nor assumed responsibility for verifying, any of such information;

•	Did not obtain or make any independent evaluation or appraisal of the properties, assets or liabilities, including audits provided by accountants;

•	Assumed that all material governmental, regulatory or other consents and approvals necessary for consummation of the transaction contemplated by the merger agreement will be obtained without any adverse effect on the expected benefits of the transaction;

•	Assumed that the merger will be consummated upon the terms set forth in the merger agreement without material alteration thereof, including, among other things, that the merger will be treated as a reorganization;

•	Assumed that the historical financial statements of each of Spectrum and Hain have been prepared and fairly presented in accordance with accounting principles generally accepted in the United States, or “U.S. GAAP,” consistently applied;

•	Assumed that the merger consideration will not be reduced as a result of indemnification, escrow, purchase price adjustment or other provisions of the merger agreement, except for expenses that result in a total per share consideration of approximately $0.705.

D.F. Hadley & Co., Inc. has expressed no opinion as to:

•	Any tax or other consequences that might result from the merger;

•	What the value of Hain common stock will be when issued to Spectrum’s shareholders pursuant to the merger; and

•	Any legal or accounting matters as to which D.F. Hadley & Co., Inc. understands that Spectrum obtained such advice as it deemed necessary from qualified professionals.

D.F. Hadley & Co., Inc. relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

The following is a summary of the material financial analyses performed by D.F. Hadley & Co., Inc. in connection with rendering its opinion. This summary is not a complete description of all of the analyses performed by D.F. Hadley & Co., Inc. Some of the information in this section is presented in tabular form. In order to better understand the financial analyses performed by D.F. Hadley & Co., Inc., you must read the tables together with the text accompanying each table. The opinion is based upon the totality of the various analyses performed by D.F. Hadley & Co., Inc. and no particular portion of the analyses has any merit standing alone.

Comparable Company Analysis

Using publicly available information, D.F. Hadley & Co., Inc. analyzed, among other things, the aggregate value as a multiple of revenue and earnings before interest, taxes, depreciation and amortization, or “EBITDA,” of the following selected publicly traded companies that D.F. Hadley & Co., Inc. believed to be reasonably comparable to Spectrum:

•	Dean Foods Co.

•	The Hain Celestial Group, Inc.

•	Hansen Natural Corp.

•	Hormel Foods Corp.

•	The J.M. Smucker Co.

•	McCormick & Co., Inc.

•	NBTY, Inc.

•	Nutraceutical International Corp.

•	Natrol, Inc.

•	SunOpta, Inc.

For purposes of these analyses, D.F. Hadley & Co., Inc. used publicly available revenue and EBITDA for the last twelve months, or “LTM,” and closing stock prices as of August 15, 2005, for each of Spectrum and the comparable companies included. As set forth in the following table, applying a range of multiples for the selected publicly traded companies using Spectrum’s revenue and EBITDA for the trailing twelve months ended June 30, 2005 resulted in the following ranges of implied enterprise values for Spectrum:

	LTM		Valuation
	Revenue	EBITDA	Revenue	EBITDA
	($ in millions)
Lowest	0.6x	6.4x	$31.2	$12.2
Mean	1.4x	11.8x	$72.8	$22.5
Highest	4.2x	18.2x	$218.4	$34.6

For purposes of these analyses, D.F. Hadley & Co., Inc. used LTM EBITDA as adjusted, as reported by Spectrum, which includes an adjustment for manufacturing facility relocation of $1,565,300. The implied enterprise value of Spectrum was determined by the range of trailing revenue and EBITDA multiples of the comparable company universe. D.F. Hadley & Co., Inc. has made adjustments to the comparable companies trailing EBITDA that it considered appropriate and relevant for comparison purposes. Such adjustments included asset impairment charges, restructuring charges, merger and integration costs, gain on sale of businesses and other special one-time charges.

D.F. Hadley & Co., Inc. believes that the implied valuations as multiples of EBITDA are far more relevant than the implied valuations as multiples of revenue. The companies in question have widely varying business characteristics and profit margins, for example, which lead to varying revenue multiples even if EBITDA multiples are constant. There is far less variability in the EBITDA multiples than in the revenue multiples.

Mergers and Acquisitions Comparables Analysis

Using publicly available and other information, D.F. Hadley & Co., Inc. analyzed, among other things, the aggregate value as a multiple of revenue and EBITDA of selected merger and acquisition transactions that D.F. Hadley & Co., Inc. believed to be reasonably comparable to the transaction between Spectrum and Hain. The following is a list of all transactions used for this analysis. Revenue and/or EBITDA multiples were not available on all transactions.

Date	Target	Acquirer
Organic & All-Natural Transactions
Jun-03	Horizon Organic Holdings	Dean Foods Co.
Jun-03	Acirca, Inc.	The Hain Celestial Group, Inc.
Dec-02	Imagine Foods	The Hain Celestial Group, Inc.
Jul-00	Lightlife Foods	ConAgra, Inc.
May-00	Celestial Seasonings Inc.	The Hain Food Group, Inc.
Nov-99	Worthington Foods	Kellogg
Sep-99	investment in The Hain Food Group, Inc.	H.J. Heinz Company
May-99	Natural Nutrition Group	The Hain Food Group, Inc.

Date	Target	Acquirer

Conventional Branded Edible Oils Transactions
Mar-04	Mazola and Capullo (Mexico)	Associated British Foods
Apr-02	Unilever brands (principally Mazola)	ACH Food Companies
Oct-01	JIF and Crisco brands	J.M. Smucker

All-Natural/Specialty Oils Ingredient Companies
Sep-04	Organic Ingredients, Inc.	SunOpta Inc
Mar-04	Organic Ingredients Inc.	Mr. Joseph Stern
Feb-03	SunPure	Kerry Group
Oct-02	Opta Food Ingredients	Stake Technology Ltd.
Aug-02	Loders Croklaan	IOI Corporation
Apr-02	Spectrum’s (Organic Ingredients Division)	Acirca, Inc.
Nutritional Foods Transactions
Apr-04	Leiner Health Products	Golden Gate Capital Inc.
Jul-03	Century Foods International	Hormel Foods
Jul-03	Bariatrix Products International	Nellson Nutraceutical
Oct-02	Nellson Nutraceutical, Inc.	Freemont Partners

Nutritional Supplements Transactions
Jan-05	Solgar	NBTY, Inc.
Jan-05	Sisu, Inc.	NBTY, Inc.
Oct-04	EAS Inc.	Abbott Laboratories
Apr-04	Natural Balance, Inc.	Nutraceutical Int’l
Oct-03	Twinlab Corp.	Ideasphere
Jul-03	Zone Perfect	Abbott Laboratories
Jun-03	Rexall Sundown, Inc.	NBTY, Inc.
Jun-03	M.K. Health Food Distributors	Nutraceutical Int’l
Dec-01	Knox (Kraft)	NBTY, Inc.
May-01	Global Health Sciences	NBTY, Inc.
May-01	NatureSmart (Whole Foods)	NBTY, Inc.
Oct-99	Prolab Nutrition, Inc.	Natrol, Inc.
Feb-99	Health from the Sun	Arkopharma

As set forth in the following table, applying a range of multiples for the selected merger and acquisition comparable transactions using Spectrum’s revenue and EBITDA for the trailing twelve months ended June 30, 2005 resulted in the following ranges of implied enterprise values for Spectrum:

	Multiples		Implied Valuation
	Revenue	EBITDA	Revenue	EBITDA
	($ in millions)
Lowest	0.9x	6.8x	$45.9	$12.9
Mean	1.1x	9.4x	$58.3	$17.8
Highest	1.6x	16.4x	$83.8	$31.2

D.F. Hadley & Co., Inc. believes that the implied valuations as multiples of EBITDA are far more relevant than the implied valuations as multiples of revenue. The companies in question have widely varying business characteristics and profit margins, for example, which lead to widely varying revenue multiples even if EBITDA multiples are constant. There is far less variability in the EBITDA multiples than in the revenue multiples.

Other Factors

In rendering its opinion, D.F. Hadley & Co., Inc. considered other factors and conducted other analyses, including transaction valuation of Spectrum in relationship to Hain’s current trading valuation, Spectrum and Hain’s capitalization and historical stock trading performance, Hain’s history of acquisitions and the potential cost synergies on the combined company estimated by Spectrum’s management.

No company, business or transaction compared in any of the above analyses is identical to Spectrum or the proposed merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical. Rather, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, mergers and acquisitions and other values of comparable companies, precedent transactions or the business segment, company or transaction to which they are being compared. In addition, various analyses performed by D.F. Hadley & Co., Inc. incorporate projections prepared by Wall Street analysts using only publicly available information. These projections may or may not be accurate.

While this summary describes the analyses and factors that D.F. Hadley & Co., Inc. deemed material in its presentation to the Spectrum board of directors, it is not a comprehensive description of all analysis and factors considered by D.F. Hadley & Co., Inc. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, D.F. Hadley & Co., Inc. did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, D.F. Hadley & Co., Inc. believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by D.F. Hadley & Co., Inc. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by D.F. Hadley & Co., Inc. is based on all analyses and factors taken as a whole and also on the application of D.F. Hadley & Co., Inc.’s own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. D.F. Hadley & Co., Inc. expresses no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. In performing its analyses, D.F. Hadley & Co., Inc. made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Spectrum, Hain or D.F. Hadley & Co., Inc. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

Spectrum paid D.F. Hadley & Co., Inc. a professional fee in connection with its preparation for and issuance of the fairness opinion, which is attached to this proxy statement/prospectus as Annex C. D.F. Hadley & Co., Inc. invoiced Spectrum based upon the progression of work performed and no portion of the aggregate professional fee paid to D.F. Hadley & Co., Inc. was contingent upon consummation of the merger or the tenor of the conclusions reached in the opinion issued by D.F. Hadley & Co., Inc. Spectrum has also agreed to reimburse D.F. Hadley & Co., Inc. for its reasonable out-of-pocket expenses and to indemnify D.F. Hadley & Co., Inc. against liabilities incurred. These include liabilities under the federal securities laws in connection with the engagement of D.F. Hadley & Co., Inc. by Spectrum’s board of directors.

Spectrum’s board of directors selected D.F. Hadley & Co., Inc. due to its expertise in the natural foods industry, its ability to dedicate significant resources to the Spectrum assignment and its proposed fee structure.

Interests of Spectrum’s Officers and Directors in the Merger

Upon completion of the merger, based on the number of shares of common stock of Hain and Spectrum outstanding on November 4, 2005, assuming that all Spectrum stock options and warrants with an exercise price that is less than the merger consideration are exercised, but without taking into account stock options or warrants of Hain and assuming that the Heinz affiliate does not exercise its right to purchase Hain shares, it is anticipated that the directors and executive officers of Spectrum and their affiliates will beneficially own between 1.50% and 1.70% of the then outstanding shares of Hain common stock, calculated on the basis set forth under the heading “Security Ownership by Certain Beneficial Owners of Spectrum,” depending on the market price of Hain’s common stock during the period prior to the merger.

Prior to the completion of the merger, Spectrum shall take all requisite action so that each option, whether or not exercisable or vested, without any action by Spectrum or the option holder, shall be converted into the right to receive the excess of the merger consideration over the per share exercise or purchase price of the option times the number of shares of Spectrum common stock in respect of such options. See “Certain Terms of the Merger Agreement—Spectrum Stock Options and Warrants” for a description of the treatment of outstanding Spectrum stock options and warrants upon completion of the merger.

Under Spectrum’s 1995 Stock Option Plan, if a change in control of Spectrum occurs, an option or other award will become fully exercisable and fully vested following a merger.

Spectrum has entered into indemnification agreements with its directors and executive officers containing provisions that may require Spectrum to, among other things:

•	indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature;

•	advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

•	maintain directors’ and officers’ insurance if available on reasonable terms.

In addition, Hain has agreed to cause Spectrum to continue to honor and maintain certain indemnification arrangements in favor of the current officers and directors of Spectrum for a period of six years. Spectrum’s officers and directors would benefit from this agreement, since after the merger, Hain may be in a stronger position to honor any potential indemnification claims than Spectrum might have been without having completed the merger.

The current officers and directors of Spectrum will also be covered by directors’ and officers’ insurance to be obtained by Hain, with aggregate premiums not to exceed 200% of the annual amount that Spectrum paid in its last full fiscal year. The continuation of this coverage would benefit Spectrum’s officers and directors and protect them from potential future losses that will be covered by such insurance.

In addition, in connection with the Merger Agreement, Neil Blomquist, Spectrum’s President, Chief Executive Officer, entered into a Severance Agreement with Spectrum (attached as Annex F to this proxy statement/prospectus) and a Non-Competition Agreement with Hain (attached as Annex E to this proxy statement/prospectus). Mr. Blomquist will be paid $150,000 for his services under the Severance Agreement, and will be paid $200,000 in consideration his performance under the Non-Competition Agreement. Other executive officers of Spectrum (excluding Mr. Blomquist) may also receive severance benefits from the surviving entity following the merger in the event that their employment is terminated for certain reasons following the merger.

Spectrum also has agreed to assign to Mr. Phillips its whole life insurance policy (including any cash surrender value) on Mr. Phillips’ life.

As a result of the foregoing, the directors and executive officers of Spectrum may be more likely to vote for the approval of the principal terms of the merger than Spectrum shareholders generally.

Spectrum Directors and Officers After Completion of the Merger

Upon completion of the merger, the managers of Merger Sub will be the managers of the surviving company of the merger. None of the current directors of Spectrum will remain in such positions following completion of the merger. Although Hain is still determining its needs and formulating its plans, it expects that some officers of Spectrum may remain in their positions following completion of the merger. Mr. Blomquist will provide certain services to the surviving entity following completion of the merger pursuant to the Severance Agreement between Mr. Blomquist and Spectrum; see “Interests of Spectrum’s Officers and Directors in the Merger.”

Material Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Spectrum common stock. The discussion is based on and subject to the Code, the Treasury regulations promulgated thereunder, administrative rulings and court decisions as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular Spectrum shareholders in light of their personal circumstances or to Spectrum shareholders subject to special treatment under the Code, such as, without limitation: banks, thrifts, mutual funds and other financial institutions, tax-exempt organizations and pension funds, insurance companies, dealers or brokers in securities or foreign currency, tax exempt entities, persons subject to the alternative minimum tax, shareholders who hold their shares as part of a straddle, hedging or conversion transaction, partnerships or other pass-through entities or investors in such entities, shareholders whose shares are not held as “capital assets” within the meaning of Section 1221 of the Code, and shareholders who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address any federal tax consequences other than income tax (such as estate and gift tax consequences) or any state, local or foreign tax consequences of the merger.

For purposes of this discussion, a U.S. holder means a beneficial owner of Spectrum common stock who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect to be treated as a United States person.

This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the merger. Each Spectrum shareholder is urged to consult such shareholder’s tax advisor with respect to the particular tax consequences of the merger to such shareholder.

As a condition to the closing of the merger, each of Spectrum and Hain must receive from its respective counsel an opinion that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” under

Section 368(a) of the Code. Each tax opinion will rely on certain representations made by Spectrum and Hain. Furthermore, each tax opinion will be subject to certain assumptions, limitations and qualifications. If any of the foregoing representations or assumptions is inconsistent with the actual facts, the U.S. federal income tax treatment of the merger could be adversely affected. In addition, no ruling from the U.S. Internal Revenue Service, or the “IRS,” with respect to the tax consequences of the merger has been, or will be, requested. The tax opinions are not binding on the IRS or the courts, and it is possible that the IRS could assert a contrary position and that a court could sustain that position.

Assuming that the merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code, the merger will have the following U.S. federal income tax consequences to shareholders who exchange their Spectrum common stock for Hain common stock and cash:

•	Spectrum shareholders will recognize gain, but not loss, realized in the merger (if any) but only to the extent such gain does not exceed the amount of cash received (other than any cash received in lieu of fractional shares). The amount of gain realized by a Spectrum Shareholder in the merger will equal the excess of the sum of the fair market value of the Hain common stock received (including any fractional shares for which cash will be received) as of the effective time of the merger plus the amount of cash received (other than any cash received in lieu of fractional shares) over the holder’s tax basis in the Spectrum common stock exchanged therefor. Any such gain generally will be capital gain, and generally will be long-term capital gain if the Spectrum common stock has been held for more than one year at the time of the merger. The amount and character of gain or loss will be computed separately for each block of Spectrum common stock held by the holder. A Spectrum shareholder will not be permitted to net any gain recognized on a block of shares with any loss realized on a separate block of shares;

•	The tax basis of Hain common stock received in the merger (including any fractional shares for which cash will be received) by a Spectrum shareholder will be the same as the tax basis of the Spectrum common stock exchanged therefor, reduced by any cash received in the merger (other than any cash received in lieu of fractional shares), and increased by any gain recognized on the exchange of such Spectrum common stock in the merger (excluding any gain resulting from the receipt of cash in lieu of fractional shares as described below);

•	The holding period for the Hain common stock received in the merger by a Spectrum Shareholder (including fractional shares for which cash will be received) will include the period during which the holder held the Spectrum common stock exchanged therefor; and

•	Spectrum shareholders who receive cash in lieu of fractional shares of Hain common stock will be treated as if the fractional shares were issued and then immediately redeemed for cash in a separate transaction. As a result, such shareholders will recognize gain or loss equal to the difference between the amount of cash received and the basis of the Spectrum common stock deemed exchanged therefor. Such gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss if the Spectrum common stock has been held for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitation.

Holders of Spectrum common stock who exercise dissenters’ rights will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of the shares of Spectrum common stock exchanged. The amount and character of gain or loss will be computed separately for each block of Spectrum common stock held by the holder. Any recognized gain or loss generally will be capital gain or loss and generally will be long term if, as of the date of the merger, the shareholder has held the shares of Spectrum common stock for more than one year. The deductibility of capital losses is subject to limitation.

Backup Withholding; Information Reporting

Under U.S. federal income tax laws, the exchange agent will generally be required to report to a Spectrum shareholder and to the IRS any payments made to a Spectrum shareholder in exchange for Spectrum common stock in the merger, and may be required to “backup withhold” 28% of any such payment. To avoid such backup withholding, a Spectrum shareholder should provide the exchange agent a properly completed Substitute Form W-9, signed under penalties of perjury, including such shareholder’s current Taxpayer Identification Number, or “TIN,” and other certifications. If the Spectrum shareholder does not provide the exchange agent with a TIN and other required certifications, the exchange agent will backup withhold 28% of payments made to the shareholder (unless the shareholder is an exempt recipient as described in the next sentence and demonstrates this fact) and the shareholder may be subject to a $50 penalty imposed by the IRS. Certain Spectrum shareholders (including, among others, corporations) are exempt from these backup withholding and reporting requirements. Exempt holders who are not subject to backup withholding should indicate their exempt status on a Substitute Form W-9 by entering their correct TIN, marking the appropriate box and signing and dating the Substitute Form W-9 in the space provided.

Accounting Treatment

For purposes of financial reporting, the merger will be accounted for as a “purchase.”

Regulatory Approvals

Hain and Spectrum believe that the merger is not subject to the reporting obligations and statutory waiting period of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other applicable law or regulation. However, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take any action under U.S. antitrust laws as it deems necessary or desirable, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Hain or Spectrum. Private parties and state attorneys general may also bring actions under U.S. or state antitrust laws depending on the circumstances.

Restrictions on Resales by Affiliates

The shares of Hain common stock to be received by Spectrum shareholders in the merger will have been registered under the Securities Act and, except as described in this paragraph, may be freely traded without restriction. The shares of Hain common stock to be issued in the merger and received by persons who may be considered to be “affiliates,” as that term is defined in Rule 144 under the Securities Act, of Spectrum before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. The merger agreement provides that Spectrum will use all reasonable efforts to obtain a signed affiliate agreement in favor of and for the benefit of Hain from all persons who may be considered affiliates of Spectrum. The affiliate agreements will provide that these persons will not sell, transfer or otherwise dispose of any shares of Hain common stock at any time in violation of the Securities Act, or the rules and regulations promulgated under the Securities Act, including Rule 145.

Rights of Dissenting Spectrum Shareholders

Spectrum shareholders may be entitled to certain dissenters’ rights if they perfect their rights in accordance with Chapter 13 of the CGCL, or “Chapter 13.” Relevant excerpts of Chapter 13 are included as Annex G to this proxy statement/prospectus. In order to exercise dissenters’ rights, Spectrum shareholders must strictly follow the procedures set forth in Chapter 13.

The following discussion is not a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to Annex G. This discussion and Annex G should be reviewed carefully by any Spectrum shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures prescribed in Chapter 13 will result in the loss of dissenters’ rights under Chapter 13. Holders of options to purchase shares of Spectrum common stock will not be entitled to dissenters’ rights in connection with the merger by virtue of holding options. The Spectrum shareholder who has entered into a voting agreement has waived such statutory rights. We advise any Spectrum shareholder considering exercising dissenters’ rights to consult independent legal counsel.

In order to exercise dissenters’ rights under Chapter 13, a Spectrum shareholder must be entitled to vote on the proposal to approve the principal terms of the merger, or be a transferee of record of shares held by such a shareholder. Under Chapter 13, dissenters’ rights can only be exercised with respect to shares of Spectrum common stock that are outstanding on the record date for the determination of Spectrum shareholders entitled to vote on the principal terms of the merger.

If the merger is consummated, those Spectrum shareholders who elect to exercise their dissenters’ rights and who in a timely and proper fashion perfect such rights will be entitled to receive the “fair market value” of their shares in cash. “Fair market value” would be determined as of August 22, 2005, the day before the first announcement of the principal terms of the merger, and therefore would not include any appreciation or depreciation caused by the merger.

In order to qualify for dissenters’ rights, a Spectrum shareholder must not vote in favor of approval of the principal terms of the merger and must make a written demand on Spectrum within 30 days after Spectrum mails to its shareholders the notice of approval of the principal terms of the merger. Abstentions and broker non-votes will not be considered votes in favor of approval of the principal terms of the merger and the affected shareholders may still perfect dissenter’s rights. A vote not in favor of approval of the principal terms of the merger without written demand will not be sufficient to satisfy the notice requirement under Chapter 13 necessary to protect dissenters’ rights.

If the principal terms of the merger are approved, within 10 days after the special meeting of Spectrum shareholders, Spectrum will mail to any shareholder who did not vote for the approval of the principal terms of the merger a notice that the required shareholder approval of the principal terms of the merger was obtained. This notice of approval will state the price determined by Spectrum to represent the fair market value of any dissenting shares and a brief description of the procedures to be followed by dissenting shareholders who wish to pursue further their statutory rights. The statements in the notice of approval will constitute an offer by Spectrum to purchase from its shareholders any dissenting shares at the price stated, but only if the merger is consummated. However, the determination by Spectrum of fair market value is not binding on its shareholders. The dissenting shareholder must deliver his or her share certificate for receipt by Spectrum within 30 days after the date on which the notice of approval was mailed to the shareholder. Spectrum will stamp or endorse the certificate with a statement that the shares are dissenting shares and return it to the dissenting shareholder.

A Spectrum shareholder who desires Spectrum to purchase his/her/its shares must send a written demand to Spectrum at its principal executive offices, 5341 Old Redwood Highway, Suite 400, Petaluma, California 94954, Attention: President and Chief Executive Officer. A written demand for appraisal must reasonably inform Spectrum of the identity of the shareholder of record making the demand and that the shareholder intends to demand appraisal of the shareholder’s shares. A demand for appraisal should be executed by or for the Spectrum shareholder of record, fully and correctly, as that shareholder’s name appears on the shareholder’s stock certificate. If the Spectrum shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. The written demand must state the number and class of shares held of record by such shareholder which the shareholder demands that Spectrum purchase for cash, and it must contain a statement of the amount which the shareholder claims to be the fair market value of the dissenting shares as of the day before announcement of the principal terms of the merger. That statement will constitute an offer by the shareholder to sell his or her dissenting shares to Spectrum at that price.

If the shareholder and Spectrum agree that the shares of Spectrum common stock as to which the shareholder is seeking dissenters’ rights are dissenting shares, and also agree upon the price to be paid to purchase the dissenting shares, then the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments under Chapter 13 from the date of Spectrum’s offer to purchase the dissenting shares. Any agreements fixing the fair market value of any dissenting shares between Spectrum and any dissenting shareholder must be filed with the president, chief executive officer and secretary of Spectrum.

If Spectrum denies that the shareholder’s shares are dissenting shares under Chapter 13 or Spectrum and a dissenting shareholder do not agree on the other’s proposed purchase price, the shareholder has the right for six months following the mailing of the notice of approval of the principal terms of the merger, but not thereafter, to file a complaint in the California Superior Court requesting the court to determine whether the shareholder’s shares qualify as dissenting shares that are eligible to be repurchased pursuant to the exercise of dissenters’ rights and the fair market value of such shares. If the status of the shares as dissenting shares is in issue, the court will first determine that issue. If the court determines that the shareholder’s shares qualify as dissenting shares, the court will then determine the fair market value of the dissenting shares, which could be higher or lower than the amount offered by Spectrum in the notice of approval of the principal terms of the merger or the merger consideration provided for in the merger agreement, and any such determination would be binding on the dissenting shareholder or shareholders involved in the lawsuit and on Spectrum. Any party may appeal from the judgment. However, the court action to determine the fair market value of shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in approving the principal terms of the merger. No shareholder who has a right under Chapter 13 to demand a payment for cash for shares will have any right to attack the validity of the approval of the principal terms of the merger except in an action to test whether the number of shares required to approve the principal terms of the merger has been legally voted in favor of approval of the principal terms of the merger.

Dissenting Spectrum shares may lose their status as such if any of the following events occur:

•	the merger is abandoned (in which case Spectrum must pay on demand to dissenting shareholders who have initiated proceedings in good faith as provided under Chapter 13 all necessary expenses and reasonable attorneys’ fees incurred in such proceedings);

•	the dissenting shares are transferred before being submitted to Spectrum for endorsement;

•	in the absence of agreement between the dissenting shareholder and Spectrum as to the price of his or her shares, neither Spectrum or the Spectrum shareholder fails to file a complaint or intervenes in a pending action pursuant to Chapter 13 or otherwise fails to become a party to such suit within six months following the mailing of the notice of approval of the principal terms of the merger; or

•	the dissenting shareholder withdraws his or her demand with the consent of Spectrum.

The process of dissenting and exercising dissenters’ rights requires strict compliance with technical prerequisites. Spectrum shareholders wishing to dissent should consult with independent legal counsel for advice in complying with Chapter 13. Any shareholder who fails to comply with any of the requirements of Chapter 13 will forfeit his, her or its rights to dissent to the approval of the principal terms of the merger.

Right to Purchase Shares of Hain Common Stock by an Affiliate of H.J. Heinz Company

Under an agreement that Hain entered into with an affiliate of Heinz in September 1999, the affiliate of Heinz has the right to purchase shares of Hain common stock upon completion of the merger to maintain its approximately 16.4% interest in Hain. If the Heinz affiliate exercises this right in full, Hain will issue between 143,924 and 163,550 additional shares of Hain common stock to the Heinz affiliate at the time of the merger and Spectrum shareholders will then own between 2.31% and 2.62% of the outstanding Hain common stock after the merger. The above calculations are based on the number of shares of Hain common stock and Spectrum common stock outstanding on November 4, 2005, and assumes that all Spectrum stock options and warrants with an exercise price that is less than the merger consideration will be exercised, but does not take into account stock options or warrants of Hain.

CERTAIN TERMS OF THE MERGER AGREEMENT

The following description of the merger agreement describes certain material terms of the merger agreement. The full text of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. Spectrum shareholders are encouraged to read the entire merger agreement.

The Merger

At the effective time of the merger, Spectrum will be merged with and into Hain’s wholly owned subsidiary, Merger Sub. Upon completion of the merger, the managers and officers of Merger Sub immediately prior to the merger will become the managers and officers of the surviving company.

Effective Time of the Merger

The merger agreement provides that the merger will become effective when a certificate of merger executed by Spectrum, Merger Sub and Hain is delivered to and filed with the California Secretary of State. It is anticipated that the effective time of the merger will occur as soon as practicable following the special meeting of Spectrum shareholders, unless less than 90% of Spectrum shareholders entitled to vote approve the merger, in which case it is anticipated that the effective time of the merger may be delayed by 30 days.

Manner and Basis of Converting Shares

The merger agreement provides that, at the effective time of the merger, each outstanding share of Spectrum common stock will automatically be converted into the right to receive a combination of cash consideration in the amount of $0.355, less the fully-diluted per share portion of any Excess Company Expenses, and shares of Hain common stock worth $0.355. The Hain common stock will be valued based on the average closing sales price of Hain common stock for the ten consecutive business days during which Hain common stock is quoted on Nasdaq, beginning twelve such trading days prior to the date of the closing of the merger. In no event, however, will the Hain common stock be valued at a price higher than $19.80 per share or less than $17.424 per share.

No fractional shares of Hain common stock will be issued in the merger. Instead, each Spectrum shareholder otherwise entitled to a fractional share will receive a cash amount, rounded to the nearest whole cent, without interest, based on the closing price of Hain common stock on Nasdaq on the date the merger becomes effective.

If, between the date of the merger agreement and the effective time of the merger, the outstanding shares of Spectrum common stock or Hain common stock are changed into a different number or class of shares by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Hain common stock or Spectrum common stock), extraordinary dividend, reorganization, recapitalization or other similar change with respect to Hain common stock or Spectrum common stock, then the merger consideration shall be appropriately adjusted.

Under the terms of the merger agreement, following the effective time of the merger, Continental Stock Transfer & Trust Company, which has been selected by Hain to act as exchange agent, will mail to each record holder of Spectrum common stock a letter of transmittal and instructions for use, which record holders will use to exchange Spectrum common stock certificates for the merger consideration and cash for any fractional share of Hain common stock. Spectrum common stock certificates should not be surrendered for exchange by Spectrum shareholders before the effective time of the merger.

After the effective time of the merger, transfers of Spectrum common stock will not be registered on the stock transfer books of Spectrum, and each certificate that previously evidenced Spectrum common stock will be deemed to evidence the right to receive the merger consideration and the right to receive cash instead of any fractional share of Hain common stock. Hain will not pay dividends or other distributions on any shares of Hain common stock to be issued in exchange for any Spectrum common stock certificate that is not surrendered until the Spectrum common stock certificate is surrendered as provided in the merger agreement. No interest will be payable on the cash component of the merger consideration.

Spectrum Stock Options and Warrants

Hain will not assume any Spectrum stock options as a result of the merger. The outstanding stock options for common stock of Spectrum will be exchanged for the right to the stock option consideration immediately prior to the effective time of the merger. The stock option consideration is the excess, if any, of the merger consideration over the per share exercise or purchase price of the stock option. The payment of the stock option consideration shall be payable in merger consideration consisting of the same proportion of cash consideration and stock consideration as is paid to holders of Spectrum common stock, and any cash in lieu of fractional shares of Hain common stock. All outstanding and unexercised Spectrum stock options, and all Spectrum stock option plans, will terminate at the effective time of the merger.

Hain will not assume any Spectrum warrant as a result of the merger. The outstanding warrants of Spectrum will be exchanged for the right to the warrant consideration immediately prior to the effective time of the merger. The warrant consideration is the excess, if any, of the merger consideration over the per share exercise or purchase price of the warrant. The payment of the warrant consideration shall be payable in merger consideration consisting of the same proportion of cash consideration and stock consideration as is paid to holders of Spectrum common stock, and any cash in lieu of fractional shares of Hain common stock.

Representations and Warranties

The merger agreement contains customary representations and warranties of Spectrum and Hain relating to, among other things, certain aspects of the respective businesses and assets of the parties and other matters. The representations and warranties expire at the effective time of the merger.

Covenants; Conduct of Business Prior to the Merger

Affirmative Covenants of Spectrum.  Under the terms of the merger agreement, Spectrum has agreed that before the effective time of the merger it will, among other things, and subject to specified exceptions:

•	ensure that Spectrum conducts its operations according to its ordinary course of business consistent with past practice;

•	use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it;

•	will take no action which would impair the ability of the parties to consummate the merger or the other transactions contemplated by the merger agreement;

•	promptly notify Hain of its obtaining actual knowledge that (a) any representation or warranty contained in the merger agreement is untrue or inaccurate in any material respect or (b) any material failure of Spectrum, or of any officer, director, employee or agent of Spectrum, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

•	promptly notify Hain of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in the merger agreement is untrue or inaccurate in any material respect or (b) any material failure of Spectrum, or of any officer, director, employee or agent of Spectrum, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

•	use commercially reasonable efforts (a) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and certain other material contracts, (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (c) to defend all lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, (d) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the merger agreement, (e) to effect all necessary registrations and filings, including, but not limited to, submissions of information requested by governmental authorities, (f) provide all necessary information for the registration statement and (g) to fulfill all conditions to the merger agreement; and

•	provide an unaudited balance sheet and statement of income on a monthly basis, and sales reports on a weekly basis.

Under the terms of the merger agreement, Spectrum has also agreed that its board of directors will recommend that Spectrum shareholders vote to approve the principal terms of the merger. However, at any time before the special meeting, Spectrum’s board of directors is entitled to withdraw or modify its recommendation that Spectrum shareholders vote for approval of the principal terms of the merger if certain requirements, including the following, are satisfied:

•	the shareholder meeting of Spectrum shall have been held, shareholders of Spectrum shall have voted on approval of the principal terms of the merger and the requisite vote of shareholders was not obtained;

•	Spectrum is not then and has not been in breach of any of its obligations under its covenant not to solicit competing offers in any material respect;

•	Spectrum’s board of directors has determined, after consulting with an independent financial advisor, that such definitive agreement constitutes a superior proposal;

•	Spectrum has notified Hain in writing that it intends to enter into such definitive agreement, attaching the most current version of such definitive agreement (including any amendments, supplements or modifications) to such notice; and

•	during the eight business day period following Hain’s receipt of such notice, (a) Spectrum shall have offered to negotiate with (and, if accepted, negotiated with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate with), Hain in making such commercially reasonable adjustments to the terms and conditions of the merger agreement as would enable Spectrum to proceed with the merger and the other transactions contemplated by the merger agreement, and (b) Spectrum’s board of directors shall have determined, after considering the results of such negotiations and the revised proposals made by Hain, if any, that the superior proposal giving rise to such notice continues to be a superior proposal.

For purposes of the merger agreement, the term “superior proposal” means a takeover proposal (i) which the Spectrum board of directors determines is on terms and conditions materially more favorable from a financial point of view to the Spectrum shareholders than those contemplated by the merger agreement (based on advice received from financial advisors), (ii) the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay, and (iii) for which financing, to the extent required, is then committed or, in the judgment of the Spectrum board of directors, is reasonably likely to be available.

For purposes of the merger agreement, the term “takeover proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving Spectrum representing 20% or more of the assets of Spectrum, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of Spectrum, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Spectrum, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of Spectrum or (v) any other transaction having a similar effect to those described in clauses (i) - (iv), in each case other than the transactions contemplated by the merger agreement.

Under the terms of the merger agreement, Spectrum’s obligation to call, give notice of and hold the special meeting of Spectrum shareholders will not be affected by the commencement, disclosure, announcement or submission of a superior proposal or takeover proposal, or by any withdrawal or modification of the recommendation by Spectrum’s board of directors that Spectrum shareholders vote for approval of the principal terms of the merger.

The merger agreement provides that, if Spectrum’s board of directors withdraws or modifies its recommendation that Spectrum shareholders vote for approval of the principal terms of the merger, Spectrum may be required to pay Hain a fee in the amount of $900,000. See “Certain Terms of the Merger Agreement—Expenses and Termination Fee.”

Negative Covenants of Spectrum.  Under the terms of the merger agreement, Spectrum has agreed that before the effective time of the merger, without the prior written consent of Hain and subject to specified exceptions, it will not and will not permit any of its subsidiaries to:

•	amend its amended and restated articles of incorporation or amended and restated by-laws;

•	authorize for issuance, issue, sell, deliver, grant any warrants, options or other rights for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock (except for the exercise of currently outstanding stock options);

•	split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in the merger agreement;

•	(a) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice, (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in the ordinary course of business consistent with past practices, (c) make any loans, advances or (except in the ordinary course of business consistent with past practice) to, capital contributions to, or investments in, any other person, or (d) pledge or otherwise encumber shares of capital stock of Spectrum;

•

(a) increase in any manner the compensation of (i) except under the terms of any agreement in existence on the date of the merger agreement, any of its directors or officers or (ii) any other employee except in the ordinary course of business consistent with past practice, (b) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements or to extend employee benefits upon termination in the ordinary course of business consistent with past practice, (c) grant any severance or termination pay to, or enter into any employment or severance agreement with, (i) except under the terms of any agreement or policy in existence on the date hereof, any of its directors or officers or (ii) any other employee except in the ordinary course of business consistent with past practice, or (d) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date of the merger agreement;

•	enter into any agreement or transaction with any director, officer or holder of more than 5% of Spectrum common stock or any family member or affiliate of any of the foregoing;

•	except as disclosed prior to the execution of the merger agreement, enter into any other agreements, commitments or contracts in excess of $50,000 in the aggregate, except agreements, commitments or contracts in the ordinary course of business consistent with past practice and agreements, commitments or contracts for third party services in connection with the merger;

•	authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets (other than in the ordinary course of business consistent with past practice) or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets (other than in the ordinary course of business consistent with past practice) or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

•	authorize any new capital expenditure or expenditures in excess of $50,000 in the aggregate, other than expenditures that were included in Spectrum’s capital expenditure budget for the current fiscal year or incurred as a result of the transactions contemplated by the merger agreement;

•	make any change in the accounting methods or accounting practices followed by Spectrum, except changes required by law or by U.S. GAAP;

•	settle or compromise any material federal, state, local or foreign tax liability, make any new material tax election, revoke or modify any existing tax election, or request or consent to a change in any method of tax accounting;

•	take, cause or permit to be taken any action, whether before or after the effective date of the merger, that could reasonably be expected to prevent the merger from constituting a “reorganization” within the meaning of Section 368(a) of the Code;

•	create or acquire any subsidiary;

•	knowingly do any act or omit to do any act that would result in a breach of any representation by Spectrum set forth in the merger agreement;

•	make any increase in Spectrum’s trade or consumer promotions from those disclosed to Hain by Spectrum in writing prior to the date of the merger agreement or any consumer promotions extending beyond December 31, 2005 without Hain’s written approval; or

•	agree to do any of the foregoing.

Affirmative Covenants of Hain.  Under the terms of the merger agreement, Hain has agreed that, before the effective time of the merger, it will, among other things, and subject to specified exceptions:

•	take any commercially reasonable action required to be taken under any applicable state securities laws in connection with the issuance of Hain common stock in the merger; and

•	cause the stock consideration to be approved for quotation on Nasdaq, subject to official notice of issuance.

Affirmative Covenants of Hain and Spectrum.  Under the terms of the merger agreement, Hain and Spectrum agreed that, before the effective time of the merger, they will, among other things, and subject to specified exceptions:

•	prepare and file with the SEC a registration statement in connection with the issuance of the shares of Hain common stock in the merger, and use commercially reasonable efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing;

•	make all necessary filings with respect to the merger and the transactions contemplated thereby under the Securities Act and the Exchange Act, and applicable state blue sky laws and the rules and regulations thereunder;

•	use commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the merger and make effective the transactions contemplated by the merger agreement, including (a) to obtain all necessary waivers, consents and approvals from other parties to certain material Spectrum contracts, (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (c) to defend all lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, (d) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the merger agreement, (e) to effect all necessary registrations and filings, including, but not limited to, submissions of information requested by governmental authorities, (f) provide all necessary information for the registration statement and (g) to fulfill all conditions to the merger agreement.

Limitation on Spectrum’s Ability to Consider Other Acquisition Proposals

Under the terms of the merger agreement, Spectrum has agreed that it will not directly or indirectly, and that it will not authorize or permit any of its representatives, subsidiaries or subsidiaries’ representatives directly or indirectly, to:

•	solicit, initiate, facilitate or knowingly encourage any inquiries, offers or proposals relating to a takeover proposal;

•	engage in discussions or negotiations with, or furnish or disclose any non-public information relating to Spectrum to, any person that has made or has indicated an intention or to make or is considering making a takeover proposal;

•	withdraw, modify or amend in any manner adverse to Hain the recommendation by Spectrum’s board of directors in favor of the merger;

•	approve, endorse or recommend any takeover proposal; or

•	enter into any agreement in principle, arrangement, understanding or contract relating to a takeover proposal.

However, these restrictions will not be deemed to prevent Spectrum or its board of directors from (i) complying with its legal obligations under Rules 14d-9 and 14c-2 of the Exchange Act with regard to a takeover proposal and (ii) making such other public disclosures that it determines, based on the advice of outside legal counsel, is required under applicable law.

Under the terms of the merger agreement, Spectrum has agreed to, and to direct its representatives to, immediately cease any existing solicitations, discussions or negotiations with any person that has made or indicated an intention to make a takeover proposal. Spectrum has also agreed to promptly request that each person who has executed a confidentiality agreement with Spectrum in connection with that person’s consideration of a takeover proposal return or destroy all non-public information furnished to that person by or on behalf of Spectrum.

Under the terms of the merger agreement, if Spectrum receives any takeover proposal or indication by any person that it is considering making any takeover proposal, or any request for non-public information relating to Spectrum other than requests for information in the ordinary course of business consistent with past practice and unrelated to a takeover proposal, Spectrum must, promptly upon receipt of such takeover proposal, indication of interest or request, advise Hain of the matter, including the identity of such person and a copy of such takeover proposal, indication or request or, if no such copy is available, a written description of the terms thereof. Spectrum must keep Hain reasonably informed on a prompt basis of the status of any such takeover proposal, indication of interest or request, and any related communications to or by Spectrum or its representatives.

Conditions to the Merger

Conditions to the Obligations of Each Party.  The merger agreement provides that the obligations of Hain, Merger Sub and Spectrum to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing of the merger, of the following conditions, in addition to the additional conditions applicable to each of the parties set forth below:

•	the vote of the requisite number of Spectrum shareholders shall have been obtained;

•	no judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the merger;

•	the shares of Hain common stock issuable to Spectrum’s shareholders as contemplated by the merger agreement shall have been approved for quotation on Nasdaq, subject to official notice of issuance.

Additional Conditions to the Obligations of Hain.  The merger agreement provides that the obligations of Hain to effect the merger and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing of the merger, of the following conditions, in addition to the conditions set forth above under “Conditions to the Obligations of Each Party”:

•	the representations and warranties of Spectrum set forth in the merger agreement shall be true and correct in all respects, without regard to any materiality or “material adverse effect” qualifications contained therein, as though made on and as of the date of the merger (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of representations and warranties to be true and correct in all respects could not reasonably be expected to have a “material adverse effect”. In addition, the representations and warranties with respect to the capitalization of Spectrum shall be true and correct in all respects as of the effective time, as though made on as of the effective time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	Spectrum shall have performed in all material respects all obligations required to be performed by it under the merger at or prior to the closing of the merger;

•	since the date of the merger agreement, there shall not have been, and there shall not reasonably be expected to be, any Spectrum “material adverse effect” that is continuing;

•	the holders of not more than 10% of the outstanding Spectrum common stock shall (a) immediately following the Spectrum shareholder meeting, have demanded and maintained the right to require, or have the continuing right to require, purchase of their Spectrum common stock for cash in accordance with Chapter 13, or (b) 30 days following the Spectrum shareholder meeting, have demanded and maintained the right to require, or have the continuing right to require, the purchase of their Spectrum common stock for cash in accordance with Chapter 13;

•	the consents and approvals required by the merger agreement shall have been obtained;

•	Spectrum shall have delivered to Hain customary payoff letters, in form and substance reasonably satisfactory to Hain and its counsel, with respect to certain Spectrum indebtedness existing as of the effective time; and

•	Hain shall have received from its counsel an opinion regarding certain tax matters (although this condition will be deemed waived if the representations contained in the tax representation letters to be delivered by Hain and Spectrum at the closing are true in all material respects).

Additional Conditions to the Obligation of Spectrum.  The merger agreement provides that the obligation of Spectrum to effect the merger and otherwise effect the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing of the merger, of the following conditions, in addition to the conditions set forth above under “Conditions to the Obligations of Each Party”:

•	the representations and warranties of Hain set forth in the merger agreement shall be true and correct in all respects, without regard to any materiality or “material adverse effect” qualifications contained therein, as though made on and as of the closing of the merger (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of representations and warranties to be true and correct in all respects could not reasonably be expected to have a “material adverse effect”. In addition, the representations and warranties with respect to the capitalization of Hain shall be true and correct in all respects as of the effective time, as though made on as of the effective time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	Hain and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing of the merger;

•	the consents and approvals required by the merger agreement shall have been obtained;

•	the holders of not more than 20% of the outstanding Spectrum common stock shall (a) immediately following the Spectrum shareholder meeting, have demanded and maintained the right to require, or have the continuing right to require, purchase of their Spectrum common stock for cash in accordance with Chapter 13, or (b) 30 days following the Spectrum shareholder meeting, have demanded and maintained the right to require, or have the continuing right to require, the purchase of their Spectrum common stock for cash in accordance with Chapter 13; and

•	Spectrum shall have received from its counsel an opinion regarding certain tax matters (although this condition will be deemed waived if the representations contained in the tax representation letters to be delivered by Hain and Spectrum at the closing are true in all material respects).

As used with respect to Spectrum in the merger agreement, “material adverse effect” means any state of facts, circumstance, change, development, effect, condition or occurrence that, when taken together with all other states of fact, circumstances, changes, developments, effects, conditions and occurrences, (i) has a material and adverse effect on the financial condition, business, assets, liabilities or results of operations of Spectrum, or (ii) prevents or materially impedes or delays the performance by Spectrum of its obligations under the merger agreement or the consummation of the merger or the other transactions expressly contemplated by the merger agreement; provided, however, that with respect to clause (i), a material adverse effect will be deemed not to include any state of facts, circumstance, change, development, effect, condition or occurrence to the extent resulting from (a) any change in the market price or trading volume of Spectrum’s common stock after the date of the merger agreement; (b) the announcement of the pendency of the merger (including cancellations of or delays in customer orders, reductions in sales, disruptions in supplier, distributor, partner or similar relationships or losses of employees, in each case resulting from such announcement); (c) the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of the merger agreement and specifically identified in the disclosure letter delivered by Spectrum to Hain in connection with the merger agreement; (d) the payment of out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the merger agreement; or (e) compliance with the express terms of, or the taking of any action expressly required by, the merger agreement.

As used with respect to Hain in the merger agreement, “material adverse effect” means any state of facts, circumstance, change, development, effect, condition or occurrence that, when taken together with all other states of fact, circumstances, changes, developments, effects, conditions and occurrences, (i) has a material and adverse effect on the financial condition, business, assets, liabilities or results of operations of Hain, or (ii) prevents or materially impedes or delays the performance by Hain of its obligations under the merger agreement or the consummation of the merger or the other transactions expressly contemplated by the merger agreement; provided, however, that with respect to clause (i), a material adverse effect will be deemed not to include any state of facts, circumstance, change, development, effect, condition or occurrence to the extent resulting from (a) any change in the market price or trading volume of Hain’s stock after the date of the merger agreement; (b) the announcement of the pendency of the merger (including cancellations of or delays in customer orders, reductions in sales, disruptions in supplier, distributor, partner or similar relationships or losses of employees, in each case resulting from such announcement); or (c) compliance with the express terms of, or the taking of any action expressly required by, the merger agreement.

Termination of the Merger Agreement

The merger agreement provides that Hain and Spectrum can agree by mutual written consent to terminate the merger agreement at any time before the consummation of the merger. In addition, either Hain or Spectrum may terminate the merger agreement if:

•	the merger has not been consummated by December 31, 2005 (or, if the SEC reviews the registration statement, by January 31, 2006) except that the right to terminate the merger agreement under this clause shall not be available to any party to the merger agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the merger by such date; provided that such deadlines will be extended for an additional 30 calendar days if the holders of more than 10% of the outstanding Spectrum common stock shall, immediately following the Spectrum shareholder meeting, have demanded and maintained the right to require, or have the continuing right to require, purchase of their Spectrum common stock for cash in accordance with Chapter 13;

•	the principal terms merger agreement have been submitted to the shareholders of Spectrum for approval at a duly convened meeting of Spectrum shareholders (or adjournment or postponement thereof) and the vote of the requisite number of shares is not obtained upon a vote taken thereon;

•	any law prohibits consummation of the merger; or

•	any order restrains, enjoins or otherwise prohibits consummation of the merger, and such order has become final and nonappealable.

In addition, the merger agreement provides that Hain may terminate the merger agreement, before the effective time, if any of the following events occurs:

•	Spectrum’s board of directors withdraws, modifies or amends its board recommendation in favor of the merger in any manner adverse to Hain;

•	(a) Spectrum’s board of directors approves, endorses or recommends a takeover proposal, (b) Spectrum enters into a contract relating to a takeover proposal, (c) a tender offer or exchange offer for any outstanding shares of capital stock of Spectrum is commenced prior to obtaining the vote of the requisite number of shares of Spectrum’s shareholders and Spectrum’s board of directors fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement, (d) any person solicits proxies of shareholders of Spectrum prior to obtaining the vote of the requisite number of shares in favor of the merger and Spectrum’s board of directors fails to recommend against acceptance of such solicitation by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such solicitation by its shareholders, which shall constitute a failure to recommend against acceptance of such solicitation) within ten business days after commencement, or (e) Spectrum or its board of directors publicly announces its intention to do any of the foregoing; or

•	Spectrum breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach (a) would give rise to the failure of a condition as set forth in “Certain Terms of the Merger Agreement — Additional Conditions to the Obligations of Hain” and (b) has not been cured by Spectrum within ten business days after Spectrum’s receipt of written notice of such breach from Hain.

If the merger agreement is terminated, then it will be of no further effect, there will be no liability on the part of Hain or Spectrum to the other, and all rights and obligations of the parties will cease other than liabilities relating to payment of termination fees and breaches of representations and warranties and covenants contained in the merger agreement.

Expenses and Termination Fee

The merger agreement provides that, regardless of whether Hain and Spectrum consummate the merger, each of Spectrum, Spectrum’s shareholders and Hain will pay their own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

If the merger is completed, the surviving entity will assume Spectrum’s expenses for third party services and fees to outside directors, in each case incurred after March 31, 2005, and payments to be made by Hain under the Non-Competition Agreement between Hain and Mr. Blomquist, or the “Company Expenses,” to the extent that such expenses do not exceed $725,000 in the aggregate. Any Company Expenses above $725,000 in the aggregate, which are referred to in this proxy statement/prospectus as “Excess Company Expenses,” will reduce the cash portion of the aggregate merger consideration dollar-for-dollar.

Under the terms of the merger agreement, Spectrum has agreed to pay Hain a termination fee in the amount of $900,000 if:

•	Spectrum terminates the merger agreement and accepts a superior proposal;

•	Hain terminates the merger agreement because (a) Spectrum’s board of directors withdraws, modifies or amends, in each case in any manner adverse to Hain, its recommendation that Spectrum’s shareholders approve the merger and the merger agreement or (b) Spectrum’s board of directors takes certain actions to support (or does not oppose) a takeover proposal; or

•	(a) a takeover proposal is made or proposed to Spectrum or otherwise publicly announced, (b) the merger agreement is terminated by either Spectrum or Hain, and (c) Spectrum consummates any takeover proposal (whether or not the same as the takeover proposal referred to in clause (a) above) within 18 months following the date of termination of the merger agreement.

Amendment

The merger agreement may be amended at any time, whether before or after the approval of the principal terms of the merger by Spectrum shareholders. However, after the approval of the principal terms of the merger by Spectrum shareholders, no amendment which by law requires the approval of Spectrum shareholders will be effective.

Voting Agreement

Concurrent with the execution and delivery of the merger agreement and as a condition to the willingness of Hain to enter into the merger agreement, Jethren Phillips, the Chairman of the board of directors of Spectrum, entered into a Voting and Support Agreement (attached as Annex B to this proxy statement/prospectus) with Hain pursuant to which he has agreed to vote Spectrum shares representing 40% of the shares entitled to vote at the special meeting in favor of approval of the principal terms of the merger. Mr. Phillips beneficially owns approximately 53% of the outstanding shares of Spectrum common stock.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF HAIN

Hain is not aware of any material changes in the beneficial ownership by (a) any person who is known by Hain to be (or was known to be at the time of Hain’s 2005 proxy statement) the beneficial owner of more than five percent of Hain’s outstanding shares of common stock, (b) the directors of Hain, or (c) the executive officers of Hain named in the Summary Compensation Table in Hain’s most recent proxy statement, in each case from those disclosed in Hain’s most recent proxy statement.

ADDITIONAL INFORMATION REGARDING SPECTRUM

Business

Introduction

Spectrum competes primarily in three business segments: natural and organic foods under the Spectrum Naturals® brand; essential fatty acid nutritional supplements under the Spectrum Essentials® brand; and industrial ingredients for use by other manufacturers sold under the Spectrum Ingredients name. The vast majority of Spectrum’s products are oil-based and Spectrum has positioned itself as “The Good Fats Company” by differentiating its products from mass market alternatives in the following ways:

•	All raw ingredients used in Spectrum products, from olives to nut seeds to soybeans are certified to be non-GMO.

•	Oils are extracted from the raw ingredients via expeller (mechanical) pressing. No harsh chemicals or solvents are ever used. Expeller pressing retains the natural flavor and nutrients and minimizes the damage from the effects of heat, light and oxygen.

•	Spectrum oils are only refined when a more neutral-tasting oil is desired or for oils that need to perform well in high heat culinary applications. Spectrum organic oils are gently refined at the lowest temperatures possible using natural agents like citric acid.

•	Spectrum oils never undergo post-refining. Mass market oils often undergo hydrogenation to prolong shelf lives and to create solid fats from oils that would naturally be liquids at ambient temperatures.

Within the natural and organic foods segment, Spectrum’s products include olive oils and other culinary oils, salad dressings, condiments and butter-substitutes such as Spectrum Organic Margarine® and Spectrum Spread®. All of Spectrum’s culinary products feature healthy fats, contain no hydrogenated or trans fats and are offered in a variety of sizes and flavors in both organic and conventional, non-GMO offerings.

Within the nutritional supplement segment, Spectrum’s products include organic flax oils, evening primrose oil, borage oil, Norwegian fish oil and other essential fatty acids in both liquid and capsule forms. The Spectrum Essentials® products are cold-pressed, nutritionally rich sources of Omega-3 and Omega-6 essential fatty acids and are also offered in a variety of sizes and styles.

The Spectrum Ingredients® (formerly known as Spectrum Commodities, Inc.) segment includes organic and conventional non-GMO culinary oils, organic vinegar, condiments and nutritional oils offered to other manufacturers for use in their products. In addition, they bring incremental purchasing power to Spectrum resulting in higher margins for the consumer branded products.

Business Combination and Subsequent Divestitures

Spectrum was formed on October 6, 1999 by the four-way reverse merger of three private companies: Spectrum Naturals, Inc., or “SNI,” its affiliate Spectrum Commodities, Inc., or “SCI,” and Organic Ingredients, Inc., or “OI,” into the public company Organic Food Products, Inc., or “OFPI.” OFPI was the registrant prior to the merger, but since a controlling interest in Spectrum is held by former SNI shareholders, the merger was accounted for as a reverse acquisition, with SNI and SCI as the acquirer and OI and OFPI as acquirees.

On June 11, 2001, Spectrum sold the OFPI tomato-based product lines to Acirca, Inc., an unrelated third party. On April 25, 2002, Spectrum sold the OI industrial ingredient product lines in fruits, vegetables, concentrates and purees to Acirca. The two dispositions have significantly strengthened Spectrum from a liquidity and working capital standpoint. Additionally, Spectrum was able to focus its resources on its core business in healthy oils, butter substitutes and essential fatty acid nutrition.

History

Spectrum was incorporated in 1980 as Spectrum Marketing, Inc., a California corporation, to bring nutrition and quality into the vegetable oil category. In the beginning, natural oils were manufactured and distributed in bulk. Six years later the Spectrum Naturals® brand was launched. In 1992, Spectrum changed its name to Spectrum Naturals, Inc. Over time SNI expanded its product lines to include condiments and salad dressings under the Spectrum Naturals® brand and nutritional supplements under the Spectrum Essentials® brand. The brands are positioned as premium, healthy alternatives to conventional products as a result of the organic sourcing of raw ingredients and the chemical-free extraction of the oils utilizing mechanical (expeller) pressing techniques. SNI has been a leading innovator in the development and marketing of expeller-pressed and certified organic vegetable oils. Spectrum has also been a leading proponent of testing and verifying the absence of genetically modified organisms in its culinary oils. SNI has marketed natural mayonnaise since 1987, organic vinegar since 1989 and healthy fat salad dressings since 1996. Spectrum Spread®, a healthy alternative to butter or margarine in baking applications was introduced in 1993.

Expanding into the nutritional supplement product category, Spectrum participated in areas of nutritional research and product development, becoming the first company to market organic flax oil in the United States. Spectrum also implemented the proprietary technology known as SpectraVac. SpectraVac, in use since 1989, is an organic method of fresh oil extraction from seed without the use of chemicals that also minimizes the impact of oxygen, light and heat. The SpectraVac system also employs micron filtration technology which eliminates impurities without stripping out the beneficial compounds in the oil. The result is a true, cold-pressed nutritionally rich oil that resists flavor reversion.

In 1995, Spectrum formed Spectrum Commodities, Inc., or “SCI,” to serve other natural food manufacturers with similar bulk ingredient needs. SCI’s mission was to improve the integrity of ingredients used in food manufacturing by offering expeller-pressed oils in place of those made with harsh chemical solvents. SCI also secured exclusive distribution rights to new products such as organic palm and coconut oils. SCI works with a distribution network that has railcar pumping stations and warehouses on both coasts. SCI provides industrial quantities of organic and expeller-pressed culinary and nutritional oils and organic vinegar to manufacturers, co-packers, private label and food service accounts. The SCI product lines are now offered for sale under the Spectrum Ingredients, or “SI,” name.

OFPI went public in August 1997 and was quoted on the NASDAQ Small Cap Market until being delisted in May 1999 due to non-compliance with the net tangible assets requirement. Since then Spectrum’s common stock has been quoted on the OTC Bulletin Board System under the ticker symbol “OFPI” until the October 1999 merger, after which Spectrum changed its name to Spectrum Organic Products, Inc. and its ticker symbol to “SPOP.OB.”

Spectrum offers its products here in the United States as well as internationally to natural and mainstream food distributors, retailers and manufacturers. Spectrum manages its business under the following three product segments:

Spectrum Naturals® Culinary Segment

Spectrum introduces and discontinues products on a regular basis, consistent with customary practices of other firms in the processed food industry. Spectrum’s current culinary products, which include organic and Orthodox Union certified products, include the following:

Culinary Oils

Spectrum’s largest culinary product line is olive oil. Spectrum markets organic and conventional extra virgin olive oil in various sizes. Spectrum also offers olive oils from various geographic regions including Greece, Spain, Italy, Tunisia, Argentina and California.

Spectrum also markets other refined, unrefined, blended and organic cooking oils under the Spectrum Naturals® brand. The other culinary oils include almond, apricot, avocado, canola, coconut, corn, palm fruit, peanut, pumpkin seed, hazelnut, safflower, sesame, soy, sunflower and walnut.

Condiments

Spectrum also markets condiments under the Spectrum Naturals brand name. There is both a “lite” and a regular mayonnaise made from expeller-pressed canola oil. Spectrum introduced the first organic mayonnaise during 2000. Spectrum also markets a vinegar line that is third party certified organic, which includes: apple cider, brown rice, red wine, white wine and balsamic. There is also non-organic balsamic vinegar from Modina, Italy. Spectrum also markets two types of spreads for use as a healthy alternative to butter or margarine: Spectrum Naturals Canola Spread and Essential Omega Spread made with organic flax and soy oils.

Salad Dressings

Spectrum also markets organic salad dressings in full-fat, low-fat and fat-free versions in various flavors and sizes. The salad dressing line also includes three Omega-3 vinaigrettes, which are functional full-fat dressings made with organic flax and soy oil to help consumers achieve recommended daily allowances of Omega-3 essential fatty acids in a tasteful product.

Cooking Sprays

There are five six-ounce cooking sprays that compete with their mass-market counterpart “Pam.” The Spectrum Super Canola Spray Oil is made from high-oleic canola oil and the Extra Virgin Olive Spray Oil is made from a blend of extra virgin olive oil and canola oil. Also available in the six-ounce size are Canola Spray Oil with Butter Flavor, Grapeseed Spray Oil and Extra Virgin Olive Spray Oil with Garlic Flavor. There is also a 16-ounce version of the Spectrum Super Canola Spray Oil.

Shortening

Spectrum markets a non-hydrogenated organic palm shortening that can be used in any cooking application where butter, margarine or shortening is called for. The Spectrum Naturals® shortening is a healthy alternative to hydrogenated shortening and partially hydrogenated oils.

Spectrum Essentials ® Nutritional Supplement Segment

Spectrum markets essential fatty acid nutritional supplements under the Spectrum Essentials® brand. The supplements are available in both liquid and capsule forms. The essential fatty acid supplement oils include Flax, Borage, Evening Primrose, Cod Liver, Norwegian Fish and Wheat Germ oils in various sizes, flavors and blends. The Spectrum Essentials® brand also includes two fiber supplements for colon care.

Spectrum Ingredients/Private Label Segment

Spectrum offers a wide variety of certified organic and non-organic industrial ingredients to other food manufacturers, including olive oils and numerous other vegetable cooking oils in both refined and unrefined states, vinegar, mayonnaise, shortening and nutritional oils (primarily flax oil) sold in institutional sizes and bulk capsules.

The private label product lines include programs for natural and organic food retailers such as Whole Foods, Vitamin Shop and Trader Joe’s. These programs include canola oil, mayonnaise, olive oil, and flax oil products.

Sales and Distribution

Spectrum sells its consumer branded products primarily through distributors, independent commissioned food brokers and specialty food brokers to natural food and specialty food stores, retail chains and independent grocery stores. Currently Spectrum products are offered in over 6,000 health food stores nationwide and 2,000 grocery stores located throughout the United States and Canada. In order to increase its distribution and sales, Spectrum offers special promotional pricing and occasionally may pay “slotting fees”, which are payments made by food processors and distributors to retail stores in order to acquire retail shelf space for their food products.

In 2004 UNFI accounted for approximately 42% of Spectrum’s net sales, versus 36% in 2003 and 50% in 2002. The loss of UNFI as a customer would have a material adverse effect on Spectrum’s operations. One of Spectrum’s directors, Thomas B. Simone, also serves as vice chair and lead independent director of the board of directors of UNFI. UNFI’s percentage of sales decreased from the 2002 level because of the growth of the Spectrum Ingredients Division as a percent of total sales. The Spectrum Ingredients product lines are sold to domestic food manufacturers.

A broker incentive plan has been implemented based on annual quotas to motivate brokers to increase their sales of Spectrum products. Spectrum has also entered into arrangements with certain retail store chains to obtain closer working relationships and enhanced retail merchandising and promotional support.

To date, Spectrum has focused on its core natural foods distribution network. Spectrum will enter into new distribution arrangements with mass-market accounts where profitable. Management believes there is an opportunity to enter conventional supermarkets as they become more committed to providing a variety of organic and natural food products, and as consumers become more health conscious.

Marketing and New Product Development

Spectrum’s product marketing emphasizes organic, all natural and healthy oil products containing no hydrogenated fats as a healthy and good-tasting alternative to similar traditional food products. Each brand is targeted toward specific consumer segments with appropriate products, flavor variations, images and messages. Spectrum promotes all of its brands to natural food and health food stores and the specialty or gourmet departments of grocery stores.

Spectrum hired its first research and development director in January, 2005 to drive its development of new product and line extensions. Previously, Spectrum primarily used outside resources in developing its new consumer branded products. Research and development expenses are included in general and administrative expense.

Manufacturing Facilities and Suppliers

Spectrum manufactures the Spectrum Essentials flax oil products in a leased facility located at 1510 South 2nd Street, Cherokee, Iowa. The Cherokee facility is managed under a strategic alliance with BIOWA Nutraceuticals, LLC, or “BIOWA.” BIOWA provides custom manufacturing services to Spectrum utilizing Spectrum’s proprietary technology and equipment. During 2004, Spectrum closed its leased manufacturing facility at 133 Copeland Street, Petaluma, California, where its flax oil products were formerly produced.

On July 14, 2003, Spectrum disassembled its bottling line at Copeland Street in Petaluma, California and relocated and reconfigured the line at its new bottling co-packer, Interpac Technologies, Inc., or “Interpac,” also located in Petaluma, California. Interpac provides custom bottling services to Spectrum utilizing Spectrum’s bottling equipment. On June 2, 2003, Spectrum relocated its third party warehousing and distribution facility from Southern California to a new facility operated by Interpac in Woodland, California.

Spectrum uses co-packers to process and package its vinegars, condiments, dressings, mayonnaise, shortening, spray oils, spreads and encapsulated nutritional products. Spectrum’s primary co-packer of branded products represented approximately 9%, 11% and 11% of the cost of goods sold in 2004, 2003 and 2002, respectively. While a change in co-packers could cause a delay in production and a possible loss of sales, Spectrum believes other manufacturers are available who could provide processing at similar prices and terms.

Organic raw materials are available from a limited number of sources. Spectrum maintains long-term relationships with most of its organic suppliers. Purchase arrangements are generally made annually in either U.S. dollars or the local currency of the supplier. Spectrum had one vendor of canola oil that supplied approximately 17%, 16% and 11% of Spectrum’s raw material purchases in 2004, 2003 and 2002, respectively. Spectrum believes that other suppliers are available who could provide products at similar prices and terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which could adversely affect operating results.

Competition

The natural food and health food industries in general and the condiment, culinary oil and nutritional supplement businesses in particular, are highly competitive and there are numerous multinational, regional and local firms that currently compete, or are capable of competing, with Spectrum. In the natural foods category Spectrum’s principal competitors are private label offerings and the Hain Celestial Group. Spectrum competes with numerous brands in the non-organic vegetable oil category including Puritan and Wesson. In the olive oil category, competitors include Colavita, Hain and Dal Raccolto. The nutritional supplement competitors include Health from the Sun and Barleans. Spectrum also faces competition in the natural food condiment market from Eden, Canoleo, Nasoya, Annie’s and Braggs. Competitors in the non-organic condiments market include Heinz and International Home Foods, which markets Best Foods Mayonnaise.

Competitive factors in the specialty foods industry include price, quality, brand image and flavor. Spectrum positions its product lines to be slightly more expensive than their non-organic food counterparts but consistent with prices charged by other organic food marketers. Management believes its products compete favorably against other organic foods with respect to quality and flavor.

Trade Names and Trademarks

Spectrum has federal registration for its Spectrum Naturals, Spectrum Essentials, Spectrum Spread and Spectrum Naturals Organic Margarine trademarks. However, there can be no assurance that any trademark or trade name will not be copied or challenged by others.

Government Regulation and Independent Certification

Spectrum is subject to various federal, state and local regulations relating to cleanliness, maintenance of food production equipment, food storage and food handling and Spectrum is subject to unannounced on-site inspections of its manufacturing facilities. As a manufacturer and distributor of foods, Spectrum is subject to regulation by the FDA, the FTC, the USDA, and OSHA, in connection with the manufacture, sale, safety, advertising, handling, storage, transportation, labeling and processing of food products. In order to offer organic and kosher food products, Spectrum is also subject to inspection and regulation by third party certification agencies, such as Quality Assurance International and the Orthodox Union.

The USDA adopted regulations with respect to the labeling and certification of organic foods which were implemented on October 21, 2002. Spectrum has made the required label revisions and is in compliance with the additional requirements for third party organic certification.

The FDA proposed new guidelines with respect to the labeling of genetically engineered foods on January 18, 2001. Final guidance is expected to be issued in the near future. However, since Spectrum never utilizes genetically engineered seed or raw materials, and has a third party testing program in place to verify the absence of these, the guidelines are not expected to effect the labeling of Spectrum’s products.

Additionally, the FDA issued its final ruling amending the nutritional labeling regulations on packaged foods on July 11, 2003. This ruling requires the declaration of trans fatty acids on nutritional labels effective January 1, 2006. Trans fatty acids are found in hydrogenated or partially-hydrogenated oils and are suspected by many health care practitioners to be a contributor to heart disease, diabetes and the obesity epidemic in the United States. None of Spectrum’s products contain trans fatty acids; therefore, this ruling is not expected to effect the labeling of Spectrum’s products.

In response to the terrorist attacks against the United States on September 11, 2001, the U.S. government has taken aggressive action to protect the nation’s food supply. In June 2002, the FDA enacted the Public Health Security and Bioterrorism Preparedness and Responsive Act of 2002, or the “Bioterrorism Act.” The Bioterrorism Act mandated that all food companies comply with four new requirements with regards to the importation of food products to the United States as of December 2003:

•	Registration of all domestic and importing manufacturers directly with the FDA;

•	Pre-notification of inbound food shipments with the Bureau of Customs and Border Protection, or “BCBP”;

•	Maintenance of documentation to support the importation of any food product, by lot, as it flows from the importer to the ultimate customer for a minimum of two years; and

•	Detention of food products at the port of entry at the discretion of the FDA, in connection with its efforts to protect the nation’s food supply.

Spectrum, as a regulated organic producer, has been subject to annual audits to retain its organic certification and maintains records of organic and conventional shipments, by lot, for a minimum of five years. Accordingly, compliance with the Bioterrorism Act has been relatively seamless for Spectrum. The increased amount of time required to clear items through the port with the BCBP has required Spectrum to carry higher levels of raw materials in inventory, however.

Additionally, the BCBP has initiated a key cooperative program with the importer community called Customs-Trade Partnership Against Terrorism, or “C-TPAT.” The BCBP provides participating companies with guidelines for security enhancement throughout the supply chain and encourages their voluntary enrollment into C-TPAT. Spectrum has secured membership in the C-TPAT program, which lowers Spectrum’s risk profile with BCBP and improves the efficiency of the importation of raw materials by Spectrum.

The Spectrum Essentials® brand of nutritional supplements are subject to the provisions of the Dietary Supplement Health and Education Act of 1994, or “DSHEA,” which went into effect in March 1999. DSHEA defines dietary supplements as a new category of food, separate from conventional food. DSHEA requires specific nutritional labeling requirements for dietary supplements and permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient, or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body.

Regulations in new markets and future changes in the regulations may adversely impact Spectrum by raising the cost to manufacture and deliver its products or by affecting the perceived healthfulness of its products. A failure to comply with one or more regulatory requirements could interrupt Spectrum’s operations and result in a variety of sanctions, including fines and the withdrawal of Spectrum’s products from store shelves. Spectrum holds all material licenses and permits required to conduct its operations.

Spectrum is also subject to federal and state laws establishing minimum wages and regulating overtime and working conditions.

Seasonality

Historically, Spectrum has experienced little seasonal fluctuation in revenues. With regards to product purchasing, Spectrum will seasonally contract for certain raw materials for the entire year at harvest time or at planting time. These purchases take place annually from early spring to mid-summer and are affected to reduce the risk of price swings due to demand fluctuations. These annual purchases can create overages and shortages in inventory.

Employees

As of September 30, 2005, Spectrum had 60 full-time employees. Spectrum’s employees are not covered by a collective bargaining agreement and Spectrum considers its employee relations to be satisfactory.

Properties

In 2002, Spectrum began a three phase project to close its former offices and manufacturing facility located at 133 Copeland Street in Petaluma, California. All three phases have now been completed as follows:

In December 2002, Spectrum consolidated its office space into its new headquarters facility at 5341 Old Redwood Highway, Suite 400, Petaluma, California. The headquarters facility lease is a non-cancelable operating lease of approximately 18,600 square feet which expires on December 31, 2007. Management believes that the headquarters facility is adequate for Spectrum’s needs.

In July 2003, Spectrum relocated and reconfigured its bottling operation to a third party facility managed by Interpac, also located in Petaluma, California. Interpac provides custom bottling services to Spectrum utilizing Spectrum’s bottling equipment.

In October 2004, Spectrum unveiled its new leased flax oil manufacturing facility located in Cherokee, Iowa. The Iowa facility is also managed by a third party, BIOWA, which provides custom crushing and refining of oils to Spectrum utilizing Spectrum’s presses, filtering equipment and proprietary technologies known as SpectraVac.

Final rent on the Copeland Street facility was paid in November 2004 and the facility has been turned over to the landlord.

Legal Proceedings

In the ordinary course of business Spectrum is involved in litigation, most of which is not expected to have a material adverse effect on Spectrum’s business, results of operations or financial position. The following summarizes the status of the two significant legal proceedings that were not fully resolved at the date of this report:

Industrial Accident

On February 4, 2004, Spectrum pleaded no contest to two misdemeanor counts of violations under California Labor Code Section 6425, or “CLCS 6425,” violation of a regulation issued by the California Occupational Health and Safety Administration, or “CAL-OSHA,” requiring employers to provide, maintain and ensure employees use required confined space equipment. The plea arose in connection with a tragic production accident on April 25, 2002 that resulted in the death of two of Spectrum’s employees. Under the Terms of Settlement and Probation entered into with the plea, Spectrum agreed to pay a fine under CLCS 6425 of $150,000 in three annual installments of $50,000 each on June 1, 2004, 2005 and 2006. In addition, Spectrum paid $150,000 in restitution to the California District Attorneys Association Workers Safety Training Account to assist in the prosecution of worker safety cases in the State of California. Spectrum also reimbursed costs of $25,000 each to the Petaluma Police Department, the Petaluma Fire Department and the Sonoma County District

Attorney’s Office. Finally, an additional fine of $250,000 under CLCS 6425 was suspended, conditioned upon Spectrum’s compliance with the terms of court supervised probation for three years. Accordingly, Spectrum created an industrial accident reserve by accruing an expense of $375,000 during the year ended December 31, 2003 to cover the net present value of the above payments, plus attorney’s fees. Total payments made during the year ended December 31, 2004 in connection with the plea were $275,000.

CAL-OSHA completed its investigation of the accident and issued its report, which included nine citations for safety violations with total proposed penalties of $137,900. There were no willful citations and the CAL-OSHA report acknowledged that all the safety violations had been 100% abated prior to the report’s issuance. Spectrum filed a formal appeal with CAL-OSHA and on September 14, 2005, CAL-OSHA and the Company submitted a Stipulation and Settlement Agreement to the CAL-OSHA Appeals Board, which disposed of all the contested issues on appeal and calls for Spectrum to pay penalties of $70,500. On October 17, 2005, the CAL-OSHA Appeals Board issued its Order approving the terms of the Stipulation and Settlement Agreement. Spectrum paid the penalties to close this matter on October 28, 2005, and charged the payment against the industrial accident reserve.

The dependents of both deceased employees filed appeals with the Workers’ Compensation Appeals Board of California for serious and willful misconduct penalties against Spectrum. On May 25, 2004, Spectrum settled one of the appeals for $35,000 which was paid on June 3, 2004 and charged against the industrial accident reserve.

As of September 30, 2005, Spectrum had a remaining reserve of $139,800 to cover the remaining $50,000 installment of the fine under CLCS 6425, the settlement of the CAL-OSHA appeal for $70,500, and the remaining appeal filed with the Workers’ Compensation Appeals Board of California.

The remaining workers compensation appeal is for an additional death benefit equal to $87,500, which is 50% of the total death benefits to be paid by Spectrum’s workers’ compensation insurance carrier at the time of the accident. That amount would be payable by Spectrum to the dependents of the deceased worker if the dependents successfully establish that Spectrum was guilty of serious and willful misconduct by allowing unsafe working conditions to exist. If actually litigated, the workers compensation appeal is an all-or-nothing proposition under which Spectrum will either be liable for $87,500 or nothing. Based on the advice of counsel, Spectrum expects the remaining workers compensation appeal to be settled rather than litigated. As of the date of this proxy statement/prospectus, management was in negotiations to settle this matter. Management believes the remaining reserve of $139,800 at September 30, 2005 will be approximately adequate to cover the present value of the remaining $50,000 installment under the CLCS 6425 fine due on June 1, 2006, the settlement of the CAL-OSHA appeal for $70,500, and the remaining workers’ compensation appeal.

Proposition 65 Complaint

On November 26, 2003, Spectrum was notified by attorneys for the Environmental Law Foundation, or ELF, that the Spectrum Naturals® Organic Balsamic Vinegar contains lead in excess of the allowable quantities under the Safe Drinking Water and Toxic Enforcement Act of 1986, also known as Proposition 65. The ELF is a California non-profit organization that represents itself as dedicated to the preservation of human health and the environment.

ELF’s attorneys filed a Complaint for Civil Penalties, Statutory, Equitable and Injunctive Relief against Cost Plus, Inc., Safeway, Inc., Trader Joe’s Company, Williams-Sonoma, Inc., Whole Foods, Inc. and unspecified defendants one through 100 in the Superior Court of the State of California on May 20, 2003 alleging violation of Proposition 65 for the sale of various products that contain lead in excess of the allowable limits without the required warning label. ELF’s attorneys later notified Spectrum and dozens of other retailers, importers and manufacturers of vinegar that they would be included as one of the 100 unspecified defendants in the complaint.

Spectrum is a member of a Joint Defense Group established by attorneys representing several of the defendants in the complaint. A mediation session was conducted on June 14, 2005 and a settlement was reached by all parties on June 17, 2005. The total cost of the settlement to be borne by all members of the Joint Defense Group is $185,000. Spectrum’s estimated share of that amount is $15,500. Manufacturers and importers of the Joint Defense Group also agreed to provide certain warning notices under Proposition 65 to California retailers of vinegar.

Spectrum’s Common Equity and Related Shareholder Matters

Market and Historical Prices

Spectrum’s common stock was quoted on the NASDAQ Small Cap Market under the symbol “OFPI” from August 1997 to May 1999 when it was delisted due to non-compliance with the minimum net book value requirement. Thereafter it traded on the OTC Bulletin Board System and still does under the new symbol “SPOP.OB.”

The following table sets forth the range of high and low closing sale prices of Spectrum’s common stock as reported by the OTC Bulletin Board for the periods indicated.

	Price
	High	Low
Fiscal Year Ending December 31, 2005:
Fourth Quarter through November 4, 2005	$0.76	$0.56
Third Quarter	$0.76	$0.56
Second Quarter	$0.65	$0.45
First Quarter	$0.58	$0.48
Fiscal Year Ended December 31, 2004:
Fourth Quarter	$0.69	$0.51
Third Quarter	0.68	0.45
Second Quarter	0.91	0.50
First Quarter	1.11	0.78
Fiscal Year Ended December 31, 2003:
Fourth Quarter	$0.85	$0.58
Third Quarter	0.72	0.41
Second Quarter	0.45	0.20
First Quarter	0.40	0.30
Fiscal Year Ended December 31, 2002:
Fourth Quarter	$0.47	$0.30
Third Quarter	0.55	0.37
Second Quarter	0.48	0.24
First Quarter	0.44	0.18

As of November 4, 2005, Spectrum had 102 stockholders of record.

Dividend Policy

Spectrum has not in the past nor does it intend to pay cash dividends on its common stock in the future. Spectrum intends to retain earnings, if any, for use in the operation and expansion of its business. The amount of future dividends, if any, will be determined by the board of directors based upon Spectrum’s earnings, financial condition, capital requirements, general economic conditions and such other factors as the Board deems relevant. Moreover, Spectrum’s Credit and Security Agreement with Comerica prohibits the payment of dividends without the prior approval of the lender.

Spectrum Selected Financial Data

The following selected financial data has been derived from the audited financial statements. When you read this selected financial data, it is important that you also read the financial statements of Spectrum and related notes included elsewhere in this proxy statement/prospectus beginning on page F-2, as well as “Spectrum Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 76 of this proxy statement/prospectus. Spectrum’s historical results are not necessarily indicative of Spectrum’s future results.

	Years ended December 31,
	2004	2003	2002	2001	2000
	(In thousands except per share data)
Operating Data:
Net Sales	$49,915	$45,677	$40,579	$41,019	$41,442
Gross Profit	11,535	11,870	10,756	11,009	9,418
Income (Loss) from Operations	(1,056)	1,526	1,776	(4,251)	(688)
Net Income (Loss)	(833)	2,664	1,120	(5,206)	(2,002)

Weighted Average Shares Outstanding:
Basic	46,345	45,845	45,700	45,279	44,234
Fully Diluted	46,345	47,840	46,306	45,279	44,234

Net Income (Loss) per Share:
Basic	$(0.02)	$0.06	$0.02	$(0.12)	$(0.05)
Fully Diluted	(0.02)	0.06	0.02	(0.12)	(0.05)
Cash Dividends Declared per Share	0.00	0.00	0.00	0.00	0.00

EBITDA as adjusted (1)	$1,192	$2,436	$2,289	$2,400	$1,212

Cash Flow Data:
Cash Provided by (Used in) Operating Activities	$(1,243)	$(1,206)	$717	$(858)	$360
Cash Provided by (Used in) Investing Activities	(1,459)	(1,831)	2,344	2,294	20
Cash Provided by (Used in) Financing Activities	2,705	3,032	(3,075)	(1,418)	(379)

	As of December 31,
	2004	2003	2002	2001	2000
Balance Sheet Data:
Working Capital (Deficit)	$689	$1,560	$597	$(1,030)	$(4,257)
Total Tangible Assets	19,918	18,634	12,156	12,776	13,057
Total Assets	20,503	19,221	12,198	14,300	22,841
Total Long-term Debt	1,701	1,653	1,084	1,708	2,001
Total Stockholders’ Equity	5,306	6,087	3,274	2,098	6,850

(1)	EBITDA as adjusted is earnings before interest, taxes, depreciation, amortization, losses on asset writedowns and plant closures, the gain or loss from the sales of product lines and the industrial accident. Management believes this is an important measure of Spectrum’s operating performance because it eliminates the effect of some unusual items in Spectrum’s past that do not qualify for treatment as “extraordinary” under generally accepted accounting principles. The majority of management incentives are earned based upon the achievement of EBITDA as adjusted targets that are established prior to the beginning of each fiscal year.

The calculations to arrive at EBITDA as adjusted are detailed in the following table (dollars in thousands):

	Years Ended December 31,
	2004	2003	2002	2001	2000
Net income (loss) as reported	$(833)	$2,664	$1,120	$(5,206)	$(2,002)
Provision (benefit) for income taxes	(555)	(1,567)	190	—	4
Interest expense	362	404	481	913	1,382
Depreciation and amortization	653	525	454	419	531
Amortization of goodwill	—	—	—	521	910
(Gain) loss on sales of product lines	—	—	(210)	4,803	(50)
Industrial accident expenses	—	410	254	—	—
Plant relocation and asset impairment writedowns	1,565	—	—	950	437

EBITDA as adjusted	$1,192	$2,436	$2,289	$2,400	$1,212

Spectrum was formed on October 6, 1999 by the merger of Spectrum Naturals, Inc., its affiliate Spectrum Commodities, Inc. and Organic Ingredients, Inc. with and into Organic Food Products, Inc. Effective with the merger the newly combined entity changed its name to Spectrum Organic Products, Inc. Since a controlling interest in the combined company is held by former SNI stockholders, the merger was accounted for as a reverse acquisition, with SNI as accounting acquirer and OI and OFPI as accounting acquirees. The number of shares outstanding and per-share amounts have been retroactively restated where applicable for all periods presented.

On June 11, 2001, Spectrum sold the OFPI product lines to a third party; therefore, results for 2001 include the OFPI product lines from January 1 to the date of sale. On April 25, 2002, Spectrum sold the OI product lines to a third party; therefore, results for 2002 include the OI product lines from January 1 to the date of sale.

As a result of the 1999 merger and subsequent divestitures of the product lines acquired in the merger in 2001 and 2002, the net sales data in the selected financial data table above requires additional disclosures. Spectrum has posted significant annual sales growth within its core categories of healthy oils, butter substitutes and nutritional supplements. The following table discloses net sales by segment and comparable net sales (excluding the impact of acquired and subsequently disposed product lines) for the last five years (dollars in thousands):

	Years Ended December 31,
	2004	2003	2002	2001	2000
Spectrum Naturals® Culinary Products	$24,048	$20,606	$17,268	$15,221	$13,121
Spectrum Essentials® Nutritional Supplements	9,566	10,354	9,031	7,777	6,626
Spectrum Ingredients/Private Label Products	15,978	14,443	11,066	8,294	8,749

Comparable Net Sales	49,592	45,403	37,365	31,292	28,496
Disposed/Discontinued Product Lines	323	274	3,214	9,727	12,946

Total Net Sales	$49,915	$45,677	$40,579	$41,019	$41,442

Selected Quarterly Financial Results (Unaudited)

The following tables set forth selected unaudited quarterly results of operations for the years ended December 31, 2004 and 2003 (dollars in thousands, except per share amounts) and the first three quarters of the fiscal year ending December 31, 2005. In the opinion of management, such unaudited information includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim information.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Year ending December 31, 2005
Net Sales	$13,243	$14,410	$14,802
Gross Profit	3,192	3,924	3,450
Operating Income	184	782	367
Net Income	30	396	123
Basic and Fully Diluted Income per Share	$0.00	$0.01	$0.00

Year ended December 31, 2004:
Net Sales	$12,733	$12,811	$12,189	$12,182	$49,915
Gross Profit	2,903	2,960	2,778	2,894	11,535
Operating Income (Loss)	(109)	362	148	(1,427)	(1,056)
Net Income (Loss)	(109)	178	32	(934)	(833)
Basic and Fully Diluted Income (Loss) per Share	$(0.00)	$0.00	$0.00	$(0.02)	$(0.02)

Year ended December 31, 2003:
Net Sales	$10,309	$11,381	$12,169	$11,818	$45,677
Gross Profit	3,073	2,966	3,100	2,731	11,870
Operating Income (Loss)	743	416	506	(139)	1,526
Net Income	636	316	325	1,387	2,664
Basic and Fully Diluted Income per Share	$0.01	$0.01	$0.01	$0.03	$0.06

Changes in and Disagreements with Independent Auditors on Accounting and Financial Disclosure

BDO Seidman, LLP was previously Spectrum’s independent public accountants. On April 15, 2003, Spectrum’s board of directors unanimously accepted the recommendation of the Audit Committee and appointed Grant Thornton, LLP as its independent public accountants from a group of three finalist audit firms which included BDO Seidman, LLP. BDO Seidman’s reports on Spectrum’s financial statements for the three years ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2002 and the subsequent interim period through April 15, 2003 there were (1) no disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure which, if not resolved to BDO Seidman’s satisfaction, would have caused BDO Seidman to make reference to the matter in connection with its report on Spectrum’s financial statements for such years; and (2) no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Exchange Act.

Spectrum requested that BDO Seidman furnish a letter addressed to the SEC stating whether or not BDO Seidman agreed with the above statements. Spectrum filed a copy of such letter, in which BDO Seidman stated their agreement, as an exhibit to a Current Report on Form 8-K filed with the SEC on April 21, 2003.

Spectrum did not consult with Grant Thornton, LLP prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the financial statements of Spectrum, or any other matter that was either the subject of a disagreement or a reportable event with the meaning of Item 304(a)(1) of Regulation S-K.

SPECTRUM MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section and other parts of this proxy statement/prospectus contain forward looking statements that involve risks and uncertainties. Spectrum’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including but not limited to the risks discussed in this proxy statement/prospectus under the heading “Risk-Factors—Risks Relating to Spectrum.” The following discussion and analysis should be read in conjunction with “Selected Historical Financial Information” and the financial statements and related notes of Spectrum included elsewhere in this proxy statement/prospectus.

Critical Accounting Policies and Estimates

The preparation of Spectrum’s financial statements requires Spectrum to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Spectrum bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for the carrying values of assets and liabilities that are not readily apparent from other sources. On an on-going basis, Spectrum re-evaluates all of its estimates, including those related to accounts receivable allowances, inventory reserves, the industrial accident reserve and the deferred tax asset valuation allowance. Actual results may differ materially from these estimates under different assumptions or conditions and as additional information becomes available in future periods.

Spectrum believes the following are the more significant judgments and estimates used in the preparation of its financial statements:

Accounts Receivable Allowances

Spectrum provides allowances against accounts receivable for estimated bad debts, returns and deductions by customers for trade promotions and programs. These allowances are based upon Spectrum’s historical experience with bad debt write-offs and customer deductions, customer creditworthiness, payment trends and general economic conditions. Allowances for bad debts and customer deductions were $573,500 at September 30, 2005 on gross trade accounts receivable of $5,661,500. While this estimate is one of the more significant estimates Spectrum makes in the preparation of its financial statements, management does not consider it to be highly uncertain.

Inventory Reserves

Spectrum establishes reserves for obsolete, excess and slow-moving inventories in order to properly value its inventory at the lower of cost or market. The reserve estimates are based upon historical inventory usage, spoilage, current market conditions, and anticipated future demand. Reserves for obsolete inventories were $375,000 at September 30, 2005 on total gross inventories of $11,969,700. While this estimate is one of the more significant estimates Spectrum makes in the preparation of its financial statements, management does not consider it to be highly uncertain.

Deferred Tax Asset Valuation Allowance

As of September 30, 2005, Spectrum had net deferred tax assets of $1,865,900 primarily resulting from net operating loss carryforwards, or “NOLs,” which consisted of $5,491,100 of Federal NOLs that expire at various times through 2021, and $3,486,400 of California state NOLs that expire at various times through 2011. The majority of the NOLs originated from the pre-merger operations of OFPI. As a result of OFPI’s acquisition by SNI, OFPI experienced an ownership change in excess of 50% for federal and state income tax purposes. Therefore, an annual limitation is placed by the taxing authorities on Spectrum’s right to realize the benefit of the pre-merger NOLs. While Spectrum reported a taxable loss on its 2004 tax returns, management believes that it is more likely than not that Spectrum will continue to report sufficient taxable income in the foreseeable future, allowing utilization of 100% of its deferred tax assets. Management will continue to evaluate Spectrum’s deferred tax assets in the future to determine whether a deferred tax asset reserve should be reinstated at some future point.

Industrial Accident Reserve

Spectrum has an industrial accident reserve accrued to cover future payments anticipated as a result of the industrial accident in 2002. As of September 30, 2005, the balance remaining in the industrial accident reserve was $139,800 which covers the present value of the remaining installment payment of $50,000 due June 1, 2006 under the Terms of Settlement and Probation entered into on February 4, 2004 with the Sonoma County District Attorney’s Office, and the settlement of the appeal filed by Spectrum with CAL-OSHA regarding its citations and fines for $70,500. The balance of approximately $30,000 in the reserve is management’s best estimate of the amount that will be required to settle the one remaining outstanding unsettled issue with regards to the industrial accident, plus related attorney’s fees. The remaining outstanding unsettled issue is an appeal filed by dependents of one of the deceased employees with the Workers Compensation Appeals Board of California for an additional death benefit equal to $87,500, which is 50% of the death benefits to be paid by Spectrum’s workers’ compensation insurance carrier at the time of the accident. That amount would be payable by Spectrum to the dependents of the deceased employee if the dependents successfully establish that Spectrum was guilty of serious and willful misconduct by allowing unsafe working conditions to exist. If actually litigated, the workers compensation appeal is an all-or-nothing proposition under which Spectrum will either be liable for $87,500 or nothing. Based on the advice of counsel, Spectrum expects the remaining workers compensation appeal to be settled rather than litigated. As of the date of this proxy statement/prospectus, management was in negotiations to settle this matter. Accordingly, Spectrum considers the industrial accident reserve to be uncertain since expenses in excess of the remaining reserve could be incurred regardless of whether the workers compensation appeal is litigated or settled.

Results of Operations for the Three Month Periods Ending September 30, 2005 and September 30, 2004

Summary Discussion

In general, Spectrum continued to benefit from the ongoing trend away from hydrogenated culinary oils towards a healthier alternative during the third quarter. The Spectrum Naturals® brand of expeller-pressed oils, condiments and butter substitutes delivered 34% net sales growth in the third quarter. Additionally, small and medium sized food manufacturers continued their push to eliminate partially hydrogenated oils from their products which drove the Spectrum Ingredients industrial sales up 34% versus the prior year.

The Spectrum Essentials® brand of nutritional supplements posted a decline in net sales of 8% versus the prior year due to increased competition from fish oil products as an alternate source of omega 3 essential fatty acid supplementation. Several influential health practitioners have recently endorsed fish oil products, which continue to gain favor versus flax oil.

Spectrum reported net income of $123,400 for the third quarter, versus $32,300 for the prior year. The increased profitability was driven by higher margins in Spectrum’s culinary and ingredient business segments. Gross margin (gross profit as a percentage of net sales) was up 5 points in the Spectrum Naturals® culinary segment as a result of price increases taken by Spectrum during 2005 and a stronger U.S. dollar versus the euro, which lowered the cost of imported olive oil and vinegar from Europe. Gross margin in the Spectrum Ingredients/Private Label segment increased by half a point versus the prior year, primarily as a result of a new relationship with a major specialty retailer for the supply of private label organic flax oil.

Management believes that EBITDA is an important measure of Spectrum’s operating performance. Management incentive compensation is earned, in part, based on the achievement of EBITDA targets that are established and approved by Spectrum’s Board of Directors prior to the beginning of the year. For the three months ended September 30, 2005 EBITDA was $528,700 compared to $310,800 for the prior year, an increase of $217,900 or 70%. The improved performance in 2005 is discussed in detail below, but was primarily attributable to the increased gross profit, partially offset by increased operating expenses.

While Management believes that EBITDA is a useful measure of Spectrum’s financial performance, it should not be construed as an alternative to income from operations, net income or cash flows from operating activities as determined in accordance with accounting principles generally accepted in the United States of America. Furthermore, Spectrum’s calculation of EBITDA may be different from the calculation used by other companies, thereby limiting comparability.

Spectrum’s calculations to arrive at EBITDA are detailed in the following table:

	Three Months Ended Sept. 30,
	2005	2004
Net income	$123,400	$32,300
Add back: Provision for income taxes	82,300	21,500
Interest expense	161,700	98,300
Depreciation and amortization expense	161,300	158,700

EBITDA	$528,700	$310,800

The following is managements’ discussion and analysis of the significant line items within the financial statements and the reasons behind the trends and variances versus the prior year.

Revenues

Spectrum’s net sales for the three months ended September 30, 2005 were a new quarterly record of $14,801,500 compared to $12,189,400 for 2004, an increase of $2,612,100 or 21%. The increase is detailed by segment in the following table:

	Three Months Ended September 30,
	2005	2004	% Change
Net Sales:
Spectrum Naturals®	$7,584,200	$5,649,400	+34%
Spectrum Essentials®	2,099,800	2,281,100	-8%
Spectrum Ingredients/Private Label	5,117,500	3,830,700	+34%

Comparable Net Sales	14,801,500	11,761,200	+26%
Discontinued Product Lines	—	428,200	N/A

Total Net Sales	$14,801,500	$12,189,400	+21%

Within the Spectrum Naturals® culinary products, sales were significantly higher than prior year in olive oil (+60%), other culinary oils (+26%), vinegar (+69%) and packaged mayonnaise (+31%). Spectrum’s culinary oils continued to benefit from increased consumer awareness of the importance of avoiding hydrogenated oils and the health benefits of the Mediterranean diet. Partially offsetting those product lines were lower sales in salad dressings (-32%) and food service culinary oils (-3%). The Spectrum Naturals® salad dressing line is currently in the process of being revamped with new packaging and positioning.

Spectrum Essentials® nutritional supplement sales decreased by 8% versus the prior year, primarily as a result of increased competition from fish oil products as an alternate source of omega 3 essential fatty acid supplementation. Sales of encapsulated nutritional supplements were down 24%, while sales of liquid flax oil

(which comprise the majority of the Spectrum Essentials® line) were flat versus the prior year. Sales of dry nutritional supplements (whole and ground flaxseed) increased by 21% versus the prior year.

Spectrum Ingredients/Private Label sales increased by 34% versus the prior year on the strength of a 32% increase in industrial quantities of culinary oils, which comprise the majority of the Spectrum Ingredients sales. Also contributing to the increase was a new relationship in 2005 with a major specialty retailer for the supply of private label organic flax oil.

Cost of Goods Sold

Spectrum’s cost of goods sold for the three months ended September 30, 2005 was $11,351,100 versus $9,411,700 for the prior year, an increase of 21%. The increase was primarily volume-related with respect to the Spectrum Essentials® and Ingredients segments and both volume and rate driven in the Spectrum Naturals® segment, as detailed in the following table:

	Three Months Ended September 30,
	2005	2004	% Change
Costs of Goods Sold:
Spectrum Naturals®	$5,698,300	$4,524,400	+26%
Spectrum Essentials®	1,134,800	1,198,200	-5%
Spectrum Ingredients/Private Label	4,518,000	3,400,900	+33%

Comparable Cost of Goods Sold	11,351,100	9,123,500	+24%
Discontinued Product Lines	—	288,200	N/A

Total Cost of Goods Sold	$11,351,100	$9,411,700	+21%

Cost of goods sold as a percent of net sales decreased to 76.7% in 2005 versus 77.2% in 2004. The decrease was primarily attributable to price increases taken on certain products within the Spectrum Naturals® segment and the stronger dollar, which served to lower the cost of olive oils and vinegar imported from Europe and canola oil from Canada, a key raw material in many of the Spectrum Naturals® culinary products.

Gross Profit

Gross profit for the three months ended September 30, 2005 was $3,450,400 versus $2,777,700 for the prior year, an increase of 24%. The increase was primarily attributable to the significant volume increases in the Spectrum Naturals® and Spectrum Ingredients segments, as detailed in the following table:

	Three Months Ended September 30,
	2005	2004	% Change
Gross Profit:
Spectrum Naturals®	$1,885,900	$1,125,000	+68%
Spectrum Essentials®	965,000	1,082,900	-11%
Spectrum Ingredients/Private Label	599,500	429,800	+39%

Comparable Gross Profit	3,450,400	2,637,700	+31%
Discontinued Product Lines	—	140,000	N/A

Total Gross Profit	$3,450,400	$2,777,700	+24%

Gross profit as a percent of net sales (gross margin) was 23.3% for 2005 versus 22.8% for 2004, primarily as a result of the improvements described above in the Spectrum Naturals® segment and increased profits from private label product offerings. Gross margins improved in most of Spectrum’s business segments, as detailed in the following table:

	Three Months Ended September 30,
	2005	2004	Change
Gross Margin:
Spectrum Naturals®	24.9%	19.9%	+5.0 pts.
Spectrum Essentials®	46.0%	47.5%	-1.5 pts.
Spectrum Ingredients/Private Label	11.7%	11.2%	+0.5 pts.

Comparable Gross Margin	23.3%	22.4%	+0.9 pts.
Discontinued Product Lines	—	32.7%	N/A

Total Gross Margin	23.3%	22.8%	+0.5 pts.

Sales and Marketing Expenses

Spectrum’s sales and marketing expenses for the three months ended September 30, 2005 were $1,794,900 or 12.1% of net sales, versus $1,697,000 or 13.9% of net sales for the prior year. The increase in spending of $97,900 is detailed in the following table which reconciles sales and marketing spending for the third quarter of 2005 versus 2004, and discloses the significant variances by spending category:

Total sales and marketing expenses, third quarter 2004	$1,697,000
Increased compensation and benefits	65,400
Increased trade show expenses	26,200
All other, net	(6,300)

Total sales and marketing expenses, third quarter 2005	$1,794,900

The increased compensation and benefits was primarily associated with additional hires in branded sales and marketing since October 1, 2004 and higher incentive compensation accruals as of a result of the improved EBITDA performance in 2005. The increased trade show expenses were primarily associated with the Natural Products Expo East trade show held in September.

General and Administrative Expenses

Spectrum’s general and administrative expenses for the three months ended September 30, 2005 were $1,288,100 or 8.7% of net sales, versus $932,500 or 7.7% of net sales for the prior year. The increase in spending of $355,600 is detailed in the following table which reconciles general and administrative spending for the third quarter of 2005 versus 2004, and discloses significant variances by spending category:

Total general and administrative expenses, third quarter 2004	$932,500
Merger-related expenses	323,700
Increased compensation and benefits expense	61,000
Iowa relocation expenses incurred in the prior year	(56,200)
All other, net	27,100

Total general and administrative expenses, third quarter 2005	$1,288,100

The Merger-related expenses were primarily investment banking, legal, accounting and tax consulting services associated with the negotiation of the Merger Agreement entered into with Hain on August 23, 2005.

The increased compensation and benefits expense was primarily associated with higher incentive compensation accruals as a result of the improved EBITDA performance in 2005.

Interest Expense

Spectrum’s interest expense for the three months ended September 30, 2005 was $161,700 versus $98,300 for the prior year. The increase of $63,400 is detailed in the following table which reconciles interest expense for 2005 versus 2004, and discloses the significant variances by type of debt:

Total interest expense, third quarter 2004	$98,300
Increased interest on revolving line of credit	59,100
Increased interest on bank term notes payable	6,800
All other, net	(2,500)

Total interest expense, third quarter 2005	$161,700

The increased interest on the revolving line of credit was primarily due to higher average borrowing levels in 2005 to support the increased inventories on hand at September 30, 2005 versus September 30, 2004. Average borrowings outstanding under the revolving line of credit for the third quarter were $8,493,600 versus $6,665,300 for the third quarter of 2004. Also contributing was higher interest rates in the United States as a result of increases in the federal funds rate over the last year by the Federal Reserve. Spectrum’s weighted average effective interest rate on the revolving line of credit for the third quarter was 5.9% per annum versus 4.1% in 2004.

The increased interest on the bank term notes payable was also due to increases in the prime rate over the last year as well as additional advances to Spectrum during the second half of 2004 under the first capital expenditure note with Comerica.

Provision for Income Taxes

Spectrum recorded a provision for income taxes of $82,300 for the three months ended September 30, 2005 versus a provision for income taxes of $21,500 for the prior year. The provision for both years was estimated at 40% of Spectrum’s income before income taxes.

Results of Operations for the Nine Month Periods Ending September 30, 2005 and September 30, 2004

Summary Discussion

For the nine months ended September 30, 2005, Spectrum delivered strong overall sales growth of 13%, driven by increased consumer demand for expeller-pressed culinary oils that are free from hydrogenation and genetically-modified ingredients. The Spectrum Naturals® brand of culinary oils, condiments and butter substitutes sales grew by 20%, while the Spectrum Ingredients/Private Label segment sales increased by 16%.

Spectrum reported net income of $549,500, which was better than a five-fold increase versus net income of $101,700 for the same nine month period of the prior year. The improved profitability in 2005 was driven by a 22% increase in gross profit, partially offset by higher operating expenses and increased interest expense.

Management believes that EBITDA is an important measure of Spectrum’s operating performance. For the nine months ended September 30, 2005, EBITDA was $1,830,200 compared to $880,400 for the prior year, an increase of $949,800 or 108%. The improved performance in 2005 is discussed in detail below, but was primarily attributable to increased gross profit, partially offset by increased operating expenses.

While Management believes that EBITDA is a useful measure of Spectrum’s financial performance, it should not be construed as an alternative to income from operations, net income or cash flows from operating activities as determined in accordance with accounting principles generally accepted in the United States of America. Furthermore, Spectrum’s calculation of EBITDA may be different from the calculation used by other companies, thereby limiting comparability.

Spectrum’s calculations to arrive at EBITDA are detailed in the following table:

	Nine months Ended September 30,
	2005	2004
Net income	$549,500	$101,700
Add back: Provision for income taxes	366,300	67,700
Interest expense	435,900	250,100
Depreciation and amortization expense	478,500	460,900

EBITDA	$1,830,200	$880,400

The following is Management’s discussion and analysis of the significant line items within the financial statements and the reasons behind the trends and variances versus the prior year.

Revenues

Spectrum’s net sales for the nine months ended September 30, 2005 were $42,453,900 compared to $37,733,900 for 2004, an increase of $4,720,000 or 13%. The increase is detailed by segment in the following table:

	Nine months Ended September 30,
	2005	2004	% Change
Net Sales:
Spectrum Naturals®	$20,240,200	$16,899,700	+20%
Spectrum Essentials®	7,277,400	7,080,400	+3%
Spectrum Ingredients/Private Label	14,638,900	12,634,100	+16%

Comparable Net Sales	42,156,500	36,614,200	+15%
Discontinued Product Lines	297,400	1,119,700	-73%

Total Net Sales	$42,453,900	$37,733,900	+13%

Within the Spectrum Naturals® culinary products, sales were significantly higher than prior year in olive oil (+37%), other packaged culinary oils (+22%) and packaged vinegar (+43%). Partially offsetting those product lines were lower sales in salad dressings (-36%). Spectrum’s culinary oils continued to benefit from increased consumer awareness of the importance of avoiding hydrogenated oils.

Spectrum Essentials® nutritional supplement sales increased 3% versus the prior year. However, the prior year period included the launch of Spectrum’s Fresh and Cold Program, which included a reduction in trade inventories of liquid flax oil products. Consequently, the Spectrum Essentials performance was soft as a result of increased competition from fish oil products, which are an alternate source of omega 3 essential fatty acid supplementation. Packaged liquid supplements, which encompass the majority of the Spectrum Essentials® line, increased by 3% versus the prior year. Sales of encapsulated nutritional supplements, primarily flax and fish oil, decreased 4% versus the prior year; while sales of dry supplements (primarily whole and ground flaxseed) increased 56% versus the prior year, albeit from a small base.

The Spectrum Ingredients/Private Label sales increased 16% versus the prior year, partially due to new distribution in 2005. Sales of industrial quantities of culinary oils, the largest product line for Spectrum

Ingredients, increased by 8% versus the prior year as some early oils from the 2005 crop became available for sale in September. Sales of private label nutritional supplements increased by 97%, primarily as a result of a new relationship in 2005 with a major specialty retailer for private label organic flax oil. Sales of industrial quantities of flax oil increased by 19% as a result of additional distribution in Canada and Switzerland.

Cost of Goods Sold

Spectrum’s cost of goods sold for the nine months ended September 30, 2005 was $31,887,200 versus $29,093,900 for the prior year, an increase of 10%. The increase was primarily volume-related with respect to the Spectrum Ingredients segment and both volume and rate driven with respect to the Spectrum Naturals® and Spectrum Essentials® segments, as detailed in the following table:

	Nine months Ended September 30,
	2005	2004	% Change
Spectrum Naturals® Culinary Products	$15,256,000	$13,071,000	+17%
Spectrum Essentials® Nutritional Supplements	3,596,600	3,988,900	-10%
Spectrum Ingredients/Private Label	12,838,200	11,296,800	+14%

Comparable Cost of Goods Sold	31,690,800	28,356,700	+12%
Discontinued Product Lines	196,400	737,200	-73%

Total Cost of Goods Sold	$31,887,200	$29,093,900	+10%

Cost of goods sold as a percent of net sales decreased to 75.1% in 2005 versus 77.1% in 2004. The decrease was primarily due to decreased raw material costs in most of Spectrum’s consumer packaged product lines. The stronger U.S. dollar helped to reduce the cost of imported olive oil and vinegar from Europe in the Spectrum Naturals® segment. The cost of flaxseed was lower in 2005 as prices for the 2004 crop represented a return to historic norms after the drought-plagued 2003 crop. Production efficiencies realized at Spectrum’s Iowa production facility also contributed to lower costs for the Spectrum Essentials® segment.

Gross Profit

Gross profit for the nine months ended September 30, 2005 was $10,566,700 versus $8,640,000 for the prior year, an increase of 22%. The increase was primarily attributable to the raw material cost decreases described above, and the volume increases in all three of Spectrum’s business segments, as detailed in the following table:

	Nine months Ended September 30,
	2005	2004	% Change
Gross Profit:
Spectrum Naturals®	$4,984,200	$3,828,700	+30%
Spectrum Essentials®	3,680,800	3,091,500	+19%
Spectrum Ingredients/Private Label	1,800,700	1,337,300	+35%

Comparable Gross Profit	10,465,700	8,257,500	+27%
Discontinued Product Lines	101,000	382,500	-74%

Total Gross Profit	$10,566,700	$8,640,000	+22%

Gross profit as a percent of net sales (gross margin) was 24.9% for 2005 versus 22.9% for 2004, primarily as a result of the decreased flaxseed costs and production efficiencies in the Spectrum Essentials® segment and price increases taken by Spectrum in the Spectrum Naturals® culinary segment in February and April. Gross margins improved in all three of Spectrum’s business segments, as detailed in the following table:

	Nine months Ended September 30,
	2005	2004	Change
Gross Margin:
Spectrum Naturals®	24.6%	22.7%	+1.9 pts.
Spectrum Essentials®	50.6%	43.7%	+6.9 pts.
Spectrum Ingredients/Private Label	12.3%	10.6%	+1.7 pts.

Comparable Gross Margin	24.8%	22.6%	+2.2 pts.
Discontinued Product Lines	34.0%	34.2%	-0.2 pts.

Total Gross Margin	24.9%	22.9%	+2.0 pts.

Sales and Marketing Expenses

Spectrum’s sales and marketing expenses for the nine months ended September 30, 2005 were $5,822,100 or 13.7% of net sales, versus $5,401,900 or 14.3% of net sales for the prior year. The increase in spending of $420,200 is detailed in the following table which reconciles sales and marketing spending for 2005 versus 2004, and discloses the significant variances by spending category:

Total sales and marketing expenses, first nine months 2004	$5,401,900
Increased compensation and benefits	360,100
Increased sponsorships	75,900
All other, net	(15,800)

Total sales and marketing expenses, first nine months 2005	$5,822,100

The increased compensation and benefits was primarily associated with increased staffing of five positions in the branded Sales and Marketing Departments and higher incentive compensation accruals as a result of the improved EBITDA performance in 2005. The increased sponsorships was primarily attributable to Spectrum’s sponsorship of Dr. Andrew Weil’s annual nutrition conference at the University of Arizona.

General and Administrative Expenses

Spectrum’s general and administrative expenses for the nine months ended September 30, 2005 were $3,411,600 or 8.0% of net sales, versus $2,836,300 or 7.5% of net sales for the prior year. The increase in spending of $575,300 is detailed in the following table which reconciles general and administrative spending for 2005 versus 2004, and discloses significant variances by spending category:

Total G & A expenses, first nine months of 2004	$2,836,300
Merger-related expenses	421,300
Increased compensation and benefits expense	258,500
Iowa relocation expenses incurred in 2004	(137,300)
All other, net	32,800

Total G & A expenses, first nine months of 2005	$3,411,600

The Merger-related expenses were associated with investment banking, legal, accounting and tax consulting services incurred in connection with the negotiation of the merger agreement entered into with Hain on August 23, 2005. The increased compensation and benefits expense was primarily associated with two new hires and higher incentive compensation accruals as a result of the improved EBITDA performance in 2005. The

Iowa relocation expenses were primarily associated with consulting and project management expenses for Spectrum’s manufacturing facility relocation in 2004.

Interest Expense

Spectrum’s interest expense for the nine months ended September 30, 2005 was $435,900 versus $250,100 for the prior year. The increase of $185,800 is detailed in the following table which reconciles interest expense for 2005 versus 2004, and discloses the significant variances by type of debt:

Total interest expense, first nine months 2004	$250,100
Increased interest on revolving line of credit	165,800
Increased interest on bank term notes payable	29,100
All other, net	(9,100)

Total interest expense, first nine months 2005	$435,900

The increased interest on the revolving line of credit was primarily due to higher average borrowing levels in 2005 to support the increased inventories on hand at September 30, 2005 versus September 30, 2004. Average borrowings outstanding under the revolving line of credit for the nine months ended September 30, 2005 were $7,755,500 versus $5,641,500 for the same period in 2004. Also contributing was higher interest rates in the United States as a result of increases in the federal funds rate over the last year by the Federal Reserve. Spectrum’s weighted average effective interest rate on the revolving line of credit for the nine months ended September 30, 2005 was 5.5% per annum versus 3.8% in 2004.

The increased interest on the bank term notes payable was also due to increases in the prime rate over the last year as well as additional advances to Spectrum under the first capital expenditure note with Comerica.

Provision for Income Taxes:

Spectrum recorded a provision for income taxes of $366,300 for the nine months ended September 30, 2005 versus a provision for income taxes of $67,800 for the prior year. The provision for both years was estimated at 40% of Spectrum’s income before income taxes.

Results of Operations for the Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Summary Discussion

In general, Spectrum continued to deliver strong sales growth on the culinary side of the business for the year ended December 31, 2004. Net sales growth versus the prior year was 17% for the Spectrum Naturals® segment, as both food service customers and the retail consumer continued their shift toward non-hydrogenated oils.

Spectrum benefited from the ongoing media attention paid to the dangers of hydrogenated oils with respect to obesity and cardiovascular health. Obesity has been recognized as an epidemic by many health care providers. The Centers for Disease Control and Prevention estimates that 64% of Americans over age 20 are overweight and 24% are obese. Morbid obesity, defined as a body mass index over 40, now afflicts over 2% of the United States population and has tripled since 1990. As a result, several Fortune 500 food companies took steps to reduce or eliminate hydrogenated oils from their products. The trend to reduce or eliminate hydrogenated oils from packaged foods plays directly to the strength of Spectrum Ingredients Division, which delivered 11% net sales growth in 2004.

The response to the obesity epidemic is expected to continue to drive consumer interest in healthy foods. The FDA has recently revised the daily food guide pyramid, which now advises adults to keep total fat intake between 20 to 35 percent of calories, with most fats coming from sources of polyunsaturated and monounsaturated fatty acids, such as fish, nuts, and vegetable oils. Many health care providers are also recommending that consumers reduce their intake of carbohydrates in response to the obesity epidemic. The FDA’s new 2005 Dietary Guidelines take significant steps to decrease the emphasis on carbohydrates and increase the emphasis on healthy oils and essential fatty acid nutrition.

The result of all the above is that the average consumer is becoming much more aware of the dangers of hydrogenated oils, which directly benefits Spectrum’s product offerings in both the Spectrum Naturals® and Spectrum Ingredients segments.

The Spectrum Essentials® segment net sales fell 8% versus the prior year, primarily as a result of the Fresh and Cold program and increased competition in the organic flax oil category. The Fresh and Cold program calls for distributors to treat Spectrum’s liquid flax oil products like a perishable product in order to improve the freshness of products at the retail shelf. Previously distributors purchased forward when the Spectrum Essentials® brand was on promotion. One of Spectrum’s primary competitors in the organic flax oil category has made fresh-dated product a cornerstone of their marketing efforts. The Fresh and Cold program calls for distributors to maintain the Spectrum Essentials® products under refrigeration at all times and will enable Spectrum to compete more effectively against that effort. However, it entailed a one-time reduction in distributor inventories to launch it during 2004, which had a negative impact on Spectrum’s sales in 2004 of approximately $750,000. Sales returned to normal levels following the launch of the Fresh and Cold program.

Consumer awareness of the importance of essential fatty acid nutrition also rose during 2004, albeit not as significantly as with non-hydrogenated oils. Still, there was increased awareness of the importance of Omega-3 and Omega-6 essential fatty acids to overall health, which is the foundation supporting Spectrum’s Spectrum Essentials® line of nutritional supplements. The two primary sources of Omega-3 essential fatty acids are flax and fish. Spectrum’s sales of its various fish oil products increased by 46% versus 2003 on the strength of increased demand fueled by recommendations from influential health practitioners that garnered attention in the mainstream media.

Also contributing to the reduction in flax oil sales in 2004 was the strength in fish oils. Many consumers are seeking to supplement their diets with Omega-3 essential fatty acids and flax or fish oils are largely interchangeable in that regard.

Spectrum reported a net loss of $832,700 for the year ended December 31, 2004 versus net income of $2,663,600 for the prior year. The net loss was primarily due to expenses associated with the manufacturing facility relocation of $1,565,300 and higher sales and marketing expenses, which increased by $1,089,000 versus the prior year. Also contributing to the reduced profitability in 2004 was margin pressure in the Spectrum Naturals® segment as a result of increased costs for certain key organic raw materials such as canola oil and olive oil. Gross margin in the Spectrum Naturals® segment was down over three points versus the prior year as a result of the increased raw material costs, which were driven by unfavorable exchange rates, an unfavorable commodity cycle and increased demand for organic raw materials.

Spectrum has taken multiple price increases within the Spectrum Naturals® segment during 2004 and further price increases in olive oil products and in the Canadian market during February 2005. Despite these price increases, management has been unable to pass on all of its cost increases to consumers.

Management anticipates that margins will improve in 2005 as a result of several issues in 2004 that are not expected to recur. In addition to the trade inventory reduction of flax oil necessary to implement the Fresh and Cold program, the following are additional items that had a detrimental impact on gross margin during the year ended December 31, 2004 that are not expected to recur:

•	During the first four months of 2004, Spectrum sold through all the high cost Chinese flax seed purchased during 2003. Since then, Spectrum’s raw material cost for flaxseed has been 40%-50% less; and

•	The commodity cycle has been particularly unfavorable during 2004, with the edible fats and oils index hitting a twenty year high as a result of increased demand, short crops and transportation and importation cost increases. Like all commodity cycles, Spectrum anticipates a reversion to the mean to eventually occur, primarily due to factors outside its control, such as weather and crop harvest sizes.

For the year ended December 31, 2004 EBITDA as adjusted was $1,192,000 compared to $2,436,100 for the prior year, a decrease of $1,244,100 or 51%. The reduced EBITDA as adjusted in 2004 is discussed in detail below, but was primarily attributable to increased sales and marketing expenses.

While management believes that EBITDA as adjusted is a useful measure of Spectrum’s financial performance, it should not be construed as an alternative to income from operations, net income or cash flows from operating activities as determined in accordance with accounting principles generally accepted in the United States of America. Furthermore, Spectrum’s calculation of EBITDA as adjusted may be different from the calculation used by other companies, thereby limiting comparability.

Spectrum’s calculations to arrive at EBITDA as adjusted are detailed in the following table:

	Years Ended December 31, 2004
	2004	2003
Net income (loss)	$(832,700)	$2,663,600
Provision (benefit) for income taxes	(555,200)	(1,566,600)
Interest expense	361,900	404,200
Depreciation and amortization expense	652,700	524,700
Manufacturing facility relocation	1,565,300	—
Industrial accident expenses	—	410,200

EBITDA as adjusted	$1,192,000	$2,436,100

The following is Spectrum’s management’s discussion and analysis of the significant line items within the financial statements and the reasons behind the trends and variances versus the prior year.

Revenues

Spectrum’s net sales for the year ended December 31, 2004 were $49,915,400 compared to $45,676,500 for 2003, an increase of $4,238,900, or 9%. The increase is detailed by segment in the following table:

	Years Ended December 31,
	2004	2003	% Change
Spectrum Naturals® Culinary Products	$24,048,400	$20,606,100	+17%
Spectrum Essentials® Nutritional Supplements	9,566,100	10,353,900	-8%
Spectrum Ingredients/Other	16,300,900	14,716,500	+11%

Total Net Sales	$49,915,400	$45,676,500	+9%

Within the Spectrum Naturals® culinary products, sales were significantly higher than prior year in olive oil (+46%), food service oils (+20%), packaged culinary oils (+20%), vinegar (+24%) and mayonnaise (+12%). Most of the net sales increase in the Spectrum Naturals® segment was volume-related, although there was some impact from price increases taken during 2004. In general, Spectrum’s culinary oils continued to benefit from increased consumer awareness of the importance of avoiding hydrogenated oils. Spectrum’s olive oil sales were positively impacted by the allowance for a limited health claim on olive oil labels by the FDA and additional mainstream media attention to the benefits of the Mediterranean Diet on overall health and wellness.

Spectrum Essentials® nutritional supplement sales decreased 8% versus the prior year, primarily as a result of the Fresh and Cold program which entailed a one-time reduction in trade inventory levels in order to improve the freshness of product at the retail shelf. Also contributing to the lower sales was increased competition in the organic flax oil category. All of the net sales decrease in the Spectrum Essentials® segment was volume-rated. Packaged liquid supplements, which encompass the majority of the Spectrum Essentials® line, decreased by 10% versus the prior year. Sales of encapsulated nutritional supplements, primarily flax and fish oil, increased 8% versus the prior year on the strength of increased consumer demand for fish oil. The increased demand for fish oil is expected to continue in the foreseeable future due to increased mainstream media coverage of the benefits of Omega-3 diet supplementation with cold water fish oils.

The Spectrum Ingredients sales increased 11% versus the prior year on the strength of increased customer demand for non hydrogenated oils. Many small and mid-sized food manufacturers are eliminating partially hydrogenated oils from their products, which lends itself directly to the Spectrum Ingredients product offerings. This trend is also expected to continue as the FDA-mandated disclosure of trans fats on packaged food labels becomes effective on January 1, 2006.

Cost of Goods Sold

Spectrum’s cost of goods sold for the year ended December 31, 2004 was $38,380,700 versus $33,806,800 for the prior year, an increase of 14%. The increase was primarily volume-related with respect to the Spectrum Essentials® and Spectrum Ingredients segments and both volume and rate driven with respect to the Spectrum Naturals® segment as detailed in the following table:

	Years Ended December 31,
	2004	2003	% Change
Spectrum Naturals® Culinary Products	$18,645,000	$15,240,600	+22%
Spectrum Essentials® Nutritional Supplements	5,268,800	5,694,200	-7%
Spectrum Ingredients/Other	14,466,900	12,872,000	+12%

Total Cost of Goods Sold	$38,380,700	$33,806,800	+14%

Cost of goods sold as a percent of net sales increased to 76.9% in 2004 versus 74.0% in 2003. The increase was primarily due to increased raw material costs in most of Spectrum’s culinary packaged product lines and an unfavorable sales mix that featured a higher concentration of Spectrum Ingredients products, Spectrum’s lowest margin items. The cost of imported olive oils and vinegars from Europe were sharply higher than the prior year as a result of the dollar’s weakness versus the Euro. Organic canola oil, a key raw material in many of the culinary products, was also higher in cost as a result of increased demand and the dollar’s weakness versus the Canadian dollar.

Gross Profit

Gross profit for the year ended December 31, 2004 was $11,534,700 versus $11,869,700 for the prior year, a decrease of 3%. The decrease was primarily attributable to the raw material cost increases on the Spectrum Naturals® brand described above, and the impact of the Fresh and Cold program on the Spectrum Essentials® brand, Spectrum’s most profitable segment. Gross profit by segment is detailed in the following table:

	Years Ended December 31,
	2004	2003	% Change
Spectrum Naturals® Culinary Products	$5,403,400	$5,365,500	+1%
Spectrum Essentials® Nutritional Supplements	4,297,300	4,659,700	-8%
Spectrum Ingredients/Other	1,834,000	1,844,500	-1%

Total Gross Profit	$11,534,700	$11,869,700	-3%

Gross profit as a percent of net sales (gross margin) was 23.1% for 2004 versus 26.0% for 2003, primarily as a result of the increased raw material costs in Spectrum’s culinary segment described above and an unfavorable sales mix. The unfavorable sales mix was due to reduced sales of flax oil products, Spectrum’s highest margin product line and increased sales of the Spectrum Ingredients industrial products, Spectrum’s lowest margin product lines.

Sales and Marketing Expenses

Spectrum’s sales and marketing expenses for the year ended December 31, 2004 were $7,293,600, or 14.6%, of net sales, versus $6,204,600, or 13.6%, of net sales for the prior year. The increase in spending of $1,089,000 is detailed in the following table which reconciles sales and marketing spending for 2004 versus 2003, and discloses the significant variances by spending category:

Total sales and marketing expenses for 2003	$6,204,600
Increased advertising	582,500
Increased compensation and benefits	280,600
Increased sponsorships	117,100
Increased trade shows	93,200
Increased market research spending	97,300
Decreased broker commissions	(20,800)
Decreased professional and website fees	(23,600)
Decreased product label development expenses	(22,800)
All other, net	(14,500)

Total sales and marketing expenses for 2004	$7,293,600

The increased advertising spending was related to the launch of the new “I am Spectrum” campaign for 2004. The increased compensation and benefits was primarily associated with increased staffing in the Marketing Department. The increased sponsorships have enabled Spectrum to maintain a greater presence with influential health practitioners with regards to the importance of healthy oils. The increased trade show spending enabled Spectrum to continue to increase its presence as an industry leader through educational presentations and seminars at major trade events. The increased market research spending was primarily attributable to research conducted in 2004 on several new product categories for the Spectrum Naturals® brand. The decreased broker commissions were primarily attributable to the lower Spectrum Essentials® sales this year as a result of the Fresh and Cold program.

Spectrum expects its sales and marketing expenses to continue to increase in dollar amount, but to remain steady at approximately 15% of net sales for 2005 and beyond.

General and Administrative Expenses

Spectrum’s general and administrative expenses for the year ended December 31, 2004 were $3,731,700, or 7.5%, of net sales, versus $3,729,100, or 8.2%, of net sales for the prior year. The increase in spending of $2,600 is detailed in the following table which reconciles general and administrative spending for 2004 versus 2003, and discloses significant variances by spending category:

Total general and administrative expenses for 2003	$3,729,100
Increased professional fees	32,600
Iowa production facility grand opening event	28,500
Donations	25,200
Decreased compensation and benefits expense	(107,800)
All other, net	24,100

Total general and administrative expenses for 2004	$3,731,700

The increased professional fees were primarily associated with increased information systems consulting services. The Iowa facility grand opening event was attended by local media and government officials and resulted in some very favorable press for Spectrum. The increased donations were primarily due to the initiation of a structured company-wide donation program in 2004. The decreased compensation and benefits expense was primarily associated with reduced accruals in 2004 for incentive compensation as a result of the lower profitability levels achieved by Spectrum in 2004.

Spectrum expects its general and administrative expenses to increase modestly in dollar amount, but continue to decrease as a percent of net sales for 2005 and beyond.

Manufacturing Facility Relocation

During 2004, Spectrum completed the final phase of its efforts to close the manufacturing facility located in Petaluma, California where flax oil production formerly occurred. Production ceased at the Petaluma facility on September 24, 2004 and Spectrum disassembled and relocated some of the Petaluma equipment to its new leased manufacturing facility in Cherokee, Iowa. The Iowa facility will be managed under a strategic alliance with BIOWA. Spectrum incurred expenses of $1,565,300 in 2004 in connection with the manufacturing facility relocation and reconfiguration. Included in that amount were non-cash write-offs of $919,500 for infrastructure and leasehold improvements at the Copeland Street facility which could not be relocated to Iowa, plus $237,100 in writedowns to fair market value for certain equipment that was relocated to Iowa which management deemed was impaired at December 31, 2004. In addition, cash expenses of $408,700 were incurred for relocation costs and project management expenses associated with the move to Iowa.

Interest Expense

Spectrum’s interest expense for 2004 was $361,900 versus $404,200 for 2003. The decrease of $42,300 or 11% is detailed in the following table which reconciles interest expense for 2004 versus 2003 and discloses the significant variances by item:

Total interest expense for 2003	$404,200
Early termination expense on former credit agreement	(70,400)
Decreased interest on fixed long-term debt	(27,100)
Increased interest on variable long-term debt	34,500
Increased interest on revolving line of credit	18,200
All other, net	2,500

Total interest expense for 2004	$361,900

The early termination expense was a contractual obligation paid to Spectrum’s former primary lender of $62,400 plus the write-off of the remaining unamortized loan fee of $8,000 as a result of terminating that credit facility prior to its maturity date of October 6, 2004. The decreased interest on fixed long-term debt was due to principal payments made during 2004 on the related party notes and capital lease obligations. The increased interest on variable long-term debt was due to increased borrowing on the CAPEX facility note with Comerica. The increased interest expense under the revolving line of credit was primarily due to increased average borrowings during 2004 to finance the higher levels of inventory, partially offset by the lower rates available during 2004 from Comerica. On July 11, 2003 Spectrum entered into a new banking relationship with Comerica which lowered Spectrum’s interest rate on term debt by 1% per annum and lowered the effective interest rate under the line of credit by approximately 1.75% per annum.

Provision for Income Taxes

Spectrum recorded a benefit from income taxes of $555,200 for the year ended December 31, 2004 versus a benefit of $1,566,600 for the prior year. The benefit for 2004 was estimated at 40% of Spectrum’s loss before taxes. The benefit for 2003 was the result of the elimination of the 100% valuation reserve that had previously been maintained against Spectrum’s deferred tax assets.

Results of Operations for the Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

Summary Discussion

In general, 2003 was a good year for Spectrum, featuring strong comparable net sales growth (+22%) and 6% growth in EBITDA as adjusted. All three segments of Spectrum’s business posted double-digit annual sales growth on the strength of increased demand for non-hydrogenated culinary oils and Omega-3 essential fatty acid nutritional supplements.

For the year ended December 31, 2003 EBITDA as adjusted was $2,436,100 compared to $2,288,500 for the prior year, an increase of $147,600 or 6%. The increase in 2003 is discussed in detail below, but was primarily attributable to increased sales, partially offset by pressure on gross margins and increased operating expenses in 2003.

While management believes that EBITDA as adjusted is a useful measure of Spectrum’s financial performance, it should not be construed as an alternative to income from operations, net income or cash flows from operating activities as determined in accordance with accounting principles generally accepted in the United States of America. Furthermore, Spectrum’s calculation of EBITDA as adjusted, which is detailed in the following table, may be different from the calculation used by other companies, thereby limiting comparability:

	Years Ended December 31,
	2003	2002
Net income as reported	$2,663,600	$1,120,000
Provision (benefit) for income taxes	(1,566,600)	189,800
Interest expense	404,200	480,600
Depreciation and amortization	524,700	454,300
Industrial accident expenses	410,200	254,100
Gain on sales of product lines	—	(210,300)

EBITDA as adjusted	$2,436,100	$2,288,500

The following is Spectrum’s management’s discussion and analysis of the significant line items within the financial statements and the reasons behind the trends and variances versus the prior year:

Revenues

Spectrum’s net sales for the year ended December 31, 2003 were $45,676,500 compared to $40,579,300 for 2002, an increase of $5,097,200 or 13%. The increase in net sales was primarily volume-related and was driven by significant increases in all three of Spectrum’s segments, as detailed in the following table:

	Years Ended December 31,
	2003	2002	% Change
Spectrum Naturals® Culinary Products	$20,606,100	$17,268,200	+19%
Spectrum Essentials® Nutritional Supplements	10,353,900	9,030,400	+15%
Spectrum Ingredients/Private Label Products	14,443,400	11,065,900	+31%

Comparable Net Sales	45,403,400	37,364,500	+22%
Disposed/Discontinued Product Lines	273,100	3,214,800	-92%

Total Net Sales	$45,676,500	$40,579,300	+13%

Within the Spectrum Naturals® culinary products, sales were significantly higher than prior year in consumer packaged oils (+42%), institutional and food service oils (+34%) olive oils (+22%) and mayonnaise (+28%). All of Spectrum’s culinary oils are expeller-pressed and contain no trans fatty acids as a result of hydrogenation. Therefore, Spectrum’s culinary oils continued to benefit from increased consumer awareness of the dangers of hydrogenated oils with regards to obesity and cardiovascular disease.

Spectrum Essentials® nutritional supplement sales increased 15% versus the prior year, primarily as a result of increased demand for organic flax oil and refined coconut oil sold as a health and beauty aid. Liquid flax oil sales, which represented approximately 65% of the Spectrum Essentials® sales during 2003 were up 15% versus the prior year as a result of increased demand and the non-recurrence of out-of-stocks during the fourth quarter of 2002 as a result of a flaxseed shortage.

The Spectrum Ingredients sales increased 31% versus the prior year on the strength of increased customer demand for non-hydrogenated culinary oils. During 2003 there was prominent media coverage of commitments by several Fortune 500 companies to eliminate or sharply reduce hydrogenated oils from their products.

Cost of Goods Sold

Spectrum’s cost of good sold for the year ended December 31, 2003 was $33,806,800 versus $29,823,000 for 2002, an increase of 13%. The increase was primarily volume-related and was driven by significant increases in all three of Spectrum’s primary segments, as detailed in the following table:

	Years Ended December 31,
	2003	2002	% Change
Spectrum Naturals® Culinary Products	$15,240,600	$12,882,800	+18%
Spectrum Essentials® Nutritional Supplements	5,694,200	4,706,500	+21%
Spectrum Ingredients/Private Label Products	12,725,300	9,854,700	+29%

Comparable Cost of Goods Sold	33,660,100	27,444,000	+23%
Disposed/Discontinued Product Lines	146,700	2,379,000	-94%

Total Cost of Goods Sold	$33,806,800	$29,823,000	+13%

Cost of goods sold as a percent of net sales increased during 2003 to 74.0% compared to 73.5% for 2002. The increase was due primarily to increased raw material costs in Spectrum’s flax oil, olive oil and mayonnaise product lines, a $50,300 write-down incurred for the obsolete bottling equipment that was not relocated to Interpac and an unfavorable sales mix. The flax oil products continued to be impacted by higher flaxseed costs in 2003 while olive oil imported from Europe was impacted by all-time lows in the dollar versus Euro exchange rate.

Gross Profit

Gross profit for 2003 was $11,869,700 versus $10,756,300 for 2002, an increase of $1,113,400, or 10%. The increase was primarily volume-related and was driven by significant increases in all three of Spectrum’s primary segments, as detailed in the following table:

	Years Ended December 31,
	2003	2002	% Change
Spectrum Naturals® Culinary Products	$5,365,500	$4,385,400	+22%
Spectrum Essentials® Nutritional Supplements	4,659,700	4,323,900	+8%
Spectrum Ingredients/Private Label Products	1,718,100	1,211,200	+42%

Comparable Gross Profit	11,743,300	9,920,500	+18%
Disposed/Discontinued Product Lines	126,400	835,800	-85%

Total Gross Profit	$11,869,700	$10,756,300	+10%

Gross profit as a percentage of net sales (gross margin) was 26.0% for 2003 versus 26.5% for 2002, primarily as a result of the increased raw material costs in Spectrum’s flax oil, olive oil and mayonnaise product lines, the bottling line relocation and an unfavorable sales mix. Spectrum implemented price increases on certain product lines effective November 1, 2003 in order to pass on some of the raw material cost increases to consumers. Partially offsetting the increased costs was improved management of sales discounts and promotions, particularly with respect to the Spectrum Naturals® segment.

Sales and Marketing Expenses

Spectrum’s sales and marketing expenses for 2003 were $6,204,600 or 13.6% of net sales, versus $5,987,500 or 14.8% of net sales for 2002. The increase in spending of $217,100 in 2003 is detailed in the following table which reconciles sales and marketing spending for 2003 versus 2002 and discloses the significant variances by spending category:

Total sales and marketing expense for 2002	$5,987,500
Increased broker commissions	325,000
Increased market research expenses	161,600
Increased trade show expenses	74,000
Increased spending on label revisions	40,500
Increased spending on Company website	42,800
Increased spending on public relations	35,300
Decreased advertising	(289,400)
Decreased compensation and benefits	(137,500)
All other, net	(35,200)

Total sales and marketing expense for 2003	$6,204,600

The increased broker commissions were attributable to the double-digit sales growth in both branded product lines in 2003. The increase in market research expenses in 2003 was primarily attributable to a focus group conducted on the Spectrum Essentials® product line for the first time in Spectrum’s history. The increased spending on trade shows, label revisions, the website and public relations was primarily attributable to upgrades made by Spectrum’s marketing staff. The decreased advertising spending was the result of a new advertising campaign that was under development during 2003 to improve Spectrum’s advertising message and its overall consistency. The decreased compensation and benefits was primarily attributable to the elimination of eleven full-time employees formerly associated with the OI product lines that were sold on April 25, 2002. Partially offsetting that were three full-time positions added to the Marketing Department during 2003.

General and Administrative Expenses

Spectrum’s general and administrative expenses for 2003 were $3,729,100, or 8.2%, of net sales, versus $2,949,500, or 7.3%, of net sales for 2002. The increase in spending of $779,600 is detailed in the following table which reconciles general and administrative spending for 2003 versus 2002 and discloses the significant variances by spending category:

Total general and administrative expense for 2002	$2,949,500
Increased compensation and benefits	346,700
Increased rent expense	149,700
Increased board expenses	88,900
Increased consulting and site evaluation	83,900
Increased legal fees	45,100
Increased telephone expense	41,100
All other, net	24,200

Total general and administrative expense for 2003	$3,729,100

The increased compensation and benefits were primarily attributable to increased executive compensation expense in 2003, $34,800 of expense in connection with a shareholder advance that was forgiven, a severance payment to a former officer and increased incentive accruals for 2003. The increase in rent expense was primarily associated with the move to Spectrum’s new headquarters in December 2002. The increased board expenses were the result of cash compensation paid to the external board members for the first time since the merger. The consulting and site evaluation expenses were incurred in connection with the evaluation of alternative locations for Spectrum’s SpectraVac flax oil manufacturing operation. The increased spending in legal fees was primarily attributable to an S-8 filing with the SEC and employment law advice related to the relocation of the bottling line to Interpac. The increase in telephone spending was due to a change in phone service providers and early termination of the previous contract.

Industrial Accident Expenses

During 2003 Spectrum incurred $410,200 in expenses associated with an industrial accident that occurred on April 25, 2002. Two of Spectrum’s employees died due to asphyxiation in a confined space accident. Included in the $410,200 was an accrual of $375,000 at December 31, 2003 to record the Terms of Settlement and Probation entered into on February 4, 2004 with a plea of no contest to two misdemeanor violations of a regulation issued by CAL-OSHA. Under the Terms of Settlement and Probation, Spectrum will pay a fine of $150,000 in three annual installments of $50,000 each on June 30, 2004, 2005 and 2006. In addition Spectrum paid $150,000 in restitution to the California District Attorneys Association Workers Safety Training Account to assist with the prosecution of worker safety cases in the State of California. Spectrum also reimbursed costs of $25,000 each to the Petaluma Police Department, the Petaluma Fire Department and the Sonoma County District Attorney’s Office.

During 2002 Spectrum incurred expenses of $254,100 in connection with the same industrial accident. Included in that amount was a remaining reserve of $141,900 at December 31, 2003 to cover anticipated penalties from CAL-OSHA, appeals filed by the dependants of the two employees with the Worker’s Compensation Appeals Board of California, and related attorney’s fees.

Gain on Sale of Product Lines

Spectrum recorded a net gain from the sale of product lines during 2002 of $210,300 which consisted primarily of the collection of the remaining escrowed funds from the sale of OI.

Interest Expense

Spectrum’s interest expense for 2003 was $404,200 versus $480,600 for 2002. The decrease of $76,400, or 16%, is detailed in the following table which reconciles interest expense for 2003 versus 2002 and discloses the significant variances by item:

Total interest expense for 2002	$480,600
Decreased interest on private placement notes	(75,500)
Decreased interest on fixed long-term debt	(51,000)
Early termination expense on former credit agreement	70,400
Increased interest on revolving line of credit	10,600
All other, net	(39,900)

Total interest expense for 2003	$404,200

The decreased interest on the private placement notes was due to the early retirement of the notes on December 27, 2002. The decreased interest on fixed long-term debt was due to principal payments made during 2003 on the related party notes. The early termination fee was a contractual obligation due to Spectrum’s former primary lender as a result of terminating that credit facility prior to its maturity date of October 6, 2004. The increased interest expense under the revolving line of credit was primarily due to increased average borrowings during 2003 to finance the higher levels of inventory, partially offset by the lower rates available during the second half of 2003 from Comerica. On July 11, 2003 Spectrum entered into a new banking relationship with Comerica which lowered Spectrum’s interest rate on term debt by 1% per annum and lowered the effective interest rate under the line of credit by approximately 1.5% per annum.

Provision for Income Taxes

At December 31, 2003 Spectrum reversed the 100% valuation allowance that had been maintained against its deferred tax assets since the merger. As a result, Spectrum recorded a net benefit for income taxes of $1,566,600 for 2003. Spectrum has federal net operating loss carryovers sufficient to offset all federal income taxes due on its estimated taxable income for 2003 with the exception of $9,900 due as a result of the alternative minimum tax. However, the State of California imposed a two-year moratorium on the use of net operating loss carryovers, as a result of a budget crisis, for 2002 and 2003. Consequently, Spectrum paid $176,000 in estimated state income taxes due for 2002 during the first quarter of 2003 and made estimated state income tax payments for 2003 of $140,400.

Quantitative and Qualitative Disclosure About Market Risk

Exchange Rates

Spectrum is exposed to market risk from changes in foreign currency exchange rates and interest rates that could impact its results of operations and financial position. Spectrum manages its exposure to these risks through financing activities and foreign currency forward contracts, when deemed appropriate. Spectrum utilizes foreign currency forward contracts as risk management tools and not for speculative purposes. Spectrum’s risk management objective is to minimize the volatility on its cash flows by identifying the forecasted transactions exposed to these risks and hedging them appropriately.

In January 2005, Spectrum began utilizing foreign currency forward contracts to minimize the volatility of foreign currency cash flows resulting from changes in exchange rates. Foreign currency forward contracts are entered into for firmly committed or anticipated raw material purchases. The intent of these contracts is to reduce Spectrum’s exposure to foreign currency exchange rate movements, with any gains or losses on the contracts designed to offset any gains or losses on the transactions being hedged. As of September 30, 2005, Spectrum’s primary foreign currency exchange rate exposures were the Euro and Canadian dollar. Forward contracts to hedge anticipated Euro purchases during 2005 were entered into beginning in January 2005.

The table below provides information about Spectrum’s foreign currency forward contracts outstanding as of September 30, 2005. All foreign currency contracts were for Euros and are expected to mature during 2005.

	Contracted Amounts	Fair Value
Foreign Currency Forward Contracts:
(Pay Euros / receive U.S. $)
Euros	€665,00
Average Contractual Exchange Rate	$1.23
U.S. Dollars	$821,200	$801,600

Included in cost of sales for the three months ended September 30, 2005 was a non-cash expense of $19,600 which was the difference between the estimated fair value of the forward contracts at September 30, 2005 and the contractual amounts.

Interest Rates

Throughout the course of its fiscal year, Spectrum utilizes a variable interest rate line of credit at various borrowing levels. For the six months ended September 30, 2005, the average outstanding balance under the line of credit was $7,755,500 with a weighted average effective interest rate of 5.5% per annum. For the nine months ended September 30, 2004, the average outstanding balance under the line of credit was $5,641,500 with a weighted average effective interest rate of 3.8% per annum. The increased average borrowing levels in 2005 reflect the funds necessary to finance the increased inventory levels and increased level of operations in general. The line of credit agreement calls for the interest rate to float at the prime rate, or for portions of the outstanding borrowings to be locked in at LIBOR rates plus 2.25%, for up to one year, at Spectrum’s discretion. As of September 30, 2005, Spectrum had $4,000,000 of its outstanding borrowings locked in at a weighted average LIBOR rate of 5.44%.

Certain other debt items are also sensitive to changes in interest rates. The following table summarizes future cash flows and related weighted average interest rates by expected maturity date for long-term debt outstanding as of September 30, 2005 (dollars in thousands):

	Expected Future Principal Payments (Periods Ended December 31)
	2005	2006	2007	2008	2009	2010	Total	Fair Value
Long Term Debt:
Fixed Rate	$51.1	—	—	—	—	—	$51.1	$51.1
Avg. Int. Rate	9.1%	—	—	—	—	—	9.1%
Variable Rate	$125.0	$500.0	$500.0	$375.0	—	—	$1,500.0	$1,500.0
Avg. Int. Rate	Var.	Var.	Var.	Var.	—	—	Var.
Imputed Rate	—	—	—	—	—	$513.3	$513.3	$345.3
Avg. Int. Rate	—	—	—	—	—	7.6%	7.6%

The fair value of all long-term debt is equal to the sum of the expected future principal payments with the exception of the non-interest bearing note payable due in one lump sum of $513,300 on December 31, 2010. Interest has been imputed on that note at an effective rate of 7.6% per annum, leaving a fair value at September 30, 2005 of $345,300.

Purchase Commitments

In the ordinary course of its business, Spectrum enters into commitments to purchase raw materials over a period of time, generally six months to one year, at contracted prices. At September 30, 2005 these future commitments approximated fair value because they were not at prices in excess of current market, nor in quantities in excess of normal requirements. Spectrum does not utilize derivative contracts either to hedge existing risks or for speculative purposes.

Liquidity and Capital Resources

On June 24, 2005, Spectrum entered into the Second Amendment to its Credit Facility with Comerica Bank, or Comerica, that extends the maturity date of the Credit Facility to June 30, 2007. The Amendment also increases the revolving line of credit up to a maximum of $10,000,000, subject to eligible collateral levels, and provides for an additional variable rate term loan for up to $1,000,000 of eligible expenditures on capital equipment until June 30, 2006. The Credit Facility is secured by substantially all assets of Spectrum and enables Spectrum to borrow below prime, using a LIBOR rate option.

Spectrum could not operate its business without the Credit Facility with Comerica or one similar to it. The Credit Facility calls for continued satisfaction of various financial covenants for 2005 and beyond related to profitability levels, debt service coverage, and the ratio of total liabilities to tangible net worth. As of September 30, 2005 Spectrum was in compliance with all requirements under the Credit Facility.

At September 30, 2005, Spectrum had working capital of $1,387,700 which reflected a decrease of $143,700 versus September 30, 2004. The decrease was primarily attributable to increased borrowings outstanding under the line of credit to finance the higher levels of inventories and accounts receivable in 2005.

During 2005, Spectrum used $587,500 in cash from operating activities, compared to using $769,100 in cash in 2004. The decrease in cash used in 2005 was primarily due to the increased profitability in 2005.

Cash used in investing activities was $262,600 in 2005 compared to $962,100 in 2004. In both years the cash was primarily invested in the new production facility in Iowa. The Iowa investment was much greater in 2004 during the construction phase of the facility.

Cash provided by financing activities was $858,700 in 2005 compared to $1,731,400 in 2004. During both years the cash provided was primarily from net borrowings under the line of credit, partially offset by principal payments against long-term debt.

Management believes that future cash flows from operations and available borrowing capacity under the revolving line of credit should provide adequate funds to meet Spectrum’s estimated cash requirements for the foreseeable future. Excess borrowing capacity under the revolving line of credit was $996,700 at September 30, 2005, versus $900,300 at September 30, 2004.

Off-Balance Sheet Arrangements

Spectrum does not utilize off-balance sheet financing arrangements. There were no transactions with special purpose entities that give Spectrum access to assets or additional financing or carry debt that is secured by Spectrum.

New Applicable Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board, or “FASB,” issued SFAS 123R, “Share-Based Payment,” a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and superseding APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires Spectrum to expense grants made under its stock option program. That cost will be recognized over the vesting period of the stock option grants. SFAS 123R is effective for fiscal years beginning after June 15, 2005. Upon adoption of SFAS 123R, amounts previously disclosed under SFAS No. 123 will be recorded in Spectrum’s statement of operations. Spectrum is evaluating the alternatives allowed under the standard, which Spectrum is required to adopt effective for its fiscal year 2006.

Also in December 2004, the FASB issued Staff Position SFAS No. 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes” (“FSP No. 109-1”) with respect to the special tax deduction on qualified production activities provided by the American Jobs Creation Act of 2004, which was signed into law on October 22, 2004. Under FSP No. 109-1, companies that qualify for the recent tax law’s deduction for domestic production activities must account for it as a special deduction under SFAS No. 109 and reduce their tax expense in the period or periods the amounts are deductible. FSP No. 109-1 is effective for the Company in its fiscal year 2006. FSP No. 109-1 is not expected to have a material impact on the Company’s financial results.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs,” an amendment to ARB No. 43, Chapter 4, “Inventory Pricing.” SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Spectrum believes there will be no material effect on its financial statements upon adoption of this standard.

Directors and Executive Officers of Spectrum

The name, age, position and term of office of each of Spectrum’s executive officers and directors are set forth below:

Name	Age	Position	Held Since
Jethren P. Phillips	54	Chairman of the Board	10/6/99
Neil G. Blomquist	53	President and CEO, Director	9/1/02
Phillip L. Moore	55	Director (2)	10/6/99
Charles A. Lynch	78	Director (1)(2)(3)(4)	4/1/00
Thomas B. Simone	63	Director (1)(2)(3)(4)	12/15/00
Conrad W. Hewitt	69	Director (1)(3)(4)	11/6/02
John B. Elstrott	57	Director (1)(3)(4)	7/29/04
Robert B. Fowles	50	Chief Financial Officer and Secretary	6/26/00
N. Michael Langenborg	46	Vice President – Marketing	11/4/02
Steven L. Terre	57	Vice President – Sales	11/18/02
Duane W. Chase	62	General Manager – Spectrum Ingredients	11/1/03
Randall H. Sias	37	Vice President – Operations	1/1/05

(1)    Member of the Audit Committee.

(2)    Member of the Compensation Committee.

(3)    Member of the Nominating and Governance Committee.

(4)    Member of the Capital Committee.

Spectrum directors hold office for a period of one year from their election at the annual meeting of shareholders or until their successors are duly elected and qualified. Spectrum officers are elected by and serve at the discretion of the board of directors.

Background

The following is a brief summary of the business experience of each executive officer and director of Spectrum for at least the last five years:

Jethren P. Phillips has been Chairman of Spectrum’s board of directors since October 1999. He also served as Chief Executive Officer of Spectrum from October 1999 until September 1, 2002. Mr. Phillips founded Spectrum Naturals, Inc., or “SNI,” in 1980 and served as its Chief Executive Officer and Chairman of the board of directors since its inception. In 1995 he founded Spectrum Commodities, Inc., an organic and natural food ingredients affiliate. Mr. Phillips has been involved in the natural product industry since 1972. He attended California State University at Los Angeles and Humboldt and is a member of the National Association of Corporate Directors.

Neil G. Blomquist was appointed President and Chief Executive Officer of Spectrum on September 1, 2002 and became a director of Spectrum in November 2002. Prior to that he served as SNI’s President and Chief Operating Officer since January 1994, and served as its Director of Sales and Marketing from 1989 to 1994. Mr. Blomquist has served on the board of directors of the California Olive Oil Council since 1996 and has been involved in the organic and natural foods industry for more than 25 years. Mr. Blomquist holds a Bachelor of Science degree in Business Management and Economics from the University of South Dakota. Mr. Blomquist is a member of the National Association of Corporate Directors.

Phillip L. Moore has been a Spectrum director since October 6, 1999 and is the Principal of Moore Consulting, a management consulting business established in 1996 to provide advisory services to the food industry. Mr. Moore has also served as Managing Partner of Monterey Bay Corporate Development since 1996.

Monterey Bay Corporate Development also provides advisory and consulting services to the food industry. Mr. Moore has 25 years of experience in the food industry and was President of Perimeter Sales and Merchandising prior to founding Moore Consulting. Mr. Moore holds a Bachelor of Science degree in Accounting and Business from Guilford College of North Carolina. Mr. Moore is a member of Spectrum’s Compensation Committee and is a member of the National Association of Corporate Directors.

Charles A. Lynch became a Spectrum director on April 1, 2000 and is Chairman of Market Value Partners Company, a management and advisory source for existing and emerging businesses. He has had executive management responsibility for 70-plus companies, primarily in consumer related businesses, and has been a director of over 20 major corporations. Mr. Lynch currently serves as Chairman of the Board of Fresh Choice, Inc. and nSpired Natural Foods, Inc. Mr. Lynch also serves as a director or advisor to a number of privately-held organizations. Mr. Lynch received his Bachelor of Science degree from Yale University and an Honorary Degree of Doctors of Law from Golden Gate University. He is also a member of the National Association of Corporate Directors. Mr. Lynch is Chairman of the Compensation Committee and a member of Spectrum’s Audit Committee and Nominating and Governance Committee and was a member of Spectrum’s Capital Committee.

Thomas B. Simone has been a Spectrum director since December 2000, and is Chairman and CEO of Simone & Associates, LLC a management and advisory firm that invests in and consults with healthcare and natural products companies. Mr. Simone also serves as Vice Chair and Lead Independent Director of the Board of United Natural Foods, Inc., the largest distributor of natural products in the industry and serves as a director or advisor to a number of privately-held organizations. Prior to forming Simone & Associates, Mr. Simone was President of McKesson Drug Company, America’s largest pharmaceutical wholesaler. During his twenty-year career with McKesson, Mr. Simone also served as Vice President of Finance for McKesson Corporation, Executive Vice President of PCS Health Systems, and Vice President and Controller. Mr. Simone holds Bachelor of Science and Master of Business Administration degrees from DePaul University and is a member of the National Association of Corporate Directors. Mr. Simone is Chairman of Spectrum’s Nominating and Governance, was Chairman of Spectrum’s Capital Committee, and is a member of Spectrum’s Audit Committee and Compensation Committee.

Conrad W. Hewitt has been a Spectrum director since November 2002. Prior to that, he was a consultant and served as the Commissioner for the State of California Department of Financial Institutions from 1997 to 1998, and as the State of California Superintendent of Banking from 1995 to 1997. From 1962 to 1995, Mr. Hewitt was a Managing Partner with Ernst & Young’s offices in San Francisco, Seattle, and Honolulu. Mr. Hewitt currently serves as a Director on the boards of North Bay Bancorp and Varian, Inc. He also serves as a director or advisor to a number of privately-held organizations. Mr. Hewitt holds a Bachelor of Science degree in Finance and Banking from the University of Illinois, and did his post graduate study at the University of Southern California. He is a member of the National Association of Corporate Directors and the American Institute of CPAs. Mr. Hewitt is Chairman of Spectrum’s Audit Committee, is a member of Spectrum’s Nominating and Governance Committee and was a member of Spectrum’s Capital Committee. Spectrum’s board of directors has determined that Mr. Hewitt qualifies as an audit committee financial expert, as that term has been defined by the SEC. Mr. Hewitt also qualifies as an independent director under the Exchange Act.

Dr. John B. Elstrott joined the Spectrum board of directors on July 29, 2004. Dr. Elstrott is a Clinical Professor of Entrepreneurship and the Director of the Levy-Rosenblum Institute for Entrepreneurship at Tulane University’s A. B. Freeman School of Business in New Orleans, Louisiana. Dr. Elstrott is an active entrepreneur in several areas including the venture capital, telecommunications, music, and natural food industries. He has won numerous prestigious teaching awards and was named the Ernst and Young Louisiana Entrepreneur of the Year in 1997 for his support of entrepreneurship education. Prior to joining Tulane, Dr. Elstrott was Chief Financial Officer for Celestial Seasonings, Inc. Today he serves on the boards of several public and private corporations and non-profit community service organizations, and serves as the lead director and chair of the audit committee for Whole Foods Market, Inc., a retailer of natural products. Dr. Elstrott holds bachelors and masters degrees in economics from Louisiana State University and a doctorate in economics from the University of Colorado at Boulder. Dr. Elstrott is a member of the National Association of Corporate Directors and serves as a member of Spectrum’s Audit Committee and Nominating and Governance Committee, and was a member of Spectrum’s Capital Committee.

Robert B. Fowles joined Spectrum as Chief Financial Officer in June 2000 and brings over twenty years of financial expertise in packaged consumer products. From June 1999 until June 2000, Mr. Fowles was Chief Financial Officer of Cedco Publishing Company, a privately held publisher of books, calendars and CD ROMS. Prior to that Mr. Fowles served for 19 years in various capacities within the food and beverage businesses of Diageo, PLC, the last seven of which as Chief Financial Officer of Heublein Wines Group. Mr. Fowles is a Certified Public Accountant and received a Bachelor of Science degree in Business Administration from the University of Connecticut.

Nils Michael Langenborg joined Spectrum as Vice President-Marketing in November 2002. Prior to joining Spectrum Mr. Langenborg was the principal of Natural Planograms, a category management company that he founded in April 2001 to provide consumer-focused solutions to retailers and manufacturers of natural products. Prior to that Mr. Langenborg served as Vice President of Marketing for Traditional Medicinals, Inc. from July 1995 through March 2001 where he was responsible for the creation, development and execution of all national marketing support programs. Mr. Langenborg is a graduate of San Francisco State University with dual majors in Marketing and Advertising and Small Business Management.

Steven L. Terre joined Spectrum as Vice President-Sales in November 2002. Prior to joining Spectrum Mr. Terre served for 18 years as Vice President of Sales for Traditional Medicinals, Inc. where he was responsible for all aspects of the company’s sales efforts. Mr. Terre has devoted his entire career to the natural foods industry and is a graduate of the University of California, San Diego.

Duane W. Chase joined Spectrum as Director of Sales and Marketing for Spectrum Ingredients on September 1, 2000. Mr. Chase was subsequently promoted to General Manager – Spectrum Ingredients on November 1, 2003. Prior to joining Spectrum Mr. Chase served for two years as North American Sales Director for Institute Rosell (a division of Lallemand, Inc.). Prior to that Mr. Chase spent thirty years in sales, marketing and technical support roles for a variety of ingredient products in the food and nutraceutical industries. Mr. Chase earned a Bachelor of Science degree in Food Science and Technology from the University of California at Davis.

Randall H. Sias joined Spectrum on October 13, 2003 as Director of Operations and was promoted to Vice President – Operations on January 1, 2005. Prior to joining Spectrum Mr. Sias served as Director of Operations for Splash-O-Rama, Inc., a candy distributor for almost three years. Prior to that Mr. Sias served as Vice President of Supply Chain/Operations for Calio Groves, LLC, an olive oil bottling company for two years. Mr. Sias began his career at PowerBar, Inc. where he worked for over nine years in numerous capacities. Mr. Sias earned an MBA degree in International Business from the University of Oregon and a Bachelor of Arts in Management, also from the University of Oregon.

Information About the Spectrum Board of Directors

Meetings and Committees

The Spectrum board of directors met five times (including once via telephone conference) during fiscal year 2004. All directors attended all of the meetings of the Spectrum board of directors and of the committees on which they served.

The Spectrum board of directors has an Audit Committee, which reviews the results and scope of the audit and other services provided by Spectrum’s independent public accountants. The Audit Committee, which held seven meetings during 2004, consists of four independent directors: Messrs. Elstrott, Hewitt, Lynch and

Simone. Mr. Hewitt serves as Chairman. All members of the Audit Committee are independent under the independence standards currently promulgated by Nasdaq. In addition, Mr. Hewitt meets the Nasdaq standard of a “financial expert.” The Audit Committee has adopted a written charter that is available on Spectrum’s Internet web site at www.spectrumorganics.com.

The Spectrum board of directors has a Nominating and Governance Committee, which makes recommendations to the Spectrum board of directors regarding the adoption and review of corporate governance principles, identifies qualified individuals for Spectrum board of directors membership, assesses and makes recommendations to the Spectrum board of directors regarding the size and composition of the Spectrum board of directors and its Committees and reviews the performance of the Spectrum board of directors and its Committees and makes recommendations to the Spectrum board of directors for the improvement of such performance. The Nominating and Governance Committee, which held three meetings during 2004, consists of four independent directors: Messrs. Elstrott, Hewitt, Lynch and Simone. Mr. Simone serves as Chairman. All members of the Nominating and Governance Committee are independent under the independence standards currently promulgated by Nasdaq. The Nominating and Governance Committee has adopted a written charter that is available on Spectrum’s Internet web site at www.spectrumorganics.com.

The Spectrum board of directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for executives and administers and recommends grants of stock options pursuant to Spectrum’s Amended and Restated 1995 Stock Option Plan. The Compensation Committee, which held six meetings during 2004, consists of three independent directors: Messrs. Lynch, Moore and Simone. Mr. Lynch serves as Chairman. All members of the Compensation Committee are independent under the independence standards currently promulgated by Nasdaq. The Compensation Committee has adopted a written charter that is available on Spectrum’s Internet web site at www.spectrumorganics.com.

The Spectrum board of directors had a Capital Committee, which was formed on July 29, 2004, to explore various alternatives and potential partners to raise equity capital and to assist the board of directors with the selection of an investment banker. The Capital Committee, which held four meetings during 2004, consisted of four independent directors: Messrs. Elstrott, Hewitt, Lynch and Simone. Mr. Simone served as Chairman. All members of the Capital Committee were independent under the independence standards promulgated by Nasdaq. The Capital Committee completed its work on January 14, 2005, with the engagement of D.F. Hadley & Co., Inc. as Spectrum’s investment banker and was officially disbanded on March 3, 2005.

Report of Spectrum’s Nominating and Governance Committee

The Nominating and Governance Committee of the Spectrum board of directors, for purposes of this report, the “Committee,” is composed of four independent directors and serves Spectrum in the nomination of director candidates. That role includes the identification of qualified individuals for Spectrum board of directors membership, the recommendation to the Spectrum board of directors of the appropriate size and composition of the Spectrum board of directors and its Committees, and the review of the performance of the Spectrum board of directors and its Committees and recommendations to the Spectrum board of directors for the improvement of such performance.

The Committee has a procedure under which all director candidates are evaluated, regardless of who recommends them. The Committee utilizes the following criteria in evaluating any candidate’s capabilities to serve as a member of the Spectrum board of directors: attendance, independence, time commitments, conflicts of interest, ability to contribute to the oversight and governance of Spectrum and experience with businesses of similar size, scope and involvement as Spectrum. Further, the Committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries such as natural foods or nutritional supplements and in functional expertise such as manufacturing, marketing, finance, human resources and investing. The Committee solicits candidates from its current directors and, if deemed appropriate, will engage third party recruiting professionals to identify potential candidates. The Committee considered candidates during 2004 in accordance with the criteria above and determined that the addition of Dr. John B. Elstrott was in the best interest of the shareholders. Accordingly, Dr. Elstrott joined the board of directors on July 29, 2004.

In accordance with recent regulations enacted by the SEC, the Committee has evaluated the independence of the members of the Spectrum board of directors. The Committee has determined that Mr. Phillips and Mr. Blomquist, as executive officers of Spectrum, are not independent; and Mr. Moore, as a result of his services as an investment banker to Spectrum in 2002, is not independent. Messrs. Elstrott, Hewitt, Lynch and Simone all meet the independence requirements of the SEC.

The Spectrum board of directors has adopted a code of ethics that applies to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and all other employees of Spectrum. A copy of the code of ethics, entitled “Standards of Business Ethics,” is available on Spectrum’s Internet web site at www.spectrumorganics.com. Any person may request a copy of Spectrum’s code of ethics, free of charge, by writing to the Spectrum’s Chief Financial Officer at Spectrum’s principal executive offices.

The Spectrum board of directors welcomes communications from all shareholders. Shareholders may send written communications addressed to individual Spectrum board of directors members or the Spectrum board of directors in its entirety via postal mail to Spectrum’s principal executive officers or via Spectrum’s Internet web site at www.spectrumorganics.com, and by clicking on the “contact” link.

Spectrum expects the members of the Spectrum board of directors to attend all meetings of shareholders. All members of the Spectrum board of directors attended the last annual meeting of shareholders.

This report respectfully submitted by:

Nominating and Governance Committee

Thomas B. Simone, Chairman

John B. Elstrott

Conrad W. Hewitt

Charles A. Lynch

Report of Spectrum’s Audit Committee1

The Audit Committee of the board of directors of Directors, for purposes of this report, the “Committee,” is composed of four independent directors. The Committee has prepared the following report on its activities with respect to Spectrum’s audited financial statements for the year ended December 31, 2004, or the “audited financial statements.”

BDO Seidman, LLP was previously Spectrum’s independent public accountants. On April 15, 2003, Spectrum’s board of directors unanimously accepted the recommendation of the Audit Committee and appointed Grant Thornton, LLP as its independent public accountants from a group of three finalist audit firms which included BDO Seidman, LLP. BDO Seidman’s reports on Spectrum’s financial statements for the three years ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2002 and the subsequent interim period through April 15, 2003 there were (1) no disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

which, if not resolved to BDO Seidman’s satisfaction, would have caused BDO Seidman to make reference to the matter in connection with its report on Spectrum’s financial statements for such years; and (2) no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Exchange Act.

Spectrum requested that BDO Seidman furnish a letter addressed to the SEC stating whether or not BDO Seidman agreed with the above statements. Spectrum filed a copy of such letter, in which BDO Seidman stated their agreement, as an exhibit to a Current Report on Form 8-K filed with the SEC on April 21, 2003.

Spectrum did not consult with Grant Thornton, LLP prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the financial statements of Spectrum, or any other matter that was either the subject of a disagreement or a reportable event with the meaning of Item 304(a)(1) of Regulation S-K.

Spectrum’s audited financial statements at and for the three year period ended December 31, 2004 are included in Spectrum’s Annual Report on Form 10-K for December 31, 2004. Spectrum, acting through its management and board of directors, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Grant Thornton, LLP, independent auditors engaged by Spectrum, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

The Committee oversees Spectrum’s financial reporting process on behalf of the board of directors. In fulfilling its oversight responsibilities, the Committee has reviewed the audited financial statements with Spectrum’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee has also reviewed with Grant Thornton their judgments as to the quality, not just the acceptability, of Spectrum’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America.

The Committee has discussed with Grant Thornton their independence in relation to Spectrum and Spectrum’s management, including the matters addressed in the written disclosures provided to Spectrum by Grant Thornton, as required by the Independence Standards Board, the standard-setting body governing the independence of auditors in relation to their public company clients.

This report respectfully submitted by:

Audit Committee

Conrad W. Hewitt, Chairman

John B. Elstrott

Thomas B. Simone

Charles A. Lynch

Principal Accountant Fees and Services

Grant Thornton, LLP was appointed as Spectrum’s independent public accountants on April 15, 2003. The following table summarizes the fees paid to them since then for the various services they have provided to Spectrum:

	Fiscal 2004	Fiscal 2003
Audit Fees	$122,000	$105,900
Audit-Related Fees	$0	$0
Tax Fees	$51,000	$56,300
All Other Fees	$0	$0

Audit Fees.  Audit Fees for fiscal 2004 and 2003 include fees for quarterly reviews, attendance at Audit Committee meetings and review of SEC financial statement disclosures.

Tax Fees.  Tax Fees for fiscal 2004 include fees for the preparation of the Spectrum’s 2003 federal and state income tax returns and review of tax-related financial statement disclosures. Tax Fees for fiscal 2003 include fees for the amendment of Spectrum’s 2000 and 2001 income tax returns as well as the preparation of Spectrum’s 2002 returns.

There were no other services provided by the independent auditors in 2004 and 2003. The Audit Committee believes the provision of the tax services by Grant Thornton, LLP is compatible with maintaining their independence.

It is the Audit Committee’s policy to approve all Grant Thornton, LLP fees in advance. The Chairman of the Audit Committee has the authority to approve Grant Thornton, LLP fees of up to $50,000, subject to subsequent ratification by the Audit Committee. Spectrum’s Chief Financial Officer has the authority to approve Grant Thornton, LLP fees of up to $10,000, subject to subsequent ratification by the Audit Committee. All of the Grant Thornton, LLP fees in each category enumerated above were approved in advance by the Audit Committee.

The Audit Committee has discussed with Spectrum’s management and Grant Thornton, LLP the overall scope and plans for their audits. The Audit Committee meets quarterly with Grant Thornton, LLP, with and without management present, to discuss the results of their examinations, their evaluations of Spectrum’s internal accounting and financial reporting controls, and the overall quality of Spectrum’s financial reporting.

Security Ownership by Certain Beneficial Owners and Management of Spectrum

Excluding Spectrum’s management, there is only one beneficial owner of more than 5% of Spectrum’s common stock outstanding. Mr. John R. Battendieri, a non-executive Director of Spectrum until his resignation from the board of directors effective April 1, 2004 is the owner of 2,737,499 shares (5.9%) of common stock, beneficially and of record. The address of Mr. Battendieri is in care of Running Stream Food and Beverage, P.O. Box 1385, Soquel, California.

The following table sets forth information concerning the holdings of common stock and vested common stock options and warrants by each director and executive officer and by all directors and executive officers as a group as of November 4, 2005. All shares are owned beneficially and of record. The address of all persons is in care of Spectrum at its principal executive offices.

Name and Title	Number of Shares(1)	Percent of Class
Jethren P. Phillips, Chairman of the Board	26,968,750	53.4%
Neil G. Blomquist, President and CEO, Director	2,213,933	4.4%
Thomas B. Simone, Director	632,500	1.3%
Robert B. Fowles, CFO and Secretary	612,500	1.2%
Phillip L. Moore, Director	541,013	1.1%
Charles A. Lynch, Director	376,333	*
Conrad W. Hewitt, Director	140,333	*
N. Michael Langenborg, Vice President – Marketing	47,500	*
Steven L. Terre, Vice President – Sales	47,500	*
Duane W. Chase, General Manager – SI	50,000	*
John B. Elstrott, Director	100,000	*
Randall H. Sias, Vice President – Operations	10,000	*
All officers and directors as a group (12 persons)	31,740,362	62.9%

*	Less than 1%

(1) The number of shares shown represent the total shares beneficially owned by each individual and shares which are issuable upon the exercise of all stock options and warrants which are currently exercisable or will become exercisable within 60 days of November 4, 2005. Specifically, the following individuals have the right to acquire the following shares upon the exercise of such stock options and warrants: Mr. Phillips – 18,750 shares, Mr. Blomquist – 1,396,765 shares, Mr. Simone – 472,500 shares, Mr. Fowles – 612,500 shares, Mr. Moore – 285,000 shares, Mr. Lynch – 348,333 shares, Mr. Hewitt – 140,333 shares, Mr. Langenborg – 47,500 shares, Mr. Terre – 47,500 shares, Mr. Chase – 50,000 shares, Dr. Elstrott – 50,000 shares and Mr. Sias – 10,000 shares.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires Spectrum’s directors and executive officers and persons who own more than 10% of a registered class of Spectrum’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Spectrum. Spectrum files all the reports required under Section 16(a) on behalf of its officers, directors and greater than 10% beneficial owners.

To Spectrum’s knowledge, based solely on its information concerning changes in ownership of common stock and other equity securities and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2004, with the exception of the following reports, which were filed late:

1.        The Statement of Changes in Beneficial Ownership of Securities filed for Mr. Sias reporting the grant of 25,000 incentive stock options to him on January 28, 2004 was filed late on March 19, 2004.

2.         The Statement of Changes in Beneficial Ownership of Securities filed for Mr. Phillips reporting the sale of 200,000 shares of common stock on August 13, 2004 was filed late on August 18, 2004.

3.        The Statement of Changes in Beneficial Ownership of Securities filed for Mr. Simone reporting the grant of 3,750 non qualified stock options to him on November 5, 2004 was filed late on November 17, 2004.

Spectrum Executive Compensation

Compensation of Spectrum Directors

In fiscal 2004, Spectrum’s non-executive directors received a compensation package consisting of a base quarterly retainer paid in cash plus annual grants of non-qualified stock options issued under Spectrum’s Amended and Restated 1995 Stock Option Plan. Non-executive directors who serve as Chairman of a Committee receive an additional cash retainer and additional options above the base package as disclosed in the following table:

	Retainer	Options
Base annual compensation package	$15,000	40,000
Additional compensation for Chairmanship of Compensation or Nominating and Governance Committees	5,000	5,000
Additional compensation for Chairmanship of the Audit Committee	6,000	6,000

Under new arrangements that began in January 2005, Spectrum’s non-executive directors received a compensation package consisting of a base quarterly retainer paid in cash plus annual grants of non-qualified stock options issued under Spectrum’s Amended and Restated 1995 Stock Option Plan. Non-executive directors who serve as Chairman of a Committee receive an additional cash retainer and additional options above the base package as disclosed in the following table:

	Retainer	Options
Base annual compensation package	$20,000	60,000
Additional compensation for Chairmanship of Compensation or Nominating and Governance Committees	6,000	7,500
Additional compensation for Chairmanship of the Audit Committee	7,500	10,000

All directors receive reimbursement of expenses incurred in attending meetings. Executives of Spectrum who also serve as Spectrum board of directors members receive only reimbursement of expenses incurred. The Chairman of the Audit Committee is the most highly compensated non-executive director in recognition of the importance of that role and the additional scrutiny of audit committees in the wake of the Sarbanes-Oxley Act of 2002.

Compensation of Spectrum Executive Officers

The following table summarizes the annual compensation awarded or paid during the last three fiscal years for Spectrum’s President and Chief Executive Officer and the next five most highly compensated officers, or the “Named Executive Officers.”

Summary Compensation Table
Name and Position	Fiscal Year	Annual Compensation			Long-term Compensation

		Salary	Bonus	Other Compensation	Securities Underlying Options
Neil G. Blomquist (1)	2004	$208,300	$13,800	$10,100	75,000
President and	2003	200,000	60,700	9,000	—
Chief Executive Officer	2002	183,300	26,400	9,000	650,000

Jethren P. Phillips (2)	2004	209,400	19,400	33,900	75,000
Chairman of the Board	2003	202,300	40,900	53,600	—
	2002	208,000	32,500	9,000	—

Robert B. Fowles	2004	148,800	12,700	300	50,000
Chief Financial Officer	2003	141,300	28,100	—	50,000
and Secretary	2002	136,300	22,000	—	100,000

N. Michael Langenborg (3)	2004	120,000	5,500	—	40,000
Vice President, Marketing	2003	115,000	20,900	—	75,000
	2002	13,900	—	—	—

Steven L. Terre (3)	2004	120,000	7,200	7,200	40,000
Vice President, Sales	2003	115,000	21,700	7,200	75,000
	2002	9,600	—	300	—

Duane W. Chase (4)	2004	100,000	7,500	—	40,000
General Manager – SI	2003	95,900	14,000	—	20,000
	2002	88,000	—	—	30,000

(1)	Mr. Blomquist was appointed President and Chief Executive Officer on September 1, 2002. Prior to then he was President-Consumer Brands.
(2)	Mr. Phillips also served as Chief Executive Officer until September 1, 2002.
(3)	Mr. Langenborg and Mr. Terre joined Spectrum on November 4, 2002 and November 18, 2002, respectively.
(4)	Mr. Chase was appointed General Manager – SI on November 1, 2003. Prior to then he was Director of Sales and Marketing – SI.

Other compensation for Mr. Blomquist included life insurance and automobile allowances. Other compensation for Mr. Phillips included life insurance, automobile and office allowances. Also included in other compensation for Mr. Phillips in 2003 was imputed income of $34,800 to retire the shareholder advance that was previously outstanding to him.

Option Grant Table

The following table sets forth the options granted to the Named Executive Officers for the year ended December 31, 2004.

Individual Grants

	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In 2004	Exercise or Base Price	Expiration Date	Fair Value at Date of Grant
Neil G. Blomquist	75,000	10.0%	$0.85	3/24/14	$46,400
Jethren P. Phillips	75,000	10.0%	0.85	3/24/14	46,400
Robert B. Fowles	50,000	6.7%	0.85	3/24/14	30,900
N. Michael Langenborg	40,000	5.3%	0.85	3/24/14	24,800
Steven L. Terre	40,000	5.3%	0.85	3/24/14	24,800
Duane W. Chase	40,000	5.3%	0.85	3/24/14	24,800

The above options vest ratably over a four-year period beginning March 24, 2004. The fair value at the date of grant of $0.62 per share was calculated using the Black-Scholes option pricing model with the following assumptions: expected life of five years, risk-free interest rate of 2%, no dividend yield and price volatility of 95%.

Option Exercises During 2004

There were no exercises of stock options during 2004 by the Named Executive Officers.

Fiscal Year-End Option Value Table

The following table sets forth the number of shares underlying outstanding options at December 31, 2004 and their related value for the Named Executive Officers.

	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In- the-money Options at December 31, 2004 (1)
Name	Vested	Unvested	Vested	Unvested
Neil G. Blomquist	1,215,515	400,000	$220,000	$47,800
Jethren P. Phillips	—	75,000	—	—
Robert B. Fowles	500,000	200,000	83,700	37,200
N. Michael Langenborg	18,750	96,250	4,000	12,100
Steven L. Terre	18,750	96,250	4,000	12,100
Duane W. Chase	27,500	62,500	8,300	5,600
Totals	1,780,515	930,000	$320,000	$114,800

(1) Based on a closing stock price of $0.52 per share at December 31, 2004.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Spectrum is a party to an employment agreement with Jethren P. Phillips covering the period commencing October 6, 1999 and ending October 6, 2002, subject to automatic extension for successive one-year terms unless terminated via 90 days prior written notice by either party. The agreement provides for Mr. Phillips to serve as Chairman of the board of directors. The agreement includes a non-competition clause under which Mr. Phillips agrees that during the term of the agreement and for three years thereafter he will not, directly or indirectly, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known to him to directly compete with Spectrum, throughout the world, in any line of business engaged in (or planned to be engaged in) by Spectrum.

In the event of any termination of Mr. Phillips’s employment other than voluntary termination or termination for “cause,” Mr. Phillips is entitled to a severance package equal to one year’s base annual salary, plus a prorated portion of his annual incentive award paid in an amount equal to the incentive that would otherwise be paid for the fiscal year in which his employment terminated. Mr. Phillips would also maintain his benefit package during the one year severance period and would be eligible for outplacement services or an equivalent cash payment equal to 10% of his annual base salary. “Cause” is defined as conduct unbecoming an executive as determined by a majority of the board of directors or the conviction or no contest plea in respect of a felony.

Spectrum is a party to an employment agreement with Neil G. Blomquist covering the period commencing October 1, 2002 and ending October 1, 2004, subject to automatic extension for successive one-year terms unless terminated via 60 days prior written notice by either party. The agreement provides for Mr. Blomquist to serve as Spectrum’s President and Chief Executive Officer. The agreement includes a non-competition clause under which Mr. Blomquist agrees that during the term of the agreement and for a period of one year after termination of the agreement, he will not, directly or indirectly, divert or attempt to divert from Spectrum any business of any kind in which it is engaged, employ or recommend for employment any person employed by Spectrum, engage in any business activity that is or may be competitive with that of Spectrum, or solicit any customer of Spectrum to the detriment of Spectrum.

In the event of a change-in-control event as a result of the sale of Spectrum or substantially all of its assets, or a merger or reorganization which results in a change of control, Mr. Blomquist is entitled to a severance package equal to one year’s base annual salary, plus a prorated portion of his annual incentive award paid in an amount equal to the incentive that would otherwise be paid for the fiscal year in which his employment terminated. Mr. Blomquist would also maintain his insurance benefits during the one year severance period. In the event Mr. Blomquist enters into a new employment agreement on substantially the same or better terms with Spectrum’s successor in interest, all of his rights to the compensation described above are forfeited.

Spectrum is a party to a severance agreement with Mr. Blomquist entered into on August 23, 2005 (concurrent with the execution and delivery of the merger agreement) pursuant to which he has agreed to provide certain services to the surviving entity for a period of one year following the consummation of the merger. Mr. Blomquist will receive a consulting fee of $150,000 for such services and will be eligible for reimbursement of all pre-approved travel and other expenses incurred in rendering such services. The full text of the severance agreement is attached as Annex F to this proxy statement/prospectus and is incorporated herein by reference. In addition, Mr. Blomquist has entered into a non-competition agreement with Hain pursuant to which he will receive aggregate payments of $200,000 for his performance thereunder. The full text of the non-competition agreement is attached as Annex E to this proxy statement/prospectus and is incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Lynch, Moore and Simone. No executive officer of Spectrum has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of Spectrum.

Report of the Compensation Committee of the Spectrum Board of Directors on Executive Compensation1

Overview and Philosophy

The Compensation Committee (for purposes of this report, the “Committee”) is responsible for making recommendations concerning salaries and incentive compensation for Spectrum’s Chief Executive Officer and the other executive officers. The Committee currently consists of Messrs. Lynch, Moore and Simone. This report addresses Spectrum’s compensation policies for fiscal 2004 as they affected the Chief Executive Officer and Spectrum’s other executive officers.

The objectives of Spectrum’s executive compensation program are to:

•	Provide executives with competitive compensation that maintains a balance between cash and stock compensation and provides a significant portion of total compensation at risk, tied both to annual and long-term performance of Spectrum as well as to the creation of stockholder value.

•	Align the executive officers’ interests with the interests of shareholders and Spectrum’s overall success.

•	Recognize and reward individual performance and responsibility so that Spectrum’s strongest performers receive a highly competitive compensation package.

Compensation Program

Spectrum’s executive compensation program generally consists of a base salary, participation in the management incentive plan, and long-term incentive compensation in the form of stock options. Executives also participate in benefit programs that are generally available to all employees of Spectrum, including medical and dental insurance, Spectrum’s 401(k) Plan, life insurance plan and Spectrum’s vacation policy.

All compensation decisions are determined following a review of many factors that the Committee believes are relevant, including third-party data, Spectrum’s achievements over the past year, the individual’s contributions to Spectrum’s success, any significant changes in role or responsibility, and the internal equity of compensation relationships.

In general, the Committee intends that the overall total compensation opportunities provided to the executive officers should reflect competitive compensation for executives with corresponding responsibilities in comparable firms providing similar products and services. To the extent determined to be appropriate, the Committee also considers general economic conditions, Spectrum’s financial performance and individual merit in setting compensation policies for its executive officers.

For 2004, the Committee reviewed the appropriate mix between salary and other forms of compensation and set annual compensation guidelines for Spectrum’s executives. The Committee also evaluated expensing stock options under SFAS 123 and elected to continue the current treatment of not recording an expense for employee and director stock options under the provisions of SFAS 148, which requires footnote disclosure of the impact on Spectrum’s financial statements as if the expensing of stock options had been elected.

Long-term incentives for executive officers and key employees are provided through individual stock ownership and Spectrum’s Amended 1995 Stock Option Plan. The objectives of this plan is to align executive

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

and shareholder long-term interests by creating a direct link between executive compensation and shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in Spectrum. Stock options are granted at an option price equal to the fair market value or, in the case of owners of 10% or more of Spectrum’s common stock, 10% above the fair market value of Spectrum’s common stock on the date of grant and will only have value if Spectrum’s stock price increases. In selecting executives eligible to receive option grants and determining the amount and frequency of such grants, Spectrum evaluates a variety of factors, including (i) the job level of the executive, (ii) option grants awarded by competitors to executives at a comparable job level and (iii) past, current and prospective service to Spectrum rendered, or to be rendered, by the executive.

Compensation of the Chief Executive Officer

The Committee makes an annual recommendation to the board of directors regarding the compensation of Neil Blomquist, President and Chief Executive Officer. Mr. Blomquist was promoted to that position on September 1, 2002 at an annual base salary of $200,000 plus a target management incentive award equal to 50% of his base annual salary. In addition, Mr. Blomquist was granted incentive stock options representing the right to acquire 500,000 shares of Spectrum’s common stock at an option price that was equal to the market price on the date of grant. The option grant at the time of Mr. Blomquist’s promotion was viewed as a future incentive mechanism rather than a reward for past performance. The Committee considered the fact that Mr. Blomquist was a significant shareholder of Spectrum in determining the size of the option grant.

Mr. Blomquist was granted a merit increase of 5% of his base salary effective March 1, 2004. Mr. Blomquist was also granted incentive stock options representing the right to acquire 75,000 shares of Spectrum’s common stock at an option price of $0.85, the closing market price on March 24, 2004, the date of grant.

Mr. Blomquist’s annual cash incentive award for 2004 of $13,800 was based on an 80%/20% mix of Spectrum EBITDA as adjusted achievement and the individual key performance objectives established for 2004 by the Committee. For 2004, Spectrum did not achieve the EBITDA as adjusted target that had been set by the Committee prior to the beginning of the year. The Committee evaluated Mr. Blomquist’s achievement against the key performance objectives set for him at the beginning of the year and, based on its evaluation, the Committee recommended that the board of directors approve Mr. Blomquist’s annual cash incentive award for 2004 of $13,800.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits Spectrum to a deduction for federal income tax purposes of no more than $1 million for compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in one taxable year, which is subject to the deduction limit, will exceed $1 million. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance-based compensation.” The Committee intends to continue to evaluate the effects of the statute and any final Treasury regulations and to comply with Section 162(m) in the future to the extent consistent with the best interests of Spectrum.

This report respectfully submitted by:

Compensation Committee

Charles A. Lynch, Chairman

Phillip L. Moore

Thomas B. Simone

Certain Relationships and Related-Party Transactions

Mr. Simone is a non-executive Director and also sits on the board of directors of UNFI. UNFI is Spectrum’s largest customer, representing approximately 42% of Spectrum’s net sales for the year ended December 31, 2004.

Dr. Elstrott is a non-executive Director and also sits on the board of directors of Whole Foods Market, Inc., or Whole Foods, which is the largest retailer in the natural products industry. The vast majority of Spectrum’s products offered for retail sale at Whole Foods are purchased through UNFI. Sales made directly to Whole Foods by Spectrum have been insignificant.

There was one transaction with a related party during the year ended December 31, 2004. Spectrum paid consulting fees of $33,000, plus expenses incurred, to Running Stream Food and Beverage, Inc., or “RSFB.” RSFB provided private label consulting and management services to Spectrum until April 16, 2004 and is owned and operated by Mr. Battendieri, a former non-executive Director of Spectrum who resigned from the board of directors effective April 1, 2004. Spectrum elected to terminate the consulting services agreement with RSFB at the end of its two-year term on April 16 in order to focus on its core business in healthy oils and nutritional supplements. In the opinion of the board of directors and management, the consulting fees paid to RSFB were fair, reasonable and consistent with terms Spectrum could have obtained from an unaffiliated third party.

Comparative Stock Performance Graph

The graph and table below compare the cumulative total shareholder return on the common stock of Spectrum for the five year period ended December 31, 2004 with the cumulative total return on (i) an index of organic food and nutritional supplement companies and (ii) the Russell 2000 Index. The comparison assumes the investment of $100 on December 31, 1999 in Spectrum’s common stock and in each of the indices and, in each case, assumes reinvestment of all dividends. The index of organic food and nutritional supplement companies includes Galaxy Nutritional Foods, Inc., Gardenburger, Inc., Green Mountain Coffee Roasters, Inc., Hain Celestial Group, Inc., Hansen Natural Corp., Lifeway Foods, Inc., Monterey Gourmet Foods Company, Tofutti Brands, Inc., Vermont Pure Holdings, Ltd., and Next Generation Tech Holdings, Inc.

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
Spectrum Organic Products, Inc.	100.00	65.00	74.00	60.00	166.00	110.00
Russell 2000	100.00	96.98	99.39	79.03	116.38	137.71
Peer Group	100.00	139.07	133.03	79.72	115.04	130.94

COMPARATIVE RIGHTS OF HAIN STOCKHOLDERS AND

SPECTRUM SHAREHOLDERS

Hain is a Delaware corporation and is governed by the Delaware General Corporation Law, or the “DGCL.” Spectrum is a California corporation and is governed by the CGCL. In addition, the rights of Spectrum shareholders are currently governed by the Spectrum amended and restated articles of incorporation and the Spectrum amended and restated bylaws, and the rights of Hain stockholders are governed by the Hain amended and restated certificate of incorporation and the Hain amended and restated bylaws. After the effective time of the merger, the rights of holders of Spectrum capital stock who become holders of Hain common stock will be governed by the Hain amended and restated certificate of incorporation and amended and restated bylaws and the DGCL. In most respects, the rights of holders of Spectrum capital stock are similar to the rights of holders of Hain common stock.

The following is a summary of the material differences between the rights of Spectrum shareholders and the rights of Hain stockholders. While we believe that this summary covers the material differences between the rights of the two companies’ shareholders and stockholders, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Spectrum shareholders and Hain stockholders and is qualified in its entirety by reference to the CGCL and DGCL, respectively, and the various documents of Hain and Spectrum that we refer to in this summary. You should carefully read this entire proxy statement/prospectus and the other documents we refer to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Hain and being a shareholder of Spectrum. Hain and Spectrum have filed their respective documents referred to herein with the SEC and will send copies of these documents to you upon your request. See “Where You Can Find More Information.”

	Spectrum	Hain
Authorized Capital Stock	Spectrum’s articles of incorporation authorizes the issuance of 65,000,000 shares, consisting of two classes: 60,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.	Hain’s certificate of incorporation authorizes the issuance of 105,000,000 shares, consisting of two classes: 100,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

Number of Directors	Spectrum’s bylaws provide that the number of directors shall be a minimum of five and maximum of nine, and that an amendment to reduce the number of directors to a number less than five cannot be adopted if at least 16 2/3% of the outstanding shares entitled to vote are cast against its adoption (or do not consent in the case of an action by written consent)	Hain’s bylaws provide that the number of directors shall be determined by the board from time to time.

	Spectrum	Hain
Cumulative Voting	Spectrum’s bylaws provide for cumulative voting with respect to the election of directors if the candidate or candidates have been placed in nomination prior to the commencement of voting and a shareholder has given notice prior to the commencement of voting of the shareholder’s intent to cumulate votes. In such an event, all holders of Spectrum common stock have cumulative voting rights in connection with the election of directors.	Hain’s certificate of incorporation does not provide for cumulative voting, and as a result, holders of Hain common stock have no cumulative voting rights in connection with the election of directors.

Removal of Directors	Spectrum’s bylaws provide that any director or the entire board may be removed from office by an affirmative vote of the holders of a majority of the shares of Spectrum then entitled to vote at an election of directors or by unanimous written consent of the shareholders. However, in accordance with the CGCL, unless the entire board of directors is removed, no director may be removed if the number of votes cast against removal, or not consenting in writing to removal, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes cast were cast and the entire number of directors authorized at the time of such director’s most recent election were then being elected.	Hain’s bylaws provide that (i) any director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the stockholders at a special meeting of the stockholders and (ii) any director may be removed from office for cause by the board of directors at a special meeting of the board.

Vacancies on the Board of Directors	Spectrum’s bylaws provide that any vacancy occurring on the board (except for a vacancy created by removal of the director), and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the directors then in office (or the sole remaining director), even though less than a quorum, or by the sole remaining director. A vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by a majority of the shares entitled to vote at a duly held meeting, or by unanimous written consent of all of the outstanding shares. A majority of the shareholders may fill any vacancy not filled by the directors.	Hain’s bylaws provide that any vacancy on the board may be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board or by the affirmative vote of a majority of the stockholders at the next annual meeting or a special meeting of the stockholders. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of the stockholders in which the election of directors is in the regular order of business and until such director’s successor shall have been elected and qualified. Hain’s certificate of incorporation prohibits the stockholders from applying to the Delaware Court of Chancery in order to request that the court order an election to be held to fill any vacancy on the board.

	Spectrum	Hain
Special meetings of Shareholders/ Stockholders	Spectrum’s bylaws provide that special meetings of the shareholders may be called, at any time and for any purpose, at the request of (i) the chairman of the board, (ii) a majority of the members of the board, (iii) the president or (iv) one or more shareholders entitled to cast at least 10% of the votes at that meeting.	Hain’s bylaws provide that special meetings of the stockholders may be called at any time by (i) the board of directors, (ii) the chairman of the board if one shall have been elected, (iii) the vice-chairman of the board if one shall have been elected or (iv) the president.

Delivery and Notice Requirements of Shareholder/ Stockholder Nominations and Proposals	Spectrum’s bylaws and the CGCL are silent on both (1) the requirements for proper notice of any nomination for the election of a director or other business brought before an annual meeting and (2) the timing requirements for such notice (other than that nominations of directors must be made prior to the voting on such nominations).	Hain’s bylaws and the DGCL are silent on both (1) the requirements for proper notice of any nomination for the election of a director or other business brought before an annual meeting and (2) the timing requirements for such notice.

Dividends	Spectrum’s bylaws and articles of incorporation are silent as to dividends.	Hain’s bylaws provide that, subject to statute and the provisions of Hain’s certificate of incorporation, the board may declare dividends at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of capital stock, subject to statute and the provisions of the certificate of incorporation. Hain’s certificate of incorporation provides that, if declared, equal dividends must be paid on all outstanding shares of common stock.

Limitation of Personal Liability of Directors	Spectrum’s articles of incorporation provide that the liability of a director of the corporation for monetary damages shall be eliminated or limited to the fullest extent permitted by the CGCL, as so amended.	Hain’s certificate of incorporation provides that a director of Hain shall not be liable to Hain or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Hain or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

	Spectrum	Hain
Indemnification of Officers and Directors	Spectrum’s bylaws provide that each of its officers and directors shall be indemnified by the corporation to the fullest extent permitted by the CGCL against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by that person in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation.

Hain’s bylaws provide that to the extent permitted by law Hain may provide for indemnification and advancement of expenses of directors in any civil or criminal action or proceeding for acts or decisions made by such directors in good faith while performing services for Hain. Indemnification may be authorized by resolution of the board or the stockholders.

Hain’s certificate of incorporation does not limit Hain’s right in any way to indemnify its directors and officers as set forth in the DGCL.

Dissenters’ Rights	Dissenters’ rights are available to Spectrum shareholders with respect to the merger.	Appraisal rights are not available to Hain stockholders with respect to the merger.

Certain Business Combination Restrictions	Neither the Spectrum articles of incorporation nor its bylaws contain any restrictions on Spectrum’s ability to complete a business combination.

Section 203 of the DGCL generally protects publicly traded Delaware corporations from hostile takeovers and from certain actions following such takeovers. The restrictions set forth in §203 of the DGCL with respect to the merger do not apply because Spectrum’s board has expressly approved the merger agreement.

Under Delaware law a corporation can elect not to be governed by §203 of the DGCL, which generally protects publicly traded Delaware corporations from hostile takeovers and from certain actions following such takeovers. Hain has not made this election and is therefore governed by §203 of the DGCL.

Amendment of Bylaws	Spectrum’s bylaws may be amended by the affirmative vote of a majority of the then-outstanding shares entitled to vote. Spectrum’s bylaws also permit, subject to the rights of shareholders to amend the bylaws, the board to adopt, amend or repeal the bylaws except with regard to number of directors and composition of the board which must be approved by a majority of the outstanding shares.	Hain’s bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of voting stock at a special or annual meeting of the stockholders at which a quorum is present provided that notice of the proposed amendment is contained in the notice of such meeting. Hain’s bylaws also permit the board to adopt, amend or repeal the bylaws. However, any bylaws adopted by the board may be amended or repealed by the stockholders.

LEGAL MATTERS

The validity of the Hain common stock to be issued in the merger will be passed upon for Hain by Cahill Gordon & Reindel LLP. Certain tax consequences of the merger will be passed upon for Spectrum by Cooley Godward LLP and for Hain by Cahill Gordon & Reindel LLP. Cahill Gordon & Reindel LLP acts as Hain’s regular outside counsel. Roger Meltzer, a partner of Cahill Gordon & Reindel LLP, is also a member of Hain’s board of directors. Mr. Meltzer receives compensation as a board member.

EXPERTS

The consolidated financial statements of Hain as of June 30, 2005 and 2004 and for each of the three years in the period ended June 30, 2005, and the related financial statement schedule, Hain’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hain and its subsidiaries incorporated in this proxy statement/prospectus by reference to Amendment No. 1 to Hain’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, have been so incorporated in reliance upon the reports of Ernst & Young LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

The financial statements of Spectrum as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004, included in this proxy statement/prospectus, have been audited by Grant Thornton, LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein, and included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

The 2002 financial statements of Spectrum included in this proxy statement/prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein, and included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Hain is a Delaware corporation. Hain’s principal executive offices are located at 58 South Service Road, Melville, NY 11747, and its telephone number is (631) 730-2200.

Spectrum is a California corporation. Spectrum’s principal executive offices are located at 5341 Old Redwood Highway, Suite 400, Petaluma, CA 94954, and its telephone number is (707) 778-8900.

Hain and Spectrum each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Hain’s and Spectrum’s public filings are also available to the public from commercial document retrieval services and at the Internet Web site maintained by the SEC at http://www.sec.gov.

Hain common stock is quoted on Nasdaq under the symbol “HAIN.” Spectrum common stock is quoted on the OTC Bulletin Board System under the symbol “SPOP.OB”. You may inspect reports and other information concerning Hain and Spectrum at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20016.

Hain has filed a Form S-4 registration statement to register with the SEC for the offering and sale of the shares of Hain common stock to be issued to Spectrum shareholders in the merger. This proxy statement/prospectus is a part of such registration statement and constitutes a prospectus of Hain and a proxy statement of Spectrum for the special meeting of Spectrum shareholders. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

The SEC allows Hain to “incorporate by reference” information into this proxy statement/prospectus, which means that Hain can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents described below that Hain has previously filed with the SEC. These documents contain important information about Hain and its financial condition.

The following documents listed below that Hain has previously filed with the SEC are incorporated by reference:

•	the description of Hain’s common stock contained in Hain’s registration statement on Form 8-A/A dated November 12, 1993 and any amendment or report filed for the purpose of updating such description;

•	Hain’s revised definitive proxy statement on Schedule 14A filed with the Commission on October 31, 2005;

•	Amendment No. 1 to Hain’s annual report on Form 10-K filed with the Commission for the fiscal year ended June 30, 2005;

•	Hain’s quarterly report on Form 10-Q filed with the Commission for the fiscal quarter ended September 30, 2005; and

•	Hain’s current report on Form 8-K filed with the Commission on November 4, 2005.

All documents that Hain files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement/prospectus to the date the offering is terminated, shall also be deemed to be incorporated by reference in this proxy statement/prospectus.

Hain and Spectrum also incorporate by reference the following additional documents:

•	the Agreement and Plan of Merger attached to this proxy statement/prospectus as Annex A;

•	the form of Voting and Support Agreement attached to this proxy statement/prospectus as Annex B;

•	the Opinion of D.F. Hadley & Co., Inc., attached to this proxy statement/prospectus as Annex C;

•	the Non-Competition Agreement between Hain and Jethren Phillips, attached to this proxy statement/prospectus as Annex D;

•	the Non-Competition Agreement between Hain and Neil Blomquist, attached to this proxy statement/prospectus as Annex E;

•	the Severance Agreement between Spectrum and Neil Blomquist, attached to this proxy statement/prospectus as Annex F; and

•	the summary of Dissenters’ Rights under California law, attached to this proxy statement/prospectus as Annex G.

Hain has supplied all information contained in this proxy statement/prospectus relating to Hain or Merger Sub and Spectrum has supplied all information contained in this proxy statement/prospectus relating to Spectrum.

You may obtain any of the documents incorporated by reference from Hain or the SEC or the SEC’s Internet web site described above. Documents incorporated by reference in this proxy statement/prospectus are available from Hain without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Hain at the following address:

The Hain Celestial Group, Inc.

Attention: Investor Relations

58 South Service Road

Melville, NY 11747

Telephone: (631) 730-2200

In order to receive timely delivery of the documents, you must make your request no later than December 9, 2005. If you request any incorporated documents, Hain will strive to mail them to you by first class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement/prospectus to vote your shares at the special meeting of Spectrum shareholders. Neither Hain nor Spectrum has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated November 10, 2005. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of shares of Hain common stock in the merger shall create any implication to the contrary.

The Hain Celestial Group, Inc., the Hain logos and all other Hain product and service names are registered trademarks or trademarks of Hain, Inc. in the USA and in other select countries. Spectrum Organic Products, Inc., the Spectrum logos and all other Spectrum product and service names are registered trademarks or trademarks of Spectrum Organic Products, Inc. in the USA and in other select countries. “®” and “™” indicate USA registration and USA trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Spectrum Organic Products, Inc.

We have audited the accompanying balance sheets of Spectrum Organic Products, Inc. (the “Company”) as of December 31, 2004 and 2003 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spectrum Organic Products, Inc. as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton, LLP

Grant Thornton, LLP

San Francisco, California

February 25, 2005

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Spectrum Organic Products, Inc.

We have audited the accompanying statements of operations, stockholders’ equity, and cash flows of Spectrum Organic Products, Inc. (the “Company”) for the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Spectrum Organic Products, Inc. for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

San Francisco, California

February 21, 2003

Spectrum Organic Products, Inc.

Balance Sheets

	As of December 31,
	2004	2003
Assets
Current Assets:
Cash	$11,000	$7,300
Accounts receivable, net	3,799,800	4,163,200
Inventories, net	9,564,800	8,007,200
Deferred income taxes – current	630,000	514,200
Prepaid expenses and other current assets	141,400	297,500

Total Current Assets	14,147,000	12,989,400

Property and Equipment, net	3,990,200	4,338,700

Other Assets:
Deferred income taxes – long-term	1,529,500	1,087,700
Intangible assets, net	584,800	586,800
Other assets	251,200	218,300

Total Assets	$20,502,700	$19,220,900

Liabilities and Stockholders’ Equity
Current Liabilities:
Bank overdraft	$843,300	$513,800
Line of credit	6,984,400	4,833,000
Accounts payable, trade	4,033,800	4,168,000
Accrued expenses	854,100	1,307,700
Current maturities of notes payable & capital lease obligations	514,600	322,300
Current maturities of notes payable, related parties	228,200	275,200
Income taxes payable	—	9,900

Total Current Liabilities	13,458,400	11,429,900

Notes payable & capital lease obligations, less current maturities	1,375,000	1,104,200
Notes payable, related parties, less current maturities	326,200	549,200
Deferred rent	37,000	50,700

Total Liabilities	15,196,600	13,134,000

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, 5,000,000 shares authorized, no shares issued or outstanding	—	—

Common stock, without par value, 60,000,000 shares authorized, 46,405,943, 46,254,777 and 45,705,571 issued and outstanding at December 31, 2004, 2003 and 2002, respectively	9,631,400	9,579,500
Accumulated deficit	(4,325,300)	(3,492,600)

Total Stockholders’ Equity	5,306,100	6,086,900

Total Liabilities and Stockholders’ Equity	$20,502,700	$19,220,900

See accompanying notes to financial statements.

Spectrum Organic Products, Inc.

Statements of Operations

	For the years ended December 31,
	2004	2003	2002
Net sales	$49,915,400	$45,676,500	$40,579,300
Cost of goods sold	38,380,700	33,806,800	29,823,000

Gross profit	11,534,700	11,869,700	10,756,300

Operating Expenses:
Sales and marketing	7,293,600	6,204,600	5,987,500
General and administrative	3,731,700	3,729,100	2,949,500
Manufacturing facility relocation (Note 2)	1,565,300	—	—
Industrial accident expenses (Note 3)	—	410,200	254,100
(Gain) loss on sale of product lines (Note 7)	—	—	(210,300)

Total Operating Expenses	12,590,600	10,343,900	8,980,800

Income (Loss) From Operations	(1,055,900)	1,525,800	1,775,500
Other Income (Expense):
Interest expense	(361,900)	(404,200)	(480,600)
Other, net	29,900	(24,600)	14,900

Income (Loss) Before Taxes	(1,387,900)	1,097,000	1,309,800
Benefit (Provision) for income taxes	555,200	1,566,600	(189,800)

Net Income (Loss)	$(832,700)	$2,663,600	$1,120,000

Basic and Fully Diluted Income (Loss) Per Share	$(0.02)	$0.06	$0.02

Weighted Average Shares Outstanding:
Basic	46,344,585	45,845,140	45,699,627
Fully Diluted	46,344,585	47,839,765	46,306,077

See accompanying notes to financial statements.

Spectrum Organic Products, Inc.

Statement of Stockholders’ Equity

For the Years Ended December 31, 2002, 2003 and 2004

	Common Stock		Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount

Balances, January 1, 2002	45,698,661	$9,373,700	$(7,276,200)	$2,097,500

Warrants net exercised by the note holders under the private placement	6,910	—	—	—

Warrants issued in connection with the private placement notes	—	49,500	—	49,500

Non-qualified stock options issued	—	6,900	—	6,900

Net income for the year	—	—	1,120,000	1,120,000

Balances, December 31, 2002	45,705,571	9,430,100	(6,156,200)	3,273,900

Warrants exercised by the note holders under the private placement	405,456	90,000	—	90,000

Exercise of common stock options	143,750	59,400	—	59,400

Net income for the year	—	—	2,663,600	2,663,600

Balances, December 31, 2003	46,254,777	9,579,500	(3,492,600)	6,086,900

Exercise of common stock options	151,166	51,900	—	51,900

Net loss for the year	—	—	(832,700)	(832,700)

Balances, December 31, 2004	46,405,943	$9,631,400	$(4,325,300)	$5,306,100

See accompanying notes to financial statements.

Spectrum Organic Products, Inc.

Statements of Cash Flows

	For the years ended December 31,
	2004	2003	2002
Cash Flows From Operating Activities:
Net Income (Loss)	$(832,700)	$2,663,600	$1,120,000
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Provision for allowances against receivables	56,300	103,400	47,000
Provision for inventory obsolescence	332,800	210,800	262,200
Provision for industrial accident	—	410,200	254,100
Depreciation and amortization	652,700	524,700	454,300
Gain on sale of product lines	—	—	(210,300)
Write-off of equipment due to plant closure	919,500	50,300	—
Writedown on equipment to fair market value	237,100	—	—
Imputed interest on notes payable and warrants issued	20,800	19,000	71,300
Imputed expense on non-qualified stock options	—	—	6,900
Changes in Assets and Liabilities:
Accounts receivable	307,100	(1,191,400)	430,400
Inventories	(1,890,400)	(2,948,400)	(1,057,700)
Deferred income taxes	(557,600)	(1,601,900)	—
Other assets	123,200	(224,300)	(54,300)
Accounts payable	(134,200)	871,700	(500,300)
Accrued expenses and other liabilities	(477,200)	(94,100)	(106,200)

Net Cash Provided by (Used in) Operating Activities	(1,242,600)	(1,206,400)	717,400

Cash Flows From Investing Activities:
Purchase of property and equipment	(1,474,100)	(1,281,100)	(719,300)
Proceeds from sale of assets	15,300	—	—
Purchase of intellectual property	—	(550,000)	—
Proceeds from sale of product lines and related inventories	—	—	3,215,200
Transaction fees on sale of product lines	—	—	(152,000)

Net Cash Provided by (Used in) Investing Activities	(1,458,800)	(1,831,100)	2,343,900

Cash Flows From Financing Activities:
Increase (decrease) in bank overdraft	329,500	(87,200)	29,300
Proceeds from lines of credit	21,866,000	36,210,000	43,931,000
Repayment of lines of credit	(19,714,600)	(33,856,600)	(46,050,000)
Proceeds of notes payable	754,800	1,495,200	—
Repayment of notes payable	(250,000)	(553,800)	(545,200)
Repayment of notes payable, related parties	(290,800)	(275,300)	(371,200)
Repayment of capitalized lease obligations	(41,700)	(49,600)	(69,000)
Proceeds from exercise of common stock options	51,900	59,400	—
Proceeds from exercise of common stock warrants	—	90,000	—

Net Cash Provided by (Used in) Financing Activities	2,705,100	3,032,100	(3,075,100)

Net Increase (Decrease) in Cash	3,700	(5,400)	(13,800)
Cash, beginning of the year	7,300	12,700	26,500

Cash, end of the year	$11,000	$7,300	$12,700

Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$16,000	$323,500	$13,800
Cash paid for interest	$359,800	$384,400	$446,300

See accompanying notes to financial statements.

Spectrum Organic Products, Inc.

Notes to Financial Statements

Basis of Presentation and Significant Accounting Policies

The Company manufactures, packages and sells nutritional supplements and organic and natural food products, including cooking and nutritional oils, condiments, dressings and butter substitutes on a wholesale basis to distributors throughout the United States and Canada, and to other manufacturers as industrial organic ingredients. Company headquarters, bottling, warehousing and distribution are located in Northern California. The Company’s manufacturing facility is located in Cherokee, Iowa.

Business Combination and Subsequent Divestitures

The Company was formed on October 6, 1999 by the four-way reverse merger of Spectrum Naturals, Inc., or (“SNI”), its affiliate Spectrum Commodities, Inc. (“SCI”), Organic Ingredients, Inc. (“OI”) with and into Organic Food Products, Inc. (“OFPI”). On June 11, 2001 and April 25, 2002 the Company divested the OFPI and OI product lines, respectively, in order to raise working capital and focus on its core business in healthy fats and oils. Accordingly, results of operations for the year ended December 31, 2002 includes the operating results of the OI disposed product lines until the date of sale.

Business Segments

The Company operates in three primary business segments: Spectrum Naturals® culinary products, Spectrum Essentials® nutritional supplements, and Spectrum Ingredients industrial products for use by other manufacturers and private label products for key retailers. Operating results are captured by segment to the gross profit level. However, operating statement data below gross profit and balance sheet information have not been disaggregated and captured by business segment since the information is presently unavailable to the Company’s chief operating decision maker.

Risk Factors

The Company is subject to a wide variety of risks in the ordinary course of its business. Some of the more significant risks include heavy concentrations of sales with a few key customers; heavy concentrations of raw material supply with a few key suppliers; heavy reliance on several key processors for its dressings, condiments and butter substitutes; reliance on one processor for bottling of its oils as well as warehousing and distribution of its finished case goods; regulation by various federal, state and local agencies with regards to the manufacture, handling, storage and safety of food products; regulation of its manufacturing facilities for cleanliness and employee safety; and regulation by various agencies with regards to the labeling and certification of organic and kosher foods. The Company is also subject to competition from other food companies, the risk of crop shortages due to weather or other factors, and is dependant on the continued demand for healthy oils and nutritional supplements by consumers.

Critical Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for the carrying values of assets and liabilities that are not readily apparent from other sources. On an on-going basis, the Company re-evaluates all of its estimates utilizing the most recent information available to it. Actual results may differ materially from these estimates under different assumptions or conditions and as additional information becomes available in future periods. The most significant estimates made by the Company are those concerning reserves against accounts receivable and inventory, the industrial accident reserve and the deferred tax asset valuation allowance.

Accounts Receivable and Allowances for Doubtful Accounts

The majority of the Company’s accounts receivable are due from distributors that serve the natural products industry. Credit is extended based on evaluation of a customer’s financial condition. Credit terms of sale are generally net 30 days, with a 1% cash discount offered for payment within ten days. The Company provides allowances for estimated credit losses, product returns, spoilage and other customer adjustments (for advertising allowances, etc.) at a level deemed appropriate to adequately provide for known and inherent risks related to such amounts. These allowances are based upon the Company’s historical experience with bad debt write-offs and customer deductions, customer creditworthiness, payment trends and general economic conditions. The Company writes off accounts receivable when they are deemed uncollectible. Any subsequent recovery on such receivables is recorded as an addition to the allowance for doubtful accounts.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market. Reserves are maintained for obsolete or unsaleable inventories to reduce the carrying cost of such inventories to market value. The reserve estimates are based upon historical inventory usage, spoilage, current market conditions and anticipated future demand.

Income Taxes

The Company accounts for corporate income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and deferred tax liabilities for the expected future tax consequences of temporary timing differences between the financial statement amounts and the tax basis of assets and liabilities. Deferred tax assets are subject to a valuation allowance in the event management believes there is risk that the future tax benefits may not be realized.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 25 years. Maintenance and repairs that neither significantly add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterment or renewals are capitalized when incurred.

Intangible Assets

The Company evaluates whether events and circumstances have occurred that indicate that intangible assets with an indefinite life may have been impaired at least annually. An impairment in the carrying value of an asset is assessed when the undiscounted, expected future operating cash flows to be derived from the asset are less than its carrying value.

Trademarks and other intangible assets without an indefinite life are amortized under the straight-line method over their estimated useful lives.

Long-Lived Assets

Pursuant to applicable accounting rules, the Company periodically assesses whether long-lived assets have been impaired. The Company deems an asset to be impaired if the carrying amount of a long-lived asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset is deemed impaired, the Company then recognizes an impairment loss for the amount by which the carrying amount of a long-lived asset exceeds its fair value.

Cash Surrender Value Life Insurance

The Company has one whole life insurance policy on its Chairman of the board of directors which features cash surrender value. Monthly premiums on the policy are included in general and administrative expense, with the amount of the premium that serves to increase the cash surrender value of the policy recorded as a non-current other asset.

Fair Value of Financial Instruments

In accordance with SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” the Company is required to disclose the fair value of all financial instruments that it is practical to estimate. In the Company’s case, the book values of all financial instruments approximate fair value. For trade accounts receivable and trade accounts payable, the book value approximates fair value due to the short-term maturity of these items. The fair value of the line of credit approximates book value because the interest rate fluctuates with changes in the LIBOR or prime rate. The Company’s notes payable and capital lease obligations approximate fair value based on rates currently available for debt with similar terms and maturities. The Company’s commitments to purchase inventory approximate fair value because they do not differ materially from current market prices available to the Company and they do not exceed 12 months in duration.

Deferred Rent

The difference between monthly rent payments and the simple average of the minimum lease payments over the term of operating leases is recorded as deferred rent. The deferred rent is then amortized to occupancy expense over the term of the lease in a manner which equates the monthly rent payments with the straight-line amortization of the total minimum lease payments during the lease term.

Revenue Recognition and Sales Incentives to Customers

The Company recognizes revenue once there is evidence of an arrangement (such as a customer purchase order), the price and terms are final, delivery has occurred and collection is reasonably assured. Accordingly, sales and cost of goods sold are recognized when goods are shipped, at which time title and risk of loss have passed to the customer. The vast majority of the Company’s sales are shipped under customer-arranged freight terms. In all other cases, shipping charges to customers are included in revenue with an offsetting expense included in cost of sales. Sales incentives offered to customers such as promotions, advertising allowances and slotting fees are accounted for as reductions to revenue.

Advertising

Magazine advertising is expensed at the on-stand date when the consumer or trade is first exposed to the ad. Costs associated with the production of pamphlets and similar advertising literature are expensed at the time of initial distribution. Other advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2004, 2003 and 2002 were $1,465,300, $882,700 and $1,172,100, respectively.

Net Income or Loss per Share

Basic income or loss per share is computed by dividing net income or loss attributable to common shares by the weighted average number of common shares outstanding during each period. Fully diluted income or loss per share is similar to basic income or loss per share except that the weighted average number of common shares outstanding is increased to reflect the dilutive effect of potential common shares, such as those issuable upon the exercise of stock options or warrants, as if they had been issued.

For fiscal year 2004 there was no difference between basic and fully diluted loss per common share because the effects of the exercise of common stock options and warrants were anti-dilutive, given the net loss incurred in that year.

For fiscal years 2003 and 2002 there was no difference between basic and fully diluted income per common share because the dilutive effect of the exercise of common stock options and warrants was insignificant.

For each year presented, the following potential convertible common shares were outstanding as of December 31:

	2004	2003	2002
Stock Options	4,972,415	4,152,115	3,898,115
Stock Warrants	160,000	160,000	682,606

Total Potential Convertible Shares	5,132,415	4,312,115	4,580,721

Due to the net loss incurred in fiscal year 2004, the outstanding stock options and warrants disclosed above were excluded from the calculation of the fully diluted shares outstanding and loss per common share due to their anti-dilutive effect.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123R, “Share-Based Payment,” a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and superseding APB Opinion No. 25, “Accounting for Stock Issued to Employees,” which will require the Company to record an expense associated with stock option grants in the Company’s statement of operations effective for the first quarter of fiscal 2006. As currently permitted under SFAS 123, the Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Accordingly, compensation expense for employee stock options is measured as the excess, if any, of the fair market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. Options granted to non-employees are recorded over the service period at the estimated fair value of the option granted.

All stock options issued to employees have an exercise price not less than the fair market value of the Company’s common stock on the date of grant. In accordance with the accounting for such options utilizing the intrinsic value method prescribed in APB 25, there is no related compensation expense recorded in the Company’s financial statements. Had compensation cost for stock-based compensation been determined based on the fair value of the options at the grant dates consistent with SFAS 123, the Company’s net income or loss and net income or loss per share for the years ended December 31, 2004, 2003 and 2002 would have been adjusted to the pro-forma amounts presented below:

	Years ended December 31,
	2004	2003	2002
Net income (loss) as reported	$(832,700)	$2,663,600	$1,120,000
Less: Total compensation expense under fair value method for all stock-based awards, net of related tax effects	(365,600)	(264,000)	(182,800)

Pro-forma net income (loss)	$(1,198,300)	$2,399,600	$937,200

Basic and fully diluted income (loss) per share:
As reported	$(0.02)	$0.06	$0.02
Pro-forma	$(0.03)	$0.05	$0.02

The fair value of option grants for 2004 was estimated on the date of grant utilizing the Black-Scholes option-pricing model, with the following assumptions: expected life of five years, risk-free interest rates of 2.0% to 3.0%, no dividend yield and volatility of 64% to 95%.

The fair value of option grants for 2003 was estimated on the date of grant utilizing the Black-Scholes option-pricing model, with the following assumptions: expected life of five years, risk-free interest rate of 2.5%, no dividend yield and volatility of 115%.

The fair value of option grants for 2002 was estimated on the date of grant utilizing the Black-Scholes option-pricing model, with the following assumptions: expected life of five years, risk-free interest rate of 2.5%, no dividend yield and volatility of 142% to 214%.

New Applicable Accounting Pronouncements

SFAS 123R requires the Company to expense grants made under the Company’s stock option program. That cost will be recognized over the vesting period of the stock option grants. SFAS 123R is effective for fiscal years beginning after June 15, 2005. Upon adoption of SFAS 123R, amounts similar to those that were previously only required to be disclosed under SFAS No. 123 will be recorded in the Company’s statement of operations. The Company is evaluating the alternatives allowed under the standard, which the Company is required to adopt effective for the first quarter of fiscal 2006.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs,” an amendment to ARB No. 43, Chapter 4, “Inventory Pricing.” SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company believes there will be no material effect on its financial statements upon adoption of this standard.

During 2004 the FASB published a revision to Interpretation 46 (“46R”) to clarify some of the provisions of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, and to exempt certain entities from its requirements. The additional guidance was issued in response to input received from constituents regarding certain issues arising in implementing Interpretation 46.

Under the new guidance, special effective date provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of this revised Interpretation. Otherwise, application of 46R (or Interpretation 46) is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than special-purpose entities and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying this revised Interpretation. The adoption of 46R (or Interpretation 46) had no effect on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 provides new rules on the accounting for certain financial instruments that, under previous guidance, would be accounted for as equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. Such financial instruments include mandatorily redeemable shares, instruments that require the issuer to buy back some of its shares in exchange for cash or other assets, or obligations that can be settled with shares, the monetary value of which is fixed. SFAS 150 shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. However certain modifications and FASB Staff Positions relating to SFAS 150 are being deliberated. The adoption of SFAS 150 had no effect on the Company’s financial statements.

Reclassifications

Certain reclassifications have been made to the prior year financial statements to be consistent with the current year presentation. These reclassifications had no impact on net income or retained earnings for the prior years presented.

2.         Manufacturing Facility Relocation and Reconfiguration

During the first quarter of 2004, the Company began to implement its plan to relocate its SpectraVac manufacturing operation from its leased facility at 133 Copeland Street, Petaluma, California to a leased facility located in Cherokee, Iowa managed by Biowa Nutraceuticals, LLC (“BIOWA”). The SpectraVac operation utilizes the Company’s intellectual property purchased on April 15, 2003 for the benign extraction of oil from vegetable seeds, and is currently used primarily for the production of flax oil.

The Company replaced most of the equipment used in the SpectraVac operation in Petaluma with new, more efficient equipment in Cherokee. Production ceased at the Copeland Street facility on September 24, 2004 and the Company disassembled and relocated some of the former Petaluma equipment to Cherokee during the fourth quarter. The Company incurred an expense of $1,565,300 in 2004 in connection with the manufacturing facility relocation and reconfiguration. Included in that amount were non-cash write-offs of $919,500 for infrastructure and leasehold improvements at the Copeland Street facility which could not be relocated to Iowa, plus $237,100 in writedowns to fair market value for certain equipment that was relocated to Iowa which management deemed was impaired at December 31, 2004. In addition, cash expenses of $408,700 were incurred for relocation costs and project management expenses associated with the move to Iowa.

BIOWA will provide labor and management services to the Company for the SpectraVac operation in Cherokee under contract. The Company will continue to own the equipment and also intends to enter into other oil seed crushing arrangements with BIOWA under a strategic alliance. During the year ended December 31, 2004 capital spending in Cherokee associated with the Iowa facility was $1,008,300.

3.         Industrial Accident

On February 4, 2004 the Company pleaded no contest to two misdemeanor counts of violations under California Labor Code Section 6425, violation of a regulation issued by the California Occupational Health and Safety Administration (“CAL-OSHA”), requiring employers to provide, maintain and ensure employees use required confined space equipment. The plea arose in connection with a tragic production accident on April 25, 2002 that resulted in the death of two of the Company’s employees. Under the Terms of Settlement and Probation entered into with the plea, the Company will pay a fine of $150,000 in three annual installments of $50,000 each on June 30, 2004, 2005 and 2006. In addition the Company paid $150,000 in restitution to the California District Attorneys Association Workers Safety Training Account to assist in the prosecution of worker safety cases in the State of California. The Company also reimbursed costs of $25,000 each to the Petaluma Police Department, the Petaluma Fire Department and the Sonoma County District Attorney’s Office. Finally, an additional fine of $250,000 under California Labor Code Section 6425 was suspended conditioned upon the Company’s compliance with the terms of court supervised probation for three years. Accordingly, the Company accrued an expense of $375,000 against the year ended December 31, 2003 to cover the net present value of the above payments, plus attorney’s fees. Total payments made during the year ended December 31, 2004 in connection with the plea were $275,000.

CAL-OSHA completed its investigation of the accident and issued its report and notice of proposed penalties on October 18, 2002. Its report included nine citations for safety violations with total proposed penalties of $137,900. There were no willful citations and the CAL-OSHA report acknowledged that all the safety violations had been 100% abated prior to the report’s issuance. The Company filed a formal appeal and executed a verbal settlement agreement with CAL-OSHA on December 17, 2004 which calls for the Company to pay penalties totaling $70,500 to close the CAL-OSHA appeal.

The dependents of both deceased employees filed appeals with the Workers’ Compensation Appeals Board of California for serious and willful misconduct penalties against Spectrum. On May 25, 2004 the Company settled one of the appeals for $35,000 which was paid on June 3, 2004 and charged against the industrial accident reserve.

As of December 31, 2004 the Company had a remaining reserve of $193,900 to cover the two remaining installments of the fine under CLCS 6425 totaling $100,000, the settlement of the CAL-OSHA appeal for $70,500, and the remaining appeal filed with the Workers’ Compensation Appeals Board of California.

The remaining workers compensation appeal is for an additional death benefit equal to 50% of the eventual death benefit to be paid by the Company’s workers’ compensation insurance carrier at the time of the accident. That amount would be payable by the Company to the dependents of the deceased worker if the dependents successfully establish that the Company was guilty of serious and willful misconduct by allowing unsafe working conditions to exist. If actually litigated, the workers compensation appeal is an all-or-nothing proposition under which the Company will either be liable for 50% of the eventual insurance death benefit or nothing. Based on the advice of counsel, the Company expects the remaining workers compensation appeal to be settled rather than litigated. Management believes the remaining reserve of $193,900 will be approximately adequate to cover the present value of the remaining two installments under the CLCS 6425 fine of $50,000 each, the settlement of the CAL-OSHA appeal for $70,500, and the remaining workers compensation appeal.

4.         Amendment to Loan and Security Agreement

On June 4, 2004 the Company entered into the First Amendment (the “Amendment”) to the Loan and Security Agreement (the “Credit Facility”) with its primary lender, Comerica Bank. The Amendment provides the Company with additional borrowing capacity and flexibility via four significant changes to the Credit Facility:

a)	The maturity date of the Credit Facility was extended an additional twelve months to June 30, 2006.

b)	The maximum borrowing available under the revolving line of credit was increased from $7,000,000 to $9,000,000, subject to eligible collateral levels.

c)	The maximum borrowings available for eligible inventory under the revolving line of credit was increased from $1,500,000 in excess of eligible accounts receivable to $2,000,000 in excess of eligible accounts receivable, or 60% of eligible inventory collateral, whichever is less.

d)	The drawdown period under the Company’s $1,000,000 capital expenditures term note was extended an additional six months to December 31, 2004. During the year ended December 31, 2004 proceeds received under this note were $754,800.

The Amendment continues to require that the Company meet various financial covenants for 2004 and beyond related to profitability levels, debt service coverage, and the ratio of total liabilities to tangible net worth. As of December 31, 2004 the Company was in technical default of the liabilities to tangible net worth covenant due to the non-cash writeoff associated with the Company’s former manufacturing facility incurred during the fourth quarter of 2004. Comerica has granted the Company a waiver of the loan covenant default.

The revolving line of credit is subject to a borrowing base consisting of certain eligible accounts receivable and inventory and bears interest at the prime rate or LIBOR plus 2.25%, at the Company’s option. The outstanding term debt is secured by property and equipment, bears interest at the prime rate plus 25 basis points (0.25%) and features an even monthly amortization schedule through June 2008.

The Credit Facility with Comerica replaced a similar arrangement with Wells Fargo Business Credit, Inc. (“WFBC”), the Company’s former primary lender. All amounts due to WFBC were retired on July 11, 2003 in the amount of $5,023,600. Included in that amount was an early termination fee of $62,400 paid to WFBC for terminating that credit facility prior to its maturity date of October 6, 2004. The early termination fee and the remaining unamortized loan fee of $8,000 associated with the WFBC agreement were recorded as interest expense in 2003.

5.         Intellectual Property Purchase

On April 15, 2003 the Company entered into an intellectual property purchase agreement (the “IP Agreement”) with Tenere Life Sciences, Inc. (“Tenere”) and Mr. Rees Moerman, both unaffiliated third parties. Mr. Moerman is an engineer and lipid scientist who developed proprietary techniques for the benign extraction of oil from vegetable seeds. The Company has utilized Mr. Moerman’s techniques under the SpectraVac and LOCET Technology License Agreement (the “License Agreement”) for the production of flax oil and other nutritional oils since 1990. Under the License Agreement, the Company paid royalties to Mr. Moerman on its sales of products that were manufactured utilizing the intellectual property. Mr. Moerman assigned his rights to the intellectual property to Tenere on January 21, 2003.

In accordance with the IP Agreement, the Company purchased the intellectual property for $550,000 which was paid in two equal installments on April 30, 2003 and October 7, 2003. As a result, the Company was no longer obligated to pay royalties to Tenere effective April 1, 2003. Royalties paid during the years ended December 31, 2003 and 2002 were $50,700 and $162,500, respectively.

In accordance with Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), the Company has determined that the IP Agreement has an indefinite useful life since it represents trade secrets utilized in the manufacture of flax oil and other nutritional oils. Accordingly, there is no periodic amortization expense. The Company evaluates the intangible asset carrying value of $550,000 for impairment in relation to the anticipated future cash flows of its nutritional oils at least annually.

6.         Bottling Equipment Relocation and Reconfiguration

On July 14, 2003 the Company disassembled its bottling line at its leased manufacturing facility located at 133 Copeland Street, Petaluma, California and relocated and reconfigured the line at its new co-packer, Interpac Technologies, Inc. (“Interpac”), also located in Petaluma. Interpac provides custom bottling services to the Company utilizing the Company’s bottling equipment.

The bottling line was reconfigured for better efficiency and higher bottling speeds and included a new labeler and new conveying equipment. As a result, there was $30,600 in net book value of equipment at Copeland Street which was scrapped rather than being relocated. Additionally, the Company recorded a writedown of $19,700 to reduce the net book value of equipment that has been sold to its estimated market value. The combined amount of $50,300 was included in cost of sales for 2003.

7.         Sale of Product Lines

On April 25, 2002 the Company entered into an Asset Purchase Agreement with Acirca, Inc. pursuant to which the Company sold certain product lines from the Company’s Aptos-based industrial ingredients business. The product lines sold included the Organic Ingredients (“OI”) business in fruits, vegetables, concentrates and purees as well as certain key retailer private label product lines.

The total consideration was $3,167,000 in cash, which included $1,417,000 for saleable inventory sold to Acirca. Since the product line sale comprised all of the remaining assets of OI, the remaining net goodwill of $1,470,200 associated with the reverse acquisition of OI in October 1999 was written off as a result of the sale. After accounting for transaction costs, the Company recorded a net gain on the OI product line sale of $210,300 for the year ended December 31, 2002.

8.        Accounts Receivable

Accounts receivable consisted of the following:

	As of December 31,
	2004	2003	2002
Trade	$4,268,800	$4,604,800	$3,306,800
Stockholder	—	—	20,000
Other	31,000	8,400	164,400

Total accounts receivable	4,299,800	4,613,200	3,491,200
Less allowance for doubtful accounts and customer allowances	(500,000)	(450,000)	(416,000)

Net Accounts Receivable	$3,799,800	$4,163,200	$3,075,200

During the years ended December 31, 2004, 2003 and 2002 the Company had one customer that accounted for approximately 42%, 36% and 50% of total net sales, respectively. As of December 31, 2004, 2003 and 2002 that same customer accounted for 28%, 25% and 23% of trade accounts receivable, respectively. The sales to this customer consisted of Spectrum Naturals® and Spectrum Essentials® consumer packaged products only. The loss of this customer would have a material adverse effect on the Company’s operations and cash flows.

During 2004, 2003 and 2002 foreign sales comprised 5%, 4% and 7%, respectively, of total net sales and approximately 6%, 4% and 4% of trade accounts receivable at December 31, 2004, 2003 and 2002, respectively. All foreign sales were denominated in United States dollars.

9.        Inventories

Inventories consisted of the following:

	As of December 31,
	2004	2003	2002
Finished goods	$7,590,100	$6,853,400	$4,351,900
Raw materials	2,170,200	1,166,100	1,408,100
Deposits on Inventory	154,500	236,200	57,600

Total inventories	9,914,800	8,255,700	5,817,600
Less provision for obsolete inventory	(350,000)	(248,500)	(548,000)

Net Inventories	$9,564,800	$8,007,200	$5,269,600

For 2004, 2003 and 2002 the Company had one supplier of raw materials that accounted for approximately 17%, 16% and 11%, respectively, of total purchases of raw materials and one supplier of processing that accounted for approximately 9%, 11% and 11%, respectively, of total cost of sales. At December 31, 2004, 2003 and 2002 approximately $698,000, $954,500 and $564,500 was owed to these suppliers and included in accounts payable.

10.        Valuation and Qualifying Accounts

The Company maintains valuation and qualifying accounts in three significant areas: reserves for obsolete inventories, allowances against receivables, and reserves for the 2002 industrial accident. With regards to inventory and receivables, the reserves serve to lower the gross carrying amount of these assets to their net realizable value. With regards to the industrial accident, the reserve serves to cover estimated future payments associated with the accident.

The following table summarizes the activity under each of the valuation and qualifying accounts for the years ended December 31, 2002, 2003 and 2004:

	Reserve for Obsolete Inventories	Allowances Against Receivables	Reserve for Industrial Accident
Balances, January 1, 2002	$350,000	$475,000	$—
Additions charged to profit and loss	262,200	47,000	254,100
Deductions for amounts written-off against reserves	(64,200)	(106,000)	(100,400)

Balances, December 31, 2002	548,000	416,000	153,700
Additions charged to profit and loss	210,800	103,400	410,200
Deductions for amounts written-off against reserves	(510,300)	(69,400)	(47,000)

Balances, December 31, 2003	248,500	450,000	516,900
Additions charged to profit and loss	332,800	56,300	—
Deductions for amounts written-off against reserves	(231,300)	(6,300)	(323,000)

Balances, December 31, 2004	$350,000	$500,000	$193,900

11.        Property and Equipment

Property and equipment consisted of the following:

	As of December 31,
	2004	2003	2002
Machinery and equipment	$5,273,600	$5,434,200	$4,338,600
Furniture and fixtures	795,500	978,900	873,500
Construction in progress	75,700	227,400	442,200
Leasehold improvements	312,800	310,400	244,600
Vehicles	84,000	84,000	84,000

Total property and equipment	6,541,600	7,034,900	5,982,900
Less accumulated depreciation	(2,551,400)	(2,696,200)	(2,535,500)

Net Property and Equipment	$3,990,200	$4,338,700	$3,447,400

In connection with the relocation of the Company’s manufacturing facility to Iowa (see Note 2), Spectrum recorded a non-cash writedown of $1,156,600 against its property and equipment formerly located at the Copeland Street manufacturing facility. Included in that amount was $919,500 of infrastructure and leasehold improvements which were written-off since they could not be relocated to Iowa, plus $237,100 in writedowns to fair market value for certain equipment that was relocated to Iowa that management deemed was impaired at December 31, 2004.

During the years ended December 31, 2004, 2003 and 2002, the Company capitalized interest of $27,800, $24,500 and $27,800 respectively, on construction in progress. The Iowa facility was capitalized and placed in service on December 1, 2004. There was equipment with a book value of $224,500 located in Iowa which was not in service and not being depreciated at December 31, 2004 related to the Company’s LOCET operation (low oil content extraction technology). Management is evaluating the future use of the LOCET equipment in Iowa and does not believe these assets are impaired relative to the future cash flows they may generate.

Depreciation expense was $650,700, $519,600 and $442,300 for 2004, 2003 and 2002, respectively.

12.        Intangible Assets

Intangible assets consisted of the following:

	As of December 31,
	2004	2003	2002
Intellectual property	$550,000	$550,000	$—
Trademarks	74,100	74,100	74,100

Total intangible assets	624,100	624,100	74,100
Less accumulated amortization	(39,300)	(37,300)	(32,100)

Net Intangible Assets	$584,800	$586,800	$42,000

The intellectual property has an indefinite life and is evaluated annually for potential impairment based on the forecasted future cash flows of the Company’s flax oil products. The trademarks are being amortized on a straight-line basis over their estimated useful lives. Amortization expense was $2,000, $5,100 and $12,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

13.        Line of Credit

The Company has available a $9,000,000 revolving line of credit, subject to a borrowing base limitation based upon a percentage of eligible accounts receivable and inventory, bearing interest at the prime rate or LIBOR plus 2.25% which expires on June 30, 2006 unless renewed earlier. Borrowings under the revolving line of credit totaled $6,984,400 at December 31, 2004 versus $4,833,000 at December 31, 2003 and $2,479,800 at December 31, 2002. The credit line is secured by substantially all assets of the Company.

As of December 31, 2004 the Company had $2,015,600 in excess borrowing capacity available under the line of credit versus $2,105,800 at December 31, 2003 and $1,696,700 at December 31, 2002.

14.        Notes Payable and Capital Lease Obligations

Notes payable and capital lease obligations consisted of the following:

	As of December 31,
	2004	2003	2002
Term notes payable secured by substantially all assets of the Company (a)	$1,875,000	$1,370,200	$429,000
Capital lease obligations secured by the related property and equipment (b)	14,600	56,300	105,900

Total Notes Payable and Capital Lease obligations	1,889,600	1,426,500	534,900
Less current maturities	(514,600)	(322,300)	(256,000)

Long-term Portion of Notes Payable and Capital Lease Obligations	$1,375,000	$1,104,200	$278,900

(a)	Under the Comerica relationship, the Company has two term notes that are secured by property and equipment, with even monthly principal amortization of $20,800 for each note. Both notes bear interest at prime plus 25 basis points (5.5% per annum at December 31, 2004).

(b)	The cost of assets securing the capital lease obligations was $74,700, $243,000 and $438,900 at December 31, 2004, 2003 and 2002 with accumulated amortization of $60,100, $83,100 and $240,000 at December 31, 2004, 2003 and 2002, respectively.

Aggregate maturities or principal payments required on notes payable and capital lease obligations for each of the succeeding years are disclosed in Note 15.

15.        Notes Payable, Related Parties

Notes payable with related parties consisted of the following:

	As of December 31,
	2004	2003	2002
Note payable with interest due monthly at 9% per annum. Principal is due in monthly installments of $15,625 until paid in full. The note is secured by unissued shares of common stock in an amount equivalent to the unpaid principal and interest due under the note. The note is subordinated to the line of credit and all bank debt. (a)	$187,500	$390,600	$578,100

Non-interest bearing, unsubordinated and unsecured balloon note due on December 31 of the fifth year following the calendar year which includes the final payment on the above note, expected to be 2010. Interest has been imputed at an effective interest rate of 7.6% per annum.	326,200	305,400	286,200

Unsecured notes due in monthly installments including principal and interest at 10% per annum.	40,700	128,400	216,000

Total Notes Payable – Related Parties	554,400	824,400	1,080,300
Less current maturities	(228,200)	(275,200)	(275,100)

Long-term Portion of Notes Payable – Related Parties	$326,200	$549,200	$805,200

(a)	On November 20, 2004 the Company voluntarily made one extra principal payment on this note, in an accommodation to the note holder, which advanced the payoff date to December 20, 2005 instead of January 20, 2006. That, in turn, advanced the maturity date of the balloon note by one full year from December 31, 2011 to December 31, 2010. Under the Seventh Amendment to the Redemption Agreement entered into on November 1, 2002 the note holder retained the unilateral right to force the same outcome upon 60 days prior written notice to the Company. The Company accounted for the one year advance in the maturity date for the balloon note by revising the imputed rate of interest from 6.5% per annum to 7.6% per annum.

Aggregate maturities or principal payments required on all types of long-term debt and capital lease obligations for each of the succeeding years are as follows:

Years Ended December 31,	Bank Term Notes	Related Party Notes	Cap. Lease Obligations	Total Long- Term Debt
2005	$500,000	$228,200	$20,100	$748,300
2006	500,000	—	—	500,000
2007	500,000	—	—	500,000
2008	375,000	—	—	375,000
2009	—	—	—	—
2010	—	513,300	—	513,300

Total Future Payments	1,875,000	741,500	20,100	2,636,600
Less amounts representing interest	—	(187,100)	(5,500)	(192,600)

Total Long-Term Debt, including current maturities	$1,875,000	$554,400	$14,600	$2,444,000

16.       Provision for Income Taxes and Deferred Income Taxes

As of December 31, 2004 the Company had a net benefit from income taxes equal to 40% of its net loss before income taxes. During the fourth quarter of 2003, the Company reversed the 100% valuation allowance that had been maintained against its deferred tax assets since the merger. As a result, the Company recorded a net benefit from income taxes of $1,566,600 for 2003. For the years ended December 31, 2004, 2003 and 2002 the provision or benefit from income taxes consisted of the following:

	2004	2003	2002
Current:
Federal	$(77,700)	$9,900	$—
State	(13,800)	25,400	189,800

Subtotal Current	(91,500)	35,300	189,800

Deferred:
Federal	(393,600)	(1,409,100)	—
State	(70,100)	(192,800)	—

Subtotal Deferred	(463,700)	(1,601,900)	—

Total Provision (Benefit) for Income Taxes	$(555,200)	$(1,566,600)	$189,800

A reconciliation of the federal statutory rate to the tax provision for the years ended December 31 follows:

	2004	2003	2002
Tax expense (benefit) at effective federal statutory rate (34%)	$(471,900)	$373,000	$445,300
Disposal of non-deductible goodwill	—	—	499,900
Other non-deductible expense	10,600	53,800	11,800
State income tax expense, net of federal effect	(80,500)	71,500	51,600
Valuation allowance	—	(1,997,900)	(867,200)
Tax credits and other	(13,400)	(67,000)	48,400

Total Provision (Benefit) for Income Taxes	$(555,200)	$(1,566,600)	$189,800

Deferred tax assets and liabilities consisted of the following:

	2004	2003	2002
Deferred Tax Assets:
Federal net operating loss carryovers	$1,950,000	$1,506,500	$1,761,400
Inventory allowances	119,000	84,500	182,300
Accounts receivable allowances	170,000	153,000	141,400
Accrued compensation	72,200	63,500	51,100
State income taxes	276,200	192,800	335,000
Accruals and reserves	7,900	88,900	—
Other	169,800	50,500	13,800

	2,765,100	2,139,700	2,485,000
Deferred Tax Liabilities:
Depreciation and fixed asset write-down	(609,600)	(537,800)	(443,800)
Other	—	—	(43,300)

Net Deferred Tax Assets, Before Allowance	2,155,500	1,601,900	1,997,900
Valuation allowance	—	—	(1,997,900)

Net Deferred Tax Assets	$2,155,500	$1,601,900	$—

As of December 31, 2004 the Company had federal net operating loss carryforwards (“NOLs”) totaling approximately $5,735,000 that expire at various times through 2021. For state purposes, the Company had net operating loss carryforwards totaling approximately $3,833,000 which expire at various times through 2011.

The majority of the NOLs originated primarily from pre-merger operations of OFPI. As a result of OFPI’s acquisition by SNI (Note 1), OFPI experienced a more than 50% change in ownership for federal and state income tax purposes. Therefore, an annual limitation is placed upon the Company’s ability to realize the benefit of the pre-merger NOLs. Management believes that it is more likely than not that the Company will continue to report sufficient taxable income in the foreseeable future, allowing utilization of 100% of its deferred tax assets.

17.       Common Stock Options

Prior to the merger discussed in Note 1, SNI had an Equity Incentive Plan under which options were granted to one officer in 1998. As a result of the merger, the Company assumed the options outstanding under OFPI’s 1995 Stock Option Plan (the “1995 Plan”). Because OFPI was the surviving legal entity after the merger, SNI’s existing options were absorbed into the 1995 Plan and restated at their equivalent number of shares and strike price using the merger conversion ratio, and the SNI Equity Incentive Plan was discontinued.

The Company subsequently amended the 1995 Plan twice, increasing the aggregate number of shares of common stock which could be issued under the 1995 Plan to 7,000,000. Both amendments were approved by a vote of the Company’s shareholders.

Under the amended 1995 Plan, each option represents the right to purchase one share of the Company’s common stock at a fixed price per share at some future date.

The option strike price shall not be less than the fair market value on the date of grant and options expire unless exercised within ten years after the date of grant. Options generally vest ratably over four years for employees and two years for directors.

The following table summarizes the activity under the 1995 Plan for the years ended December 31, 2004, 2003 and 2002:

	2004		2003		2002
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Beginning Balance	4,152,115	$0.33	3,898,115	$0.34	3,225,315	$0.48
Options granted	1,158,250	0.85	809,500	0.31	1,325,000	0.30
Options exercised	(151,166)	0.34	(143,750)	0.41	—	—
Options expired	(186,784)	0.56	(411,750)	0.34	(652,200)	0.21

Ending Balance	4,972,415	$0.44	4,152,115	$0.33	3,898,115	$0.34

Options exercisable at year end	3,087,719	$0.35	2,368,973	$0.34	1,784,282	$0.35

Weighted average fair value of options granted during the year		$0.60		$0.25		$0.30

The following table discloses exercise prices and remaining lives of options outstanding or exercisable as of December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/04	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at 12/31/04	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.01-$0.25	1,030,200	6.9	$0.24	850,150	6.8	$0.24
$0.26-$0.50	2,857,965	6.2	0.35	2,120,319	5.6	0.36
$0.51-$2.50	1,084,250	8.8	0.86	117,250	8.4	0.99

$0.01-$2.50	4,972,415	6.9	$0.44	3,087,719	6.1	$0.35

As of December 31, 2004 there were 1,732,669 options remaining that are available for future issuance under the 1995 Plan. The 1995 Plan has a ten year life; therefore, no further options can be issued under the Plan after November 15, 2005. Management is in the process of evaluating various alternative equity incentive compensation plans at the date of this report.

18.       Common Stock Warrants

Each common stock warrant represents the right to purchase one share of the Company’s common stock at a fixed price per share until some future date. On October 6, 1999 the Company assumed 590,656 outstanding common stock purchase warrants of OFPI at exercise prices ranging from $2.00 to $4.00 per share, all of which expired unexercised during the ensuing years. Also in connection with the 1999 merger, the Company issued 400,000 penny warrants in conjunction with a private placement of unsecured subordinated notes necessary to close the merger. All of the penny warrants were subsequently exercised during 2000 and 2001. In addition, in connection with the renegotiation of the private placement notes, the Company issued quarterly common stock purchase warrants at the closing bid price of Spectrum shares at each quarter-end starting December 31, 2000 and ending on December 31, 2002. All of those warrants were exercised during 2002 and 2003.

The following table summarizes the activity related to common stock purchase warrants for the years ended December 31, 2004, 2003 and 2002:

	2004		2003		2002
	Warrants	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Beginning Balance	160,000	$0.31	682,606	$0.50	843,156	$1.43
Private placement warrants issued	—	—	—	—	200,200	0.32
IPO warrants expired	—	—	(60,656)	2.63	(330,000)	2.79
Private placement warrants exercised (a)	—	—	(461,950)	0.28	(30,750)	0.33

Ending Balance	160,000	$0.31	160,000	$0.31	682,606	$0.50

(a)	These warrants included a net exercise feature which enabled the holder to convert the net equity in the warrants into common stock in a cash-less transaction. Accordingly, common shares issued in connection with the exercise of the warrants were 405,456 and 6,910 for the years ended December 31, 2003 and 2002, respectively.

The remaining common stock warrants outstanding as of December 31, 2004 were issued at an exercise price of $0.31 per share and expire on February 15, 2006 unless exercised earlier.

19.       Business Segments

The Company operates in three primary business segments: Spectrum Naturals® culinary products, Spectrum Essentials® nutritional supplements and Spectrum Ingredients industrial products for use by other manufacturers and private label products for key retailers. The Spectrum Naturals® culinary products is the Company’s largest segment, representing approximately 45% of total net sales. The Spectrum Naturals® culinary products are manufactured on behalf of the Company by third parties and are sold primarily through distributors and specialty food brokers to natural food and specialty food stores.

The Spectrum Essentials® nutritional supplements segment represents approximately 23% of total net sales and is sold through the same distribution and broker network as the Spectrum Naturals® products. However, the Company manufactures the majority of the Spectrum Essentials® products at its leased manufacturing facility in Cherokee, Iowa. The gross margins of the two consumer product line segments are also markedly different, with the Spectrum Essentials® brand delivering higher gross margins.

The final segment identified by management is the Spectrum Ingredients and private label product lines. The Spectrum Ingredients products are sold directly to other food manufacturers in industrial sizes for use in their products at substantially lower margins than the two branded consumer products segments. The private label products are sold directly to key retailers such as Whole Foods and Trader Joe’s and also feature lower margins than the branded consumer product segments.

Operating data is captured by segment to the gross profit level. However, operating statement data below gross profit and balance sheet data have not been disaggregated and captured by business segment since the information is presently unavailable to the Company’s chief operating decision maker. Accordingly, the following segment information is currently captured by the Company:

	Years Ended December 31,
	2004	2003	2002
Net Sales:
Spectrum Naturals®	$24,048,400	$20,606,100	$17,268,200
Spectrum Essentials®	9,566,100	10,353,900	9,030,400
Spectrum Ingredients	15,978,000	14,443,400	11,065,900
All Other	322,900	273,100	3,214,800

Total Net Sales	$49,915,400	$45,676,500	$40,579,300

Gross Profit:
Spectrum Naturals®	$5,403,400	$5,365,500	$4,385,400
Spectrum Essentials®	4,297,300	4,659,700	4,323,900
Spectrum Ingredients	1,812,200	1,718,100	1,211,200
All Other	21,800	126,400	835,800

Total Gross Profit	$11,534,700	$11,869,700	$10,756,300

Foreign sales and gross profit were less than 10% of the total for each year presented. Included in the all other category are the disposed and discontinued product lines associated with the OI business sold on April 25, 2002.

20.      401(k) Plan

The Company provides a defined contribution plan covering substantially all employees meeting certain age and service requirements. Plan contributions are made under a matching formula and totaled $38,400, $33,500 and $34,800 for the years ended December 31, 2004, 2003 and 2002, respectively.

21.      Commitments and Contingencies

Lease Agreements

The Company’s operating lease for its corporate headquarters at 5341 Old Redwood Highway, Petaluma, California is a non-cancelable operating lease that terminates on December 31, 2007. Total monthly rent under this lease was $23,500 at December 31, 2004. Future minimum lease payments for the corporate headquarters facility are $281,700 annually for 2005, 2006 and 2007.

The Company was in negotiation of an operating lease for the manufacturing facility in Cherokee, Iowa as of the date of this report. Monthly rent is expected to be fixed at $2,500 over a ten year term. Accordingly, future minimum lease payments under the manufacturing facility operating lease are expected to be $30,000 annually for 2005 through 2014.

Total rent expense for 2004, 2003 and 2002 was $458,100, $488,400 and $360,800, respectively.

Royalty Agreements

The Company has entered into royalty agreements with various unrelated parties for licensed technologies which provide for a percentage royalty to be paid on sales of certain products. Included in accrued expenses were royalties of $17,600, $23,800 and $51,700 as of December 31, 2004, 2003 and 2002, respectively, in connection with these agreements. Royalty expense included in cost of sales under these agreements for the years ended December 31, 2004, 2003 and 2002 were $70,900, $134,000 and $243,500, respectively.

Inventory Purchase Commitments

In the ordinary course of business, the Company enters into commitments to purchase raw materials over a period of time, generally six months to a year, at contracted prices. At December 31, 2004, 2003 and 2002 these future commitments, which are at prices not in excess of those currently obtainable nor in quantities in excess of normal requirements, aggregated approximately $15,212,000, $9,820,900 and $6,623,000, respectively.

Pending Litigation – Proposition 65 Complaint

On November 26, 2003 the Company was notified by attorneys for the Environmental Law Foundation (the “ELF”) that the Spectrum Naturals® Organic Balsamic Vinegar contains lead in excess of the allowable quantities under the Safe Drinking Water and Toxic Enforcement Act of 1986, also known as Proposition 65. The ELF is a California non-profit organization that represents itself as dedicated to the preservation of human health and the environment.

ELF’s attorneys filed a Complaint for Civil Penalties, Statutory, Equitable and Injunctive Relief (the “Complaint”) against Cost Plus, Inc., Safeway, Inc., Trader Joe’s Company, Williams-Sonoma, Inc., Whole Foods, Inc. and unspecified defendants one through 100 in the Superior Court of the State of California on May 20, 2003 alleging violation of Proposition 65 for the sale of various products that contain lead in excess of the allowable limits without the required warning label. ELF’s attorneys later notified Spectrum and dozens of other retailers, importers and manufacturers of vinegar that they would be included as one of the 100 unspecified defendants in the Complaint.

While lead has been shown to cause cancer and reproductive toxicity in humans, the Proposition 65 consumption quantity defined as no significant risk level for cancer was set at 15 micrograms per day. Lead is a naturally occurring element in some wine and balsamic vinegars. Based on the Company’s tests, a person would need to consume somewhere between 1.3-2.6 cups (270-630ml) daily of the Company’s various vinegar products to reach the Proposition 65 lead level. The small lead content in vinegar occurs naturally in the soil and is absorbed by the grapes used to make vinegar.

The Spectrum Naturals® brand was built on the premise of providing consumers with organic healthy oils and condiments. Management does not believe the consumption of its various vinegar products as condiments or salad dressings poses any increased risk for cancer or reproductive toxicity.

The Company has joined a Joint Defense Group established by attorneys representing several of the defendants in the Complaint. Total attorney’s fees incurred by the Company as a member of the Joint Defense Group for the year ended December 31, 2004 were $12,300. Management believes the Complaint will eventually be shown to be without merit. Accordingly, no provision for loss has been recorded at December 31, 2004.

Court Supervised Probation

In connection with the industrial accident on April 25, 2002 the Company entered a plea on February 4, 2004 of no contest to two misdemeanor counts of violations under CLCS 6425, violation of a regulation issued by the California Occupational Health and Safety Administration requiring employers to provide, maintain and ensure employees use required confined space equipment. Under the Terms of Settlement and Probation entered into with the plea, the Company received a suspended fine of $250,000 conditioned upon the Company’s compliance with the terms of court supervised probation for three years. The probation terms require that the Company submit to a warrant-less search of its premises during business hours by any local or state law enforcement, safety or health officer; and that the Company shall be of good conduct and obey all laws, particularly those laws relating to worker safety and health. Should the Company fail to honor the probation terms, the suspended fine of $250,000 may be reimposed by the Sonoma County District Attorney.

Contingent Guarantee

The Company was a guarantor in the amount of $25,000 for that portion of the outstanding borrowings under a line of credit for the Olive Press, LLC a third party that the Company held an investment in of $15,000 at December 31, 2004. In the event of a default by the Olive Press of its obligations under its line of credit, Spectrum would be liable for an amount not to exceed $25,000.

22.      Related Party Transactions and Other Relationships

In connection with the sale of the Organic Ingredients product lines in 2002, the Company entered into a private label consulting agreement with Running Stream Food and Beverage, Inc. (“RSFB”). RSFB is owned and operated by a former non-executive Director of the Company. During 2004, 2003 and 2002 the Company paid fees of $33,000, $99,000 and $66,000, respectively, plus expenses incurred to RSFB for private label consulting and management services. The RSFB consulting agreement terminated on April 16, 2004.

The Company paid interest at 9%-12% per annum under notes payable to several stockholders of $38,200, $62,300 and $110,900 for the years ended December 31, 2004, 2003 and 2002, respectively.

On July 29, 2003 the Compensation Committee of the Company’s board of directors unanimously approved forgiving the $20,000 shareholder advance that had been outstanding for several years from the Company’s Chairman of the Board. The advance was imputed as income and grossed–up to include the income tax impact. Accordingly, the Company incurred $34,800 of compensation expense in 2003, which was included in general and administrative expenses, to forgive the shareholder advance.

The Company paid an investment banking fee of $79,000 in 2002 to Moore Consulting in connection with the sale of the OI product lines. Moore Consulting is owned and operated by a non-executive Director of the Company. The fee was a 2.5% success fee, based on the total consideration received by the Company.

Company has one member of its board of directors who also serves as Vice Chair and Lead Independent Director of the Board of United Natural Foods, Inc. UNFI is the Company’s largest single customer, representing 42% of total net sales in 2004.

The Company has another member of its board of directors who also sits on the Board of Whole Foods Market, Inc. Whole Foods is the largest retailer in the natural products industry; however, sales made by the Company directly to Whole Foods were insignificant.

23.       Quarterly Information (Unaudited)

The summarized quarterly financial data presented below reflects all adjustments which, in the opinion of management, are of a normal and recurring nature and necessary to present fairly the results of operations for the periods presented.

In thousands, except per share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Year ended December 31, 2004:
Net Sales	$12,733	$12,811	$12,189	$12,182	$49,915
Gross Profit	2,903	2,960	2,778	2,894	11,535
Operating Income (Loss)	(109)	362	148	(1,427)	(1,056)
Net Income (Loss)	(109)	178	32	(934)	(833)
Basic and Fully Diluted Income (Loss) per Share	$(0.00)	$0.00	$0.00	$(0.02)	$(0.02)

Year ended December 31, 2003:
Net Sales	$10,309	$11,381	$12,169	$11,818	$45,677
Gross Profit	3,073	2,966	3,100	2,731	11,870
Operating Income (Loss)	743	416	506	(139)	1,526
Net Income	636	316	325	1,387	2,664
Basic and Fully Diluted Income per Share	$0.01	$0.01	$0.01	$0.03	$0.06

Year ended December 31, 2002:
Net Sales	$11,279	$10,078	$9,718	$9,504	$40,579
Gross Profit	2,945	2,325	2,746	2,740	10,756
Operating Income	512	54	671	539	1,776
Net Income (Loss)	331	(51)	575	265	1,120
Basic and Fully Diluted Income (Loss) per Share	$0.01	$(0.00)	$0.01	$0.00	$0.02

SPECTRUM ORGANIC PRODUCTS, INC.

BALANCE SHEETS

ASSETS

	(Unaudited) September 30, 2005	December 31, 2004
Current Assets:
Cash	$19,600	$11,000
Accounts receivable, net	5,111,400	3,799,800
Inventories, net	11,594,700	9,564,800
Deferred income taxes – current	581,200	630,000
Prepaid expenses and other current assets	196,800	141,400

Total Current Assets	17,503,700	14,147,000
Property and Equipment, net	3,775,800	3,990,200
Other Assets:
Deferred income taxes – long-term	1,241,100	1,529,500
Intangible assets, net	583,300	584,800
Other assets	252,700	251,200

Total Assets	$23,356,600	$20,502,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank overdraft	$436,800	$843,300
Line of credit	8,803,300	6,984,400
Accounts payable, trade	4,803,000	3,305,200
Accrued expenses	1,521,800	1,582,700
Current maturities of term notes payable and capital lease obligations	500,000	514,600
Current maturities of notes payable, related parties	51,100	228,200

Total Current Liabilities	16,116,000	13,458,400
Notes payable and capitalized lease obligations, less current maturities	1,000,000	1,375,000
Notes payable, related parties, less current maturities	345,300	326,200
Deferred rent	26,800	37,000

Total Liabilities	17,488,100	15,196,600

Commitments and Contingencies (Note 7)
Stockholders’ Equity:
Preferred stock, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, no par value, 60,000,000 shares authorized, 46,444,693 and 46,405,943 issued and outstanding at September 30, 2005 and December 31, 2004, respectively	9,644,300	9,631,400
Accumulated deficit	(3,775,800)	(4,325,300)

Total Stockholders’ Equity	5,868,500	5,306,100

Total Liabilities and Stockholders’ Equity	$23,356,600	$20,502,700

See accompanying notes to financial statements.

SPECTRUM ORGANIC PRODUCTS, INC.

STATEMENTS OF OPERATIONS

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Net Sales	$14,801,500	$12,189,400	$42,453,900	$37,733,900
Cost of Goods Sold	11,351,100	9,411,700	31,887,200	29,093,900

Gross Profit	3,450,400	2,777,700	10,566,700	8,640,000

Operating Expenses:
Sales and Marketing	1,794,900	1,697,000	5,822,100	5,401,900
General and Administrative	1,288,100	932,500	3,411,600	2,836,300

Total Operating Expenses	3,083,000	2,629,500	9,233,700	8,238,200

Income from Operations	367,400	148,200	1,333,000	401,800
Other Income (Expense):
Interest Expense	(161,700)	(98,300)	(435,900)	(250,100)
Other	—	3,900	18,700	17,700

Income Before Income Taxes	205,700	53,800	915,800	169,400
Provision for Income Taxes	82,300	21,500	366,300	67,700

Net Income	$123,400	$32,300	$549,500	$101,700

Basic and Fully Diluted Income Per Share	$0.00	$0.00	$0.01	$0.00

Weighted Average Shares Outstanding	46,444,693	46,386,943	46,437,738	46,328,147

Fully Diluted Average Shares Outstanding	48,418,498	48,278,211	48,313,732	48,629,181

See accompanying notes to financial statements.

SPECTRUM ORGANIC PRODUCTS, INC.

STATEMENTS OF CASH FLOWS

	(Unaudited) Nine months Ended
	September 30, 2005	September 30, 2004
Cash Flows from Operating Activities:
Net Income	$549,500	$101,700
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Depreciation and amortization expense	478,500	460,900
Provision for inventory obsolescence	247,900	168,100
Provision for allowances against receivables	48,500	38,700
Imputed interest on note payable, related party	19,000	15,200
Revaluation of derivative financial instruments	19,600	—
Changes in Assets and Liabilities:
Accounts receivable	(1,360,100)	(311,800)
Inventories	(2,277,800)	(2,003,900)
Other assets	280,300	(161,500)
Accounts payable	1,497,800	1,456,900
Accrued expenses and other liabilities	(90,700)	(533,400)

Net Cash Used in Operating Activities	(587,500)	(769,100)

Cash Flows from Investing Activities:
Purchase of property and equipment	(262,600)	(962,100)

Net Cash Used in Investing Activities	(262,600)	(962,100)

Cash Flows from Financing Activities:
Decrease in bank overdraft	(406,500)	(392,400)
Proceeds from line of credit	19,886,000	16,413,300
Repayment of line of credit	(18,066,900)	(14,454,200)
Proceeds from note payable	—	554,100
Repayment of bank term notes payable	(375,000)	(187,500)
Repayment of capitalized lease obligations	(14,600)	(35,500)
Repayment of notes payable, related parties	(177,200)	(212,300)
Proceeds from exercise of stock options	12,900	45,900

Net Cash Provided by Financing Activities	858,700	1,731,400

Net Increase in Cash	8,600	200
Cash, beginning of the year	11,000	7,300

Cash, end of the period	$19,600	$7,500

Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$29,000	$16,000
Cash paid for interest	$418,900	$243,300

See accompanying notes to financial statements.

SPECTRUM ORGANIC PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Basis of Presentation:

These are unaudited interim financial statements and include all adjustments that, in the opinion of Management, are necessary in order to make the financial statements not misleading. The financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include certain disclosures required by accounting principles generally accepted in the United States of America. Accordingly, the statements should be read in conjunction with Spectrum Organic Products, Inc.’s financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Operating results for the nine month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2005 or future periods.

Certain reclassifications have been made to the prior year unaudited interim financial statements to be consistent with the presentation at September 30, 2005. These reclassifications had no impact on net income or retained earnings.

2.	Nature of Operations and Business Segments:

Spectrum Organic Products, Inc. (“Spectrum”, the “Registrant” or the “Company”), a California corporation, competes primarily in three business segments: natural and organic foods under the Spectrum Naturals® brand, essential fatty acid nutritional supplements under the Spectrum Essentials® brand, and industrial ingredients for use by other manufacturers sold under the Spectrum Ingredients name. The vast majority of the Company’s products are oil-based and the Company has positioned itself as “The Good Fats Company.”

Within the natural and organic foods segment, the Company’s products include olive oils and other culinary oils, salad dressings, condiments and butter-substitutes such as Spectrum Organic Margarine® and Spectrum Spread®. All of the Company’s culinary products feature expeller-pressed oils, contain no hydrogenated or trans fats and are offered in a variety of sizes and flavors in both organic and conventional, non-GMO offerings.

Within the nutritional supplement segment, the Company’s products include organic flax oils, evening primrose oil, borage oil, Norwegian fish oil and other essential fatty acids in both liquid and capsule forms. The Spectrum Essentials® products are cold-pressed, nutritionally rich sources of Omega-3 and Omega-6 essential fatty acids and are also offered in a variety of sizes and styles.

The Spectrum Ingredients® segment includes organic and conventional non-GMO culinary oils, organic vinegar, condiments and nutritional oils offered to other manufacturers for use in their products. In addition, they bring incremental purchasing power to the Company resulting in higher margins for the consumer branded products. Also included in this segment are private label products produced for and sold to major retailers.

Operating data is captured by segment to the gross profit level. However, operating statement data below gross profit and balance sheet data have not been disaggregated and captured by business segment since the information is presently unavailable to the Company’s chief operating decision maker. Accordingly, the following segment information is currently captured by the Company:

	Three Months Ended September 30,
	2005	2004	% Change
Net Sales:
Spectrum Naturals®	$7,584,200	$5,649,400	+34%
Spectrum Essentials®	2,099,800	2,281,100	-8%
Spectrum Ingredients/Private Label	5,117,500	3,830,700	+34%

Comparable Net Sales	14,801,500	11,761,200	+26%
Discontinued Product Lines	—	428,200	N/A

Total Net Sales	$14,801,500	$12,189,400	+21%

Gross Profit:
Spectrum Naturals®	$1,885,900	$1,125,000	+68%
Spectrum Essentials®	965,000	1,082,900	-11%
Spectrum Ingredients/Private Label	599,500	429,800	+39%

Comparable Gross Profit	3,450,400	2,637,700	+31%
Discontinued Product Lines	—	140,000	N/A

Total Gross Profit	$3,450,400	$2,777,700	+24%

	Nine months Ended September 30,
	2005	2004	% Change
Net Sales:
Spectrum Naturals®	$20,240,200	$16,899,700	+20%
Spectrum Essentials®	7,277,400	7,080,400	+3%
Spectrum Ingredients/Private Label	14,638,900	12,634,100	+16%

Comparable Net Sales	42,156,500	36,614,200	+15%
Discontinued Product Lines	297,400	1,119,700	-73%

Total Net Sales	$42,453,900	$37,733,900	+13%

Gross Profit:
Spectrum Naturals®	$4,984,200	$3,828,700	+30%
Spectrum Essentials®	3,680,800	3,091,500	+19%
Spectrum Ingredients/Private Label	1,800,700	1,337,300	+35%

Comparable Gross Profit	10,465,700	8,257,500	+27%
Discontinued Product Lines	101,000	382,500	-74%

Total Gross Profit	$10,566,700	$8,640,000	+22%

The discontinued product lines consisted of the Individually Quick Frozen (“IQF”) fruits and vegetables and the Running Stream Food and Beverage (“RSFB”) private label fruit juice and tomato-based products, which were the final remaining product lines from the businesses acquired by Spectrum in the 1999 merger and subsequently sold in 2002. The IQF product line was discontinued effective January 1, 2005 and the Company sold off the remaining inventories during the six months ended June 30, 2005. The RSFB private label products were discontinued effective April 16, 2004 when that private label supply contract expired. The remaining inventories were sold off during 2004. Sales and gross profit of the IQF products were previously aggregated with the Spectrum Naturals® segment, while sales and gross profit of the RSFB products were previously aggregated with the Spectrum Ingredients/Private Label segment.

3.	Entry into a Definitive Merger Agreement:

On August 23, 2005 Spectrum issued a press release announcing that it had entered into a definitive agreement and plan of merger (the “Merger Agreement”) with The Hain Celestial Group, Inc. (“Hain”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Spectrum will merge with and into a wholly-owned direct subsidiary of Hain, with the direct subsidiary continuing as the surviving entity (the “Merger”).

At the effective time and as a result of the Merger, Hain will acquire all of the outstanding stock of Spectrum for total equity consideration to Spectrum shareholders of approximately $0.705 per share, adjusted to reflect Spectrum’s estimate of its expenses and the price adjustment provision of the Merger Agreement. The total equity consideration is expected to be approximately $34,500,000 in a combination of 50% cash and 50% Hain common stock. The value of the stock portion of the consideration is subject to adjustment based on the closing price of Hain common stock immediately prior to the closing of the Merger. The transaction, which was approved by the board of directors of both companies, is expected to close during the fourth quarter of 2005 and is subject to approval by Spectrum’s shareholders. The Merger is intended to qualify for federal income tax purposes as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

Spectrum and Hain have each made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants by Spectrum not to solicit alternative transactions or, subject to certain exceptions, enter into discussions concerning, or provide confidential information in connection with, an alternative transaction.

Consummation of the Merger is subject to customary conditions, including, among others, the approval of the Spectrum shareholders at a Special Meeting of Shareholders expected to be held in December 2005, the absence of any order or injunction prohibiting the consummation of the Merger, the shares of Hain common stock having been approved for listing on the National Market System of the NASDAQ Stock Market, Inc. and each of Spectrum and Hain having performed their respective obligations pursuant to the Merger Agreement.

Investment banking, legal, accounting and tax consulting services incurred by the Company in connection with the merger were $421,300 for the nine months ended September 30, 2005 and were included with general and administrative expenses. The Merger Agreement includes a provision which limits Spectrum’s expenses for third party services and certain fees incurred after March 31, 2005 to $725,000. Merger-related expenses in excess of that will result in a dollar-for-dollar reduction in the equity consideration to be paid to all shareholders.

4.	Amendment to Loan and Security Agreement:

On June 24, 2005 the Company entered into the Second Amendment (the “Amendment”) to its Loan and Security Agreement (the “Credit Facility”) with its primary lender, Comerica Bank. The Amendment provides the Company with additional borrowing capacity and flexibility via four significant changes to the Credit Facility:

a)	The maturity date of the Credit Facility was extended an additional twelve months to June 30, 2007.

b)	The maximum borrowing available under the revolving line of credit was increased from $9,000,000 to $10,000,000, subject to eligible collateral levels.

c)	The advance rate for eligible accounts receivable under the revolving line of credit was increased from 80% to 85%, subject to certain limitations on dilution rates.

d)	A new variable rate term note has been made available to the Company for up to $1,000,000 of eligible expenditures on capital equipment. The new note features a twelve month drawdown period ending June 30, 2006 followed by a 36 month amortization period and will bear interest at the prime rate plus 25 basis points (0.25%).

The Amendment continues to require that the Company meet various financial covenants for 2005 and beyond related to profitability levels, debt service coverage, and the ratio of total liabilities to tangible net worth. As of September 30, 2005 the Company was in compliance with all requirements under the Credit Facility, and had $996,700 of available borrowing capacity under the revolving line of credit.

5.	Derivative Financial Instruments:

In January 2005 the Company began to utilize foreign currency forward contracts to minimize the volatility of foreign currency cash flows resulting from changes in exchange rates. Foreign currency forward contracts are entered into for firmly committed or anticipated raw material purchases. The use of these contracts enables the Company to reduce its exposure to foreign currency exchange rate movements since the gains and losses on the contracts substantially offset the gains and losses on the transactions being hedged.

As of September 30, 2005 the Company had outstanding foreign currency forward contracts to purchase 665,000 euros at an average contractual exchange rate of $1.23 per euro. Included in cost of sales for the Spectrum Naturals® segment for the three months ended September 30, 2005 was an expense of $19,600 which was the difference between the estimated fair market value of the forward contracts at September 30, 2005 and the contractual amounts.

6.	Inventories:

Inventories consisted of the following:

	September 30, 2005	December 31, 2004
Finished goods	$10,081,800	$7,590,100
Raw materials	1,267,200	2,170,200
Deposits on inventory	620,700	154,500

Total Inventories	11,969,700	9,914,800
Less: Reserve for obsolete inventory	(375,000)	(350,000)

Net Inventories	$11,594,700	$9,564,800

Deposits on inventory primarily represent flaxseed paid for prior to its receipt at the Company’s production facility.

7.	Stock-based Compensation:

Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share Based Payment” (“SFAS 123R”) issued in December 2004 will require the Company to record an expense associated with stock option grants, based on the fair value method, in the Company’s statements of operations effective for the first fiscal quarter of 2006. Meanwhile, as currently permitted under SFAS 123, the Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Accordingly, compensation expense for employee stock options is measured as the excess, if any, of the fair market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. Options granted to non-employees are recorded over the service period at the estimated fair value of the option granted.

All stock options issued to employees have an exercise price not less than the fair market value of the Company’s common stock on the date of grant. In accordance with the accounting for such options utilizing the intrinsic value method prescribed in APB 25, there is no related compensation expense recorded in the Company’s financial statements. Had compensation cost for stock-based compensation been determined based on the fair value of the options at the grant dates consistent with SFAS 123, the Company’s net income or loss and net income or loss per share for the three and nine month periods ended September 30, 2005 and 2004 would have been adjusted to the pro-forma amounts presented below:

	Three Months Ended		Nine Months Ended
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Net income as reported	$123,400	$32,300	$549,500	$101,700
Less: Total compensation expense under fair value method for all stock-based awards, net of related tax effects	106,600	105,100	308,900	270,600

Pro-Forma net income (loss)	$16,800	$(72,800)	$240,600	$(168,900)

Basic and diluted income (loss) per share:
As reported	$0.00	$0.00	$0.01	$0.00
Pro-forma	$0.00	$(0.00)	$0.01	$(0.00)

The fair value of the option grants for 2005 was estimated on the date of grant utilizing the Black-Scholes option pricing model, with the following assumptions: expected life of five years, risk-free interest rate of 3.0%, no dividend yield and volatility of 65%. The weighted average fair value of the option grants during 2005 was $0.29 per share.

The fair value of the option grants for 2004 was estimated on the date of grant utilizing the Black-Scholes option pricing model, with the following assumptions: expected life of five years, risk-free interest rate of 2.0%, no dividend yield and volatility of 95%. The weighted average fair value of the option grants during 2004 was $0.61 per share.

8.	Commitments and Contingencies:

Pending Litigation – Proposition 65 Complaint

On November 26, 2003 the Company was notified by attorneys for the Environmental Law Foundation (the “ELF”) that the Spectrum Naturals® Organic Balsamic Vinegar contains lead in excess of the allowable quantities under the Safe Drinking Water and Toxic Enforcement Act of 1986, also known as Proposition 65. The ELF is a California non-profit organization that represents itself as dedicated to the preservation of human health and the environment.

ELF’s attorneys filed a Complaint for Civil Penalties, Statutory, Equitable and Injunctive Relief (the “Complaint”) against several major retailers and unspecified defendants one through 100 in the Superior Court of the State of California on May 20, 2003 alleging violation of Proposition 65 for the sale of various products that contain lead in excess of the allowable limits without the required warning label. ELF’s attorneys later notified Spectrum and dozens of other retailers, importers and manufacturers of vinegar that they would be included as one of the 100 unspecified defendants in the Complaint.

The Company is a member of a Joint Defense Group established by attorneys representing several of the defendants in the Complaint. A mediation session was conducted on June 14, 2005 and a settlement was reached by all parties present at the mediation session on June 17, 2005. The total cost of the settlement to be borne by all members of the Joint Defense Group is $185,000. Spectrum’s estimated share of that is expected to be approximately $15,500, which was included in general and administrative expense for the second quarter of fiscal 2005. Manufacturers and importers in the Joint Defense Group also agreed to provide certain warning notices under Proposition 65 to California retailers of vinegar products. Total attorney’s fees incurred by the Company as a member of the Joint Defense Group during the nine months ended September 30, 2005 were $9,500. At the date of this report the Company was awaiting the execution of the settlement agreement.

Pending Litigation – Industrial Accident

On February 4, 2004 the Company pleaded no contest to two misdemeanor counts of violations under California Labor Code Section 6425 (“CLCS 6425”), violation of a regulation issued by the California Occupational Health and Safety Administration (“CAL-OSHA”), requiring employers to provide, maintain and ensure employees use required confined space equipment. The plea arose in connection with a tragic production accident on April 25, 2002 that resulted in the death of two of the Company’s employees. Under the Terms of Settlement and Probation entered into with the plea, the Company agreed to pay a fine under CLCS 6425 of $150,000 in three annual installments of $50,000 each on June 1, 2004, 2005 and 2006. In addition the Company paid $150,000 in restitution to the California District Attorneys Association Workers Safety Training Account to assist in the prosecution of worker safety cases in the State of California. The Company also reimbursed costs of $25,000 each to the Petaluma Police Department, the Petaluma Fire Department and the Sonoma County District Attorney’s Office. Accordingly, the Company recorded an industrial accident reserve by accruing an expense of $375,000 during the year ended December 31, 2003 to cover the net present value of the above payments, plus attorney’s fees. Total payments made during the year ended December 31, 2004 in connection with the plea were $275,000.

CAL-OSHA completed their investigation of the accident and issued their report, which included nine citations for safety violations with total proposed penalties of $137,900. There were no willful citations and the CAL-OSHA report acknowledged that all the safety violations had been 100% abated prior to the report’s issuance. The Company filed a formal appeal with CAL-OSHA and on September 14, 2005 CAL-OSHA and the Company submitted a Stipulation and Settlement Agreement to the CAL-OSHA Appeals Board, which disposed of all the contested issues on appeal and calls for Spectrum to pay penalties of $70,500. On October 17, 2005 the CAL-OSHA Appeals Board issued its Order approving the terms of the Stipulation and Settlement Agreement and the Company paid the penalties to close this matter on October 28, 2005.

The dependents of both deceased employees filed appeals with the Workers’ Compensation Appeals Board of California for serious and willful misconduct penalties against Spectrum. On May 25, 2004 the Company settled one of the appeals for $35,000 which was paid and charged against the industrial accident reserve.

The remaining workers’ compensation appeal is for an additional death benefit equal to $87,500, which is 50% of the total death benefits paid by the Company’s workers’ compensation insurance carrier at the time of the accident. That amount would be payable by the Company to the dependents of the deceased worker if the dependents successfully establish that the Company was guilty of serious and willful misconduct by allowing unsafe working conditions to exist. If actually litigated, the workers’ compensation appeal is an all-or-nothing proposition under which the Company will either be liable for $87,500 or nothing. Based on the advice of counsel, the Company expects the remaining workers’ compensation appeal to be settled rather than litigated. At the date of this report the Company was in negotiations to settle this matter. Management believes the remaining reserve of $139,800 as of September 30, 2005 will be approximately adequate to cover the present value of the remaining installment under the CLCS 6425 fine of $50,000 due on June 1, 2006, the settlement of the CAL-OSHA appeal for $70,500, and the remaining workers’ compensation appeal.

Court Supervised Probation

Also in connection with the industrial accident, the Company received a suspended fine under CLCS 6425 of $250,000 conditioned upon the Company’s compliance with the terms of court supervised probation for three years. The probation terms require that the Company submit to a warrant-less search of its premises during business hours by any local or state law enforcement, safety or health officer; and that the Company shall be of good conduct and obey all laws, particularly those laws relating to worker safety and health. Should the Company fail to honor the probation terms, the suspended fine of $250,000 may be reimposed by the Sonoma County District Attorney.

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

THE HAIN CELESTIAL GROUP, INC.

and

SPECTRUM ORGANIC PRODUCTS, INC.

dated as of

August 23, 2005

Annex A-i

Annex A-ii

Annex A-iii

EXHIBITS

EXHIBIT A — Form of Company Affiliate Letter

EXHIBIT B — Form of Tax Representation Letters

EXHIBIT C — Form of Legal Opinions

Annex A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 23, 2005, by and between The Hain Celestial Group, Inc., a Delaware corporation (“Parent”), and Spectrum Organic Products, Inc., a California corporation (the “Company”). Certain terms used herein are defined in Section 11.5 below.

W I T N E S S E T H :

WHEREAS, the Boards of Directors of each of Parent and the Company have approved the merger (the “Merger”) of the Company with and into a wholly owned direct subsidiary of Parent, to be formed for the purpose thereof (“Parent Subsidiary”), upon the terms and subject to the conditions set forth herein and in accordance with the California General Corporation Law (“CGCL”) and the Beverly-Killea Limited Liability Company Act (“CLLCA”) of the state of California;

WHEREAS, in furtherance thereof it is proposed that each outstanding share of common stock, without par value, of the Company (the “Company Shares”) will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement;

WHEREAS, as inducements to the Company and Parent entering into this Agreement and incurring the obligations set forth herein, and contemporaneously with the execution and delivery of this Agreement, Jethren P. Phillips has agreed to enter into a voting agreement pursuant to which, among other things, he will vote certain of his Company Shares in favor of this Agreement and to approve the principal terms of the Merger and will agree to restrictions on transfer of their Company Shares;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

MERGER

SECTION 1.1.    Formation of Parent Subsidiary.  Parent shall cause Parent Subsidiary to be formed as a limited liability company under the CLLCA. Parent Subsidiary will be formed solely to facilitate the Merger and the transactions contemplated thereby and will conduct no business or activity, and have no assets or liabilities, other than in connection with the Merger. Parent will cause Parent Subsidiary to execute and deliver a joinder to this Agreement pursuant to Section 1113 of the CGCL and Section 17551 of the CLLCA and will cause a written consent of the sole member of Parent Subsidiary, to be executed approving the execution, delivery and performance of this Agreement by Parent Subsidiary.

SECTION 1.2.    The Merger.  At the Effective Time, the Company shall be merged with and into Parent Subsidiary as provided herein. Thereupon, the existence of Parent Subsidiary, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and the corporate identity and existence, with all the purposes, powers and objects, of the Company shall be merged with and into Parent Subsidiary and Parent Subsidiary as the limited liability company surviving the Merger (hereinafter sometimes referred to as the “Surviving Company”) shall continue its existence under the laws of the State of California.

SECTION 1.3.    Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, on the later of October 11, 2005, or the date that is no later than the second business day after

Annex A-1

satisfaction or waiver of all the conditions set forth in Article IX, unless another time or date is agreed to in writing by the parties hereto (the “Closing Date”). The Closing will be held at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, unless another place is agreed to in writing by the parties hereto.

SECTION 1.4.    Filing.  Subject to the provisions of this Agreement, on the Closing Date, the parties hereto will cause to be filed with the office of the Secretary of State of the State of California, a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the CGCL and CLLCA.

SECTION 1.5.    Effective Time of the Merger.  The Merger shall be effective at the time of the filing of the Certificate of Merger, or at such later time specified in such Certificate of Merger, which time is herein sometimes referred to as the “Effective Time” and the date thereof is herein sometimes referred to as the “Effective Date.”

SECTION 1.6.    Plan of Reorganization.  This Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

ARTICLE II.

ARTICLES OF ORGANIZATION; BY-LAWS; MANAGERS AND OFFICERS

SECTION 2.1.    Articles of Organization.  At the Effective Time, the Articles of Organization of Parent Subsidiary shall be the Articles of Organization of the Surviving Company (other than the name of the Surviving Company, which shall be amended to be “Spectrum Organic Products, LLC” or such other name as Parent may select), until the same shall thereafter be altered or amended in accordance with the laws of the State of California.

SECTION 2.2.    Operating Agreement.  At the Effective Time, the operating agreement of Parent Subsidiary shall be the operating agreement of the Surviving Company until the same shall thereafter be altered, amended or repealed in accordance with the laws of the State of California, the Articles of Organization of the Surviving Company or said operating agreement.

SECTION 2.3.    Managers and Officers of the Surviving Company.   At the Effective Time, the managers of Parent Subsidiary immediately prior to the Effective Time shall be the managers of the Surviving Company, each to hold office in accordance with the Certificate of Formation and Operating Agreement of the Surviving Company and until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of Parent Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Certificate of Formation and Operating Agreement of the Surviving Company and until their respective successors are duly elected or appointed and qualified.

ARTICLE III.

EFFECT OF THE MERGER; CONVERSION OF SHARES

SECTION 3.1.    Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holders of Company Shares or any shares of capital stock of Parent Subsidiary:

( a)     Parent Subsidiary Membership Interests.  Each membership interest in Parent Subsidiary issued and outstanding immediately prior to the Effective Time shall remain unchanged and shall not be affected by the Merger.

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( b)     Conversion of Company Shares.  Each issued and outstanding Company Share (other than Dissenting Shares) (collectively, the “Exchanging Company Shares”) shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean an amount equal to:

(i)     an amount of cash (the “Cash Consideration”) equal to $0.355 minus the quotient of: (x) any Excess Company Expenses divided by (y) the aggregate number of Shares represented by the Exchanging Company Shares, any outstanding Company Stock Options and any outstanding Company Warrant; and

(ii)    a fraction of a share of common stock, par value $.01 per share, of Parent (the “Parent Common Stock”), valued at the Parent Common Stock Market Price, worth $0.355 (the “Stock Consideration”). For purposes of this Agreement, the “Parent Common Stock Market Price” shall mean $19.80; provided that, if the average closing sales price for Parent Common Stock for the ten consecutive business days during which Parent Common Stock is traded on the Nasdaq National Market (each a “Trading Day”), beginning 12 Trading Days prior to the Effective Date (the “Ten Day Average”), is less than $19.80, Parent Common Stock Market Price shall equal the greater of (i) the Ten Day Average and (ii) $17.424.

As of the Effective Time, all such Exchanging Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Exchanging Company Shares shall cease to have any rights with respect thereto, except the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 3.2.

( c)    Company Stock Options.  The Company shall take all requisite action so that, immediately prior to the Effective Time, each option to acquire Company Shares (each, a “Company Stock Option”), outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, without any action on the part of the Company or the holder of that Company Stock Option, shall be converted into the right to receive an amount, without interest, equal to the Stock Option Consideration multiplied by the aggregate number of Company Shares, as applicable in respect of such options, immediately prior to the Effective Time. “Stock Option Consideration” means the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Company Stock Option. The payment of the Stock Option Consideration shall be payable in Merger Consideration consisting of the same proportion of Cash Consideration and Stock Consideration as is paid to holders of Company Shares, and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 3.2. The payment of the Stock Option Consideration to the holder of a Company Stock Option shall be reduced (first from the cash portion of the Stock Option Consideration, then from the stock portion) by any income or employment Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Option for all purposes under this Agreement. All Company Stock Options shall be cancelled and all Company Stock Option plans shall terminate at the Effective Time.

( d)    Company Warrant.  Immediately prior to the Effective Time, the outstanding warrant to acquire shares of Company Common Stock (the “Company Warrant”) shall be exchanged for the right to receive an amount, without interest, equal to the Warrant Consideration multiplied by the aggregate number of shares of Company Common Stock covered by the Warrant. “Warrant Consideration” means the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the Warrant. The payment of the Warrant Consideration shall be payable in Merger Consideration consisting of the same proportion of Cash Consideration and Stock Consideration as is paid to holders of Company Shares, and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 3.2.

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( e)     Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Company Shares held by a person entitled to vote on the Merger who has neither voted in favor of the Merger nor consented in writing thereto (each, a “Dissenting Shareholder”) and who otherwise complies with all the applicable provisions of the CGCL concerning the rights of holders of Company Shares to dissent from the Merger and require purchase by the Company of their Company Shares (the “Dissenting Shares”) shall not be canceled as described in Section 3.1(b) but shall become the right to receive such payment as may be determined to be due to such Dissenting Shareholder pursuant to the CGCL. If, after the Effective Time, such Dissenting Shareholder withdraws his, her or its demand for purchase of the Dissenting Shares (with the Company’s consent) or fails to perfect or otherwise loses his, her or its status as a Dissenting Shareholder, in any case pursuant to the CGCL, each of his, her or its Company Shares shall be deemed to be canceled as of the Effective Time and converted into the right to receive the Merger Consideration, in the manner contemplated by Section 3.1(b) without interest thereon. The notice to be sent to Company Shareholders pursuant to CGCL §1301 shall designate the closing price of Company Shares on the OTC Bulletin Board System on the trading day prior to the date of this Agreement as the fair market value of the Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demand for purchase of the Dissenting Shares received by the Company pursuant to the applicable provisions of the CGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make an offer of any payment or make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any shareholder, court or appraiser with respect to such demands shall be submitted to Parent sufficiently in advance for Parent to review such communication and shall not be presented to any shareholder, court or appraiser without Parent’s written consent.

( f)    Anti-Dilution.  The Stock Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Shares or Parent Common Stock, as applicable), extraordinary dividend, reorganization, recapitalization or any other like change with respect to Company Shares or Parent Common Stock with an effective date or record date, as the case may be, occurring after the date hereof and prior to the Effective Time. References to the Stock Consideration elsewhere in this Agreement shall be deemed to refer to the Stock Consideration as it may have been adjusted pursuant to this Section 3.1(f).

( g)    Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration and Additional Payments, if any.

SECTION 3.2.    Exchange of Certificates.

( a)    Exchange Agent.   No later than the Effective Time, Parent shall (i) make available to Continental Stock Transfer & Trust Company or such other bank or trust company of comparable standing designated by Parent (the “Exchange Agent”), for the benefit of the holders of Company Shares, for exchange in accordance with this Article III through the Exchange Agent, certificates evidencing a sufficient number of shares of Parent Common Stock issuable to holders of Company Shares to satisfy the requirements set forth in Section 3.1 relating to the Stock Consideration and any Additional Payments payable pursuant to Section 3.2(c) below and (ii) provide funds to the Exchange Agent in amounts necessary for the payment of the aggregate Cash Consideration payable under Section 3.1 (such shares of Parent Common Stock, together with any cash deposited with the Exchange Agent for payment of the Cash Consideration or relating to Additional Payments being hereinafter referred to as the “Exchange Fund”). As promptly as practicable after the Effective Time, the Exchange Agent shall deliver the Merger Consideration and Additional Payments, if any, contemplated to be issued pursuant to Section 3.1 out of the Exchange Fund in accordance with the procedures specified in this Section 3.2. Except as contemplated by Section 3.2(g) hereof, the Exchange Fund shall not be used for any other purpose.

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( b)    Exchange Procedures.  As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

( c)    Exchange of Certificates.  Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, if any, constituting Stock Consideration plus cash constituting Cash Consideration to which such holder is entitled pursuant to this Article III (including any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(d) (together, the “Additional Payments”)) less any required withholding of Taxes, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, the applicable Stock Consideration, Additional Payments, if any, and Cash Consideration may be issued and paid to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the Company Shares formerly represented thereby and Additional Payments, if any.

( d)    Distributions with Respect to Unsurrendered Certificates.  No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Common Stock the holder thereof is entitled to receive upon surrender thereof, no cash payment and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.2(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to fractional Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Common Stock.

( e)    No Fractional Shares.  No fractional shares of Parent Common Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of Company Shares, who would otherwise have been entitled to a fraction of Parent Common Stock pursuant to this Article III, will be entitled to receive an amount of cash rounded to the nearest cent (without interest) determined by multiplying the Parent Common Stock Market Price by the fractional share interest to which such holder would otherwise have been entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding for purposes of simplifying the corporate and accounting complexities which would otherwise be caused to Parent by the issuance of fractional shares.

( f)    No Liability.  None of the Exchange Agent, Parent or the Surviving Company shall be liable to any holder of Certificates for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

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( g)    Withholding Rights.  Each of the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.

( h)    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, the posting by such person of a bond, in such reasonable amount as the Exchange Agent or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and Additional Payments, if any.

( i)    Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares for three months after the Effective Time shall be delivered to Parent (who shall thereafter act as Exchange Agent), upon demand, and any holders of Company Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for the applicable Merger Consideration and any Additional Payments to which they are entitled.

ARTICLE IV.

CERTAIN EFFECTS OF THE MERGER

SECTION 4.1.    Effect of the Merger.  The effects and consequences of the Merger shall be as set forth in Section 1113(i) of the CGCL and Section 17554 of the CLLCA. Without limiting the generality of the foregoing, on and after the Effective Time and pursuant to the CGCL and the CLLCA, the Surviving Company shall possess all the rights, privileges, immunities, powers, and purposes of each of Parent Subsidiary and the Company; all the property, real and personal, including subscriptions to shares, causes of action and every other asset (including books and records) of Parent Subsidiary and the Company shall vest in the Surviving Company without further act or deed; and the Surviving Company shall assume and be liable for all the liabilities, obligations and penalties of Parent Subsidiary and the Company. No liability or obligation due or to become due and no claim or demand for any cause existing against either Parent Subsidiary or the Company, or any shareholder, member, officer or director thereof, shall be released or impaired by the Merger, and no action or proceeding, whether civil or criminal, then pending by or against Parent Subsidiary or the Company, or any stockholder, member, officer or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled or compromised as if the Merger had not occurred, and the Surviving Company may be substituted in any such action or proceeding in place of Parent Subsidiary or the Company.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Letter (in the section or subsections thereof corresponding to the section or subsection of this Agreement and with respect to any other representation and warranty to the extent that it is reasonably apparent from the face of any such disclosure in the Company Disclosure Letter that such disclosure should qualify such other representation and warranty) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent as follows:

SECTION 5.1.    Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

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The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing which would not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect. A “Company Material Adverse Effect” means any state of facts, circumstance, change, development, effect, condition or occurrence that, when taken together with all other states of fact, circumstances, changes, developments, effects, conditions and occurrences (i) has a material and adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company, or (ii) prevents or materially impedes or delays the performance by the Company of its obligations under this Agreement or the consummation of the Merger or the other transactions expressly contemplated by this Agreement; provided, however, that with respect to clause (i), Company Material Adverse Effect will be deemed not to include any state of facts, circumstance, change, development, effect, condition or occurrence to the extent resulting from: (a) any change in the market price or trading volume of Company’s stock after the date hereof; (b) the announcement of the pendency of the Merger (including cancellations of or delays in customer orders, reductions in sales, disruptions in supplier, distributor, partner or similar relationships or losses of employees, in each case resulting from such announcement); (c) the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement and specifically identified in the Company Disclosure Letter; (d) the payment of out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement; or (e) compliance with the express terms of, or the taking of any action expressly required by, this Agreement. Section 5.1 of the Company Disclosure Letter sets forth each of the jurisdictions in which the Company is incorporated or qualified or otherwise licensed as a foreign corporation to do business. The Company is not currently in violation of any of the provisions of its articles of incorporation or by-laws. The Company has delivered to Parent accurate and complete copies of the articles of incorporation and by-laws, as currently in effect, of the Company, and has made available to Parent accurate and complete copies of its minute books.

SECTION 5.2.    No Subsidiaries.  The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any person.

SECTION 5.3.    Capitalization; Options.  The authorized capital stock of the Company consists of 60,000,000 Company Shares, and 5,000,000 shares of preferred stock, without par value. As of August 18, 2005, 46,444,693 Company Shares are issued and outstanding and no shares of preferred stock are issued and outstanding. All of such issued and outstanding Company Shares are validly issued, fully paid and nonassessable and were issued free of preemptive rights. Section 5.3 of the Company Disclosure Letter sets forth as of the date of this Agreement all outstanding options, warrants or other rights, whether or not exercisable, to acquire any shares of Company capital stock or any other equitable interest in the Company, the holders thereof, the exercise or conversion prices thereof, the expiration or termination dates, if any, thereof, and, in the case of outstanding options, identifies the Company stock plan or other Company benefit plan under which such options were granted. The Company is not a party to any agreement or understanding, oral or written, which (a) grants a right of first refusal or other such similar right upon the sale of Company Shares or (b) restricts or affects the voting rights of Company Shares. There is no liability for dividends declared or accumulated but unpaid with respect to any Company Shares or Company preferred stock.

SECTION 5.4.    Authority Relative to This Agreement.  The Company has corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions expressly contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions expressly contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or other transactions expressly contemplated hereby (other than as contemplated by this Agreement and the approval of the principal terms of the Merger by the affirmative vote of a majority of the outstanding Company Shares entitled to vote pursuant to the CGCL (the

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“Requisite Company Vote”)). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable or fiduciary principles.

SECTION 5.5.    No Violations, etc.

(a)    Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 5.5(b) hereof, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger or other transactions expressly contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws, (y) any note, bond, mortgage, indenture or deed of trust to which it is a party or to which it or any of its properties or assets may be subject, or (z) any license, Contract or other instrument or obligation to which the Company is a party or to which it or any of its properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except, in the case of clause (i)(z) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state, local or foreign regulatory authority or agency) is required by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby, except (i) the filing of the Certificate of Merger, (ii) the approval of the Company’s shareholders pursuant to the CGCL, (iii) filings with the Securities and Exchange Commission (the “SEC”) and (iv) the government filings and third party consents identified in Section 5.5(b) of the Company Disclosure Letter.

SECTION 5.6.    Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion (the “Company Fairness Opinion”) of D.F. Hadley & Co., Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Shares.]

SECTION 5.7.    Board Recommendation.  The Board of Directors of the Company has, by unanimous vote at a meeting of such board duly held on August 21, 2005, approved and adopted this Agreement and the Merger, determined that the Merger is fair to the shareholders of the Company and recommended that the shareholders of the Company approve the principal terms of the Merger.

SECTION 5.8.    Finders or Brokers.  None of the Company, the Board of Directors of the Company or any member of the Board of Directors of the Company has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger, and Section 5.8 of the Company Disclosure Letter sets forth the maximum consideration (present and future) agreed to be paid to each such party.

SECTION 5.9.    Commission Filings; Financial Statements

(a)    The Company has filed all required forms, reports and documents with the SEC since December 31, 2002, including, if applicable, in the form filed with the SEC, together with any amendments thereto, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “Company 10-K”),

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(ii) all proxy statements relating to the Company’s meetings of shareholders (whether annual or special) held since December 31, 2004 (the “Company Current Proxies”), (iii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005 (the “Company June 2005 10-Q” and, together with the Company 10-K and the Company Current Proxies, the “Company Current SEC Reports”) and (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 2002 (collectively, the “Company SEC Reports”) with the SEC, all of which complied when filed in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Except to the extent that information contained in any Company SEC Report was revised or superseded by a later filed Company SEC Report, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has provided to Parent copies of all correspondence sent to or received from the SEC by the Company since December 31, 2002 (other than routine cover letters).

(b)    The audited financial statements and unaudited quarterly interim financial statements of the Company included or incorporated by reference in the Company SEC Reports were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except as otherwise permitted by the applicable provisions of Regulation S-X under the Securities Act) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company as at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim quarterly financial statements, contain all adjustments that are necessary in order to make the financial statements not misleading).

(c)    The Company has provided to Parent true and complete copies of the unaudited balance sheet of the Company at July 31, 2005 (the “July Balance Sheet”) and the unaudited statements of income and cash flow of the Company for the period from March 31, 2005 through July 31, 2005 (collectively, the “July Financials”). The July Financials fairly present, in all material respects, the financial position of the Company at July 31, 2005 and the results of operations and cash flow of the Company for the period then ended, and have been prepared in accordance with GAAP applied on a consistent basis, except that such financial statements do not include all footnote disclosures that might otherwise be required to be included by GAAP, and are subject to normal non-recurring year-end audit adjustments. The July Balance Sheet reflects all liabilities of the Company, whether absolute, accrued or contingent, as of the date thereof of the type required to be reflected or disclosed on a balance sheet prepared in accordance with GAAP (applied in a manner consistent with the notes of the financial statements included in the Company 10-K), except that the July Balance Sheet does not include any footnote disclosures that might otherwise be required to be included by GAAP.

SECTION 5.10.    Absence of Undisclosed Liabilities.  Except as disclosed in the Company Current SEC Reports, the Company has no liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the Company’s balance sheet included in the Company June 2005 10-Q and any notes thereto, and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2005 that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.11.    Absence of Changes or Events.  Since December 31, 2004:

(a)    there has not been, and there would not reasonably be expected to be, a Company Material Adverse Effect;

(b)    there has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock, options, warrants, or other rights to acquire shares of capital stock, of the Company, or any declaration, setting aside or payment of any dividend or other distribution by the Company in respect of its capital stock;

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(c)    except in the ordinary course of its business consistent with past practice, the Company has not incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation;

(d)    there has not been any change in the financial or the accounting methods, principles or practices of the Company, except as may be required by GAAP;

(e)    except in the ordinary course of business consistent with past practice and for amounts which are not material, there has not been any revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivables;

(f)    there has not been any damage, destruction or loss, whether covered by insurance or not, except for such damages, destruction or loss as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(g)    the Company has not entered into any agreement or transaction with any director, officer or holder of more than 5% of Company Shares or any family member or affiliate of any of the foregoing;

(h)    the Company has not offered any trade or consumer promotion programs except as disclosed in Section 5.11(h) of the Company Disclosure Letter and, except as disclosed in Section 5.11(h) of the Company Disclosure Letter, the Company has not (at any time) offered any trade or consumer promotions extending beyond December 31, 2005; and

(i)    there has not been any agreement by the Company to (i) do any of the things described in the preceding clauses (a) through (h) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article V untrue or incorrect.

SECTION 5.12.    Litigation.  There is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Company, threatened against or relating to the Company before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company or any of its assets was or is a party, except in the case of (i) and (ii), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 5.12 of the Company Disclosure Letter contains a description of each of the matters as of the date of this Agreement described in clauses (i) and (ii) of the preceding sentence (without giving effect to the Company Material Adverse Effect qualifier).

SECTION 5.13.    Contracts.

(a)    Section 5.13(a) of the Company Disclosure Letter contains a list of each contract, agreement, license, note, bond, mortgage, indenture, commitment, lease or other instrument or obligation (“Contracts”) to which the Company is a party or by which the Company or any of its properties or assets are bound as of the date of this Agreement described in the following clauses:

(i)    any lease of personal property providing for annual rentals of $50,000 or more and any lease of real property;

(ii)    any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without penalty on 90 days notice by the Company and that provides for or is reasonably likely to require either (A) annual payments to or from the Company of $50,000 or more, or (B) aggregate payments to or from the Company of $250,000 or more;

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(iii)    any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iv)    any Contract under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset with a fair market value of $25,000 or more is mortgaged, pledged or otherwise subject to a Lien (other than statutory growers’ liens which are incurred in the ordinary course of business, which are not in dispute and for which payment is not more than 30 days past due), or any Contract restricting the incurrence of Indebtedness or restricting the payment of dividends or the transfer of any Property (except, with respect to the transfer of Properties, restrictions contained in the Lease Documents);

(v)    any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K;

(vi)    any Contract that purports to limit in any material respect the right of the Company (A) to engage in any business or line of business (including the scope thereof and any geographic limitations on the Company’s activities), or (B) to compete with any person or operate in any location;

(vii)    any Contract providing for the sale or exchange of, or option to sell or exchange, any Property;

(viii)    any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clauses (ii) and (vii) of this Section 5.13(a)) or capital stock or other equity interests of another person for aggregate consideration in excess of $100,000;

(ix)    any advertising or other promotional Contract providing for payment by the Company of $25,000 or more;

(x)    any Contract pursuant to which the Company obtains or grants any rights under (including payment rights), or which by their terms restrict the right to use or practice, any Intellectual Property;

(xi)    any Contract that contains (i) either (A) any exclusivity obligation to purchase supplies/services from a single source or (B) any minimum purchase threshold guarantee or requirement in excess of $50,000 and (ii) a term in excess of one year and which cannot be terminated without cause or penalty within 90 days;

(xii)    any Contract where payments by the Company are based on units sold, sales, profits or any other item of income;

(xiii)    any Contract with any past or present officer, director or employee or, to the best knowledge of the Company, any entity affiliated with any past or present officer, director or employee other than those included as exhibits in the Company SEC Reports and other than the agreements executed by employees generally, the forms of which have been delivered to Parent. Notwithstanding the foregoing, Section 5.13(a)(xiii) of the Company Disclosure Letter identifies (a) any such agreement containing an agreement with respect to any change of control, severance or termination benefit or any obligation on the part of the Company that could be triggered by the Merger and (b) the amount payable under any such agreements as a result of this Agreement and the transactions expressly contemplated hereby; or

(xiv)    any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 5.13(a)) which by its terms calls for payments by the Company in excess of $50,000 (the Contracts described in clauses (i) through (xiii) and those required to be identified in Section 5.13 of the Company Disclosure Letter, in each case together with all exhibits and schedules thereto being, the “Material Contracts”).

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(b)    (i) The Company is not and, to the best knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) the Company has not received any claim of default under any such agreement and (iii) to the best knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both), except in the case of (i), (ii) or (iii), for such breaches, violations or defaults as do not constitute a material breach, violation or default under any such agreement. Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect, as against the Company, and, to the best knowledge of the Company, as against the other party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors’ rights generally or by general equitable or fiduciary principles. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments, waivers or modifications thereto.

SECTION 5.14.    Real Property.

(a)    The Company does not own any real property.

(b)    Section 5.14(b) of the Company Disclosure Letter lists each parcel of real property currently leased or subleased by the Company (such real property, together with all plants, buildings, and improvements thereon and all rights, title, privileges and appurtenances pertaining thereto, collectively, the “Properties” or individually, a “Property”), the date of the lease and each material amendment thereto (collectively, the “Lease Documents”). The Company owns a valid leasehold interest in the Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been made available to Parent. Each of the Lease Documents is valid, binding and in full force and effect as against the Company and, to the best knowledge of the Company, as against the other party thereto, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditor’s rights generally or by general equitable or fiduciary principles.

(c)    The Company has not and, to the best knowledge of the Company, the other parties thereto have not, defaulted under the Lease Documents, and there are no facts that would now or with the giving of notice or the passage of time or both be a default under any term, covenant or condition of the Lease Documents which default is, individually or in the aggregate, reasonably expected to have a material adverse effect on the value or use by the Company of any Property.

SECTION 5.15.    Tangible Assets.  The Company owns, and has good title to, or leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted, in each case free and clear of all Liens. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

SECTION 5.16.    Labor Matters.   The Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Company is not engaged in any unfair labor practice which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no labor strike, material slowdown or material stoppage pending (or, to the best knowledge of the Company, any labor strike or stoppage threatened) against or affecting the Company. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company who are not currently organized. No employee of the Company is represented by a labor union or similar organization and, to the best knowledge of the Company, there exist no ongoing discussions between the employees of the Company and any labor union or similar organization relating to the representation of such employees by such labor union or similar organization.

SECTION 5.17.    Compliance with Law.  The Company has been and is in material compliance with all statutes, laws, ordinances, regulations, rules and orders of any foreign, federal, state or local government

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or any other governmental department or agency (including, without limitation, any required by the Food and Drug Administration (the “FDA”), the Nutrition Labeling and Education Act of 1990, the Public Health Security and Bioterrorism Preparedness and Responsiveness Act of 2002, the Dietary Supplement Health and Education Act of 1994 and the Sarbanes-Oxley Act of 2002, including all rules and regulations of the SEC promulgated pursuant thereto), or any judgment, decree or order of any court, applicable to its business or operations, except where any such violations or failures to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 5.18.    Permits, Licenses and Franchises.  Section 5.18 of the Company Disclosure Letter sets forth as of the date of this Agreement all of the Company’s permits, licenses and franchises which are all permits, licenses and franchises from governmental agencies required to conduct its business as now being conducted. The Company has been and is in material compliance with all such permits, licenses and franchises and all such permits, licenses and franchises are in full force and effect.

SECTION 5.19.    Intellectual Property.  Section 5.19 of the Company Disclosure Letter sets forth as of the date of this Agreement a complete and accurate list of all of the trademarks (whether or not registered), and trademark registrations and applications therefor, used by the Company. Except for such defects as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has or owns, directly or indirectly, all right, title and interest in and to the trademarks (whether or not registered) and trademark registrations and applications, service marks, service mark registrations and applications, trade dress and trade and product names and all goodwill in all of the foregoing, patents and patent applications, registered copyrights, copyright applications, and all rights of copyright in tangible original works, product formulations, trade secrets, know how, inventions, and other proprietary information throughout the world for the full term thereof, including all renewals (collectively, the “Intellectual Property”) used by the Company. Except for such defects as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company has or owns, directly or indirectly, all right, title and interest in and to such Intellectual Property or has the perpetual right to use such Intellectual Property without consideration; (ii) none of the rights of the Company in or use of such Intellectual Property has been or is currently being or, to the best knowledge of the Company, is threatened to be infringed or challenged; (iii) all of the patents, trademark registrations, service mark registrations, trade name registrations and copyright registrations included in such Intellectual Property have been duly issued and have not been canceled, abandoned or otherwise terminated; (iv) all of the patent applications, trademark applications, service mark applications, trade name applications and copyright applications included in such Intellectual Property have been duly filed; and (v) the Company owns or has adequate licenses or other rights to use all Intellectual Property, know-how and technical information required for its operation.

SECTION 5.20.    Taxes.  (i) The Company has prepared and timely filed or will timely file with the appropriate governmental agencies all material Tax Returns required to be filed through the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company, and each such Tax Return is complete and accurate in all material respects; (ii) the Company has timely paid or will timely pay all material Taxes due and payable by it through the Effective Time and has made or will make adequate accruals in accordance with GAAP for any Taxes attributable to any taxable period or portion thereof of the Company ending on or prior to the Effective Time that are not yet due and payable; (iii) all material claims, asserted deficiencies or assessments resulting from examinations of any Tax Returns filed by the Company have been paid in full or finally settled and no issue previously raised by any taxing authority reasonably could be expected to result in a proposed deficiency or assessment for any prior, parallel or subsequent period (including periods subsequent to the Effective Date); (iv) no audit or examination of the Company is ongoing, pending or, to the best knowledge of the Company, threatened by any taxing authority; (v) no extension of the period for assessment or collection of any Tax of the Company is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed; (vi) no liens have been filed with respect to any Taxes of the Company other than in respect of property taxes that are not yet due and payable; (vii) the Company has not made, and is not and will not be required to make, any adjustment (including

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with respect to any period after the Merger) by reason of a change in its accounting methods for any period (or portion thereof) ending on or before the Effective Time; (viii) the Company has made timely payments of all material Taxes required to be deducted and withheld from the wages paid to its employees and from all other amounts paid to independent contractors creditors, stockholders or other third parties; (ix) the Company is not a party to any tax sharing, tax matters, tax indemnification or similar agreement; (x) the Company does not own any interest in any “controlled foreign corporation” (within the meaning of Section 957 of the Code), “passive foreign investment company” (within the meaning of Section 1296 of the Code) or other entity the income of which may be required to be included in the income of the Company whether or not distributed; (xi) the Company has not made an election under Section 341(f) of the Code; (xii) no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction; (xiii) the Company has no liability for the Taxes of any person under United States Treasury Regulation (“Treas. Reg.”) § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; (xiv) the Company has never had any “undistributed personal holding company income” (as defined in Section 545 of the Code); (xv) none of the assets of the Company (a) is “tax-exempt use property” (as defined in Section 168(h)(1) of the Code), (b) may be treated as owned by any other person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect immediately prior to the enactment of the Tax Reform Act of 1986), (c) is property used predominantly outside the United States within the meaning of proposed Treas. Reg. Section 1168-2(g) (5) or (d) is “tax exempt” and financed property within the meaning of Section 168(g)(5) of the Code; (xvi) the Company has not requested a ruling from, or entered into a closing agreement with, the IRS or any other taxing authority; (xvii) the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662; (xviii) the Company has not entered into any transfer pricing agreements with any taxing authority; (xix) the Company is not a party to any “reportable transaction” within the meaning of Treas. Reg. Section 1.6011-4 other than solely as a result of a book tax difference; and (xx) the Company has previously delivered to Parent true and complete copies of (a) all federal, state, local and foreign income or franchise Tax Returns filed by the Company for the last three taxable years ending prior to the date hereof (except for those Tax Returns that have not yet been filed) and (b) any audit reports issued within the last three years by the IRS or any other taxing authority.

For all purposes of this Agreement, “Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treas. Reg. § 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii).

For all purposes of this Agreement, “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

SECTION 5.21.    Employee Benefit Plans; ERISA.

(a)    Section 5.21 of the Company Disclosure Letter contains as of the date of this Agreement a correct and complete list identifying each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each other bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, vacation, severance, termination, disability, death benefit, employment, consulting, independent contractor, director, retention, hospitalization, fringe benefit, sick leave, salary continuation, medical, dental, vision, or other employee benefit plan, program or arrangement which is maintained or contributed to or required to be contributed to

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by the Company or any Company ERISA Affiliate or as to which the Company or any Company ERISA Affiliate has any direct or indirect, actual or contingent liability (“Benefit Plans”). The Company has delivered or made available to Parent true and complete copies of (i) each Benefit Plan (including all amendments since the last restatement), (ii) the annual report (Form 5500-series) filed with respect to each Benefit Plan (if such report was required) for each of the three most recent plan years for which such reports were filed, (iii) the most recent summary plan description (and any summary of material modifications since the most recent summary plan description), if any, for each Benefit Plan, (iv) the most recent determination letter (or, if such plan is a prototype or volume submitter plan document that has been pre-approved by the Internal Revenue Service, an opinion letter) issued to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and (v) each trust agreement or insurance contract with respect to each Benefit Plan.

(b)    No Benefit Plans are subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any person which is (or at the relevant time was) a member of a “controlled group of corporations” with, “under common control” with, or a member of an “affiliated service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code (“Company ERISA Affiliate”) has ever maintained or contributed to or been required to contribute to, or had any direct or indirect, actual or contingent liability with respect to any plan subject to Title IV of ERISA.

(c)    (i) The Company and all Benefit Plans are in material compliance with the applicable provisions of ERISA and the Code; (ii) each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law; (iii) with respect to each Benefit Plan, all contributions to, and payments from, such Benefit Plan that are required to have been made under the terms of the Benefit Plan or applicable Law have been timely made, and no such plan has incurred an accumulated funding deficiency, whether or not waived; (iv) with respect to all Benefit Plans, there are no investigations by governmental entities or claims pending or, to the best knowledge of the Company, threatened (other than routine claims for benefits); (v) there have been no prohibited transactions under the Code or ERISA with respect to any Benefit Plans; (vi) with respect to all Benefit Plans that are welfare plans (as defined in ERISA Section 3(1)), all such plans have complied with the COBRA continuation coverage requirements of Code Section 4980B (to the extent applicable); (vii) there are no lawsuits, actions or proceedings pending or, to the best knowledge of the Company, threatened, against or involving any Benefit Plan, and (viii) with respect to each Benefit Plan, all reports, returns and similar documents required to be filed with any governmental entity or distributed to any Benefit Plan participant, beneficiary or alternate payee have been duly and timely filed or distributed.

(d)    Each Benefit Plan intended to qualify under Section 401 of the Code, is so qualified.

(e)    The Company has no liability with respect to any plans providing benefits on a voluntary basis with respect to employees employed outside the U.S.

(f)    No Benefit Plan provides for medical, life insurance or other welfare benefits following retirement or other termination of employment (other than COBRA coverage and any similar coverage mandated by state law).

(g)    The consummation of the transactions contemplated by this Agreement will not: (i) entitle any individual to severance pay, (ii) increase or accelerate compensation due to any individual or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

SECTION 5.22.    Environmental Matters.

(a)    The Company has obtained all material Environmental Permits required in connection with its business and operations and has no knowledge that any of them will be revoked prior to their expiration,

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modified or will not be renewed, and has made all material registrations and given all material notifications that are required under Environmental Laws.

(b)    There is no Environmental Claim pending, or, to the best knowledge of the Company, threatened against the Company under Environmental Laws.

(c)    The Company is in material compliance with and has no liability under, Environmental Laws, including, without limitation, all of its Environmental Permits.

(d)    The Company has not assumed, by contract or otherwise, any liabilities or obligations arising under Environmental Laws.

(e)    There are no past or present actions, activities, conditions, occurrences or events, including, without limitation, the Release or threatened Release of Hazardous Materials, which could reasonably be expected to prevent material compliance by the Company with Environmental Laws, or to result in any material liability of the Company under Environmental Laws.

(f)    No Lien has been recorded under Environmental Laws with respect to any property, facility or other asset currently owned or leased by the Company arising from operations of or on behalf of the Company.

(g)    The Company has not received any notification that Hazardous Materials that it or any of its predecessors in interest used, generated, stored, treated, handled, transported or disposed of have been found at any site at which any person is conducting, plans or is obligated to conduct any investigation, remediation, removal, response or other action pursuant to Environmental Laws.

(h)    There is no friable asbestos or asbestos containing material in, on or at any property, facility or equipment currently owned, operated or leased by the Company.

(i)    No property now or previously owned, operated or leased by the Company or any of its predecessors in interest, is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) or (ii) listed on the Comprehensive Environmental Response, Compensation, and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list relating to the Release of Hazardous Materials established under Environmental Laws arising from operations of or on behalf of the Company.

(j)    No underground or above ground storage tank or related piping, or any surface impoundment, lagoon, landfill or other disposal area containing Hazardous Materials arising from operations of or on behalf of the Company is located at, under or on any property currently owned, operated or leased by the Company or, to the best knowledge of the Company, any of its predecessors in interest, nor has any of them been removed from or decommissioned or abandoned at any such property.

(k)    The Company has made available for inspection to Parent copies of any investigations, studies, reports, assessments, evaluations and audits in its possession, custody or control of Hazardous Materials at, in, beneath, emanating from or adjacent to any properties or facilities now or formerly owned, leased, operated or used by it or any of its predecessors in interest, or of compliance by any of them with, or liability of any of them under, Environmental Laws.

SECTION 5.23.    Bank Accounts; Indebtedness.

(a)    Section 5.23(a) of the Company Disclosure Letter contains a complete and accurate list of the name of each bank in which the Company has an account or safe deposit box, the account number thereof and the

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names of all persons authorized to draw thereon or to have access thereto.

(b)    Section 5.23(b) of the Company Disclosure Letter contains a complete and accurate list of all indebtedness for borrowed money of the Company showing the aggregate amount by way of principal and interest which was outstanding as of a date not more than seven days prior to the date of this Agreement and, by the terms of agreements governing such indebtedness, is expected to be outstanding on the Closing Date.

(c)    Section 5.23(c) of the Company Disclosure Letter contains a complete and accurate list of all outstanding Indebtedness by the Company that will become due, go into default or give the lenders or other holders of debt instruments the right to require the Company to repay all or a portion of such loans or borrowings, in each case as a result of this Agreement, the Merger or the other transactions expressly contemplated hereby.

SECTION 5.24.    Customers and Suppliers.  Since December 31, 2004, there has been no termination, cancellation or material curtailment of the business relationship of the Company with any material customer or supplier or group of affiliated customers or suppliers of the Company nor, to the best knowledge of the Company, any notice of intent or threat to so terminate, cancel or materially curtail any such business relationship.

SECTION 5.25.    Accounts Receivable.  All accounts receivable of the Company reflect bona fide transactions and have been reduced by sufficient reserves, in accordance with GAAP, for bad debts, returns, allowances, cash discounts and customer promotional allowances reflected in the Company’s financial statements.

SECTION 5.26.    Inventory.  (a) All inventory of the Company is valued on the Company’s books and records at the lower of cost or market; (b) obsolete items, items whose date code has expired and items of below standard quality have been written off or written down to their net realizable value on the books and records of the Company; and (c) the Company has fully written off on its books and records (i) all inventory of the Company of any type of product or ingredient for which the Company has not had any sales for the past six months, (ii) all inventory of the Company which the Company, in its ordinary course of business consistent with past practice, would not sell due to the proximity of the expiration of the item’s or product’s useful life and (iii) all inventory of organic products of the Company that does not conform to the National Organic Program standards. All such inventory of the Company consisting of raw materials or packaging is usable in the ordinary course of business consistent with past practice, and all such inventory consisting of finished goods of the Company is, and all such inventory consisting of work in process of the Company will upon completion be, of merchantable quality, meeting all contractual, FDA, USDA and Nutrition Labeling and Education Act of 1990 requirements, and is, or in the case of work in process, will be, saleable in the ordinary course of business consistent with past practice.

SECTION 5.27.    Product Warranty.  (a) The Company has not made any express warranties to third parties with respect to any products created, manufactured, sold, distributed or licensed, or any services rendered, by the Company except as contained in the Material Contracts; (b) to the best knowledge of the Company there are no warranties (express or implied) outstanding with respect to any such product or products or services other than any such implied by law or the Company’s customer purchase order or contract forms, or the Company’s order information forms or as contained in the Material Contracts; (c) there are no material design, manufacturing or other defects, latent or otherwise, with respect to any such products; and (d) such products are nontoxic. The Company has not modified or expanded its warranty obligation to any customer except as contained in the Material Contracts. No products have been sold or distributed by the Company under an understanding that such products would be returnable other than in accordance with the Company’s written standard returns policy.

SECTION 5.28.    Product Recalls.  Since December 31, 2003, there have not been any recalls, whether voluntary, required by any governmental authority or agency or otherwise, of products manufactured, distributed or sold by the Company.

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SECTION 5.29.    Insurance.  Section 5.29 of the Company Disclosure Letter sets forth as of the date of this Agreement in detail a listing of the type of insurance coverage, deductibles, coverages and other material terms of the insurance carried by the Company, which are in such amounts and covering such risks as is reasonable and customary for businesses of the type conducted by the Company.

SECTION 5.30.    Reorganization.  Neither the Company nor, to the best knowledge of the Company, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor, to the best knowledge of the Company, any of its affiliates is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Letter (in the section or subsections thereof corresponding to the section or subsection of this Agreement and with respect to any other representation and warranty to the extent that it is reasonably apparent from the face of any such disclosure in the Parent Disclosure Letter that such disclosure should qualify such other representation and warranty) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent represents and warrants to the Company that:

SECTION 6.1.    Organization and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, reasonably be expected to have or result in a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means any state of facts, circumstance, change, development, effect, condition or occurrence that, when taken together with all other states of fact, circumstances, changes, developments, effects, conditions and occurrences (i) has a material and adverse effect on the financial condition, business, assets, liabilities or results of operations of the Parent, or (ii) prevents or materially impedes or delays the performance by the Parent of its obligations under this Agreement or the consummation of the Merger or the other transactions expressly contemplated by this Agreement; provided, however, that with respect to clause (i), Parent Material Adverse Effect will be deemed not to include any state of facts, circumstance, change, development, effect, condition or occurrence to the extent resulting from: (a) any change in the market price or trading volume of Parent’s stock after the date hereof; (b) the announcement of the pendency of the Merger (including cancellations of or delays in customer orders, reductions in sales, disruptions in supplier, distributor, partner or similar relationships or losses of employees, in each case resulting from such announcement); or (c) compliance with the express terms of, or the taking of any action expressly required by, this Agreement. Parent is not in violation of any of the provisions of its certificate of incorporation or by-laws. Parent has delivered to the Company accurate and complete copies of its certificate of incorporation and by-laws, as currently in effect.

SECTION 6.2.    Capitalization.  The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share. As of August 17, 2005, 37,286,132 shares of Parent Common Stock are issued and outstanding, 100,000 shares are issued and held as treasury shares and no shares of preferred stock were issued and outstanding. All of such issued and outstanding shares are, and any shares of Parent Common Stock to be issued in connection with this Agreement, the Merger and the transactions contemplated hereby will be, validly issued, fully paid and nonassessable and free of preemptive rights. Other than the transactions contemplated by this Agreement, neither Parent nor any of

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its subsidiaries is a party to any agreement or understanding, oral or written, which (a) grants a right of first refusal or other such similar right upon the sale of Parent Common Stock, or (b) restricts or affects the voting rights of Parent Common Stock. There is no liability for dividends declared or accumulated but unpaid with respect to any Parent Common Stock.

SECTION 6.3.    Authority Relative to This Agreement.  Parent has corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby (other than as contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable or fiduciary principles.

SECTION 6.4.    No Violations, etc.

(a)    Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 6.4(b) hereof, neither the execution and delivery of this Agreement by Parent nor the consummation of the Merger or other transactions contemplated hereby nor compliance by Parent with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective certificate or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation, to which Parent or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i)(y) and (i)(z) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)    No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required by Parent, Parent Subsidiary or any of Parent’s other subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Parent of the Merger or other transactions contemplated hereby, except (i) the filing of the Certificate of Merger, (ii) filings with The Nasdaq Stock Market, Inc. and (iii) filings with the SEC and state securities administrators.

(c)    As of the date hereof, Parent and its subsidiaries are not in violation of or default under (x) their respective certificates or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which Parent or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (y) and (z) above, for such violations or defaults which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 6.5.    Commission Filings; Financial Statements.  Parent has filed all required forms, reports and documents with the SEC since June 30, 2002, including, in the form filed with the SEC together with

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any amendments thereto, (i) its Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (the “Parent 10-K”), (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held since June 30, 2004 (the “Parent Current Proxies”), (iii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2004, December 31, 2004 and March 31, 2005 (the “Parent Current 10-Qs” and, together with the Parent 10-K and the Parent Current Proxies, the “Parent Current SEC Reports”) and (iv) all other reports or registration statements filed by Parent with the SEC since June 30, 2002 (collectively, the “Parent SEC Reports”), all of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its subsidiaries included or incorporated by reference in such Parent SEC Reports were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly). Except to the extent that information contained in any Parent SEC Report was revised or superseded by a later filed Parent SEC Report, none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 6.6.    Reorganization.  None of Parent, Parent Subsidiary or any affiliate of Parent has taken, agreed to take, or will take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. None of Parent, Parent Subsidiary or any affiliate of Parent is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 6.7.    Absence of Parent Material Adverse Effect.  Since June 30, 2004, there has not been, and there would not reasonably be expected to be, a Parent Material Adverse Effect.

ARTICLE VII.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 7.1.    Conduct of Business of the Company Pending the Merger.  Except as expressly contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to keep intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would impair the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(a)    amend its articles of incorporation or by-laws;

(b)    authorize for issuance, issue, sell, deliver, grant any warrants, options or other rights for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock (except for the exercise of currently outstanding stock options);

(c)    split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

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(d)    (i) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in the ordinary course of business consistent with past practices; (iii) make any loans or advances (except in the ordinary course of business consistent with past practice) to, capital contributions to, or investments in, any other person; or (iv) pledge or otherwise encumber shares of capital stock of the Company;

(e)    (i) increase in any manner the compensation of (x) except under the terms of any agreement in existence on the date hereof, any of its directors or officers or (y) any other employee except in the ordinary course of business consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements or to extend employee benefits upon termination in the ordinary course of business consistent with past practice; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, (x) except under the terms of any agreement or policy in existence on the date hereof, any of its directors or officers or (y) any other employee except in the ordinary course of business consistent with past practice; or (iv) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

(f)    enter into any agreement or transaction with any director, officer or holder of more than 5% of Company Shares or any family member or affiliate of any of the foregoing;

(g)    except as set forth in Section 7.1(g) of the Company Disclosure Letter, enter into any other agreements, commitments or contracts in excess of $50,000 in the aggregate, except agreements, commitments or contracts in the ordinary course of business consistent with past practice and agreements, commitments or contracts for third party services in connection with the Merger;

(h)    authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets (other than in the ordinary course of business consistent with past practice) or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets (other than in the ordinary course of business consistent with past practice) or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

(i)    authorize any new capital expenditure or expenditures in excess of $50,000 in the aggregate, other than expenditures that were (a) included in the Company’s capital expenditure budget for the current fiscal year, which is set forth in Section 7.1(i) of the Company Disclosure Letter or (b) incurred as a result of the transactions contemplated by this Agreement;

(j)    make any change in the accounting methods or accounting practices followed by the Company, except changes required by Law or by GAAP;

(k)    settle or compromise any material federal, state, local or foreign Tax liability, make any new material Tax election, revoke or modify any existing Tax election, or request or consent to a change in any method of Tax accounting;

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(l)    take, cause or permit to be taken any action, whether before or after the Effective Date, that could reasonably be expected to prevent the Merger from constituting a “reorganization” within the meaning of Section 368(a) of the Code;

(m)    create or acquire any subsidiary;

(n)    knowingly do any act or omit to do any act that would result in a breach of any representation by the Company set forth in this Agreement;

(o)    make any increase in the Company’s trade or consumer promotions from those reflected in the Company Budget, or consumer promotions extending beyond December 31, 2005 without Parent’s written approval; or

(p)    agree to do any of the foregoing.

SECTION 7.2.    Conduct of Business of Parent Pending the Merger.  Except as contemplated by this Agreement or as expressly agreed to in writing by the Company or as previously publicly disclosed, during the period from the date of this Agreement to the Effective Time, each of Parent and its subsidiaries will use all commercially reasonable efforts to keep substantially intact its business, properties and business relationships and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

ARTICLE VIII.

COVENANTS AND AGREEMENTS

SECTION 8.1.    Preparation of the Registration Statement; Shareholder Meeting.

(a)    As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC a registration statement in connection with the issuance of shares of Parent Common Stock in the Merger (the “Registration Statement”) including a proxy statement/prospectus, in definitive form, relating to the Company Shareholder Meeting, the related proxy and notice of meeting, and soliciting material used in connection therewith (referred to herein collectively as the “Proxy Statement”). Each of the Company and Parent shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger (the “Company Board Recommendation”), except to the extent the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 8.5. The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective.

(b)    The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder. Parent shall also take any commercially reasonable action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent without providing the Company and its counsel the opportunity to review and comment thereon. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent and its counsel the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent

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Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Registration Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

(c)    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Parent for inclusion or incorporation by reference in the Proxy Statement will, at the dates mailed to shareholders and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each party will promptly inform the other party of the occurrence of any event prior to the Effective Time which would render such information so provided incorrect in any material respect or require the amendment of the Proxy Statement or the Registration Statement. The Proxy Statement (except for information relating solely to Parent and Parent Subsidiary) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

(d)    The Company shall duly call, give notice of, and, as soon as practicable following the effectiveness of the Registration Statement, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”) for the purpose of obtaining the Requisite Company Vote and shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement and the Merger, and shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of approval and adoption of this Agreement and the Merger; provided, however, that such recommendation is subject to Section 8.5 hereof.

SECTION 8.2.    SEC Reports.  Until the Closing Date, the Company will timely file with the SEC all required forms, reports and documents required by applicable Law, rule or regulation to be filed therewith, all of which will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act and which will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 8.3.    Additional Agreements; Cooperation.

(a)    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of Parent Subsidiary or the Company and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts that are specified in Section 5.5(a) or 5.5(b) of the Company Disclosure Letter, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign Law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement

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or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, including, but not limited to, submissions of information requested by governmental authorities, (vi) provide all necessary information for the Registration Statement and (vii) to fulfill all conditions to this Agreement.

(b)    Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority.

(c)    Within 20 business days of the end of each calendar month, the Company will provide to Parent true and complete copies of an unaudited balance sheet and statement of income for the Company for the previous month (collectively, the “Monthly Financials”). The Monthly Financials will fairly present, in all material respects, the financial position of the Company at, as of and for the periods therein indicated, and will be prepared in accordance with GAAP applied on a consistent basis, except that such financial statements will not include any footnote disclosures that might otherwise be required to be included by GAAP, and are subject to normal non-recurring year-end audit adjustments.

(d)    The Company will provide to Parent the weekly sales reports generated by the Company.

SECTION 8.4.    Publicity.  The Company and Parent agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation, except as may be required by Law.

SECTION 8.5.    No Solicitation.

(a)    From the date of this Agreement until the Effective Time, except as specifically permitted in 8.5(d), the Company shall not, and shall direct its Representatives not to, directly or indirectly:

(i)    solicit, initiate, facilitate or knowingly encourage any inquiries, offers or proposals relating to a Takeover Proposal;

(ii)    engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company to, any person that has made or has indicated an intention or to make or is considering making a Takeover Proposal;

(iii)    withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent;

(iv)    approve, endorse or recommend any Takeover Proposal; or

(v)    enter into any agreement in principle, arrangement, understanding or Contract relating to a Takeover Proposal.

(b)    The Company shall, and shall direct its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any person that has made or indicated an intention to make a Takeover Proposal. The Company shall promptly request that each person who has executed a confidentiality agreement with the Company in connection with that person’s consideration of a Takeover Proposal return or destroy all non-public information furnished to that person by or on behalf of the Company. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 8.5.

(c)    The Company shall notify Parent promptly upon receipt of (i) any Takeover Proposal or indication by any person that it is considering making any Takeover Proposal or (ii) any request for non-public

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information relating to the Company other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Takeover Proposal. The Company shall provide Parent promptly with the identity of such person and a copy of such Takeover Proposal, indication or request (or, where no such copy is available, a written description of such Takeover Proposal). The Company shall keep Parent reasonably informed on a prompt basis of the status of any such Takeover Proposal, indication or request, and any related communications to or by the Company or its Representatives.

(d)    Subject to the Company’s compliance with the provisions of this Section 8.5 and based on written advise of its outside counsel, and only until the Requisite Company Vote is obtained, the Company and its Board of Directors shall be permitted to:

(i)    engage in discussions with a person who has made a written Takeover Proposal not solicited in violation of this Section 8.5 solely to clarify the terms of such Takeover Proposal, or engage in discussions or negotiations with a person who has made a written Takeover Proposal not solicited in violation of this Section 8.5 if the Board of Directors of the Company determines that such Takeover Proposal is reasonably likely to result in a Superior Proposal;

(ii)    furnish or disclose any non-public information relating to the Company to a person who has made a written Takeover Proposal not solicited in violation of this Section 8.5 if the Board of Directors of the Company determines that such Takeover Proposal is reasonably likely to result in a Superior Proposal, but only so long as the Company (A) has caused such person to enter into a confidentiality agreement with the Company on terms and conditions substantially the same as those contained in the Confidentiality Agreement entered into with Parent (the “Confidentiality Agreement”) and (B) concurrently discloses the same such non-public information to Parent if not previously disclosed;

(iii)    withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent, if the Board of Directors of the Company has determined, based on the advice of outside legal counsel, that such action is necessary to comply with its fiduciary obligations to the shareholders of the Company under applicable Laws; or

(iv)    subject to compliance with Section 10.4(a), enter into an agreement providing for the implementation of a Superior Proposal.

(e)    Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted to (i) disclose to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act and (ii) make such other public disclosure that it determines, based on the advice of outside legal counsel, is required under applicable Law.

(f)    “Superior Proposal” means a Takeover Proposal (i) which the Board of Directors of the Company determines is on terms and conditions materially more favorable from a financial point of view to the shareholders of the Company than those contemplated by this Agreement (based on advice received from financial advisors), (ii) the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay, and (iii) for which financing, to the extent required, is then committed or, in the judgment of the Board of Directors of the Company, is reasonably likely to be available.

(g)    “Takeover Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company representing 20% or more of the assets of the Company, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) – (iv), in each case other than the transactions contemplated by this Agreement.

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SECTION 8.6.    Access to Information.

(a)    From the date of this Agreement until the Effective Time, the Company, after reasonable notice, will give Parent and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) reasonable access during normal business hours to all owned and leased properties, facilities, co-packaging facilities (to the extent the Company has or can arrange such access), personnel and operations and to all of its books and records, will permit Parent to make such inspections, investigations and assessments as it may reasonably require and will cause its officers, employees and agents after reasonable notice, to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request, including, without limitation, any documents or information required by the lenders under Parent’s credit facility. Notwithstanding the foregoing, nothing in this Section 8.6 shall require the Company to provide access or information if withholding such disclosure is reasonably determined by the Company’s Board of Directors to be required by fiduciary duties.

(b)    All documents and information furnished pursuant to this agreement shall be subject to the terms and conditions set forth in the Confidentiality Agreement. This provision shall survive any termination of this Agreement.

SECTION 8.7.    Notification of Certain Matters.  Prior to the Effective Time, the Company or Parent, as the case may be, shall promptly notify the other of (i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and (y) below, or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

SECTION 8.8.    Indemnification and Insurance.  For a period of six (6) years after the Effective Time:

(a)    Parent and the Surviving Company shall maintain in effect, and Parent shall cause the Surviving Company to comply with and shall comply with, the provisions regarding indemnification of officers and directors contained in the articles of incorporation and by-laws of the Company and any directors, officers or employees indemnification agreements of the Company as in effect on the date hereof and listed in Section 8.8 of the Company Disclosure Letter;

(b)    Parent and the Surviving Company shall maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect) with respect to claims arising from facts or events which occurred on or before the Effective Time; provided that in satisfying its obligation under this Section 8.8(b), the Surviving Company and Parent shall not be obligated to pay premiums in excess of 200% of the amount per annum that the Company has paid in its last full fiscal year, which amount the Company has disclosed to Parent, prior to the date hereof (the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Company and Parent shall be obligated to obtain a policy with the greatest coverage available for the costs not exceeding such Maximum Annual Premium; and

(c)    Parent and the Surviving Company shall indemnify the directors and officers of the Company to the fullest extent to which Parent or the Surviving Company is permitted to indemnify such officers and directors under its certificate of formation and operating agreement and the CLLCA.

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SECTION 8.9.    Fees and Expenses.

(a)    Subject to Section 10.1, whether or not the Merger is consummated, the Company, the Company’s shareholders and Parent shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

(b)    If the Merger is consummated, Parent shall assume the Company’s expenses incurred in connection with the Merger; provided that to the extent that such expenses for third party services and fees to outside directors, in each case incurred after March 31, 2005, and payments to be made by Parent under the Non-Competition Agreement between Parent and Neil Blomquist dated as of the date hereof (collectively, the “Company Expenses”) exceed $725,000 in the aggregate, such excess (the “Excess Company Expenses”) shall result in a dollar-for-dollar reduction in the aggregate Cash Consideration, as provided in Section 3.1 hereof. The Company shall provide Parent with a reasonably detailed, good-faith estimate of the Company Expenses, including related invoices, at least two business days prior to the Closing Date.

SECTION 8.10.    Affiliate Letters.  The Company shall use commercially reasonable efforts to cause each person who is, at the time this Agreement is submitted for adoption by the shareholders of the Company, an “affiliate” of the Company for purposes of Rule 145 under the Securities Act, to deliver to Parent as of the Closing Date, a written agreement substantially in the form attached as Exhibit A hereto.

SECTION 8.11.    Nasdaq Listing.  Parent shall cause the Stock Consideration to be approved for listing on the National Market System of The Nasdaq Stock Market, Inc., subject to official notice of issuance, prior to the Closing Date.

SECTION 8.12.    Shareholder Litigation.  Each of the Company and Parent shall give the other the reasonable opportunity to participate in the defense of any shareholder litigation against or in the name of the Company or Parent, as applicable, and/or their respective directors relating to the transactions contemplated by this Agreement.

SECTION 8.13.    Company Employees.

(a)    From and after the Effective Time, Parent and the Surviving Company will honor and assume, in accordance with their terms, all existing written employment agreements between the Company and any officer, director, or employee of the Company disclosed in Section 5.13(a)(xiii) of the Company Disclosure Letter. Parent shall treat employment by the Company prior to the Effective Time the same as employment with Parent for purposes of vesting and eligibility under any employment benefit plan of Parent and its subsidiaries, including the Surviving Company.

(b)    From and after the Effective Time, Parent may pay severance and/or retention to terminated Company employees.

SECTION 8.14.    Tax Treatment.  Unless otherwise required by law (including the good faith resolution of a tax audit), each of Parent and the Company shall treat the Merger as a reorganization under the provisions of Section 368 of the Code on its Tax Returns. At or prior to Closing, each of Parent and the Company shall execute and deliver to Cahill Gordon & Reindel LLP and to Cooley Godward LLP tax representation letters relating to the Merger substantially in the form attached as Exhibit B hereto (the “Tax Representation Letters”). Following delivery of such tax representation letters, each of Parent and the Company shall use reasonable efforts to cause Cahill Gordon & Reindel LLP and Cooley Godward LLP, respectively, to deliver to it a tax opinion that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code, substantially in the form attached as Exhibit C hereto.

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SECTION 8.15.    Assignment of Life Insurance.  On or prior to the Closing Date, the Company shall assign to Mr. Jethren Phillips the Company’s New York Life whole life insurance policy (including any cash surrender value) on Mr. Phillips’ life.

ARTICLE IX.

CONDITIONS TO CLOSING

SECTION 9.1.    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

( a)    Company Shareholder Approval.  The Requisite Company Vote shall have been obtained.

( b)    No Injunctions or Restraints.  No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

( c)    Nasdaq Listing.  The shares of Parent Common Stock issuable to the Company’s shareholders as contemplated by this Agreement shall have been approved for listing on the National Market System of The Nasdaq Stock Market, Inc., subject to official notice of issuance.

SECTION 9.2.    Conditions to Obligations of Parent.  The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

( a)    Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Company Material Adverse Effect qualifications contained therein, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of representations and warranties to be true and correct in all respects would not reasonably be expected to have a Company Material Adverse Effect. In addition, the representations and warranties set forth in Section 5.3 shall be true and correct in all respects as of the Effective Time, as though made on as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have delivered to Parent an officer’s certificate, in form and substance satisfactory to Parent and its counsel, to the effect of the matters stated in this Section 9.2(a) and in Sections 9.2(b) and 9.2(c).

( b)    Performance of Obligations of the Company.  The Company shall have performed in all material respects (or, with respect to the Company’s obligations under Section 8.6 hereof as they relate to access to any and all documents described or referred to in the Company Disclosure Letter, in all respects) all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

( c)    No Company Material Adverse Effect.  Since the date hereof, there shall not have been, and there shall not reasonably be expected to be, any Company Material Adverse Effect that is continuing.

( d)    Dissenters’ Rights.  The holders of not more than 10% of the outstanding Company Shares shall (i) immediately following the Requisite Shareholder Vote, have demanded and maintained the right to require, or have the continuing right to require, purchase of their Company Shares for cash in accordance with Chapter 13 of the CGCL or (ii) 30 days following the Requisite Shareholder Vote, have demanded and maintained the right to require, or have the continuing right to require, the purchase of their Company Shares for cash in accordance with Chapter 13 of the CGCL.

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( e)    Consents and Approvals.  The consents and approvals set forth in Sections 5.5(a) and (b) of the Company Disclosure Letter shall have been obtained.

( f)    Payoff Letters.  The Company shall have delivered to Parent customary payoff letters, in form and substance reasonably satisfactory to Parent and its counsel, with respect to all Company Indebtedness existing as of (or, as Parent may reasonably request, existing prior to) the Effective Time.

( g)    Tax Opinion.  Parent shall have received from its counsel, Cahill Gordon & Reindel LLP, an opinion substantially in the form attached as Exhibit C hereto; provided that this condition shall be deemed waived if the representations contained in the Tax Representation Letters are true in all material respects.

SECTION 9.3.    Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

( a)    Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Parent Material Adverse Effect qualifications contained therein, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of representations and warranties to be true and correct in all respects would not reasonably be expected to have a Parent Material Adverse Effect. In addition, the representations and warranties set forth in Section 6.2 shall be true and correct in all respects as of the Effective Time, as though made on as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have delivered to the Company an officer’s certificate, in form and substance satisfactory to the Company and its counsel, to the effect of the matters stated in this Section 9.3(a) and in Section 9.3(b).

( b)    Performance of Obligations of Parent and Parent Subsidiary.  Parent and Parent Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

( c)    Consents and Approvals.  The consents and approvals set forth in Sections 5.5(a) and (b) of the Company Disclosure Letter shall have been obtained.

( d)    Dissenters’ Rights.  The holders of not more than 20% of the outstanding Company Shares shall (i) immediately following the Requisite Shareholder Vote, have demanded and maintained the right to require, or have the continuing right to require, purchase of their Company Shares for cash in accordance with Chapter 13 of the CGCL or (ii) 30 days following the Requisite Shareholder Vote, have demanded and maintained the right to require, or have the continuing right to require, the purchase of their Company Shares for cash in accordance with Chapter 13 of the CGCL.

( e)    Tax Opinion.  The Company shall have received from its counsel, Cooley Godward LLP, an opinion substantially in the form attached as Exhibit C hereto; provided that this condition shall be deemed waived if the representations contained in the Tax Representation Letters are true in all material respects.

( f)    No Parent Material Adverse Effect.  Since the date hereof, there shall not have been, and there shall not reasonably be expected to be, any Parent Material Adverse Effect that is continuing.

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ARTICLE X.

TERMINATION

SECTION 10.1.    Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent and the Company.

SECTION 10.2.    Termination by Either Parent or the Company.  This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a)    if the Merger has not been consummated by December 31, 2005 (or, if the SEC reviews the Registration Statement, by January 31, 2006) except that the right to terminate this Agreement under this clause (a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by such date; provided, that the deadlines in this clause (a) shall be extended for an additional 30 calendar days if the condition described in Section 9.2(d)(i) is not met.

(b)    if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholder Meeting (or adjournment or postponement thereof) and the Requisite Company Vote is not obtained upon a vote taken thereon;

(c)    if any Law prohibits consummation of the Merger; or

(d)    if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

SECTION 10.3.    Termination by Parent.  This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)    if the Board of Directors of the Company withdraws, modifies or amends the Company Board Recommendation in any manner adverse to Parent;

(b)    if (i) the Board of Directors of the Company approves, endorses or recommends a Takeover Proposal, (ii) the Company enters into a Contract relating to a Takeover Proposal, (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced prior to obtaining the Requisite Company Vote and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement, (iv) any person solicits proxies of shareholders of the Company prior to obtaining the Requisite Company Vote and the Board of Directors of the Company fails to recommend against acceptance of such solicitation by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such solicitation by its shareholders, which shall constitute a failure to recommend against acceptance of such solicitation) within ten business days after commencement, or (v) the Company or its Board of Directors publicly announces its intention to do any of the foregoing; or

(c)    if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 9.2(a), 9.2(b) or 9.2(c) and (ii) has not been cured by the Company within ten business days after the Company’s receipt of written notice of such breach from Parent.

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SECTION 10.4.    Termination by the Company.  This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a)    if the Board of Directors of the Company approves, and authorizes the Company to enter into, an agreement providing for the implementation of a Superior Proposal, but only so long as:

(i)    the Company Shareholder Meeting shall have been held, stockholders of the Company shall have voted on adoption of this Agreement and the Requisite Company Vote was not obtained;

(ii)    the Company is not then and has not been in breach of any of its obligations under Section 8.5 in any material respect;

(iii)    the Board of Directors of the Company has determined, after consulting with an independent financial advisor, that such definitive agreement constitutes a Superior Proposal;

(iv)     the Company has notified Parent in writing that it intends to enter into such definitive agreement, attaching the most current version of such definitive agreement (including any amendments, supplements or modifications) to such notice; and

(v)     during the eight business day period following Parent’s receipt of such notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate with), Parent in making such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and the other transactions contemplated by this Agreement, and (B) the Board of Directors of the Company shall have determined, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; or

(b)    if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 9.3(a), 9.3(b) or 9.3(c) and (ii) has not been cured by Parent within ten business days after Parent’s receipt of written notice of such breach from the Company.

SECTION 10.5.    Effect of Termination.  If this Agreement is terminated pursuant to this Article X, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, member, director, officer, employee, agent or representative of such party), except that if such termination results from the willful (a) failure of any party to perform its obligations or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be fully liable for any liabilities incurred or suffered by the other parties as a result of such failure or breach. The provisions of Section 8.5(b), this Section 10.5 and Section 10.6 shall survive any termination of this Agreement.

SECTION 10.6.    Payments Following Termination.  The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to $900,000 (the “Termination Fee”):

(a)    if this Agreement is terminated by the Company pursuant to Section 10.4(a), in which case payment shall be made before or concurrently with such termination and prior to entry into a Contract relating to a Takeover Proposal;

(b)    if this Agreement is terminated by Parent pursuant to Section 10.3(a) or Section 10.3(b), in which case payment shall be made within two business days of such termination; or

(c)    if (A) a Takeover Proposal shall have been made or proposed to the Company or otherwise publicly announced, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 10.2 or by Parent pursuant to Section 10.3(c) and (C) within 18 months following the date of such termination, the Company shall consummate any Takeover Proposal (whether or not such Takeover Proposal was the same

Annex A-31

Takeover Proposal referred to in the foregoing clause (A)), in which case payment shall be made within two business days of the date on which the Company consummates such Takeover Proposal.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.1.    Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 11.2.    Waiver.  At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

SECTION 11.3.    Notices.

(a)    Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party’s address.

If to Parent or Parent Subsidiary:

The Hain Celestial Group, Inc.

58 South Service Road

Melville, New York 11747

Facsimile No.: (631) 730-2561

Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Facsimile No.: (212) 269-5420

Attention: Geoffrey E. Liebmann, Esq.

If to the Company:

Spectrum Organic Products, Inc.

5341 Old Redwood Highway, Suite 400

Petaluma, California 94954

Facsimile No.: (707) 765-1187

Attention: Jethren P. Phillips

with a copy (which shall not constitute notice) to:

Cooley Godward LLP

One Maritime Plaza, 20th Floor

San Francisco, CA 94111

Facsimile No.: (415) 951-3699

Attention: Susan Philpot, Esq.

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(b)    All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

SECTION 11.4.    Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 11.5.    Interpretation.

(a)    The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

(b)    As used in this Agreement:

(i)    “Company Budget” means the Summary Comparative Income Statement of Spectrum Organic Products, Inc. for January-December 2005 and 2004, dated May 27, 2005, as provided to Parent.

(ii)    “Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air, indoor air and any indoor location and all natural resources such as flora, fauna and wetlands;

(iii)    “Environmental Claim” means any notice, claim, demand, complaint, suit or other communication by any person alleging potential liability (including, without limitation, potential liability for investigation, remediation, removal, response or corrective action or damages to any person, property or natural resources, and any fines or penalties) arising out of or relating to (1) the Release or threatened Release of Hazardous Materials or (2) any violation, or alleged violation, of, or failure or alleged failure to comply with, Environmental Laws;

(iv)    “Environmental Laws” means all federal, state, and local laws, statutes, codes, rules, ordinances, regulations, judgments, orders, decrees and the common law as now or previously in effect relating to pollution or protection of human health or the Environment, or occupational health or safety including, without limitation, those relating to the generation, storage, treatment, transport, handling or disposal or Release or threatened Release of Hazardous Materials;

(v)    “Environmental Permit” means a permit, identification number, license, approval, consent or other written authorization issued pursuant to Environmental Laws;

(vi)    “Hazardous Materials” means pollutants, contaminants, substances, constituents, compounds, chemicals, materials or wastes subject to regulation or which can give rise to liability under Environmental Laws including, without limitation, petroleum and petroleum products and wastes, and all constituents thereof;

(vii)    “Indebtedness” means (i) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (ii) obligations under conditional sale or other title retention Contracts relating to purchased property, (iii) any leases which under GAAP are required to be treated as capital leases, (iv) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any of the foregoing of any other person;

(viii)    “Laws” means any binding domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any governmental entity;

(ix)    “Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances;

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(x)    “Order” means any orders, judgments, injunctions, awards, decrees or writes handed down, adopted or imposed by any governmental authority;

(xi)    “Permitted Liens” means (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice and (iv) all Liens and other encumbrances that are typical for the applicable property type and locality and which do not materially interfere with the conduct of the business of the Company or the use of the Property or materially impair the value of the Property;

(xii)    “person” means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof;

(xiii)    “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing in, into or through the Environment;

(xiv)    “Representatives” means, when used with respect to Parent or the Company, their respective directors, officers, employees, consultants, accountants, legal counsel, investment bankers, financing sources, agents and other representatives, as applicable, and their respective Subsidiaries;

(xv)    “subsidiary” of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof; and

(xvi)    “voting stock” of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

   (c)    In addition, the following terms are defined in the following Sections:

Term	Section
Additional Payments	3.2(c)
Benefit Plans	5.21(a)
Cash Consideration	3.1(b)
CERCLA	5.22(i)
Certificate of Merger	1.4
Certificates	3.2(b)
CGCL	Preamble
CLLCA	Preamble
Closing	1.3
Closing Date	1.3
Code	Preamble
Company	Preamble
Company Board Recommendation	8.1(a)
Company Current Proxies	5.9(a)
Company Current SEC Reports	5.9(a)
Company Disclosure Letter	first paragraph of Article V
Company ERISA Affiliate	5.21(b)

Annex A-34

Term	Section
Company Expenses	8.9(b)
Company Fairness Opinion	5.6
Company June 2005 10-Q	5.9(a)
Company Material Adverse Effect	5.1
Company SEC Reports	5.9(a)
Company Shareholder Meeting	8.1(d)
Company Shares	Preamble
Company Stock Option	3.1(c)
Company 10-K	5.9(a)
Company Warrant	3.1(d)
Contracts	5.13(a)
Dissenting Shareholder	3.1(e)
Dissenting Shares	3.1(e)
Effective Date	1.5
Effective Time	1.5
ERISA	5.21(a)
Excess Company Expenses	8.9(b)
Exchange Act	5.9(a)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchanging Company Shares	3.1(b)
FDA	5.17
GAAP	5.9(b)
Intellectual Property	5.19
July Balance Sheet	5.9(c)
July Financials	5.9(c)
Lease Documents	5.14(b)
Material Contracts	5.13(a)(xiv)
Maximum Annual Premium	8.8(b)
Merger	Preamble
Merger Consideration	3.1(b)
Parent	Preamble
Parent Common Stock	3.1(b)
Parent Common Stock Market Price	3.1(b)
Parent Current Proxies	6.5
Parent Current SEC Reports	6.5
Parent Current 10-Qs	6.5
Parent Disclosure Letter	first paragraph of Article VI
Parent Material Adverse Effect	6.1
Parent SEC Reports	6.5
Parent Subsidiary	Preamble
Parent 10-K	6.5
Property	5.14(b)
Properties	5.14(b)
Proxy Statement	8.1(a)
Registration Statement	8.1(a)
Requisite Company Vote	5.4
Restraints	9.1(b)
SEC	5.5(b)
Securities Act	5.9(a)

Annex A-35

Term	Section
Stock Consideration	3.1(b)
Stock Option Consideration	3.1(c)
Superior Proposal	8.5(f)
Surviving Company	1.2
Takeover Proposal	8.5(g)
Tax	5.20
Taxes	5.20
Tax Representation Letters	8.14
Tax Return	5.20
Ten Day Average	3.1(b)
Termination Fee	10.6
Trading Day	3.1(b)
Treas. Reg.	5.20
Warrant Consideration	3.1(d)

SECTION 11.6.    Amendment.  This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of each of Parent and the Company; provided, however, that after any such approval, there shall not be made any amendment that by Law requires further approval by such stockholders without the further approval of such stockholders; and provided, further, that this Agreement shall not be amended after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 11.7.    No Third Party Beneficiaries.  Except for the rights set forth under Section 8.8, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

SECTION 11.8.    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of laws.

SECTION 11.9.    Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 11.10.    Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

SECTION 11.11.    No Recourse Against Others.  No director, officer or employee, as such, of Parent, Parent Subsidiary or the Company or any of their respective subsidiaries shall have any liability for any obligations of Parent, Parent Subsidiary or the Company, respectively, under this Agreement for any claim based on, in respect of or by reasons of such obligations or their creation.

SECTION 11.12.    Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Annex A-36

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers all as of the day and year first above written.

THE HAIN CELESTIAL GROUP, INC.

By:	/s/ Irwin D. Simon
Name: Irwin D. Simon
Title: Chief Executive Officer, President and Chairman of the Board

By:	/s/ Ira J. Lamel
Name: Ira J. Lamel
Title: Executive Vice President and Chief Financial Officer

Annex A-S-1

SPECTRUM ORGANIC PRODUCTS, INC.

By:	/s/ Jethren Phillips
Name: Jethren Phillips
Title: Chairman of the Board

By:	/s/ Neil Blomquist
Name: Neil Blomquist
Title: President and CEO

Annex A-S-2

EXHIBIT A

[FORM OF COMPANY AFFILIATE LETTER]

Ladies and Gentlemen:

I have been advised that I may be considered to be an “affiliate” of Spectrum Organic Products, Inc. (the “Company”) for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”).

The Hain Celestial Group, Inc. (“Parent”) and the Company have entered into an Agreement and Plan of Merger dated as of August 23, 2005 (the “Merger Agreement”). Upon consummation of the transactions contemplated by the Merger Agreement (the “Merger”), I will receive cash and shares of capital stock of Parent for all of the shares of capital stock of the Company owned by me or as to which I may be deemed a beneficial owner. I own              shares of common stock of the Company. Such shares will be converted in the Merger into cash and shares of common stock of Parent as described in the Merger Agreement. The shares of Company capital stock and Parent capital stock owned by me or as to which I may deem to be a beneficial owner prior to the Merger are hereinafter collectively referred to as the “Pre-Merger Stock” and the shares of Parent capital stock received by me in the Merger are hereinafter collectively referred to as the “Exchange Stock.” This agreement is hereinafter referred to as the “Letter Agreement.”

I represent and warrant to, and agree with, the Company and Parent that:

A.        I have read this Letter Agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Pre-Merger Stock and Exchange Stock, to the extent I felt necessary, with my counsel or counsel for the Company.

B.        The shares of common stock of Parent that I shall receive in exchange for my shares of common stock of the Company are not being acquired by me with a view to their distribution except to the extent and in the manner provided for in paragraph (d) of Rule 145 under the Securities Act.

C.        I agree with you not to dispose of any such shares of common stock of Parent in any manner that would violate Rule 145.

I further agree with you that the certificate or certificates representing such shares of common stock of Parent may bear a legend referring to the restrictions on disposition thereof in accordance with the provisions of the foregoing paragraph and that stop transfer instructions may be filed with respect to such shares with the transfer agent for such shares.

D.        I understand that stop transfer instructions will be given to the Company, Parent and their respective transfer agents, as the case may be, with respect to the shares of Pre-Merger Stock and the Exchange Stock in connection with the restrictions set forth herein.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated pursuant to the terms thereof.

The agreements made by me in the foregoing paragraphs are on the understanding and condition that you agree to deliver in exchange for the certificate or certificates representing such shares a new certificate or certificates representing such shares not bearing the legend and not subject to the stop transfer instruction referred to in paragraph D above, and so long as I hold shares of stock subject to the provisions of this agreement (but not for a period in excess of two years from the date of consummation of the Merger) to file with the Securities and Exchange Commission or otherwise make publicly available all information about Parent, to the extent available to you without unreasonable effort or expense, necessary to enable me to resell shares under the provisions of paragraph (d) of Rule 145.

Annex A-A-1

This Letter Agreement shall be binding on my heirs, legal representatives and successors.

Very truly yours,

[Name of Shareholder]

By:	*
Name: Title:

*To be completed if the shareholder is an entity other than an individual.

Annex A-A-2

EXHIBIT B

FORM OF

COMPANY

TAX REPRESENTATION LETTER

In connection with the opinions to be delivered Cooley Godward LLP (“Cooley”) and Cahill Gordon & Reindel LLP (“Cahill”) concerning certain U.S. federal income tax consequences of the merger (the “Merger”) of Spectrum Organic Products, Inc., a California corporation (the “Company”), with and into [            ] (“Merger Sub”), a California limited liability company owned directly by The Hain Celestial Group, Inc., a Delaware corporation (“Parent”), pursuant to an Agreement and Plan of Merger by and between Parent and Company, dated as of August 23, 2005 (such agreement, including all exhibits and schedules thereto, hereinafter referred to as the “Merger Agreement”), and recognizing that Cooley and Cahill will rely on this Certificate in delivering said opinions, the undersigned officer of the Company hereby represents as of the Effective Time on behalf of the Company that to the best knowledge and belief of such officer, after due inquiry, the facts relating to the Merger, as such facts are set forth in the Merger Agreement and the Registration Statement, and insofar as such facts pertain to the Company, are true and complete.

For purposes of this Certificate, (1) capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Merger Agreement, (2) ”control” of a corporation means the direct ownership of stock of such corporation possessing at least 80% of the total combined voting power of all classes of stock of such corporation entitled to vote and at least 80% of the total number of shares of each other class of such corporation’s stock, (3) a person (including an entity) will be considered to have sold or otherwise disposed of an asset (including, without limitation, stock of a corporation) if such person transfers a material portion of the risk of loss and a material portion of the economic upside with respect to such asset (through a derivative contract or otherwise), (4) a person will be considered to have purchased or otherwise acquired an asset if such person bears a material portion of the economic risk of loss with respect to, and is entitled to a material portion of the economic upside with respect to, such asset and (5) a person will not be considered as owning or holding an asset if such person has sold or disposed of such asset within the meaning of clause (3) above.

The undersigned further represents as of the Effective Time on behalf of the Company, to the best knowledge and belief of the undersigned, after due inquiry, the following:

1.	The formula for determining the Merger Consideration was the result of arm’s length bargaining between Parent and Company and represents an arm’s length price for the outstanding Company Shares.

2.	Neither the Company nor any person related to the Company within the meaning of Treas. Reg. §§ 1.368-1(e)(3), (e)(4) and (e)(5) has in contemplation of the Merger (or otherwise as part of a plan of which the Merger is a part) purchased, redeemed, or otherwise acquired (directly or indirectly), or made any distributions (other than regular, normal dividends unrelated to the Merger) with respect to, any Company Shares. For purposes of the preceding sentence, Company Shares repurchased by the Company in connection with a general stock repurchase program shall be disregarded, provided that (i) such stock repurchase program was not created or modified in contemplation of the Merger or otherwise as part of a plan of which the Merger is a part and (ii) the business purpose for such stock repurchase program is entirely independent of the Merger.

3.	Other than the Company Shares, the Company at no point during the five year period ending at the Effective Time has had outstanding any stock, indebtedness, options, warrants, or other debt or equity securities or contract rights that have been or will be treated as stock for U.S. federal income tax purposes.

4.	The payment of cash in lieu of fractional shares of common stock of Parent (“Parent Common Stock”) does not represent separately bargained-for consideration. The total cash consideration

Annex A-B-1

that will be paid in the Merger to shareholders of the Company (“Company Shareholders”) in lieu of fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Company Shareholders in exchange for their Company Shares.

5.	Throughout the five year period ending at the Effective Time, the Company has been engaged in the business of manufacturing, marketing and selling organic and natural oils (the Company’s “historic business”). Throughout such five year period, substantially all of the Company’s assets have been employed exclusively in the Company’s historic business and substantially all of the Company’s revenue and income have been derived from the Company’s historic business. The Company has not at any time during the five year period ending at the Effective Time discontinued or contracted any material portion of its historic business or sold or otherwise disposed of any material assets used in its historic business, other than asset dispositions in the ordinary course of business.

6.	Except as expressly provided in Section 8.9 of the Merger Agreement, the Company has paid and will pay its own expenses incurred in connection with the Merger. Neither Company nor any person related to Company within the meaning of Treasury Regulation §§ 1.368-1(e)(3), (4) and (5) has paid or assumed (directly or indirectly) or will pay or assume (directly or indirectly) any expense or other liability, whether fixed or contingent, of any Company Shareholder. Neither Parent nor any person related to Parent within the meaning of Treasury Regulation §§ 1.368-1(e)(3), (4) and (5) has paid or assumed (directly or indirectly) or will pay or assume (directly or indirectly) any expense or other liability, whether fixed or contingent, of any Company Shareholder.

7.	There is no indebtedness between Company (or any person related to Company within the meaning of Treasury Regulation §§ 1.368-1(e)(3), (4) and (5)), on the one hand, and Parent (or any person related to Parent within the meaning of Treasury Regulation §§ 1.368-1(e)(3), (4) and (5), including Merger Sub) on the other hand, and there was no such indebtedness that was settled, cancelled or repaid in contemplation of the Merger.

8.	The fair market value of the Parent Common Stock issued in the Merger to Company Shareholders (in the aggregate) will equal at least 40 percent of the fair market value of the total consideration issued in the Merger to Company Shareholders (in the aggregate), each measured at the Effective Time. For purposes of this calculation, the total consideration issued in the Merger to Company Shareholders (in the aggregate) will include amounts received by Company Shareholders in respect of their dissenters’ rights and cash received by Company Shareholders in lieu of fractional shares of Parent Common Stock.

9.	None of the cash or Parent Common Stock to be received in the Merger by any Company Shareholder has been or will be separate consideration for, or allocable to, past or future services or any employment or consulting agreement or agreement not to compete or anything else other than such Company Shareholder’s Company Shares. Other than the Merger Consideration, no consideration previously paid or to be paid by Company, Parent or any person related (within the meaning of Treasury Regulation §§ 1.368-1(e)(3), (4) and (5)) to Company or Parent prior to or after the Effective Time (a “Company Affiliate or Parent Affiliate”) to any Company Shareholder employed (or to be employed) or otherwise engaged (or to be engaged) by Company, Parent or any Company Affiliate or Parent Affiliate was or will be separate consideration for, or allocable to, such shareholder’s Company Shares, and such consideration was or will be for services actually rendered in the ordinary course of his or her employment or engagement (or for an agreement not to compete) and was or will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services (or agreements not to compete).

10.	Company is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

Annex A-B-2

11.	Company has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code at any time during the five year period ending at the Effective Time.

12.	All of the options and warrants to acquire Company Shares that have been outstanding at any time during the five year period ending at the Effective Time were issued with a per share exercise price of no less than 100% of the fair market value of such share at the time of grant, and the terms of such options and warrants have never been modified, except for customary anti-dilution adjustments in connection with stock splits. No option or warrant to acquire Company Shares outstanding during such five year period was issued with a term of more than 10 years.

13.	Immediately prior to the Effective Time, the fair market value of the assets of Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

14.	The liabilities of Company assumed by Merger Sub and the liabilities to which the transferred assets of Company are subject were incurred by Company in the ordinary course of its business.

15.	Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

16.	Company has not taken any position on any federal, state, local or foreign income or franchise tax return, or any other tax reporting position, that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

17.	The Merger Agreement represents and will represent the full and complete agreement among Parent, Merger Sub, Company and the Company Shareholders regarding the Merger, and there are and will be no other written or oral agreements regarding the Merger.

IN WITNESS WHEREOF, I have signed this Certificate on this              day of             , 2005.

SPECTRUM ORGANIC PRODUCTS, INC.

By:
Name: Title:

Annex A-B-3

FORM OF

PARENT

TAX REPRESENTATION LETTER

In connection with the opinions to be delivered Cooley Godward LLP (“Cooley”) and Cahill Gordon & Reindel LLP (“Cahill”) concerning certain U.S. federal income tax consequences of the merger (the “Merger”) of Spectrum Organic Products, Inc., a California corporation (the “Company”), with and into [            ] (“Merger Sub”), a California limited liability company owned directly by The Hain Celestial Group, Inc., a Delaware corporation (“Parent”), pursuant to an Agreement and Plan of Merger by and between Parent and Company, dated as of August 23, 2005 (such agreement, including all exhibits and schedules thereto, hereinafter referred to as the “Merger Agreement”), and recognizing that Cooley and Cahill will rely on this Certificate in delivering said opinions, the undersigned officer of Parent hereby represents as of the Effective Time on behalf of Parent that to the best knowledge and belief of such officer, after due inquiry, the facts relating to the Merger, as such facts are set forth in the Merger Agreement and the Registration Statement, and insofar as such facts pertain to Parent and Merger Sub, are true and complete.

For purposes of this Certificate, (1) capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Merger Agreement, (2) ”control” of a corporation means the direct ownership of stock of such corporation possessing at least 80% of the total combined voting power of all classes of stock of such corporation entitled to vote and at least 80% of the total number of shares of each other class of such corporation’s stock, (3) a person (including an entity) will be considered to have sold or otherwise disposed of an asset (including, without limitation, stock of a corporation) if such person transfers a material portion of the risk of loss and a material portion of the economic upside with respect to such asset (through a derivative contract or otherwise), (4) a person will be considered to have purchased or otherwise acquired an asset if such person bears a material portion of the economic risk of loss with respect to, and is entitled to a material portion of the economic upside with respect to, such asset and (5) a person will not be considered as owning or holding an asset if such person has sold or disposed of such asset within the meaning of clause (3) above.

The undersigned further represents as of the Effective Time on behalf of Parent, to the best knowledge and belief of the undersigned, after due inquiry, the following:

1.	The formula for determining the Merger Consideration was the result of arm’s length bargaining between Parent and Company and represents an arm’s length price for the outstanding Company Shares.

2.	From Merger Sub’s inception through the Effective Time, Merger Sub has been directly and wholly owned by Parent and properly treated as a disregarded entity owned by parent for U.S. federal income tax purposes. Merger Sub has no outstanding equity (including, without limitation, options, warrants or other rights to acquire equity), debt or contract rights, except for equity owned by Parent.

3.	Parent has no plan or intention to take any action or cause or permit the Merger Sub to take any action that would cause Merger Sub not to remain a disregarded entity directly owned by Parent for U.S. federal income tax purposes, except for transfers of all or part of the equity of Merger Sub permitted by Section 368(a)(2)(C) of the Code.

4.

Following the Merger, neither Parent nor any other person related to Parent within the meaning of Treas. Reg. §§ 1.368-1(e)(3), (e)(4) and (e)(5) will purchase, redeem or otherwise reacquire any of the common stock of Parent (“Parent Common Stock”) issued in the Merger, other than through a general stock repurchase program under which stock is repurchased by Parent solely through open market purchases, provided that (i) such stock repurchase program was not, and will not be, created or modified in contemplation of the Merger or otherwise as part of a plan of which the Merger is a part, (ii) the business purpose for such stock repurchase program is entirely independent of the Merger and (iii) there is no understanding between the shareholders of the

Annex A-B-4

Company (the “Company Shareholders”) and Parent that Company Shareholder’s ownership of Parent Common Stock will be transitory.

5.	Parent has no plan or intention to liquidate Merger Sub, to merge Merger Sub with or into another entity, to sell or otherwise dispose of (whether by capital contribution, dividend distribution or otherwise) the equity of Merger Sub, except for transfers of all or part of the equity of Merger Sub permitted by Section 368(a)(2)(C) of the Code, or to cause, suffer or permit Merger Sub to sell or otherwise dispose of (whether by capital contribution, dividend distribution or otherwise) any of its assets or any assets acquired from the Company, except for dispositions made in the ordinary course of business or transfers of all or part of the assets of Company permitted by Section 368(a)(2)(C) of the Code.

6.	Merger Sub is newly formed for the purpose of participating in the Merger and at no time prior to the Effective Time had any assets (other than nominal amounts of cash contributed upon the formation of Merger Sub) or business operations.

7.	Following the Merger, no dividends or distributions will be made to former Company Shareholders with respect to their Parent Common Stock other than regular, normal dividends or distributions made to all holders of Parent Common Stock.

8.	Following the Merger, Merger Sub will continue Company’s “historic business,” or will use a “significant” portion of Company’s “historic business assets” in a business, as such terms are defined in Treas. Reg. § 1.368-1(d). For purposes of this representation, the Company’s “historic business” is the business of manufacturing, marketing and selling organic and natural oils.

9.	Parent has paid and/or will pay its expenses, if any, incurred in connection with the Merger, and neither Parent nor any person related to Parent within the meaning of Treasury Regulation §§ 1.368-1(e)(3), (4) and (5) has paid or assumed (directly or indirectly) or will pay or assume (directly or indirectly) any expense or other liability, whether fixed or contingent, of the Company or any of its affiliates, except as expressly provided in Section 8.9 of the Merger Agreement. Further, no expenses or other liabilities, whether fixed or contingent, of the Company Shareholders have been paid or assumed (directly or indirectly) or will be paid or assumed (directly or indirectly) by Parent or any person related to Parent within the meaning of Treasury Regulation §§ 1.368-1(e)(3), (4) and (5) or, by Company or any person related to Company within the meaning of Treasury Regulation §§ 1.368-1(e)(3), (4) and (5).

10.	There is no indebtedness existing between Company (or any person related to Company within the meaning of Treasury Regulation §§ 1.368-1(e)(3), (4) and (5)), on the one hand, and Parent (or any person related to Parent within the meaning of Treasury Regulation §§ 1.368-1(e)(3), (4) and (5), including Merger Sub) on the other hand, and there was no such indebtedness that was settled, cancelled or repaid in contemplation of the Merger.

11.	Parent negotiated for the payment of cash in lieu of fractional shares of Parent Common Stock solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares of Parent Common Stock and such cash payments do not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Company Shareholders in lieu of fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Company Shareholders in exchange for their shares of Company Shares.

12.	The fair market value of the Parent Common Stock issued in the Merger to Company Shareholders (in the aggregate) will equal at least 40 percent of the fair market value of the total

Annex A-B-5

consideration issued in the Merger to Company Shareholders (in the aggregate), each measured at the Effective Time. For purposes of this calculation, the total consideration issued in the Merger to Company Shareholders (in the aggregate) will include amounts received by Company Shareholders in respect of their dissenters’ rights and cash received by Company Shareholders in lieu of fractional shares of Parent Common Stock.

13.	None of the cash or Parent Common Stock to be received in the Merger by any Company Shareholder has been or will be separate consideration for, or allocable to, past or future services or any employment or consulting agreement or agreement not to compete or anything else other than such Company Shareholder’s Company Shares. Other than the Merger Consideration, no consideration previously paid or to be paid by Company, Parent or any person related (within the meaning of Treasury Regulation §§ 1.368-1(e)(3), (4) and (5)) to Company or Parent prior to or after the Effective Time (a “Company Affiliate or Parent Affiliate”) to any Company Shareholder employed (or to be employed) or otherwise engaged (or to be engaged) by Company, Parent or any Company Affiliate or Parent Affiliate was or will be separate consideration for, or allocable to, such Company Shareholder’s Company Shares, and such consideration was or will be for services actually rendered in the ordinary course of his or her employment or engagement (or for an agreement not to compete) and was or will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services (or agreements not to compete).

14.	None of Parent, Merger Sub or any person related to Parent within the meaning of Treas. Reg. §§ 1.368-1(e)(3), (e)(4) and (e)(5) beneficially owns or has owned at any time during the five year period ending at the Effective Time any Company Shares, any options, warrants or other rights to acquire Company Shares, or any securities convertible into Company Shares.

15.	Neither Parent nor Merger Sub is an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

16.	Immediately prior to the Effective Time, the fair market value of the assets of Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

17.	Neither Parent nor Merger Sub will take, or cause or permit Company to take, any position on any federal, state, local or foreign income or franchise tax return, or any other tax reporting position, that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable federal, state, local or foreign tax law.

18.	The Merger Agreement represents and will represent the full and complete agreement among Parent, Merger Sub, Company and the Company Shareholders regarding the Merger, and there are and will be no other written or oral agreements regarding the Merger.

IN WITNESS WHEREOF, I have signed this Certificate on this              day of             , 2005.

THE HAIN CELESTIAL GROUP, INC.

By:
Name: Title:

Annex A-B-6

EXHIBIT C

FORM OF

COOLEY GODWARD LLP

TAX OPINION

                    , 2005

Spectrum Organic Products, Inc.

5341 Old Redwood Highway, Suite 400

Petaluma, CA 94954

Ladies and Gentlemen:

You have requested our opinion as to whether, for U.S. federal income tax purposes, the proposed merger (the “Merger”) of Spectrum Organic Products, Inc., a California corporation (the “Company”), with and into                                  (“Merger Sub”), a California limited liability company owned directly by The Hain Celestial Group, Inc., a Delaware corporation (“Acquiror”) will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Any capitalized terms not defined herein will have the meanings ascribed to them in the Agreement and Plan of Merger dated as of August 23, 2005 (the “Reorganization Agreement”), by and between Acquiror and the Company.

All section references, unless otherwise indicated, are to the Code.

Pursuant to the Reorganization Agreement, the Company will merge into Merger Sub.

We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a)        the Reorganization Agreement;

(b)        the Registration Statement;

(c)        the Certificates attached hereto as Exhibits A and B delivered to us by Acquiror and Merger Sub and the Company, respectively, (the “Tax Representation Letters”); and

(d)        such other instruments and documents related to the formation, organization and operation of Acquiror, Merger Sub and the Company and to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(a)        Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b)        All representations, warranties and statements made or agreed to by Acquiror, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

Annex A-C-1

(c)        All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d)        The Merger will be consummated in accordance with the Reorganization Agreement without any waiver, breach or amendment of any material provision thereof, and the Merger will be effective under applicable state law;

(e)        Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification; and

(f)        The opinion dated                     , 2005 rendered by Cahill, Gordon & Reindel LLP, pursuant to Section 9.2(g) of the Reorganization Agreement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes:

(i)        the Merger will be a reorganization within the meaning of Section 368(a) of the Code;

(ii)        with respect to a holder of Company Shares that, pursuant to the Merger, exchanges Company Shares for Parent Common Stock and cash: (A) gain (if any), but not loss, will be recognized on the exchange, but only to the extent such gain does not exceed the amount of cash received (excluding any cash received in lieu of fractional shares of Parent Common Stock), (B) the tax basis of Parent Common Stock received in the Merger (including any fractional shares of Parent Common Stock for which cash will be received) will be the same as the tax basis of the Company Shares exchanged therefor, reduced by any cash received in the Merger (excluding any cash received in lieu of fractional shares of Parent Common Stock), and increased by any gain recognized in the Merger (excluding any gain resulting from the receipt of cash in lieu of fractional shares of Parent Common Stock as described below), and (C) the holding period of the Parent Common Stock received in the exchange will include the holding period of the Company Shares exchanged therefor;

(iii)        holders of Company Shares who receive cash in lieu of a fractional share of Parent Common Stock will be treated as if such fractional share were issued and then immediately redeemed for cash in a separate transaction and as a result, will recognize gain or loss equal to the difference between the amount of cash received and the tax basis of such fractional share; and

(iv)        holders of Company Shares who exercise dissenters’ rights will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of their Company Shares.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement and does not address the federal tax consequences of any transaction other than the Merger as described in the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other

Annex A-C-2

governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered to you solely for your benefit and that of the Company’s shareholders and may not be relied upon or utilized for any other purpose or by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

COOLEY GODWARD LLP

/s/
Susan Cooper Philpot

Annex A-C-3

FORM OF

CAHILL GORDON & REINDEL LLP

TAX OPINION

                    , 2005

The Hain Celestial Group, Inc.

58 South Service Road

Melville, New York 11747

Ladies and Gentlemen:

You have requested our opinion as to whether, for U.S. federal income tax purposes, the proposed merger (the “Merger”) of Spectrum Organic Products, Inc., a California corporation (the “Company”), with and into [            ] (“Merger Sub”), a California limited liability company owned directly by The Hain Celestial Group, Inc., a Delaware corporation (“Parent”), will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Any capitalized terms not defined herein will have the meaning ascribed to them in the Agreement and Plan of Merger by and between Parent and Company, dated as of August 23, 2005 (such agreement, including all exhibits and schedules thereto, hereinafter referred to as the “Merger Agreement”).

The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations promulgated thereunder and interpretations of the foregoing as expressed in court decisions and administrative determinations as of the date hereof. These provisions and interpretations are subject to change, possibly on a retroactive basis. We assume no obligation to modify or supplement our opinion if, after the date hereof, any such laws, regulations, positions or decisions change or we become aware of any facts that might change our opinion.

For purposes of rendering the opinion set forth in this letter, we have reviewed the Merger Agreement and such other documents, law and facts as we have deemed necessary. In our review, we have assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the authenticity of the originals of any copies.

In rendering this opinion, we have relied, with your consent, upon the following assumptions:

(a)        The representations of Parent and Merger Sub set forth in the certificate attached hereto as Exhibit A , and the representations of the Company set forth in the certificate attached hereto as Exhibit B (together, the “Certificates”), are true and complete, in each case without regard to any qualification as to materiality, knowledge or belief;

(b)        Parent, Merger Sub and Company will comply fully with the undertakings set forth in the Certificates;

(c)        The Merger will be consummated in accordance with the Merger Agreement; and

(d)        The factual information contained in the Registration Statement is true and complete.

For purposes of our opinion, we have not made an independent investigation or review of the representations contained in the Certificates or the factual information contained in the Registration Statement.

Annex A-C-4

Based on and subject to the foregoing assumptions, we are of the opinion that, for U.S. federal income tax purposes:

(i)        the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

(ii)        with respect to a holder of Company Shares that, pursuant to the Merger, exchanges Company Shares for Parent Common Stock and cash: (A) gain (if any), but not loss, will be recognized on the exchange, but only to the extent such gain does not exceed the amount of cash received (excluding any cash received in lieu of fractional shares of Parent Common Stock), (B) the tax basis of Parent Common Stock received in the Merger (including any fractional shares of Parent Common Stock for which cash will be received) will be the same as the tax basis of the Company Shares exchanged therefor, reduced by any cash received in the Merger (excluding any cash received in lieu of fractional shares of Parent Common Stock), and increased by any gain recognized in the Merger (excluding any gain resulting from the receipt of cash in lieu of fractional shares of Parent Common Stock as described below), and (C) the holding period of the Parent Common Stock received in the exchange will include the holding period of the Company Shares exchanged therefor;

(iii)        holders of Company Shares who receive cash in lieu of a fractional share of Parent Common Stock will be treated as if such fractional share were issued and then immediately redeemed for cash in a separate transaction and, as a result, will recognize gain or loss equal to the difference between the amount of cash received and the tax basis of such fractional share; and

(iv)        holders of Company Shares who exercise dissenters’ rights will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of their Company Shares.

We express no opinion other than the opinion expressly set forth herein (the “Opinion”). The Opinion is not binding on the Internal Revenue Service (the “IRS”) and the IRS may disagree with the Opinion. Although we believe that the Opinion would be sustained if challenged, there can be no assurance that this will be the case.

The Opinion is based upon the law as it currently exists. Consequently, future changes in the law may cause the U.S. federal income tax treatment of the matters referred to herein to be materially and adversely different from that described above (possibly on a retroactive basis). In addition, any inaccuracy in the representations contained in the Certificates or otherwise provided to us, or in the facts set forth in the Registration Statement, may adversely affect the conclusions stated in the Opinion.

This Opinion is intended only for the use of Parent in connection with the Merger. This Opinion may not be relied upon by any other person or for any other purpose.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

Annex A-C-5

Annex B

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT dated as of August 23, 2005 between The Hain Celestial Group, Inc., a Delaware corporation (“Parent”), and Jethren Phillips (the “Shareholder”), a shareholder of Spectrum Organic Products, Inc., a California corporation (the “Company”).

WHEREAS, Parent and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement) providing for, among other things, the merger of the Company with and into a California limited liability company that is a wholly owned subsidiary of Parent (“Parent Subsidiary”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, Shareholder owns the number of Company Shares set forth on Appendix A hereto (of record or beneficially) (such Company Shares being referred to herein as the “Original Shares”; the Original Shares, together with any other shares of capital stock of the Company or other voting securities of the Company acquired (of record or beneficially) by Shareholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options or other securities convertible into voting stock), being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Shareholder enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO VOTE

Section 1.01.    Voting.  Shareholder hereby agrees that during the time this Agreement is in effect Shareholder shall (or shall cause the relevant record holder(s) to), in connection with any meeting or action by written consent of the shareholders of the Company: (a) vote his Voting Shares (as defined below) in favor of adoption of the Merger Agreement; (b) vote his Voting Shares against any action or agreement that could reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement; and (c) vote his Voting Shares against any action or agreement that could reasonably be expected to prevent, impede, interfere with, delay or postpone the consummation of the Merger, including, without limitation any (i) Takeover Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement, (iv) material change in the policies or management of the Company, (v) election of new members to the board of directors of the Company, (vi) material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s Articles of Incorporation or Bylaws, (vii) other material change in the Company’s corporate structure or business or (vii) other matter relating to, or in connection with, any of the foregoing matters. For purposes of this Agreement, “Voting Shares” shall mean 18,577,877 Company Shares plus that number of additional Subject Shares necessary to represent an aggregate of 40% of all Company Shares eligible to vote or act by written consent at the record date.

Section 1.02.    Grant Of Irrevocable Proxy.  (a)  Shareholder hereby grants to Parent, and to each officer of Parent, a proxy to vote his Voting Shares as indicated in Section 1.01. Shareholder intends this proxy to be, and this proxy is, irrevocable and coupled with an interest and Shareholder will immediately take such further

Annex B-1

action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect to his Voting Shares. Such irrevocable proxy is executed and intended to be irrevocable in accordance with California law. The irrevocable proxy granted in this Section 1.02 shall expire in accordance with Section 5.14 hereof.

(b)        Shareholder represents that any proxies heretofore given in respect of the Voting Shares are not irrevocable, and that any such proxies are hereby revoked.

(c)        Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement.

Section 1.03.    Capacity.  By executing and delivering this Agreement, Shareholder makes no agreement or understanding herein in his capacity or actions as a director, officer or employee of the Company or any subsidiary of the Company. Shareholder is signing and entering into this Agreement solely in his capacity as the beneficial owner of his Subject Shares, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by him in his capacity as an employee, officer or director of the Company or any subsidiary of the Company.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Parent as follows:

Section 2.01.    Ownership Of Original Shares.  Shareholder is the beneficial owner of, and has good and marketable title to, the number of Original Shares set forth on Appendix A hereto, free and clear of any Liens. As of the date hereof, Shareholder does not own (of record or beneficially) any shares of capital stock of the Company other than his Original Shares. Shareholder has the sole right to Transfer (as defined below) and direct the voting of his Original Shares, and none of his Original Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the Transfer or the voting of the Original Shares, except as set forth in this Agreement.

Section 2.02.    Power; Binding Agreement.  Shareholder has the legal capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

Section 2.03.    No Conflicts.  No authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Shareholder of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Subject Shares or other properties or assets of Shareholder under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Shareholder is a party or by which the Subject Shares or Shareholder’s other properties or assets are bound.

Section 2.04.    Finder’s Fees.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Shareholder.

Annex B-2

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Shareholder as follows:

Section 3.01.    Power; Binding Agreement.  Parent has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

ARTICLE 4

COVENANTS OF SHAREHOLDER

Section 4.01.    Covenants of Shareholder.  Shareholder agrees as follows:

(a)        Except as set forth herein and in the Merger Agreement, Shareholder shall not:

(i)        sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or consent to or permit any Transfer of, or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, his Subject Shares to any person, other than Parent or Parent’s designee; provided that three months prior to the expiration of any option to purchase Company Shares in accordance with its terms, Shareholder may Transfer, or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Subject Shares in connection with the exercise (cashless or otherwise) of that option to purchase Company Shares in an amount that is sufficient to satisfy the payment of any transaction costs and any tax liability incurred by Shareholder in connection with such exercise;

(ii)        enter into, or otherwise subject his Subject Shares to, any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to his Subject Shares; or

(iii)        take any other action that would in any way restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated to be performed by him hereunder.

(b)        Shareholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal or rights to dissent in connection with the Merger that Shareholder may have with respect to his Subject Shares.

(c)        Shareholder hereby agrees that any attempted Transfer in violation of Section 4.01(a)(i) shall be null and void.

Section 4.02.    No Solicitation; Other Offers.  Shareholder acknowledges and agrees to be bound by the obligations applicable to Shareholder as set forth in Section 8.5 of the Merger Agreement.

Section 4.03.    Further Assurances.  Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote his Voting Shares as contemplated by Section 1.02. Parent agrees to use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement.

Annex B-3

ARTICLE 5

MISCELLANEOUS

Section 5.01.    Expenses.  All costs and expenses incurred by any party in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.02.    Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not to be performed in accordance with their specific terms or were to be otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that in such circumstances the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.03.    Notices.  All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

(a)        if to Parent to:

The Hain Celestial Group, Inc.

58 South Service Road

Melville, New York 11747

Attention:  Chief Financial Officer

Telecopy No.:  (631) 730-2561

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention:  Geoffrey E. Liebmann

Telecopy No.:  (212) 269-5420

(b)        if to Shareholder, to his address listed on the books of the Company:

with a copy (which shall not constitute notice) to:

Cooley Godward LLP

One Maritime Plaza, 20th Floor

San Francisco, CA 94111

Facsimile No.:  (415) 951-3699

Attention:  Susan Philpot, Esq.

or to any other address or facsimile number as that party may hereafter specify for this purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received before 5 p.m. local time on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 5.04.    Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Annex B-4

Section 5.05.    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any the party hereto (whether by operation of law or otherwise) without the prior written consent of each of the other parties and any such purported assignment without such prior written consent shall be null and void; provided that Parent may assign this Agreement and any of their respective rights, interests and obligations hereunder to any of its respective direct or indirect subsidiaries without such prior written consent, but no such assignment shall relieve either such party of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Shareholder agrees as to himself, severally and not jointly, that this Agreement and his obligations hereunder shall attach to his Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including Shareholder’s heirs, guardians, administrators or successors.

Section 5.06.    Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of Shareholder and Parent irrevocably submits to the exclusive jurisdiction of any California state or federal court sitting in the State of California in any action arising out of or relating to this Agreement, hereby irrevocably agrees that all claims in respect of such action shall be heard and determined in such California state or federal court, and hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

Section 5.07.    Counterparts.  This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.08.    Interpretation.  When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation”. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided that in no event will Parent or Parent Subsidiary, on the one hand, or the Company, on the other, be considered an affiliate of the other such party(ies).

Section 5.09.    Stop Transfer Restriction; Legend.

(a)    In furtherance of this Agreement, Shareholder shall, and authorizes Parent to, deliver written instructions to the Company and the Company’s transfer agent (a) that there is a stop transfer restriction with respect to all of his Subject Shares (and that this Agreement places limits on the voting and Transfer of his shares); provided that each such notification to the Company’s transfer agent in accordance with this Section 5.09 shall provide that the relevant stop transfer restriction shall not limit the exercise by that Shareholder of any options to purchase Company Shares, or the transfer of his Subject Shares in compliance with Section 4.01.

(b)    Stockholder shall cause the certificated Subject Shares to have a legend placed conspicuously on such certificate to the following effect: “The shares of common stock evidenced by this certificate are subject to a Voting and Support Agreement dated August 23, 2005, entered into by the record owner of such shares and The Hain Celestial Group, Inc.” Stockholder shall cause a counterpart of this Agreement to be deposited with the Company at its principal place of business or registered office where it shall be subject to the same right of examination by a stockholder of the Company, in person or by agent or attorney, as are the books and records of the Company.

Annex B-5

Section 5.10.    Entire Agreement; No Third Party Beneficiaries.  This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 5.11.    Severability.  Whenever possible, each provision of this Agreement will be interpreted in a such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 5.12.    Validity.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions hereof, which will remain in full force and effect. Upon any determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 5.13.    Binding Effect On Signatories.  Once this Agreement has been executed by Parent, this Agreement shall be binding upon Shareholder when he executes this Agreement.

Section 5.14.    Expiration.  This Agreement and the rights and obligations of the respective parties hereto under this Agreement, including the irrevocable proxy granted in Section 1.02, shall terminate, and be of no further force or effect, on the earliest to occur of (A) the Effective Time, (B) the termination of this Agreement by written notice from Parent to Shareholder and (C) the termination of the Merger Agreement in accordance with its terms; provided that Sections 5.01, 5.03, 5.06, 5.08, 5.10, 5.12 and 5.15 shall survive any such termination.

Section 5.15.    Nonsurvival Of Representations And Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time or any termination of this Agreement. This Section 5.15 shall not limit any covenant or agreement of a party that by its terms expressly contemplates performance after the Effective Time.

[Remainder of page intentionally left blank.]

Annex B-6

IN WITNESS WHEREOF, Parent and Shareholder have caused this Agreement to be signed, in the case of Parent, by its officers thereunto duly authorized, as of the date first written above.

THE HAIN CELESTIAL GROUP, INC.

By:	/s/ Ira J. Lamel
Name: Ira J. Lamel Title: Executive Vice President and Chief Financial Officer

JETHREN PHILLIPS

/s/ Jethren Phillips

Annex B-7

Appendix A

Original Shares

Shareholder	Company Shares owned of record	Company Shares beneficially owned

Jethren Phillips	26,950,000	27,025,000

Annex B-8

Annex C

[D.F. HADLEY & CO., INC. LETTERHEAD]

August 23, 2005

The Board of Directors

Spectrum Organic Products, Inc.

5341 Old Redwood Highway, Suite 400

Petaluma, California 94954

Ladies and Gentlemen:

We understand that Spectrum Organic Products, Inc. (“Spectrum”), The Hain-Celestial Group, Inc. (“Hain” or “Parent”) and Parent Subsidiary, a wholly owned subsidiary of Hain (“Parent Sub”), have entered into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Spectrum will be merged with and into Parent Sub with Parent Sub surviving (the “Merger”). Pursuant to the Merger, each issued and outstanding share of Spectrum Common Stock, without par value per share (other than shares held by shareholders who properly exercise dissenters’ rights (“Dissenting Shares”)), will be converted into the right to receive the Merger Consideration (“Merger Consideration”). The Merger Consideration shall mean an amount equal to (i) $0.355 in cash, subject to downward adjustment to the extent that Spectrum incurs certain expenses (as defined in the Agreement) in excess of $725,000 (the “Cash Consideration”), and (ii) a fraction of a share of common stock, par value $.01 per share, of Hain (the “Hain Common Stock”) valued at the Hain Common Stock Market Price worth $0.355 (the “Stock Consideration”). For purposes of this letter, we have accepted Spectrum’s estimate that the Cash Consideration after adjustment will be approximately $0.35. For purposes of the Agreement, the “Hain Common Stock Market Price” shall mean $19.80; provided that, if the average closing sales price for Hain Common Stock for the ten consecutive business days during which Hain Common Stock is traded on the Nasdaq National Market (each a “Trading Day”), beginning 12 Trading Days prior to the Effective Date (the “Ten Day Average”), is less than $19.80, Hain Common Stock Market Price shall equal the greater of (i) the Ten Day Average and (ii) $17.424. If the ten most recent Trading Days ending August 22, 2005 were to be the basis for the Ten Day Average, the Stock Consideration would consist of 0.01869 shares of Hain Common Stock, which at the closing sale price on August 22, 2005 would be worth $0.354 per share of Spectrum Common Stock.

You have provided us with a copy of the Agreement dated as of August 23, 2005.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the common stockholders of Spectrum. In the course of performing our review and analyses for rendering this opinion, we have:

•	Reviewed the Agreement and the Voting Agreement, dated as of August 23, 2005, between Hain and the shareholder of Spectrum named therein;

•	Reviewed Spectrum’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005, its unaudited internal financial reports for the period ended July 31, 2005, and its Current Reports on Form 8-K for the three years ended the date hereof;

•	Reviewed Hain’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended June 30, 2002, 2003 and 2004, its Quarterly Reports on Form 10-Q for the periods ended September 30, 2004, December 31, 2004 and March 31, 2005, and its Current Reports on Form 8-K for the three years ended the date hereof;

•	Reviewed certain operating and financial information relating to Spectrum’s and Hain’s business and prospects. This information included projections for the five years ended December 31, 2009 for

Annex C-1

The Board of Directors

Spectrum Organic Products, Inc.

August 23, 2005

Spectrum prepared by Spectrum’s management. We also reviewed publicly available research analyst projections for the two years ended June 30, 2007 for Hain and reviewed and discussed such projections with the management of Hain;

•	Met with certain members of Spectrum and Hain’s senior managements to discuss each entity’s respective businesses, operations, historical and projected financial results and future prospects;

•	Reviewed the historical prices, trading multiples and trading volumes of the common shares of each of Spectrum and Hain;

•	Reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to each of Spectrum and Hain;

•	Reviewed the publicly available terms of recent mergers and acquisitions of companies which we deemed generally comparable to Spectrum; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us or discussed with us by Spectrum and Hain, including, without limitation, the projections and other estimates. We have not assumed any responsibility for the independent verification of any such information or any such projections and estimates, and we have further relied upon the assurances of the senior managements of Spectrum and Hain that they are unaware of any facts that would make the information, and projections and other estimates, reviewed by us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Spectrum and Hain, nor have we been furnished with any such appraisals. We have assumed that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. We have also assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Spectrum, Hain or Parent Sub.

We do not express any opinion as to the price or range of prices at which the shares of common stock of Spectrum and Hain may trade subsequent to the announcement or consummation of the Merger. We also do not express any opinion as to the fairness of the Merger Consideration to the holders of Dissenting Shares.

We have acted as a financial advisor to Spectrum in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Spectrum and does not constitute a recommendation to the Board of Directors of Spectrum or any holders of Spectrum common stock as to how to vote in connection with the Merger. This opinion does not address Spectrum’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Spectrum or the effects of any other transaction in which Spectrum might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be

Annex C-2

included in its entirety in any proxy statement/prospectus to be distributed to the holders of Spectrum common stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of Spectrum.

Very truly yours,

By:	/s/ David Hadley
David Hadley, President D.F. HADLEY & CO., INC.

Annex C-3

The Board of Directors

Spectrum Organic Products, Inc.

August 23, 2005

Annex D

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (the “Agreement”) is made and entered into as of August 23, 2005, by and between The Hain Celestial Group, Inc., a Delaware corporation (“Parent”) and Jethren Phillips (“Equity Holder”).

RECITALS

A.        This Agreement is entered into in connection with that certain Agreement and Plan of Merger dated as of August 23, 2005 (the “Merger Agreement”), by and between Parent and Spectrum Organic Products, Inc., a California corporation (the “Company”). Pursuant to and subject to the terms of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) the Company will be merged with and into a limited liability company (“Merger Sub”) whose sole member is Parent (the “Merger”), the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving company.

B.        In order to induce Parent to consummate the transactions contemplated by the Merger Agreement (including but not limited to acquisition by Parent of the Company and the settlement of all of Equity Holder’s stock and other equity interests in the Company comprising, as of the date hereof, 26,950,000 shares of common stock of the Company and stock options to acquire an additional 75,000 shares of common stock of the Company), to protect for Parent all of the goodwill associated with the business of the Company and to be acquired by Parent and in consideration of the transfer by the Company to Equity Holder of the Company’s life insurance policy on the life of Equity Holder, Equity Holder is willing to enter into this Agreement.

C.        This Agreement is a material inducement to the willingness of the parties to enter into the Merger Agreement and consummate the transactions contemplated thereby.

AGREEMENT

The parties hereby agree as follows:

1.      Experience and Skill of Equity Holder. As an owner, founder, former chief executive officer, and current Chairman of the Board of Directors of the Company, Equity Holder has been actively involved in the management, development and strategic direction of the Company’s business, has thereby acquired considerable experience and skill and has contributed to the goodwill of the Company’s business. Parent wishes to protect its investment in the business acquired pursuant to the Merger Agreement by restricting the activities of Equity Holder which might compete with or otherwise harm such business, and, as part of the consideration and inducement to Parent for acquiring the business, Equity Holder is willing to agree to and abide by such restrictions as hereinafter provided.

2.      Non-Competition and Non-Solicitation of Employee Covenants.

2.1        General. Equity Holder acknowledges that he holds a substantial number of shares of the Common Stock of the Company. Equity Holder further acknowledges that the value of the consideration paid by Parent in connection with its acquisition of the Company pursuant to the Merger Agreement is substantial and that preservation of the goodwill associated with the Company is a part of the consideration which Parent is receiving in the Merger Agreement. Parent desires that Equity Holder enter into a non-competition agreement with Parent as set forth in this section, and Equity Holder is willing to agree to such non-competition provisions as set forth below. The Company and Equity Holder agree that such non-competition provisions are separately bargained-for consideration and are material inducements to Parent to enter into the Merger Agreement. Accordingly, Equity Holder and the Company agree to the non-competition and non-solicitation provisions set forth in this Section 2.

Annex D-1

  2.2      Non-Competition.

  (a)      During the period beginning at the Effective Time and ending on the date that is (1) with respect to the Restricted Business (as defined below), two years following the Effective Time (the “Restricted Period”) and (2) with respect to the Branded/Private Label Restricted Business (as defined below), three years following the Effective Time (the “Branded/Private Label Restricted Period”), Equity Holder covenants and agrees that he will not, directly or indirectly either for Equity Holder or for any other person or business entity, do any of the following:

  (i)        engage (as defined below) (A) during the Restricted Period, in the Restricted Business and (B) during the Branded/Private Label Restricted Period, in the Branded/Private Label Restricted Business, in each case anywhere (without regard to the distribution channel used) the Company sells products or services at the time of the Merger and is then providing such products and services; however, nothing in this agreement shall prevent Equity Holder from serving as an employee, consultant or contractor of any entity that engages in a Restricted Business or Branded/Private Label Restricted Business, as the case may be, so long as Equity Holder does not directly or indirectly engage or participate in the Restricted Business or Branded/Private Label Restricted Business, as the case may be, or otherwise assist that entity in engaging or participating in the Restricted Business or Branded/Private Label Restricted Business, as the case may be;

  (ii)        solicit, induce or attempt to solicit or induce any then current employee, temporary worker or independent contractor of the Company to discontinue employment or engagement with the Company for the purpose of seeking or commencing employment or engagement with any third party; or

  (iii)        persuade or attempt to persuade any person accepting products and services from the Company or providing services, products or facilities to the Company not to do business with the Company or to reduce the amount of business it does with the Company.

  (iv)        For purposes of this agreement, the term:

(A)        “Branded/Private Label Restricted Business” shall mean that portion of the Restricted Business relating to any branded or private label finished products including, without limitation, the Spectrum Naturals or Spectrum Essentials portions of the Company’s business;

(B)        “engage” in a business shall include, without limitation, any relationship as an officer, director, stockholder, owner, investor, salesperson, affiliate, co-owner, partner, member, trustee, promoter, founder, technician, engineer, analyst, employee, agent, representative, distributor, re-seller, sublicensor, supplier, investor or lender, consultant or contractor, advisor or manager of or to the particular business, or otherwise acquiring or holding any interest in, or otherwise engaging in the provision of service to, any person or entity that engages in the particular business; and

(C)        “Restricted Business” shall mean the business of developing, producing, purchasing, selling, marketing, sourcing or otherwise distributing or providing (i) consumer packaged oils (including, without limitation, bottled cooking oils, sprays and shortenings), mayonnaises, vinegars, salad dressings, crackers or non-dairy buttery spreads, (ii) essential fatty acid nutritional supplements, (iii) flax seeds for retail consumption, (iv) expeller pressed conventional non-GMO canola, hi-oleic safflower, hi-oleic sunflower, and hi-oleic canola oils, certified organic flax seed, olive, canola, soy, palm fruit, coconut, sesame, and hi-oleic sunflower oils, organic vinegars, mayonnaise, buttery spreads, and non-GMO natural vitamin E for use as ingredients, or (v) any products or services contemplated, conceptualized and/or under development by the Company or its agents (including, without limitation, any external research lab, university, flavor company, etc.) during the three years prior to the Effective Time as listed on Exhibit A. Equity Holder

Annex D-2

represents that Exhibit A reflects all products or services contemplated, conceptualized and/or under development by the Company or its agents (including, without limitation, any external research lab, university, flavor company, etc.) at the Effective Time.

  (b)        The provisions of this Agreement shall not be construed to prevent Equity Holder from being gainfully employed. Equity Holder understands and acknowledges that the Parent is prepared to vigorously enforce the promises of this Agreement, and that violation of this provision could result in the assessment of damages and other legal remedies against Equity Holder and any of his subsequent employers. Equity Holder acknowledges that product and service life cycles in the Company’s business are, at least, two years for the Restricted Business and three years for the Branded/Private Label Restricted Business and, thus, the provisions of this Section 2.2 are reasonable. Equity Holder further acknowledges that the Company’s products are sold and distributed throughout the United States, Canada, Europe, Japan and Korea and, thus, the geographic scope as defined in this Section 2.2 is reasonable.

  (c)        Nothing in this Section 2.2, however, shall prevent Equity Holder from (x) owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if Equity Holder is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation, (y) serving as an employee or consultant to the Parent or (z) the activities listed on Exhibit B hereto.

  2.3        Severability. The parties intend that the covenants contained in Section 2.2 shall be construed as a series of separate covenants, one for each county, city, state, nation, and other political subdivision. Except for geographic coverage, each such separate covenant shall be deemed otherwise identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth in this Agreement be enforced to the maximum degree permitted by applicable law.

  2.4        Savings Clause. In addition to the provisions of Section 2.3, it is the desire and intent of the parties that the provisions of this Section 2 shall be enforced to the fullest extent permissible under applicable law. If any provision of this Section 2 or any part of any such provision is held under any circumstances to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, then: (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be modified by such arbitrator or court to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Section 2. Each provision of this Section 2 is separable from every other provision of this Section 2, and each part of each provision of this Section 2 is separable from every other part of such provision.

3.        Representations of Equity Holder. Equity Holder represents that: (i) he is familiar with the covenants set forth in this Agreement; (ii) he is fully aware of his obligations under this Agreement, including, without limitation, the length of time, scope and geographic coverage of these covenants; (iii) he is receiving specific, bargained-for consideration for his covenants not to compete and not to solicit; and (iv) execution of this Agreement, and performance of Equity Holder’s obligations under this Agreement, will not conflict with, or result in a violation or breach of, any other agreement to which Equity Holder is a party or any judgment, order or decree to which Equity Holder is subject.

4.        Breach. Equity Holder acknowledges that in the event of a breach of any of the provisions of this Agreement by Equity Holder, Parent or its successor would sustain irreparable harm, and, therefore, Equity Holder agrees that in addition to any other remedies which Parent may have under this Agreement or otherwise,

Annex D-3

Parent shall be entitled to obtain equitable relief, including specific performance and injunctions restraining the Equity Holder from committing or continuing any such violation of this Agreement.

5.        Reasonableness of Terms. Equity Holder acknowledges that the length, scope and geographic coverage to which the restrictions imposed in Section 2 above shall apply are fair and reasonable and are reasonably required for the protection of the Parent and the Company and that clauses (a)(i) and (a)(ii) of Section 2.2 conform to the business in which the Company is engaged.

6.        Use of Name. From and after the date of this Agreement Equity Holder will not, without the consent of Parent, use or consent to or cooperate in the use of the name “Spectrum Organic Products” or any similar names thereto in any business other than that of Parent except in the course of the performance of any duties on behalf of, and requested by, Parent.

7.        Advice of Legal Counsel. Equity Holder acknowledges and represents that, in executing this Agreement, he has consulted with counsel (or has affirmatively chosen not to do so) and is fully aware of his rights and obligations under this Agreement. This Agreement shall not be construed against any party by reason of its drafting or preparation.

8.        Entire Agreement. This Agreement, the Merger Agreement and that certain Voting and Support Agreement dated as of August 23, 2005, among Equity Holder, Parent and the Company, constitute and contain the entire agreement and final understanding concerning Equity Holder’s relationship with the Company and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. The Company’s rights and the Equity Holder’s obligations pursuant to the return of property, confidential information, assignment of inventions, and similar provisions of any agreement to which either of them was previously bound remain in effect.

9.        Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. In the event that the Company’s business is sold, reorganized or otherwise transferred (in whole or in part) to another business or entity, it is intended that the limitations of Section 2.2 shall continue in effect with respect to any portion of the Company’s business that is retained by the Company as well as any portion that is so transferred and, to that end, the term “Company” in this Agreement shall include any successor to all or any portion of the Company’s business.

10.        Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Subject to Section 14 below, each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the state and federal courts of San Francisco County, California.

11.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

12.        Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13.        Third-Party Reliance. The parties hereto do not intend to create any third-party beneficiaries of their agreement hereunder, and no person or entity other than such parties and their respective successors, heirs and permitted assigns shall have any rights under this Agreement.

Annex D-4

14.        Dispute Resolution. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in San Francisco County, California in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

15.        Effectiveness of Agreement. This agreement shall be of no force or effect if the Effective Time does not occur or the Merger Agreement is terminated in accordance with its terms.

[Signature Page Follows]

Annex D-5

The parties have caused this Agreement to be executed as of the date first written above.

THE HAIN CELESTIAL GROUP, INC.

By:	/s/ Ira J. Lamel
Name:	Ira J. Lamel
Title:	Executive Vice President and Chief Financial Officer
Address:	58 South Service Road Melville, New York 11747
Fax No:	(631) 730-2561

EQUITY HOLDER: JETHREN PHILLIPS

/s/ Jethren Phillips

Address: Fax No:

Annex D-6

Annex E

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (the “Agreement”) is made and entered into as of August 23, 2005, by and between The Hain Celestial Group, Inc. a Delaware corporation (“Parent”) and Neil Blomquist (“Equity Holder”).

RECITALS

A.        This Agreement is entered into in connection with that certain Agreement and Plan of Merger dated as of August 23, 2005 (the “Merger Agreement”), by and between Parent and Spectrum Organic Products, Inc., a California corporation (the “Company”). Pursuant to and subject to the terms of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) the Company will be merged with and into a limited liability company (“Merger Sub”) whose sole member is Parent (the “Merger”), the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving company.

B.        In order to induce Parent to consummate the transactions contemplated by the Merger Agreement (including but not limited to acquisition by Parent of the Company and the settlement of all of Equity Holder’s stock and other equity interests in the Company comprising, as of the date hereof, 817,168 shares of common stock of the Company and stock options and/or warrants to acquire an additional 1,665,515 shares of common stock of the Company), and to protect for Parent all of the goodwill associated with the business of the Company and to be acquired by Parent and in consideration of $200,000 payable January 2, 2006 (as provided in Section 2.2(d) hereof), Equity Holder is willing to enter into this Agreement.

C.        This Agreement is a material inducement to the willingness of the parties to enter into the Merger Agreement and consummate the transactions contemplated thereby.

AGREEMENT

The parties hereby agree as follows:

1.        Experience and Skill of Equity Holder.  As an owner, Director, President, Chief Executive Officer, former Chief Operating Officer and former Director of Sales and Marketing of the Company, Equity Holder has been actively involved in the management, development and strategic direction of the Company’s business, has thereby acquired considerable experience and skill and has contributed to the goodwill of the Company’s business. Parent wishes to protect its investment in the business acquired pursuant to the Merger Agreement by restricting the activities of Equity Holder which might compete with or otherwise harm such business, and, as part of the consideration and inducement to Parent for acquiring the business, Equity Holder is willing to agree to and abide by such restrictions as hereinafter provided.

2.        Non-Competition and Non-Solicitation of Employee Covenants.

2.1        General.  Equity Holder acknowledges that he holds a substantial number of shares of the Common Stock of the Company, as the owner of 817,168 shares of common stock of the Company and stock options to acquire an additional 1,665,515 shares of common stock of the Company. Equity Holder further acknowledges that the value of the consideration paid by Parent in connection with its acquisition of the Company pursuant to the Merger Agreement is substantial and that preservation of the goodwill associated with the Company is a part of the consideration which Parent is receiving in the Merger Agreement. Parent desires that Equity Holder enter into a non-competition agreement with Parent as set forth in this section, and Equity Holder is willing to agree to such non-competition provisions as set forth below. The Company and Equity Holder agree that such non-competition provisions are separately bargained-for consideration and are material inducements to Parent to enter into the Merger Agreement. Accordingly, Equity Holder and the Company agree to the non-competition and non-solicitation provisions set forth in this Section 2.

Annex E-1

2.2        Non-Competition.

(a)        During the period beginning at the Effective Time and ending on the date that is (1) with respect to the Restricted Business (as defined below), two years following the Effective Time (the “Restricted Period”) and (2) with respect to the Branded/Private Label Restricted Business (as defined below), three years following the Effective Time (the “Branded/Private Label Restricted Period”), Equity Holder covenants and agrees that he will not, directly or indirectly either for Equity Holder or for any other person or business entity, do any of the following:

(i)        engage (as defined below) (A) during the Restricted Period, in the Restricted Business and (B) during the Branded/Private Label Restricted Period, in the Branded/Private Label Restricted Business, in each case anywhere (without regard to the distribution channel used) the Company sells products or services at the time of the Merger and the Company is then providing such products and services; however, nothing in this agreement shall prevent Equity Holder from serving as an employee, consultant or contractor of any entity that engages in a Restricted Business or Branded/Private Label Restricted Business, as the case may be, so long as Equity Holder does not directly or indirectly engage or participate in the Restricted Business or Branded/Private Label Restricted Business, as the case may be, or otherwise assist that entity in engaging or participating in the Restricted Business or Branded/Private Label Restricted Business, as the case may be;

(ii)        solicit, induce or attempt to solicit or induce any then current employee, temporary worker or independent contractor of the Company to discontinue employment or engagement with the Company for the purpose of seeking or commencing employment or engagement with any third party; or

(iii)        persuade or attempt to persuade any person accepting products and services from the Company or providing services, products or facilities to the Company not to do business with the Company or to reduce the amount of business it does with the Company.

(iv)        For purposes of this agreement, the term:

(A)        “Branded/Private Label Restricted Business” shall mean that portion of the Restricted Business relating to any branded or private label finished products including, without limitation, the Spectrum Naturals or Spectrum Essentials portions of the Company’s business;

(B)        “engage” in a business shall include, without limitation, any relationship as an officer, director, stockholder, owner, investor, salesperson, affiliate, co-owner, partner, member, trustee, promoter, founder, technician, engineer, analyst, employee, agent, representative, distributor, re-seller, sublicensor, supplier, investor or lender, consultant or contractor, advisor or manager of or to the particular business, or otherwise acquiring or holding any interest in, or otherwise engaging in the provision of service to, any person or entity that engages in the particular business; and

(C)        “Restricted Business” shall mean the business of developing, producing, purchasing, selling, marketing, sourcing or otherwise distributing or providing (i) consumer packaged oils (including, without limitation, bottled cooking oils, sprays and shortenings), mayonnaises, vinegars, salad dressings, crackers or non-dairy buttery spreads, (ii) essential fatty acid nutritional supplements, (iii) flax seeds for retail consumption, (iv) expeller pressed conventional non-GMO canola, hi-oleic safflower, hi-oleic sunflower, and hi-oleic canola oils, certified organic flax seed, olive, canola, soy, palm fruit, coconut, sesame, and hi-oleic sunflower oils, organic vinegars, mayonnaise, buttery spreads, and non-GMO natural vitamin E for use as ingredients, or (v) any products or services contemplated, conceptualized and/or under development by the Company or its agents (including, without limitation, any external research lab, university, flavor company,

Annex E-2

etc.) during the three years prior to the Effective Time as listed on Exhibit A. Equity Holder represents that Exhibit A reflects all products or services contemplated, conceptualized and/or under development by the Company or its agents (including, without limitation, any external research lab, university, flavor company, etc.) at the Effective Time.

(b)        The provisions of this Agreement shall not be construed to prevent Equity Holder from being gainfully employed. Equity Holder understands and acknowledges that the Parent is prepared to vigorously enforce the promises of this Agreement, and that violation of this provision could result in the assessment of damages and other legal remedies against Equity Holder and any of his subsequent employers. Equity Holder acknowledges that product and service life cycles in the Company’s business are, at least, two years for the Restricted Business and three years for the Branded/Private Label Restricted Business and, thus, the provisions of this Section 2.2 are reasonable. Equity Holder further acknowledges that the Company’s products are sold and distributed throughout the United States, Canada, Europe, Japan and Korea and, thus, the geographic scope as defined in this Section 2.2 is reasonable.

(c)        Nothing in this Section 2.2, however, shall prevent Equity Holder from (x) owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if Equity Holder is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation, (y) serving as an employee or consultant to the Parent or (z) the activities listed on Exhibit B hereto.

(d)        Equity Holder shall be entitled to $200,000 on January 2, 2006, in consideration for his compliance with the terms of this Agreement for the full period of time required by this Agreement. Although such payment shall be made prior to the expiration of the restrictions described in this Agreement, if Equity Holder breaches his obligations under this Agreement, the Company shall (in addition to any other remedies) be entitled to repayment by Equity Holder of the pro rata portion of such payment for the remaining portion of the Branded/Private Label Restricted Period.

2.3        Severability.  The parties intend that the covenants contained in Section 2.2 shall be construed as a series of separate covenants, one for each county, city, state, nation, and other political subdivision. Except for geographic coverage, each such separate covenant shall be deemed otherwise identical in terms. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth in this Agreement be enforced to the maximum degree permitted by applicable law.

2.4        Savings Clause.  In addition to the provisions of Section 2.3, it is the desire and intent of the parties that the provisions of this Section 2 shall be enforced to the fullest extent permissible under applicable law. If any provision of this Section 2 or any part of any such provision is held under any circumstances to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, then: (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be modified by such arbitrator or court to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Section 2. Each provision of this Section 2 is separable from every other provision of this Section 2, and each part of each provision of this Section 2 is separable from every other part of such provision.

3.        Representations of Equity Holder.  Equity Holder represents that: (i) he is familiar with the covenants set forth in this Agreement; (ii) he is fully aware of his obligations under this Agreement, including, without limitation, the length of time, scope and geographic coverage of these covenants; (iii) he is receiving

Annex E-3

specific, bargained-for consideration for his covenants not to compete and not to solicit; and (iv) execution of this Agreement, and performance of Equity Holder’s obligations under this Agreement, will not conflict with, or result in a violation or breach of, any other agreement to which Equity Holder is a party or any judgment, order or decree to which Equity Holder is subject.

4.        Breach.  Equity Holder acknowledges that in the event of a breach of any of the provisions of this Agreement by Equity Holder, Parent or its successor would sustain irreparable harm, and, therefore, Equity Holder agrees that in addition to any other remedies which Parent may have under this Agreement or otherwise, Parent shall be entitled to obtain equitable relief, including specific performance and injunctions restraining the Equity Holder from committing or continuing any such violation of this Agreement.

5.        Reasonableness of Terms.  Equity Holder acknowledges that the length, scope and geographic coverage to which the restrictions imposed in Section 2 above shall apply are fair and reasonable and are reasonably required for the protection of the Parent and the Company and that clauses (a)(i) and (a)(ii) of Section 2.2 conform to the business in which the Company is engaged.

6.        Use of Name.  From and after the date of this Agreement Equity Holder will not, without the consent of Parent, use or consent to or cooperate in the use of the name “Spectrum Organic Products” or any similar names thereto in any business other than that of Parent except in the course of the performance of any duties on behalf of, and requested by, Parent.

7.        Advice of Legal Counsel.  Equity Holder acknowledges and represents that, in executing this Agreement, he has consulted with counsel (or has affirmatively chosen not to do so) and is fully aware of his rights and obligations under this Agreement. This Agreement shall not be construed against any party by reason of its drafting or preparation.

8.        Entire Agreement.  This Agreement, the Employment Agreement effective as of October 1, 2002 between Equity Holder and the Company, and the Merger Agreement constitute and contain the entire agreement and final understanding concerning Equity Holder’s relationship with the Company and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. The Company’s rights and the Equity Holder’s obligations pursuant to the return of property, confidential information, assignment of inventions, and similar provisions of any agreement to which either of them was previously bound remain in effect.

9.        Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. In the event that the Company’s business is sold, reorganized or otherwise transferred (in whole or in part) to another business or entity, it is intended that the limitations of Section 2.2 shall continue in effect with respect to any portion of the Company’s business that is retained by the Company as well as any portion that is so transferred and, to that end, the term “Company” in this Agreement shall include any successor to all or any portion of the Company’s business.

10.        Governing Law; Jurisdiction.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Subject to Section 14 below, each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the state and federal courts of San Francisco County, California.

11.        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Annex E-4

12.        Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13.        Third-Party Reliance.  The parties hereto do not intend to create any third-party beneficiaries of their agreement hereunder, and no person or entity other than such parties and their respective successors, heirs and permitted assigns shall have any rights under this Agreement.

14.        Dispute Resolution.  Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in San Francisco County, California in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

15.        Effectiveness of Agreement.  This agreement shall be of no force or effect if the Effective Time does not occur or the Merger Agreement is terminated in accordance with its terms.

[Signature Page Follows]

Annex E-5

The parties have caused this Agreement to be executed as of the date first written above.

THE HAIN CELESTIAL GROUP, INC.

By:	/s/ Ira J. Lamel
Name:	Ira J. Lamel
Title:	Executive Vice President and Chief Financial Officer
Address:	58 South Service Road Melville, New York 11747
Fax No:	(631) 730-2561

EQUITY HOLDER: NEIL BLOMQUIST

/s/ Neil Blomquist
Address:

Fax No:

Annex E-6

Annex F

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT (this “Agreement”), made and entered into August 23, 2005, by and between Neil Blomquist (“Blomquist”) and Spectrum Organic Products, Inc., a California corporation (the “Company”).

WHEREAS, Blomquist has substantial strategic business experience, acumen and contacts; and

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated August 23, 2005, with The Hain Celestial Group, Inc. (“Hain”);

WHEREAS, the Company desires to avail itself of Blomquist’s services for up to one year following the Effective Time (as defined in the Merger Agreement);

WHEREAS, Blomquist desires to provide such services to the Company; and

WHEREAS, the parties hereto desire to define the terms of Blomquist’s last year of employment with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Blomquist and the Company hereby agree as follows:

1.        Consulting Services.  Effective as of the Effective Time (as defined in the Merger Agreement), by the terms and subject to the conditions herein contained, Blomquist shall provide consulting, sourcing, promotional and other services for the Company as reasonably requested by the Company for a period of one year (the “Term”). Blomquist agrees to work for the Company (a) on a full time basis for the first four months of the Term, (b) on a half time basis for the fifth and sixth months of the Term and (c) for 20 business days in the aggregate during the seventh through twelfth months of the Term.

2.        Payment.  Effective as of the Effective Time, in consideration for the services of Blomquist to be provided pursuant to this Agreement, the Company shall pay Blomquist a consulting fee of $150,000 per year (the “Consulting Fee”), payable in accordance with the Company’s standard accounts payable practices, as follows: (a) $25,000 per month for the first four months of the Term, (b) $12,500 per month for the fifth and sixth months of the Term and (c) $4,167 per month for the seventh through twelfth months of the Term.

3.        Expenses.  The Company shall pay directly or otherwise reimburse Blomquist for all pre-approved travel and other expenses incurred by Blomquist in rendering services hereunder. Blomquist shall provide receipts and vouchers to the Company for all pre-approved expenses for which reimbursement is claimed.

4.        Independent Contractor Status.  In performing the services under this Agreement, the Contractor will be deemed to be for all purposes an independent contractor (and not an employee or agent of the Company) under any and all laws, whether existing or future, including without limitation Social Security laws, unemployment insurance laws, and withholding and other employment taxation laws. Blomquist will not be entitled to participate in any employee benefits accruing to employees of the Company. Blomquist will not be authorized to make any representation, contract or commitment on behalf of the Company unless Blomquist is specifically requested or authorized to do so in writing by an authorized representative of the Company.

5.        Term and Termination.  This Agreement shall be effective from the date hereof and shall, unless terminated pursuant to the terms hereof, continue in effect for a period of one year. The Company may terminate this Agreement upon 30 days’ prior written notice to the other party, provided that it pays any remaining portion of the Consulting Fee.

Annex F-1

6.        Non-Assignability.  The rights, obligations, and benefits established by this Agreement shall not be assignable by either party hereto. This Agreement shall, however, be binding upon and shall inure to the benefit of the parties and their successors.

7.        Confidentiality.  Blomquist shall not disclose confidential information concerning the business, finances, or other affairs of the Company. The term “confidential information” does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement or (ii) becomes available on a non-confidential basis from a source other than the parties, provided that such source is not known to be bound by a confidentiality agreement or other obligation of secrecy to either party hereto.

8.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflicts of law principles thereof or actual domicile of the parties.

9.        Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied (with a confirming copy by overnight delivery service or first class mail), sent by overnight delivery service with delivery signature required, or sent with return receipt requested by certified, registered, or express mail, postage prepaid to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied or if mailed, two days after the date of mailing, as follows:

If to the Company:

c/o The Hain Celestial Group, Inc.

58 South Service Road

Melville, New York 11747

Facsimile No.: (631) 730-2561

Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP

80 Pine Street, 17th Floor

New York, NY 10005

Attention: Geoffrey E. Liebmann, Esq.

Facsimile: (212) 269-5420

If to Blomquist:

Neil Blomquist

4392 Belmont Drive

Sebastopol, CA 95472

10.        No Other Agreements.  This Agreement supersedes all prior understandings, written or oral, and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof, other than the Employment Agreement effective as of October 1, 2002 between Blomquist and the Company. No waiver, modification or termination of this Agreement shall be valid unless in writing signed by the parties hereto.

11.        Effectiveness of Agreement.  This agreement shall be of no force or effect if the Effective Time does not occur or the Merger Agreement is terminated in accordance with its terms. Prior to the Effective Time, this Agreement shall not be amended or modified without the prior written consent of Hain.

IN WITNESS WHEREOF, the Company and Blomquist have duly executed this Agreement as of the day and year first above written.

Annex F-2

SPECTRUM ORGANIC PRODUCTS, INC.

By:	/s/ Robert B. Fowles
Name: ROBERT B. FOWLES Title: Chief Financial Officer

/s/ Neil Blomquist
NEIL BLOMQUIST

Annex F-3

Annex G

CALIFORNIA CORPORATIONS CODE

TITLE 1. CORPORATIONS

DIVISION 1. GENERAL CORPORATION LAW

CHAPTER 13. DISSENTERS’ RIGHTS

SECTION 1300.  Right to Require Purchase — “Dissenting Shares” and “Dissenting Shareholder” Defined.

(a)        If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

(b)        As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

    (1)        Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2)        Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3)        Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4)        Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)        As used in this chapter, “dissenting shareholder” means the record holder of dissenting shares and includes a transferee of record.

SECTION 1301.  Demand for Purchase.

(a)        If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the

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corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)        Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)        The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  Endorsement of Shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  Agreed Price — Time for Payment.

(a)        If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)        Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

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SECTION 1304.  Dissenter’s Action to Enforce Payment.

(a)        If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)        Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)        On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.  Appraisers’ Report — Payment — Costs.

(a)        If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)        If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)        Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)        Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)        The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306.  Dissenting Shareholder’s Status as Creditor.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

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SECTION 1307.  Dividends Paid as Credit Against Payment.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  Continuing Rights and Privileges of Dissenting Shareholders.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  Termination of Dissenting Shareholder Status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a)        The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

    (b)        The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c)        The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (d)        The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

SECTION 1310.  Suspension of Proceedings for Payment Pending Litigation.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  Exempt Shares.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.  Attacking Validity of Reorganization or Merger.

(a)        No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded,

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except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)        If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)        If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form Purchase set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that this transaction is just and reasonable as to the shareholders of any party so controlled.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware Law. Section 145 of the Delaware General Corporation Law, or the “DGCL,” provides that a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its stockholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 145(a) of the DGCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any threatened, pending or completed action other than a derivative action, whether civil or criminal, against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement actually and reasonably incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against expenses (including attorneys fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, if such director or officer acted, in good faith, and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect of any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action was brought determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper.

Section 145(d) of the DGCL specifies the manner in which payment of indemnification under Section 145(a) of the DGCL or indemnification permitted under Section 145(b) of the DGCL may be authorized by the corporation. Section 145(c) of the DGCL provides that indemnification by a corporation is mandatory in any case in which a present or former director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 145(d).

Section 145(g) of the DGCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above section or (2) directors and officers in instances in which they may be indemnified by a corporation under such section.

Hain’s Certificate of Incorporation and Bylaws.  Article Eleventh of the Certificate of Incorporation and Article IV of the Bylaws of Hain provides for Hain to indemnify its corporate personnel, directors and officers to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time.

Indemnification Agreements.  Spectrum has entered into indemnification agreements with its directors and executive officers containing provisions that may require Spectrum to, among other things:

•	indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature;

•	advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

•	maintain directors’ and officers’ insurance if available on reasonable terms.

Insurance. Hain has also purchased liability insurance policies covering Hain directors and officers.

The Merger Agreement.  The merger agreement provides that for a period of six years after the effective time of the merger:

(a)        Hain and the surviving company shall maintain in effect, and Hain shall cause the surviving company to comply with and shall comply with, the provisions regarding indemnification of officers and directors contained in the articles of incorporation and by-laws of the Company and any directors, officers or employees indemnification agreements of Spectrum as in effect on the date of the merger agreement and disclosed to Hain in Spectrum’s disclosure letter;

(b)        Hain and the surviving company shall maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Spectrum (provided that Hain may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect) with respect to claims arising from facts or events which occurred on or before the effective time; provided that in satisfying its obligation under this clause (b), the surviving company and Hain shall not be obligated to pay premiums in excess of 200% of the amount per annum that Spectrum has paid in its last full fiscal year, which amount Spectrum has disclosed to Hain, prior to the date of the merger agreement (the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the surviving company and Hain shall be obligated to obtain a policy with the greatest coverage available for the costs not exceeding such Maximum Annual Premium; and

(c)        Hain and the surviving company shall indemnify the directors and officers of Spectrum to the fullest extent to which Hain or the surviving company is permitted to indemnify such officers and directors under its certificate of formation and operating agreement and the Beverly-Killea Limited Liability Company Act of the state of California.

Item 21. Exhibits and Financial Statement Schedules

Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of August 23, 2005, by and between The Hain Celestial Group, Inc. (“Hain”) and Spectrum Organic Products, Inc. (“Spectrum”) (included as Annex A to the proxy statement/prospectus).
2.2	Voting and Support Agreement, dated as of August 23, 2005, between Hain and Jethren Phillips (included as Annex B to the proxy statement/prospectus).
3.1	Amended and Restated Certificate of Incorporation of Hain (incorporated by reference to Exhibit 3.1 of Amendment No. 1 to Hain’s Registration Statement on Form S-4 (Commission File No. 333-33830) filed with the Commission on April 24, 2000).
3.2	Amended and Restated Bylaws of Hain (incorporated by reference to Exhibit 3.2 of Amendment No. 1 to Hain’s Registration Statement on Form S-4 (Commission File No. 333-33830) filed with the Commission on April 24, 2000).

Exhibit Number	Description
4.1	Specimen of Hain common stock certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to Hain’s Registration Statement on Form S-4 (Commission File No. 333-33830) filed with the Commission on April 24, 2000).
5(a)	Opinion of Cahill Gordon & Reindel LLP regarding the legality of the securities.
8.1(a)	Opinion of Cahill Gordon & Reindel LLP regarding certain federal income tax consequences relating to the merger.
8.2(a)	Opinion of Cooley Godward LLP regarding certain federal income tax consequences relating to the merger.
21.1	Subsidiaries of Hain (incorporated by reference to Exhibit 21.1 of Hain’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2005, filed with the Commission on November 2, 2005).
23.1(a)	Consent of Ernst & Young LLP, independent registered public accounting firm, with respect to Hain.
23.2(a)	Consent of Grant Thornton, LLP, independent registered public accounting firm, with respect to Spectrum.
23.3(a)	Consent of BDO Seidman, LLP, independent registered public accounting firm, with respect to Spectrum.
23.4	Consent of Cahill Gordon & Reindel LLP (included in the opinions filed as Exhibit 5 and Exhibit 8.1, respectively, to this Registration Statement).
23.5	Consent of Cooley Godward LLP (included in the opinion filed as Exhibit 8.2 to this Registration Statement).
24.1	Powers of Attorney (included on the signature pages to this Registration Statement).
99.1(a)	Form of Spectrum proxy card.
99.2(b)	Consent of D.F. Hadley & Co., Inc.

(a)	Filed herewith.
(b)	Previously filed.

Exhibits

The Financial Statement Schedules have previously been filed as part of Hain’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed with the SEC on September 13, 2005, and are incorporated herein by reference.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(3)	That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York, on November 10, 2005.

The Hain Celestial Group, Inc.

By:	/S/ IRA J. LAMEL
Name: Ira J. Lamel Title: Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below in so signing also makes, constitutes and appoints Irwin D. Simon and Ira J. Lamel, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all amendments and post-effective amendments to this registration statement, and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and all post-effective amendments thereto together with exhibits to any such registration statements or amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact’s substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed on November 10, 2005 by the following persons in the capacities indicated.

Name	Title

/S/ IRWIN D. SIMON*	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
Irwin D. Simon

/S/ IRA J. LAMEL	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Ira J. Lamel

/S/ BARRY J. ALPERIN*	Director
Barry J. Alperin

/S/ BETH L. BRONNER*	Director
Beth L. Bronner

/S/ JACK FUTTERMAN*	Director
Jack Futterman

Director
Daniel R. Glickman

/S/ MARINA HAHN*	Director
Marina Hahn

/S/ ANDREW R. HEYER*	Director
Andrew R. Heyer

/S/ ROGER MELTZER*	Director
Roger Meltzer

/S/ MITCHELL A. RING*	Director
Mitchell A. Ring

/S/ LEWIS D. SCHILIRO*	Director
Lewis D. Schiliro

/S/ D. EDWARD I. SMYTH*	Director
D. Edward I. Smyth

/S/ LARRY ZILAVY*	Director
Larry Zilavy

* by Ira J. Lamel,
attorney-in-fact